                                                Filed pursuant to Rule 424(b)(3)
                                                     Registration No. 333-118916


                                   PROSPECTUS

                           ALLIS-CHALMERS ENERGY INC.


                        14,379,325 SHARES OF COMMON STOCK
                                ($0.01 par value)


This prospectus relates to the offer and sale from time to time of up to 14,379,325 shares of our common stock that are owned by or may be issued upon the exercise of rights to acquire common stock held by the stockholders named in the "Selling Stockholders Table" section of this prospectus. The shares of our common stock offered pursuant to this prospectus were originally acquired or will be acquired by selling stockholders pursuant to the conversion of convertible preferred stock, pursuant to the exercise of warrants and options to purchase common stock, pursuant to public offerings and private placements of common stock by the Company and in purchases from third parties in public and private transactions.

The prices at which the selling stockholders may sell the shares in this offering will be determined by the prevailing market price for the shares or in negotiated transactions. We will not receive any of the proceeds from the sale of the shares. We will receive the exercise price in connection with any exercise of options and warrants by selling stockholders. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.


Our common stock trades on the American Stock Exchange under the symbol "ALY". On June 1, 2005 the last sale price reported for the common stock on the American Stock Exchange was $5.02 per share.


SEE "RISK FACTORS" BEGINNING ON PAGE 5 TO READ ABOUT THE RISKS YOU SHOULD CONSIDER CAREFULLY BEFORE BUYING SHARES OF OUR COMMON STOCK.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the accuracy or adequacy of this prospectus. Any representation to the contrary is a criminal offense.


              The date of this prospectus is June 2, 2005

                                TABLE OF CONTENTS

                                                                            PAGE

Prospectus Summary                                                             3
Risk Factors                                                                   5
Special Note Regarding Forward-Looking Statements                             10
Use of Proceeds                                                               10
Market Price Information                                                      11
Equity Compensation Plan Information                                          11
Capitalization                                                                13
Selected Historical Financial Information                                     13
Management's Discussion and Analysis of Financial Condition and
  Results of Operations                                                       15
Business and Properties                                                       33
Management                                                                    43
Principal Holders of Common Stock                                             54
Transactions with Selling Stockholders and Other Related Parties              56
Description of Capital Stock                                                  60
Selling Stockholders Table                                                    62
Plan of Distribution                                                          66
Where You Can Find More Information                                           68
Legal Matters                                                                 68
Experts                                                                       68
Definitions of Certain Oil & Natural Gas Drilling Terms                       69
Index to Financial Statements                                                F-1

Unless the context otherwise requires, references in this prospectus to "Allis-Chalmers," "we," "us," "our" or "ours" refer to Allis-Chalmers Energy Inc., together with our operating subsidiaries. When the context requires, we refer to these entities separately. References in this prospectus to the "selling stockholders" refer to the selling stockholders identified in the "Selling Stockholders Table" section of this prospectus. Certain specialized terms used in describing our oil and gas service business are defined in "Definitions of Certain Oil and Natural Gas Drilling Terms."

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or SEC, utilizing a shelf registration process. Under this shelf registration process, the selling stockholders may, from time to time, sell the shares of our common stock described in this prospectus. This prospectus provides you with a general description of us and our common stock. From time to time we may provide a prospectus supplement that will also add, update or change information contained in this prospectus. You should read both this prospectus and any prospectus supplement together with additional information described under the heading "Where You Can Find More Information."

You should rely only on the information contained in this prospectus and in any prospectus supplement. We have not authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it.

Except as otherwise expressly provided, all references to numbers of shares and to the exercise price of options and warrants contained in this prospectus have been restated to give retroactive effect to a one-to-five reverse stock split effective on June 10, 2004.

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

                               PROSPECTUS SUMMARY

THIS SUMMARY HIGHLIGHTS SELECTED INFORMATION CONTAINED ELSEWHERE IN THIS PROSPECTUS. YOU SHOULD READ THIS ENTIRE PROSPECTUS CAREFULLY, INCLUDING THE INFORMATION UNDER THE HEADING "RISK FACTORS" AND OUR FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS PROSPECTUS.

ABOUT OUR COMPANY


We are engaged in the business of providing oilfield services and equipment to meet the drilling and related needs of oil and gas exploration and development companies, principally in the Texas Gulf Coast, offshore in the United States Gulf of Mexico, West Texas, and the Rocky Mountain regions of New Mexico and Colorado, Oklahoma and in Mexico. We currently operate in four sectors of the oilfield service industry: the casing and tubing sector; the directional drilling sector; the compressed air drilling sector; the rental tool sector; and the production services sector.


We believe that consolidation among large oilfield service providers has created an opportunity for us to compete effectively in certain niche markets that are under-served by the larger service and equipment companies. At the same time, producers generally favor suppliers that provide a comprehensive package of products and services, which allows us to compete effectively with smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the product mix and the geographic scope of our products and services primarily within four areas of the oilfield services and equipment industry: casing and tubing handling services and equipment, drilling services, oilfield rental tools and production services. We intend to implement this growth strategy through internal expansion and the acquisition of companies operating within these segments. We intend to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete acquisitions or adequately integrate acquisitions into our operations.

Our casing and tubing, directional drilling, compressed air drilling and other services had revenues of approximately $10.4 million, $24.8 million, $11.6 million, and $1.0 million, respectively, during the year ended December 31, 2004. See Note 18 to our consolidated financial statements included elsewhere herein for information regarding the revenues, income from operations and assets of each of our segments.

CORPORATE INFORMATION


We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. and its wholly-owned subsidiary, Mountain Compressed Air, Inc. In December 2001, we sold Houston Dynamic Services, Inc., our last pre-bankruptcy business. In February 2002, we acquired approximately 81% of the capital stock of Jens' Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Texas limited liability company named AirComp LLC. We own 55% and M-I owns 45% of AirComp. In September 2004, we increased our ownership of Jens' Oilfield Service, Inc. to 100%. In September 2004, we acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC,. In December 2004, we acquired Downhole Injection Services, LLC. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc. In April 2005, we acquired Delta Rental Service, Inc. and in May 2005, we acquired Capcoil
Tubing Services, Inc. As a result of these transactions, our prior results for each of the casing and tubing sector, the directional drilling sector and the air drilling sector may not be indicative of current or future operations of those sectors.

ABOUT THE OFFERING


Common stock to be offered by the selling
stockholders from time to time, assuming the
exercise of all outstanding options and
warrants held by the selling stockholders
are exercised                                         14,379,325 shares

Common stock to be offered by the selling
stockholders from time to time, assuming no
exercise of outstanding options and warrants
held by the selling stockholders are exercised        11,663,027 shares

Shares outstanding prior to the offering              14,020,958 shares as of June 2, 2005.


Shares outstanding after the offering,
assuming the exercise of outstanding
options and warrants held by the selling
stockholders                                          16,737,256

Use of proceeds                                       We will not receive any proceeds from the sale
                                                      of shares by the selling stockholders.

Dividend Policy                                       We do not intend to declare or pay dividends in
                                                      the foreseeable future. Instead, we generally
                                                      intend to invest any future earnings in our business.

Risk factors                                          Please read "Risk Factors" for a discussion of
                                                      factors you should consider carefully before
                                                      deciding to invest in shares of our common stock.

American Stock Exchange trading symbol                "ALY"


The number of shares outstanding after the offering includes the following shares being registered for resale pursuant to the registration statement of which this prospectus is a part: 11,663,027 shares of currently outstanding common stock, 1,210,800 shares which may be issued upon the exercise of outstanding options to purchase common stock, and 1,505,498 shares which may be issued upon the exercise of outstanding warrants to purchase common stock.


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

                                  RISK FACTORS

You should carefully consider the following risks before you decide to buy our common stock. The risks and uncertainties described below are the material ones facing our Company. If any of the following risks actually occur, our business, financial condition or results of operations would likely suffer. If this occurs, the trading price of our common stock could decline, and you could lose all or part of the money you paid to buy our common stock

RISKS ASSOCIATED WITH AN INVESTMENT IN OUR COMMON STOCK

OUR STOCK PRICE MAY DECREASE IN RESPONSE TO VARIOUS FACTORS, WHICH COULD ADVERSELY AFFECT OUR BUSINESS AND CAUSE OUR STOCKHOLDERS TO SUFFER SIGNIFICANT LOSSES. THESE FACTORS INCLUDE:

         o decreases in prices for oil and natural gas resulting in decreased demand for our services;
         o variations in our operating results and failure to meet expectations of investors and analysts;
         o    increases in interest rates;
         o    the loss of customers;
         o    failure of customers to pay for our services;
         o    competition;
         o    illiquidity of the market for the common stock;
         o    sales of common stock by existing stockholders; and
         o    other developments affecting us or the financial markets.

A reduced stock price will result in a loss to investors and will adversely affect our ability to issue stock to fund our activities.

A LARGE NUMBER OF SHARES ARE ELIGIBLE FOR FUTURE SALE, WHICH MAY REDUCE THE PRICE OF THE COMMON STOCK.


Sales of substantial amounts of shares of common stock in the public market could have an adverse effect on the market value of our common stock. Approximately 11.6 million shares of currently outstanding common stock and approximately 2.4 million shares of common stock which may be issued upon exercise of options and warrants are eligible to be sold pursuant to this prospectus. Substantially all other outstanding shares of common stock are freely tradable. Market sales of common stock or the availability of common stock may reduce the price of the common stock.


EXISTING STOCKHOLDERS' INTEREST IN US MAY BE DILUTED BY ADDITIONAL ISSUANCES OF EQUITY SECURITIES.

We expect to issue additional equity securities to fund the acquisition of additional businesses and pursuant to employee benefit plans. We may also issue additional equity for other purposes. These securities may be on parity with our common stock or may have dividend, liquidation, or other preferences to our common stock. The issuance of additional equity securities will dilute the holdings of existing stockholders and may reduce the share price of our common stock.

WE ARE CONTROLLED BY A FEW STOCKHOLDERS, WHICH WILL LIMIT OTHER STOCKHOLDERS' ABILITY TO INFLUENCE THE OUTCOME OF KEY TRANSACTIONS.


A small number of stockholders effectively control us. A group of stockholders who beneficially own approximately 47.1% of the outstanding common stock are parties to a stockholders agreement providing for the election of a majority of our board of directors. This group of stockholders effectively has the power to elect a majority of our board of directors and to control its affairs, and is also able to control the outcome of matters submitted to a vote of stockholders requiring a majority vote. As a result, other stockholders will not have the ability to elect a majority of the board of directors or influence the outcome of key transactions. In addition, the voting power of these stockholders may discourage others from seeking to acquire control of us through the purchase of our common stock, which might depress the price of our common stock. In addition, the stockholders agreement provides that in the event we have not completed a public offering of our common stock prior to September 30, 2005, then, at the request of Energy Spectrum, our largest stockholder, we will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets. Energy Spectrum has verbally agreed to enter into an amendment to the stockholders agreement to waive, until further notice, its right to nominate two of the three directors it is entitled to nominate under the stockholders agreement, and to waive permanently its right to require us to retain an investment banking firm or seek to sell the Company.

The parties to the stockholders agreement have the power to control, subject to any fiduciary duty owed to other stockholders under Delaware law, all matters affecting us, including:

         o the composition of our board of directors and, through it, any determination with respect to our business direction and policies, including the appointment and removal of officers;
         o the determination of incentive compensation, which may affect our ability to retain key employees;
         o any determinations with respect to mergers or other business combinations;
         o   our acquisition or disposition of assets;
         o   our financing decisions and our capital raising activities;
         o   the payment of dividends on our common stock; and
         o amendments to our amended and restated certificate of incorporation or by-laws.

WE DO NOT EXPECT TO PAY DIVIDENDS ON THE COMMON STOCK AND INVESTORS WILL BE ABLE TO RECEIVE CASH IN RESPECT OF THE SHARES OF COMMON STOCK ONLY IF THEY SELL THE SHARES.

We have not within the last ten years paid any cash dividends on the common stock. We have no intention in the foreseeable future to pay any cash dividends on the common stock and our credit agreements restrict the payment of dividends on our common stock. Therefore an investor in our common stock, in all likelihood, will obtain an economic benefit from the common stock only by selling the common stock.

RISKS ASSOCIATED WITH OUR COMPANY

BECAUSE WE ARE HIGHLY LEVERAGED WE MAY HAVE DIFFICULTY OBTAINING ADDITIONAL FINANCING, AND COULD EXPERIENCE LOSSES AND FAIL TO MEET OUR CAPITAL EXPENDITURE REQUIREMENTS AND OUR FINANCIAL OBLIGATIONS IF OUR REVENUES OR INCOME DECREASE OR IF INTEREST RATES INCREASE.

As a result of acquisition financing, we are and expect to continue to be highly leveraged. At December 31, 2004, we had approximately $30.5 million of debt outstanding and we intend to increase debt in the future to fund our expansion. This high level of debt will:

         o    impair our ability to obtain additional financing;
         o make us more vulnerable to economic downturns and declines in oil and natural gas prices and declines in drilling activities; and
         o    make us more vulnerable to increases in interest rates.

We may not maintain sufficient revenues to sustain profitability or to meet our capital expenditure requirements and our financial obligations.

IF WE FAIL TO OBTAIN ADDITIONAL FINANCING, WE MAY BE UNABLE TO REFINANCE OUR EXISTING DEBT, EXPAND OUR CURRENT OPERATIONS OR ACQUIRE NEW BUSINESSES, WHICH COULD RESULT IN FAILURE TO GROW OR IN DEFAULTS UNDER OUR CREDIT AGREEMENTS.

In order to refinance indebtedness, expand existing operations and acquire additional businesses, we will require substantial amounts of capital. There can be no assurance that financing, whether from equity or debt financings or other sources, will be available or, if available, will be on terms satisfactory to us. If we are unable to obtain such financing, we will be unable to acquire additional businesses and may be unable to meet our obligations under our existing credit agreements.

WE MAY FAIL TO ACQUIRE ADDITIONAL BUSINESSES, WHICH WILL RESTRICT OUR GROWTH AND MAY RESULT IN A DECREASE IN OUR STOCK PRICE.

Our business strategy is to acquire companies operating in the oil and natural gas equipment rental and services industry. However, there can be no assurance that we will be successful in acquiring any additional companies. Successful acquisition of new companies will depend on various factors, including but not limited to:

         o    our ability to obtain financing;
         o    the competitive environment for acquisitions; and
         o the integration and synergy issues described in the next two risk factors.

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

There can be no assurance that we will be able to acquire and successfully operate any particular business or that we will be able to expand into areas that we have targeted. The price of the common stock may fall if we fail to acquire additional businesses.

DIFFICULTIES IN INTEGRATING ACQUIRED BUSINESSES MAY RESULT IN REDUCED REVENUES AND INCOME.


We may not be able to successfully integrate the business of our operating subsidiaries or any business we may acquire in the future. The integration of the businesses will be complex and time consuming, will place a significant strain on management, and may disrupt our businesses. We may encounter substantial difficulties, costs and delays involved in integrating common accounting, information and communication systems, operating procedures, internal controls and human resources practices, including incompatibility of business cultures and the loss of key employees and customers. These difficulties may reduce our ability to gain customers or retain existing customers, and may increase operating expenses, resulting in reduced revenues and income and a failure to realize the anticipated bebefits of acquisitions.


IF WE DO NOT EXPERIENCE EXPECTED SYNERGIES WE MAY NOT ACHIEVE INCREASES IN REVENUES AND REDUCTIONS IN EXPENSES THAT WE HOPE TO OBTAIN WHEN ACQUIRING BUSINESSES.

We may not be able to achieve the synergies we expect from the combination of businesses, including plans to reduce overhead through shared facilities and systems, to cross-market to the businesses' customers, and to access a larger pool of customers due to the combined businesses' ability to provide a larger range of services.


FAILURE TO MAINTAIN EFFECTIVE INTERNAL CONTROLS COULD HAVE A MATERIAL ADVERSE EFFECT ON OUR OPERATIONS.

We are in the process of documenting and testing our internal control procedures in order to satisfy the requirements of Section 404 of the Sarbanes-Oxley Act, which requires annual management assessments of the effectiveness of our internal controls over financial reporting and a report by our independent auditors addressing these assessments. During the course of our testing we may identify deficiencies which we may not be able to remediate in time to meet the deadline imposed by the Sarbanes-Oxley Act for compliance with the requirements of Section 404. In addition, if we fail to achieve and maintain the adequacy of our internal controls, as such standards are modified, supplemented or amended from time to time, we may not be able to ensure that we can conclude on an ongoing basis that we have effective internal controls over financial reporting in accordance with Section 404 of the Sarbanes-Oxley Act. Moreover, effective internal controls are necessary for us to produce reliable financial reports and are important to helping prevent financial fraud. If we cannot provide reliable financial reports or prevent fraud, our business decision process may be adversely affected, our business and operating results could be harmed, investors could lose confidence in our reported financial information, and the price of our stock could decrease as a result.


OUR PRODUCTS AND SERVICES MAY BECOME OBSOLETE RESULTING IN A LOSS OF CUSTOMERS AND REVENUES.

Our business success is dependent upon providing our customers efficient, cost-effective oil and gas drilling equipment services and technology. It is possible that competing technologies may render our equipment and technologies obsolete, causing us to lose customers and revenues.

OUR HISTORICAL RESULTS ARE NOT AN INDICATOR OF OUR FUTURE OPERATIONS.

We have made numerous acquisitions during the past four years. As a result of these transactions, our past performance is not indicative of future performance and investors in the common stock should not base their expectations as to our future performance on our historical results.

THE LOSS OF KEY PERSONNEL WOULD ADVERSELY AFFECT OUR ABILITY TO EFFECTIVELY FINANCE AND MANAGE OUR BUSINESS, ACQUIRE NEW BUSINESSES, AND TO OBTAIN AND RETAIN CUSTOMERS.

We are dependent upon the efforts and skills of our executives to finance and manage our business, to identify and consummate additional acquisitions and to obtain and retain customers. These executives include:

          o    Chief Executive Officer and Chairman Munawar H. Hidayatallah, and
          o    President and Chief Operating Officer David Wilde.

In addition, our development and expansion will require additional experienced management and operations personnel. No assurance can be given that we will be able to identify and retain these employees. The loss of the services of one or more of our key personnel could increase our exposure to the other risks described in this Risk Factors section. We do not maintain key man insurance on any of our personnel.

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FAILURE TO RETAIN KEY PERSONNEL COULD HURT OUR OPERATIONS.

We require highly skilled personnel to operate equipment and provide technical services. To the extent that demand for drilling services increases, shortages of qualified personnel could arise, creating upward pressure on wages and difficulty in obtaining skilled personnel.

WE ARE DEPENDENT ON A FEW CUSTOMERS OPERATING IN A SINGLE INDUSTRY AND OUR CASH FLOW WOULD BE SERIOUSLY AFFECTED IF ONE OR MORE SIGNIFICANT CUSTOMERS FAIL TO PAY US.

Our customers are engaged in the oil and natural gas drilling business in the southwestern United States and Mexico. We are dependent upon a few customers for a significant portion of our revenues. This concentration of customers may impact our overall exposure to credit risk, and customers will likely be similarly affected by changes in economic and industry conditions. A failure by one or more significant customers to pay us could materially reduce our cash flow and result in losses.

OUR OPERATIONS IN MEXICO MAY EXPOSE US TO POLITICAL AND OTHER UNCERTAINTIES, INCLUDING RISKS OF:

          o    terrorist acts, war and civil disturbances,
          o    changes in laws or policies regarding the award of contracts, and
          o    the inability to collect or repatriate income or capital.

ENVIRONMENTAL LIABILITIES RELATING TO DISCONTINUED OPERATIONS COULD RESULT IN SUBSTANTIAL LOSSES.

We reorganized under the bankruptcy laws in 1988. Since that time, a number of parties, including the Environmental Protection Agency, have asserted that we are responsible for the cleanup of hazardous waste sites. These assertions have been made only with respect to our pre-bankruptcy activities. We believe such claims are barred by applicable bankruptcy law and have not experienced any material expense in relation to any such claims; however, if we do not prevail with respect to these claims in the future, we could become subject to material environmental liabilities which could materially impact our net worth.

PRODUCTS LIABILITY CLAIMS RELATING TO DISCONTINUED OPERATIONS COULD RESULT IN SUBSTANTIAL LOSSES.

We were reorganized under the bankruptcy laws in 1988. Since that time we have been regularly named in products liability lawsuits primarily resulting from the manufacture of products containing asbestos. In connection with our bankruptcy, a special products liability trust was established to be responsible for products liability claims. We believe that claims against us are banned by applicable bankruptcy law, and that the products liability trust will continue to be responsible for products liability claims. Since 1988, no court has ruled that we are responsible for products liability claims. However, if we are held responsible for product liability claims, we could suffer substantial losses. We have not manufactured products containing asbestos since our bankruptcy in 1988.

RISKS ASSOCIATED WITH OUR INDUSTRY

CYCLICAL DECLINES IN OIL AND NATURAL GAS PRICES MAY RESULT IN REDUCED USE OF OUR SERVICES, AFFECTING OUR BUSINESS, FINANCIAL CONDITION AND RESULTS OF OPERATION AND OUR ABILITY TO MEET OUR CAPITAL EXPENDITURE OBLIGATIONS AND FINANCIAL COMMITMENTS.

The oil and natural gas exploration and drilling business is highly cyclical. Generally, as oil and gas prices decrease, exploration and drilling activity declines as marginally profitable projects become uneconomic and are either delayed or eliminated. Declines in the number of operating drilling rigs result in reduced use of and prices for our services. Accordingly, when oil and natural gas prices are relatively low, our revenues and income will suffer. Oil and gas prices depend on many factors beyond our control, including the following:

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

          o    economic conditions in the United States and elsewhere;
          o    changes in global supply and demand for oil and natural gas;
          o the level of production of the Organization of Petroleum Exporting Countries, commonly called "OPEC;"
          o    the level of production of non-OPEC countries;
          o    the price and quantity of imports of foreign oil and natural gas;
          o political conditions, including embargoes, in or affecting other oil and natural gas producing activities;
          o    the level of global oil and natural gas inventories; and
          o    advances in exploration, development and production technologies.

Depending on the market prices of oil and gas, companies exploring for oil and gas may cancel or curtail their drilling programs, thereby reducing demand for drilling services. Our contracts are generally short-term, and oil and gas companies tend to respond quickly to upward or downward changes in prices. Any reduction in the demand for drilling services may materially erode both pricing and utilization rates for our services and adversely affect our financial results. As a result, we may suffer losses, be unable to make necessary capital expenditures and be unable to meet our financial obligations.

OUR INDUSTRY IS HIGHLY CYCLICAL, AND OUR RESULTS OF OPERATIONS MAY BE VOLATILE.

Our industry is highly cyclical, with periods of high demand and high pricing followed by periods of low demand and low pricing. Periods of low demand intensify the competition in the industry and often result in equipment being idle for long periods of time. We may be required to enter into lower rate contracts in response to market conditions in the future.

Due to the short-term nature of most of our contracts, changes in market conditions can quickly affect our business. As a result of the cyclicality of our industry, our results of operations have been volatile, and we expect this volatility to continue.

OUR INDUSTRY IS HIGHLY COMPETITIVE, WITH INTENSE PRICE COMPETITION.

The regions in which we operate are highly competitive. Contracts are traditionally awarded on a competitive bid basis. Pricing is often the primary factor in determining which qualified contractor is awarded a job. The competitive environment has intensified as recent mergers among oil and gas companies have reduced the number of available customers. Many other oil and gas service companies are larger than we are and have greater resources than we have. These competitors are better able to withstand industry downturns, compete on the basis of price and acquire new equipment and technologies, all of which could affect our revenues and profitability. These competitors compete with us both for customers and for acquisitions of other businesses. This competition may cause our business to suffer. We believe that competition for contracts will continue to be intense in the foreseeable future.

WE MAY BE SUBJECT TO CLAIMS FOR PERSONAL INJURY AND PROPERTY DAMAGE, REDUCING OUR NET WORTH.

Our services are used for the exploration and production of oil and natural gas. These operations are subject to inherent hazards that can cause personal injury or loss of life, damage to or destruction of property, equipment, the environment and marine life, and suspension of operations. Litigation arising from an accident at a location where our products or services are used or provided may cause us to be named as a defendant in lawsuits asserting potentially large claims. We maintain customary insurance to protect our business against these potential losses. However, we could become subject to material uninsured liabilities which materially reduce our net worth.

WE ARE SUBJECT TO GOVERNMENT REGULATIONS.

We are subject to various federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Although we are not aware of any proposed material changes in any federal, state and local statutes, rules or regulations, any changes could materially affect our financial condition and results of operations.

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

WE MAY EXPERIENCE INCREASED LABOR COSTS OR THE UNAVAILABILITY OF SKILLED
WORKERS.

We are dependent upon the available labor pool of skilled employees. We are also subject to the Fair Labor Standards Act, which governs such matters as minimum wage, overtime and other working conditions. A shortage in the labor pool or other general inflationary pressures or changes in applicable laws and regulations could require us to enhance our wage and benefits packages. There can be no assurance that labor costs will not increase. Any increase in our operating costs could cause our business to suffer.

OUR BUSINESS MAY BE AFFECTED BY TERRORIST ACTIVITY AND BY SECURITY MEASURES TAKEN IN RESPONSE TO TERRORISM.

We may experience loss of business or delays or defaults in payments from payers that have been affected by the terrorist activities and potential activities. Some oil and gas drilling companies have implemented security measures in response to potential terrorist activities, including access restrictions that could adversely affect our ability to market our services to new and existing customers, and could increase our costs. Terrorist activities and potential terrorist activities and any resulting economic downturn could adversely impact our results of operations, impair our ability to raise capital or otherwise adversely affect our ability to grow our business.

                SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act of 1933 regarding our business, financial condition, results of operations and prospects. Words such as expects, anticipates, intends, plans, believes, seeks, estimates and similar expressions or variations of such words are intended to identify forward-looking statements. However, these are not the exclusive means of identifying forward-looking statements. Although forward-looking statements in this prospectus reflect our good faith judgment, such statements can only be based on facts and factors currently known to us. Consequently, forward-looking statements are inherently subject to risks and uncertainties, and actual outcomes may differ materially from the results and outcomes discussed in the forward-looking statements. Further information about the risks and uncertainties that may impact us are described in the Risk Factors section beginning on page 5. You should read the Risk Factors section carefully. You should not place undue reliance on forward-looking statements, which speak only as of the date of this prospectus. We undertake no obligation to update publicly any forward-looking statements in order to reflect any event or circumstance occurring after the date of this prospectus or currently unknown facts or conditions or the occurrence of unanticipated events.

                                 USE OF PROCEEDS

The proceeds from the sale of each selling stockholder's common stock will belong to that selling stockholder. We will not receive any proceeds from such sales. We will receive proceeds of any exercise of options, warrants and other rights to acquire our common stock.

                            MARKET PRICE INFORMATION

Since September 13, 2004, our common stock has been traded on the American Stock Exchange under the symbol "ALY." Prior to September 13, 2004, our common stock was quoted on the OTC Bulletin Board and traded only sporadically. The following table sets forth, for periods prior to September 13, 2004, volume and high and low bid information for the common stock, as determined from sporadic quotations on the Over-the-Counter Bulletin Board, during the periods indicated, and for periods since September 13, 2004, volume and high and low sale prices of our common stock on the American Stock Exchange. The quotations set forth below for periods prior to September 13, 2004 reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions. Effective June 10, 2004, we effected a one-to-five reverse stock split. Share prices for periods prior to June 10, 2004, set forth herein have been adjusted to give retroactive effect to the reverse stock split.


CALENDAR QUARTER                                HIGH       LOW        VOLUME
-------------------------------------------------------------------------------
  2002                                                            (# OF SHARES)
     First Quarter.........................     6.25      2.00        47,960
     Second Quarter........................    10.00      3.75         6,220
     Third Quarter.........................     7.00      3.75         3,080
     Fourth Quarter........................     5.05       .60        48,620
  2003
     First Quarter.........................     4.50       .55         7,660
     Second Quarter........................     5.00      2.25         6,260
     Third Quarter.........................     4.50      2.60         4,300
     Fourth Quarter........................     6.00      2.60        12,804
  2004
     First Quarter.........................    10.05      2.55        13,262
     Second Quarter........................    10.25      4.25        36,223
     Third Quarter.........................     9.75      4.75       130,000
     Fourth Quarter........................     5.40      3.25     1,315,100
  2005
     First Quarter .......................      7.25      3.64     1,390,500
     Second Quarter (through June 1) .....      5.22      4.38       509,700

HOLDERS. As of June 1, 2005, there were approximately 2,100 holders of record of our common stock. On June 1, 2005, the last sale price for our common stock reported on the American Stock Exchange was $5.02 per share.

SHARES ELIGIBLE FOR FUTURE SALE. We have registered pursuant to the registration Statement that includes this prospectus the resale of 14,379,325 shares of our Common stock, including 2,716,298 shares which may be issued upon the exercise Of outstanding options and warrants. Substantially all other outstanding common Stock may be traded pursuant to Rule 144 under the Securities Act of 1933. The Availability of these shares could have a material effect on the market price of Our common stock.

DIVIDENDS. No dividends were declared or paid during the past three years, and no dividends are anticipated to be declared or paid in the foreseeable future. Our credit facilities restrict our ability to pay dividends on our common stock

                        EQUITY COMPENSATION PLAN INFORMATION

The following table provides information as of December 31, 2004 with respect to the shares of our common stock that may be issued under our existing equity compensation plans.



                                            A                   B                           C
                                        Number of                                   Number of securities
                                        securities to be      Weighted              remaining available
                                        issued upon           average               for future issuance
                                        exercise of           price of              under equity
                                        outstanding           outstanding           compensation plans
                                        options, warrants     options, warrants     (excluding securities
Plan Category                           and rights            and rights            reflected in column A)
-------------------------------         -----------------     -----------------     ----------------------
Equity compensation plans
approved by security holders(1)          1,215,000                $2.94                 1,185,000

Equity compensation plans
not approved by security holders           531,800                $3.00                         0
                                        -----------------     -----------------     ----------------
Total                                    1,746,800                $2.96                 1,185,000


(1) In February 2005, we issued options to purchase 920,000 shares of common stock pursuant to the 2003 Incentive Stock Plan, leaving 265,000 shares available for issuance under this plan.

Equity Compensation Plans Not Approved By Security Holders

These plans comprise the following:

In 1999 and 2000, the Board compensated former and continuing Board members who had served from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000 and by granting stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75. These options vested immediately and may be exercised any time prior to March 28, 2010. None of these options have been exercised.

On May 31, 2001, our Board granted to one of our directors, Leonard Toboroff, an option to purchase 100,000 shares of common stock at $2.50 per share, exercisable for ten years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip Rentals, Inc. prior to our merger with OilQuip, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip Rentals, Inc. in finding strategic acquisition opportunities.

In February 2001, we issued two warrants for the purchase of 233,000 total shares of our common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of our common stock at an exercise price of $5.00 per share in connection with a subordinated debt financing. The warrants to purchase 233,000 shares were redeemed during December 2004. The remaining warrant is currently outstanding and expires in February 2011.

In May 2004, we issued a warrant to director Jeffrey R. Freedman for the purchase of 20,000 shares of our Common Stock at an exercise price of $4.65 per share in consideration of financial advisory services provided by Mr. Freedman pursuant to a consulting agreement. The warrant expires in May 2009.

In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., Inc. in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrant expires in February 2009.

                                 CAPITALIZATION

The following table sets forth our capitalization as of December 31, 2004. You should read this table in conjunction with our financial statements and the notes to those financial statements included elsewhere in this prospectus.

                                                              December 31 2004
                                                                (in thousands)

Cash and cash equivalents                                        $      7,344

Current portion of long-term debt                                $      5,541
Long-term debt                                                         24,932
                                                                 -------------
Total debt                                                       $     30,473

Common stock: 0.01 par value, 20,000,000 shares authorized,
13,042,081 shares issued and outstanding                         $        136

Additional paid-in capital                                       $     40,331

Accumulated Deficit                                              $     (5,358)
                                                                 -------------

Total stockholders' equity                                       $     35,109

Total capitalization                                             $     80,192


                   SELECTED HISTORICAL FINANCIAL INFORMATION

The following selected historical financial information for each of the five years ended December 31, 2004, has been derived from our audited consolidated financial statements and related notes. The following selected historical financial information for the three months ended March 31, 2005 and 2004 has been derived from our unaudited consolidated financial statements. In the opinion of our management, the unaudited interim consolidated financial statements include all adjustments, consisting only of normal recurring adjustments, necessary for the fair statement of the selected historical consolidated financial data. This information is only a summary and you should read it in conjunction with material contained in "Management's Discussion and Analysis of Financial Condition and Results of Operations," which includes a discussion of factors materially affecting the comparability of the information presented, and in conjunction with our financial statements included elsewhere in this prospectus. Such consolidated financial statements and summary financial and operating data have been restated as described in Note 2 to the Consolidated Financial Statements for the three months ended March 31, 2004 and for the year ended December 31, 2003, included elsewhere herein. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operation," we have during the past four years effected a number of business combinations and other transactions that materially affect the comparability of the information set forth below.

                                        Three Months Ended                           Year Ended
                                             March 31,                               December 31,
                                      ----------------------    --------------------------------------------------------------
                                                               (in thousands, except per share data)
                                        2005         2004         2004          2003         2002          2001         2000
                                      ---------    ---------    ---------    ---------    ---------     ---------     --------
                                                  (Restated)                  (Restated)
                                                                      (unaudited)

STATEMENT OF OPERATIONS DATA:
Revenues                              $ 19,334     $  9,661     $ 47,585     $ 32,724     $ 17,990      $  4,796      $     --
Income (loss) from operations         $  2,247     $  1,103     $  4,311     $  2,526     $ (1,170)     $ (1,433)     $   (627)
Net income (loss) from continuing
  operations                          $  1,567     $    472     $  1,180     $  2,927     $ (3,969)     $ (2,273)     $   (627)
Net income (loss) attributed to
  common stockholders                 $  1,567     $    384     $  1,056     $  2,271     $ (4,290)     $ (4,577)     $   (627)

Per Share Data:
Net Income (loss) from continuing
  operations per common share:
Basic                                 $   0.12     $   0.10     $   0.15     $   0.58     $  (1.14)     $  (2.88)     $  (0.31)
Diluted                               $   0.09     $   0.05     $   0.10     $   0.39     $  (1.14)     $  (2.88)     $  (0.31)

Weighted average number of common
shares outstanding:
Basic                                   13,632        3,927        7,930        3,927        3,766           790         2,000
Diluted                                 17,789        5,762       11,549        5,761        3,766           790         2,000


                                                         CONSOLIDATED BALANCE SHEET DATA

                                   Three Months Ended                            Year Ended
                                        March 31,                               December 31,
                                  --------------------    --------------------------------------------------------
                                                            (in thousands, except per share data)
                                    2005       2004         2004        2003        2002        2001        2000
                                  --------    --------    --------    --------    --------    --------    --------
                                                  (Restated)                     (Restated)
                                                                      (unaudited)

Total Assets                      $84,376     $48,365     $81,192     $53,662     $34,778     $12,465     $ 2,360

Long-term debt classified as:
      Current                     $ 4,109     $ 4,888     $ 5,541     $ 3,992     $13,890     $ 1,023     $    --

      Long-Term                   $28,750     $26,476     $24,932     $28,241     $ 7,331     $ 6,833     $    --
Redeemable convertible
Preferred stock                   $    --     $ 4,259          --     $ 4,171     $ 3,821     $    --     $    --
Stockholders' Equity              $36,676     $ 1,708     $35,109     $ 4,541     $ 1,009     $ 1,250     $ 2,348

Book value per share              $  2.69     $  0.43     $  4.43     $  1.16     $  0.26     $  1.58     $  1.17


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                 OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

THE FOLLOWING DISCUSSION AND ANALYSIS SHOULD BE READ IN CONJUNCTION WITH OUR SELECTED HISTORICAL FINANCIAL DATA AND OUR ACCOMPANYING FINANCIAL STATEMENTS AND THE NOTES TO THOSE FINANCIAL STATEMENTS INCLUDED ELSEWHERE IN THIS DOCUMENT. THE FOLLOWING DISCUSSION CONTAINS FORWARD-LOOKING STATEMENTS WITHIN THE MEANING OF THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995 THAT REFLECT OUR PLANS, ESTIMATES AND BELIEFS. OUR ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE ANTICIPATED IN THESE FORWARD-LOOKING STATEMENTS AS A RESULT OF RISKS AND UNCERTAINTIES, INCLUDING, BUT NOT LIMITED TO, THOSE DISCUSSED ABOVE UNDER "RISK FACTORS."

OVERVIEW OF OUR BUSINESS

We provide services and equipment to the oil and gas drilling industry. Our customers are principally small independent and major oil and gas producers engaged in the exploration and development of oil and gas wells. Our operations are conducted principally in the Texas Gulf Coast, offshore in the United States Gulf of Mexico, West Texas, and the Rocky Mountain regions of New Mexico and Colorado. We also operate in Mexico through a Mexican partner.


We provide casing and tubing handling services and drilling services, which includes our directional drilling services segment and compressed air drilling services segment. Our casing and tubing services segment supplies specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations. Our directional drilling operations provide directional, horizontal and "measure while drilling" services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. Our compressed air drilling segment provides compressed air and related products and services for the air drilling, workover, completion, and transmission segments of the oil and natural gas industries. As a result of acquisitions completed in September and December of 2004 and April and May of 2005, we are also engaged in providing oilfield rental tools, principally renting spiral drill pipe to oil and gas operators, and providing downhole production services. Our production services business provides techniques, chemical processes and related services to increase production from existing wells. The operations of the rental tools and production services were aggregated into the Other Services segment for periods through December 31, 2004. We plan to broaden the geographic regions in which we operate and to expand the types of services and equipment we provide to the oil and gas drilling industry.

We derive operating revenues from rates per day and rates per job that we charge for the labor and equipment required to provide a service. The price we charge for our services depends upon several factors, including the level of oil and gas drilling activity in the particular geographic regions in which we operate and the competitive environment. Contracts are awarded based on price, quality of service and equipment, general reputation and experience of our personnel. The demand for drilling services has historically been volatile and is affected by the capital expenditures of oil and gas exploration and development companies, which can fluctuate based upon the prices of oil and natural gas, or the expectation for the prices of oil and natural gas.

The number of working drilling rigs is an important indicator of activity levels in the oil and gas industry, typically referred to as the "rig count." The rig count in the U.S. increased from 862 as of December 31, 2002 to 1,126 on December 31, 2003, according to the Baker Hughes rig count. According to the Baker Hughes rig count, the directional and horizontal rig counts increased from 283 as of December 31, 2002 to 381 on December 31, 2003, which accounted for 32.8% and 33.8% of the total U.S. rig count, respectively. As of March 31, 2004, this trend has continued, with directional and horizontal rigs climbing to 440, which was 35.4% of the 1,243 total U.S. rig count on such date.

Our operating expenses represent all direct and indirect costs associated with the operation and maintenance of our equipment. The principal elements of these costs are direct and indirect labor and benefits, repairs and maintenance of our equipment, insurance, equipment rentals, fuel and depreciation. Operating expenses do not fluctuate in direct proportion to changes in revenues because among other factors, we have a fixed base of inventory of equipment and facilities to support our operations, and we may also seek to preserve labor continuity to market our services and maintain our equipment.

We effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, each five shares of our common stock was combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,276,015 and reduced the number of stockholders from 6,070 to 2,140. Prior to September 13, 2004, our common stock traded on the OTC Bulletin Board. On September 13, 2004, our common stock began trading on the American Stock Exchange.


RESTATEMENT

In connection with the formation of AirComp in 2003, the Company and M-I contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to Statement of Financial Accounting Standard, or SFAS, No. 141, "Business Combinations" and SEC Staff Accounting Bulletin, or SAB No. 51 "Accounting for Sales of Stock by a Subsidiary". Consequently, we have restated our financial statements for the year ended December 31, 2003, as described in Note 2 to the Consolidated Financial Statements for the year ended December 31, 2004. All financial statements for 2003 and 2004 presented herein have been restated.

RESULTS OF OPERATIONS

On February 6, 2002, we acquired 81% of the outstanding stock for Jens' Oilfield Service, Inc. On February 6, 2002, we also purchased substantially all the outstanding common stock and preferred stock of Strata Directional Technology, Inc. The results from our casing and tubing services and directional drilling services are included in our operating results from February 1, 2002.

In July 2003, through our subsidiary Mountain Air, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form AirComp. We own 55% and M-I owns 45% of AirComp. We have consolidated AirComp into our financial statements beginning with the quarter ending September 30, 2003.

In September 2004, we acquired the remaining 19% of Jens' Oilfield Service, Inc. and we acquired Safco Oil Field Products, Inc. In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC, and in December 2004, we acquired Downhole Injection Services, LLC. We consolidated the results of these acquisitions from the day they were acquired.


On April 1, 2005, we acquired Delta Rental Service, Inc. and on May 1, 2005, we acquired Capcoil Tubing Services, Inc. As a result of the foregoing acquisitions, our historical results are not indicatvie of our future results.

COMPARISON OF THREE MONTHS ENDED MARCH 31, 2005 AND MARCH 31, 2004

Our revenues for the three months ended March 31, 2005 were $19.3 million, an increase of 98.9% compared to $9.7 million for the three months ended March 31, 2004. Revenues increased for all of our business segments due to increased demand for our services due to the general increase in oil and gas industry activity. Revenues increased most significantly at our directional drilling services segment due to the addition of operations and sales personnel and the opening of new operations offices, which increased our capacity and market presence. Additionally, our compressed air drilling services division revenues increased in the 2005 period compared to the 2004 period due to the acquisition of Diamond Air and Marquis Bit, which we refer to herein collectively as Diamond Air, on November 1, 2004, and improved pricing in West Texas.


Revenues increased at our casing and tubing services segment due to increased revenues from Mexico, improved market conditions, improved market penetration and the addition of operating personnel which broadened our capabilities. The acquisition of Safco Oilfield Products, Inc. in September 2004 and the acquisition of Downhole Injection Systems, LLC in December 2004 also contributed to casing and tubing revenues as a result of cross marketing opportunities.

Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. Our gross profit for the quarter ended March 31, 2005 increased 167.7% to $5.6 million, or 29.1% of revenues, compared to $2.1 million, or 21.6%, of revenues for the three months ended March 31, 2004, due to increased revenues and improved pricing in the directional drilling services segment, increased revenues at our compressed air drilling services segment, increased revenues from Mexico and improved market conditions for our domestic casing and tubing segment.

Depreciation expense was $914,000 for the first quarter of 2005 compared to $619,000 for the first quarter of 2004 due to the increase in our assets resulting from our capital expenditures and the acquisitions completed in 2004.

General and administrative expense was $3.4 million in the first quarter of 2005 period compared to $1.1 million for the first quarter of 2004. General and administrative expense increased in the 2005 quarter due to the additional expenses associated with the acquisitions completed in the second half of 2004, and the hiring of additional sales and administrative personnel for our other businesses. General and administrative expense also increased because of increased legal, accounting fees and other expenses related to our financing and acquisition activities, including the filing of the registration statement of which this prospectus is a part, increased legal, accounting, and consulting fees in connection with our internal controls and corporate governance process, and increased corporate accounting and administrative staff. General and administrative expenses include $394,000 of amortization expense in the first quarter of 2005 compared to $219,000 in the first quarter of 2004. The increase in amortization expense is due to the amortization of intangible assets in connection with our acquisitions and the amortization of deferred financing costs. As a percentage of revenues, general and administrative expenses were 17.6% in the 2005 quarter and 11.3% in the 2004 quarter.

Income from operations for the three months ended March 31, 2005 totaled $2.2 million, a 120.0% increase over the $1.0 million in income from operations for the three months ended March 31, 2004, reflecting the increase in our revenues and gross profit, offset in part by increased depreciation and general and administrative expenses.

Our interest expense was $521,000 in the first quarter of 2005, compared to $569,000 for the first quarter of 2004. Interest expense decreased in the 2005 quarter due to the prepayment, in December 2004, of our 12% $2.4 million subordinated note. Interest expense in the 2004 quarter includes $216,000 in connection with the acceleration, in 2003, of the amortization of a put obligation related to subordinated debt at Mountain Compressed Air. The subordinated debt was paid off in connection with the formation of AirComp in 2003.

Minority interest in income of subsidiaries for the 2005 quarter was $144,000 compared to $73,000 for the 2004 quarter due to the increase in profitability at AirComp, including the acquisition of Diamond Air as of November 1, 2004. The increase in net income at AirComp was offset in part by the elimination of minority interest at Jens', which was 19%-owned by director Jens Mortensen until September 30, 2004.

We had net income attributed to common stockholders of $1.6 million for the first quarter of 2005, an increase of 308.1%, compared to net income attributed to common stockholders of $384,000 for the first quarter of 2004. The net income attributed to common stockholders in the 2004 period is after $88,000 in preferred stock dividends.

The following table compares revenues and income from operations for each of our business segments for the quarters ended March 31, 2005 and March 31, 2004. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

                                              Revenues                Income (Loss) from Operations
                                    -----------------------------    -------------------------------
                                       Quarter ended March 31,          Quarter ended March 31,
                                     2005       2004      Change       2005       2004       Change
                                    -------    -------    -------    -------     -------     -------
                                                            (in thousands)
Casing and tubing services          $ 3,560    $ 1,939    $ 1,621    $ 1,327     $   442     $   885
Directional drilling services         9,901      5,253      4,648      1,878         662       1,216
Compressed air drilling services      4,181      2,469      1,712        527         255         272
Other services                        1,692         --      1,692       (119)         --        (119)
General corporate                        --         --         --     (1,366)       (329)     (1,037
                                    -------    -------    -------    -------     -------     -------
Total                               $19,334    $ 9,661    $ 9,673    $ 2,247     $ 1,030     $ 1,217
                                    =======    =======    =======    =======     =======     =======


CASING AND TUBING SERVICES SEGMENT

Revenues for the quarter ended March 31, 2005 for the casing and tubing services segment were $3.6 million, an increase of 89.5% from the $1.9 million in revenues for the quarter ended March 31, 2004. Revenues from domestic operations increased to $1.9 million in the 2005 period from $917,000 in the 2004 period as a result of improved market conditions for our services in South Texas and the addition of personnel which improved our capabilities and expanded our offered services. Revenues from Mexican operations increased to $1.6 million in the 2005 first quarter from $1.0 million in the 2004 period as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations increased by 225.0% to $1.3 million in the first quarter of 2005 from $442,000 in the first quarter of 2004. The increase in this segment's operating income is due to increased revenues both domestically and in our Mexico operations.

DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for the first quarter ended March 31, 2005 for our directional drilling services segment were $9.9 million, an increase of 86.7% from the $5.3 million in revenues for the first quarter ended March 31, 2004. Income from operations increased 171.4% to $1.9 million for the first quarter of 2005 from $662,000 for the comparable 2004 period. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas, the establishment of new operations in West Texas and Oklahoma, and the addition of operations and sales personnel which increased our capacity and market presence. Increased personnel expenses were more than offset by the growth in revenues, improved pricing for our services and cost savings as a result of purchases, in late 2003 and in 2004, of most of the down-hole motors used in directional drilling. Previously we had leased these motors.


COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $4.2 million for the three months ended March 31, 2005, an increase of 68.0% compared to $2.5 million in revenues for the three months ended March 31, 2004. Income from operations increased to $527,000 in the 2005 period compared to income from operations of $255,000 in the 2004 period. Our compressed air drilling revenues and operating income for the 2005 year increased compared to the prior year due in part to the acquisition of Diamond Air as of November 1, 2004.

OTHER SERVICES SEGMENT


Revenues for this segment consist of Safco's rental tool business, acquired September 1, 2004, and Downhole's production services acquired December 1, 2004. Revenues for this segment were $1.7 million with a loss from operations of $119,000. In the second quarter of 2005, we acquired Delta and Capcoil and, in the future, we will report the results of operations of Delta and Safco in our rental tool segment and will report the results of operations of Downhole and Capcoil in our production services segment. We plan to expand these businesses thereby improving profitability as we increase our market presence and our critical mass.

COMPARISON OF YEARS ENDED DECEMBER 31, 2004 AND DECEMBER 31, 2003

Our revenues for the year ended December 31, 2004 were $47.7 million, an increase of 45.9% compared to $32.7 million for the year ended December 31, 2003. Revenues increased due to increased demand for our services due to the general increase in oil and gas drilling activity. Revenues increased most significantly at our directional drilling services segment due to the addition of operations and sales personnel, which increased our capacity and market presence. Additionally, our compressed air drilling services revenues in 2004 increased compared to the 2003 year due to the inclusion, for a full year in 2004, of the business contributed by M-I in connection with the formation of AirComp in July 2003 and the acquisition of Diamond Air on November 1, 2004. We have consolidated AirComp into our financial statements beginning with the quarter ended September 30, 2003. Mexico operations at our casing and tubing services segment also contributed to an increase in revenues which was offset in part by a decrease in domestic revenues for this segment due to increased competition for casing and tubing services in South Texas. Finally we acquired Safco of September 1, 2004 and acquired Downhole in December 2004.


Our gross profit for the year ended December 31, 2004 increased 42.5% to $12.4 million, or 26.0% of revenues, compared to $8.7 million, or 26.6 % of revenues for the year ended December 31, 2003, due to the increase in revenues in the directional drilling services segment, the compressed air drilling services segment and from Mexico, which more than offset lower revenues and higher costs in our domestic casing and tubing segment. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, depreciation, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues.


General and administrative expense was $8.0 million in 2004 compared to $6.2 million in 2003. General and administrative expense increased in 2004 due to additional expenses associated with the inclusion of AirComp for a full year, acquisitions completed in the second half of 2004, and the hiring of additional sales and administrative personnel at each of our subsidiaries. General and administrative expense also increased because of increased professional fees and other expenses related to our financing and acquisition activities, including the listing of our common stock on the American Stock Exchange, and increased corporate accounting and administrative staff. As a percentage of revenues, general and administrative expenses were 16.7% in 2004 and 18.8% in 2003.

Depreciation and amortization was $3.3 million for the year ended December 31, 2004 compared to $2.9 million for the year ended December 31, 2003 due to the inclusion of AirComp for a full year and the increase in our assets resulting from capital expenditures and acquisitions completed in 2004.

Income from operations for the year ended December 31, 2004 totaled $4.2 million, a 61.5% increase over the $2.6 million in income from operations for the prior year, reflecting the increase in our revenues and gross profit, offset in part by an increase in general and administrative expense and amortization. Income from operations in the year ended December 31, 2004 includes $188,000 in additional accrued expense for post-retirement medical benefits associated with discontinued operations. The increase in this accrued expense was based on the present value of the expected retiree benefit obligations as determined by a third party actuary. Income from operations for the 2003 year includes income of $99,000 which resulted from a reduction in projected post-retirement benefits based on the third party actuary at the end of 2003. (Please refer to Note 3 - "Pension and Post Retirement Benefit Obligations").

Our interest expense increased to $2.8 million in 2004, compared to $2.5 million for the prior year, in spite of the decrease in out total debt. Interest expense in 2004 includes $359,000 in warrant put amortization including the retirement of warrants in connection with the prepayment, in December 2004, of our $2.4 million 12.0% subordinated note. Interest expense in 2003 includes $216,000 in connection with the acceleration, in 2003, of the amortization of a put obligation related to subordinated debt at Mountain Compressed Air. The subordinated debt was paid off in connection with the formation of AirComp in 2003.

Minority interest in income of subsidiaries for 2004 was $321,000 compared to $343,000 for 2003. The increase in net income at AirComp was offset in part by the elimination of minority interest in Jens', which was 19%-owned by director Jens Mortensen until September 30, 2004.

We had net income attributed to common stockholders of $764,000 for the year ended December 31, 2004 compared to net income attributed to common stockholders of $2.3 million for the year ended December 31, 2003. In 2003, we recognized a non-operating gain on sale of an interest in a subsidiary in the amount of $2.4 million in connection with the formation of AirComp, and recognized a one-time gain of $1.0 million in the third quarter of 2003 as a result of settling a lawsuit against the former owners of Mountain Air Drilling.

The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2004 and December 31, 2003. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

                                                            Revenues                  Income (Loss) from Operations
                                              -------------------------------------   ----------------------------------
                                                     Year ended December 31,               Year ended December 31,
                                                 2004          2003        Change        2004         2003       Change
                                              -----------   ----------   ----------   -----------  -----------  ---------
                                                                             (in thousands)
Casing and tubing services                    $    10,391   $   10,037   $      354   $    3,217   $    3,628   $   (411)
Directional drilling services                      24,787       16,008        8,779        3,061        1,103      1,958
Compressed air drilling services                   11,561        6,679        4,882        1,169           17      1,152
Other services                                        987           --          987          (67)          --        (67)
General corporate                                      --           --           --       (3,153)      (2,222)      (931)
                                              -----------   ----------   ----------   -----------  -----------  ---------

Total                                         $    47,726   $   32,724   $   15,002   $    4,227   $    2,526   $  1,601
                                              ===========   ==========   ==========   ===========  ===========  =========

CASING AND TUBING SERVICES SEGMENT

Revenues for the year ended December 31, 2004 for the casing and tubing services segment were $10.4 million, an increase of 4.0% from the $10.0 million in revenues for the year ended December 31, 2003. Revenues from domestic operations decreased from $6.7 million in 2003 to $5.2 million in the 2004 year as a result of increased competition in South Texas, resulting in fewer contracts awarded to us and lower pricing for our services. Revenues from Mexican operations, however, increased from $3.7 million in 2003 to $5.1 million in 2004 as a result of increased drilling activity in Mexico and the addition of equipment that increased our capacity. Income from operations decreased by 11.1% to $3.2 million in 2004 from $3.6 million in 2003. The decrease in this segment's revenues and operating income is due to the decrease in revenues from domestic operations and increases in wages and benefits domestically, which was partially offset by increased revenues from Mexico.

DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for the year ended December 31, 2004 for our directional drilling services segment were $24.8 million, an increase of 55.0% from $16.0 million in revenues for the year ended December 31, 2003. Income from operations increased by 181.8% to $3.1 million for 2004 from $1.1 million for 2003. The improved results for this segment are due to the increase in drilling activity in the Texas and Gulf Coast areas and the addition of operations and sales personnel which increased our capacity and market presence. Increased personnel expenses were more than offset by the growth in revenues and cost savings as a result of purchases, in late 2003 and in 2004, of most of the down-hole motors used in directional drilling. Previously we had leased these motors.

COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $11.6 million for the year ended December 31, 2004, an increase of 73.1% compared to $6.7 million in revenues for the year ended December 31, 2003. Income from operations increased to $1.2 million in 2004 compared to income from operations of $17,000 in 2003. Our compressed air drilling revenues and operating income for the 2004 year increased compared to the prior year due to the inclusion, for a full year in 2004, of the business contributed by M-I in connection with the formation of AirComp in July 2003, and the acquisition of Diamond Air in November 2004.

OTHER SERVICES SEGMENT

Revenues for this segment consist of Safco's rental tool business, acquired in September 2004, and Downhole's production services acquired in December 2004. We acquired Delta and Capcoil in the second quarter of 2005 and, in the future, we will report the results of operations of Delta and Safco in our rental tool segment and will report the results of operations of Downhole and Capcoil in our production services segment. Revenues for this segment were $987,000 with a loss from operations of $67,000. It is our plan to grow in these businesses thereby improving profitability as we increase our market presence.

COMPARISON OF YEARS ENDED DECEMBER 31, 2003 AND 2002

Revenues for the year ended December 31, 2003 totaled $32.7 million, an increase of 81.7% from the $18.0 million in revenues for the year ended December 31, 2002. The increase in revenues was due to the general increase in oil and gas drilling activity and the inclusion of AirComp, our compressed air drilling venture, beginning in July 2003. The increase in revenues was also reflected the first full year of revenue contribution from the casing and tubing services segment and the directional drilling segment, both of which were acquired in February 2002.

Our gross profit for the year ended December 31, 2003 was $8.7 million, or 26.6% of revenues, compared to $3.4 million, or 18.9 % of revenues for the year ended December 31, 2002, due to increased revenues, increased utilization of our equipment and personnel and increased pricing in each of our business segments due to the increase in industry activity. Our cost of revenues consists principally of our labor costs and benefits, equipment rentals, maintenance and repairs of our equipment, insurance and fuel. Because many of our costs are fixed, our gross profit as a percentage of revenues is generally affected by our level of revenues. Gross profit as a percentage of revenues increased as a result of higher revenues and better pricing for our services.

General and administrative expenses were $6.2 million, or 18.9% of revenues, in 2003 compared to $3.8 million, or 21.1% of revenues, in 2002. The increase in general and administrative expenses reflected the formation of Aircomp in July 2003, the hiring of additional sales force and operations personnel due to the improvement in the oil and gas drilling market, and the inclusion of the operations of our casing and tubing services and directional drilling services segments for a full year in 2003.

Depreciation and amortization expenses increased to $2.9 million in 2003 compared to $2.6 million in 2002, due to the formation of AirComp and the acquisition of our casing and tubing services and directional drilling services segments in February 2002.

Income from operations for the year 2003 totaled $2.6 million reflecting the general increase in oil and gas drilling activity and the inclusion of revenues and operating income of AirComp beginning in July 2003. In the comparable period of 2002, we incurred an operating loss of $1.0 million. During the third quarter of 2002, we reorganized in order to contain costs and recorded charges related to the reorganization in the amount of $495,000. These charges consisted of related payroll costs for terminated employees of $307,000, consulting fees of $113,000, and costs associated with a terminated rent obligation of $75,000. We also recorded one-time charges for costs related to abandoned acquisitions and an abandoned private placement in the amount of $233,000.

Interest expense increased to $2.5 million in 2003, compared to $2.3 million in the prior year due to increased debt associated with acquisitions completed in 2002, and debt associated with the formation of AirComp in July 2003.

Minority interest in income of subsidiaries for 2003 was $343,000 compared to $189,000 in 2002 due to the increase in the net income of our casing and tubing services subsidiary which until September 30, 2004, was owned 19% by Jens Mortensen; and the formation of Aircomp in July 2003.

In the third quarter of 2003 we recorded a one-time gain on the reduction of a note payable of $1.0 million as a result of settling a lawsuit against the former owners of Mountain Air Drilling Service Co. Inc. The gain was calculated in part by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million, the amount due in September 2007. We will record interest expense totaling $394,043 over the life of the note payable beginning July 2003. In addition, we also recorded a one-time non-operating gain on the sale of an interest in a subsidiary of $2.4 million in connection with the formation of AirComp. We have adopted a policy that any gain or loss incurred in the future on the sale in the stock of a subsidiary will be recognized as such in the income statement.

Our net loss for 2002 included a discount given to the holder of the Houston Dynamic Services note in the amount of $191,000 as an incentive to pay-off the note in September 2002.

We had a net income attributed to common stockholders of $2.3 million, or $0.58 per common share, for the year ended December 31, 2003 compared with a net loss of ($4.3 million), or ($1.14) per common share, for the year ended December 31, 2002.

The following table compares revenues and income from operations for each of our business segments for the years ended December 31, 2003 and 2002. Income from operations consists of our revenues less cost of revenues, general and administrative expenses, and depreciation and amortization:

                                                             Revenues                    Income (Loss) from Operations
                                              -------------------------------------   -----------------------------------
                                                  2003         2002        Change         2003         2002       Change
                                              -----------   ----------   ----------   -----------  -----------  ---------
                                                                            (in thousands)
Casing and tubing services                    $    10,037   $    7,796   $    2,241   $    3,628   $    2,495   $  1,133
Directional drilling services                      16,008        6,529        9,479        1,103         (576)     1,679
Compressed air drilling services                    6,679        3,665        3,014           17         (945)       962
General corporate                                      --           --           --       (2,222)      (2,144)       (78)
                                              -----------   ----------   ----------   -----------  -----------  ---------
Total                                         $    32,724   $   17,990   $   14,734   $    2,526   $   (1,170)  $  3,696
                                              ===========   ==========   ==========   ===========  ===========  =========

CASING AND TUBING SERVICES SEGMENT


Revenues for the year ended December 31, 2003 for the casing and tubing services segment were $10.0 million, an increase of 28.2% from $7.8 million for the year ended December 31, 2002. Revenues from domestic operations increased to $6.3 million in 2003 from $5.1 million in 2002 as a result of a general improvement in oil and gas drilling activity in South Texas and the inclusion of this segment, which was acquired in February 2002, for a full year in 2003. Revenues from Mexican operations increased to $3.7 million in 2003 from $2.7 million in 2002 as a result of increased drilling activity in Mexico. Income from operations increased 45.4% to $3.6 million in 2003 from $2.5 million in 2002 due to the increase in revenues.


DIRECTIONAL DRILLING SERVICES SEGMENT

Revenues for 2003 for directional drilling services were $16.0 million, an increase of 146.2% from $6.5 million in revenues for 2002 due to increased drilling activity in the Texas and Gulf Coast areas in 2003. Operating income increased to $1.1 million for 2003 compared to a loss from operations of ($576,000) for the same period in 2002 due to the increase in revenues, which more than offset an increase in operating expenses due to the addition of operations and sales personnel.

COMPRESSED AIR DRILLING SERVICES SEGMENT

Our compressed air drilling revenues were $6.7 million in 2003, an increase of 81.1% compared to $3.7 million in revenues in 2002. Revenues increased in 2003 due to the inclusion of revenues contributed by M-I through the formation of AirComp in July 2003. Operating income increased to $17,000 in 2003 from a ($945,000) loss from operations in 2002 due to the inclusion, for six months in the 2003 period, of the business contributed by M-I in connection with the formation of AirComp in July 2003. Through this venture, expanded the geographical areas in which we operate to include gas drilling in West Texas along with the drilling and workover operations of Mountain Air in the San Juan basin in New Mexico.

LIQUIDITY AND CAPITAL RESOURCES


Our on-going capital requirements arise primarily from our need to service our debt and retire redeemable securities, to acquire and maintain equipment, to fund acquisitions and to fund our working capital requirements. Our primary sources of liquidity are borrowings under our credit facilities, proceeds from the issuance of equity securities and cash flows from operations. We had cash and cash equivalents of $6.0 million at March 31, 2005, compared to $7.3 million at December 31, 2004, $1.3 million at December 31, 2003 and $146,000 at December 31, 2002.

OPERATING ACTIVITIES

In the quarter ended March 31, 2005, we used $822,000 in cash from operating activities compared to $1.6 million in cash generated from operating activities for the same period in 2004. Net income attributed to common shareholders for the quarter ended March 31, 2005 increased to $1.6 million, compared to $384,000 in the 2004 period. Revenues and income from operations increased in the first quarter of 2005 due to increased demand for our services due to the general increase in oil and gas drilling activity, both domestically and in Mexico, the addition of operations and marketing personnel which increased our market presence and capabilities and acquisitions completed in the second half of 2004. Non-cash additions to net income totaled $1.5 million in the first quarter of 2005 consisting of $1.3 million of depreciation and amortization and $144,000 of minority interest in the income of AirComp. Non-cash additions to net income in the first quarter of 2004 totaled $984,000, consisting of depreciation and amortization expense of $836,000, minority interest of $73,000 and amortization of discount on debt of $75,000.

During the three months ended March 31, 2005, changes in working capital used $3.8 million in cash compared to the three months ended March 31, 2004 when changes in working capital provided $166,000 in cash, principally due, in the 2005 period, to an increase of $3.4 million in accounts receivable, an increase of $515,000 in other assets, and an increase in accrued salaries and payroll of $185,000, offset in part by a decrease of $92,000 in accrued expenses. Accounts receivable increased by $3.4 million due to the increase in our revenues. Other assets increased $515,000 due primarily to an increase in prepaid insurance related to insurance premium deposits required for our policies that went into effect April 1, 2005.

During the three months ended March 31, 2004, changes in working capital provided $166,000 in cash, principally due to a decrease in accounts receivables and other current assets of $489,000, an increase in accounts payable of $350,000 and accrued interest of $89,000, offset in part by a decrease in accrued expenses of $595,000 and a decrease in accrued salaries, benefits, payroll taxes and other long-term liabilities of $167,000. Accounts receivables decreased as of March 31, 2004 compared to December 31, 2003 due to improved collection of past due receivables. Accounts payable increased at March 31, 2004 compared to December 31, 2003 due to increased operational expenses. The decrease in accrued expenses at March 31, 2004 was due to a decrease in accrued operating expenses of $391,000, a decrease in accrued professional fees of $37,000, and a decrease in accrued restructuring costs of $167,000. Accrued restructuring costs included amounts due to certain former employees.

In the year ended December 31, 2004, we generated $3.3 million in cash from operating activities compared to $1.9 million in cash from operating activities for the same period in 2003. Net income before preferred stock dividend for the year ended December 31, 2004 decreased to $888,000, compared to $2.9 million in the 2003 period. Revenues and income from operations increased in 2004 due to increased demand for our services due to the general increase in oil and gas drilling activity. Net income in 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of interest in AirComp. Non-cash additions to net income totaled $4.3 million in the 2004 period consisting of $3.6 million of depreciation and amortization, $334,000 of minority interest in the income of a subsidiary and $350,000 in amortization of discount on debt. Non-cash additions to net income in 2003 totaled $305,000, consisting of depreciation and amortization expense of $2.9 million, minority interest in the income of a subsidiary of $343,000 and amortization of discount on debt of $516,000, offset by the $3.4 million of non-cash gains.

During the year ended December 31, 2004, changes in working capital used $1.9 million in cash compared to a use of $1.3 million in cash in the 2003 period, principally due, in the 2004 period, to an increase of $2.3 million in accounts receivable, an increase of $638,000 in other current assets, and a decrease of $398,000 in accrued expenses and other liabilities, offset in part by an increase of $1.1 million in accounts payable, an increase of $299,000 in accrued interest and a decrease of $229,000 in lease receivable. Our accounts receivable increased by $2.3 million at December 31, 2004 due to the increase in our revenues in 2004. Current assets increased $638,000 due primarily to an increase in prepaid insurance premiums. Accounts payable increased by $1.3 million at December 31, 2004 due to the increase in our cost of sales associated with the increase in our revenues and the acquisitions completed in the fourth quarter of 2004.

For the year ended December 31, 2003, we generated $1.9 million in cash from operating activities compared to $2.2 million in cash from operating activities for the same period in 2002. Net income before preferred stock dividend for the 2003 period improved to $2.9 million, compared to a net loss of ($4.0 million) in the comparable 2002 period, due to the increase in revenues and income from operations in 2003 due to the general increase in oil and gas drilling activity and the formation of AirComp, our compressed air drilling subsidiary, in July 2003. Net income for 2003 includes a $1.0 million gain from the settlement of a lawsuit and a $2.4 million non-operating gain on sale of interest in AirComp. Non-cash additions to net income totaled $305,000 in 2003, which is net of a $1.0 million non-cash gain from the settlement of a lawsuit and a $2.4 million non-operating gain on the sale of an interest in a subsidiary, compared to $3.4 million in non-cash additions in 2002, consisting principally of depreciation and amortization expense, including amortization of discount on debt, and minority interest in the income of a subsidiary.


During the year ended December 31, 2003, changes in working capital used $1.3 million in cash compared to the year ended December 31, 2005, when changes in working capital which provided $2.8 million in cash principally due, in 2003, to an increase in accrued expenses of $1.7 million, an increase in accounts receivable and other current assets of $5.6 million, and an increase in accounts payable of $2.2 million. The increase in accrued expenses is due which was partially offset by a decrease in accrued interest of $126,000 due to the retirement of subordinated debt carrying an interest rate of 12% and lower interest rates on other debt with variable interest rates. Accounts receivable increased $4.4 million due to an increase in revenues in our directional drilling services segment, our compressed air drilling services segment due to the inclusion of the business contributed by M-I to AirComp in July 2003, and our casing and tubing services segment. Other current assets decreased primarily because of the recovery of a lease deposit related to an equipment lease which was paid off in June 2003. Accounts payable increased by $2.3 million in the 2003 period due to increased costs related to increased revenues, and the inclusion of the accounts payable of AirComp in July 2003.

INVESTING ACTIVITIES

During the quarter ended March 31, 2005, we used $2.7 million in investing activities, consisting principally of approximately $1.6 million for the purchase of casing equipment, approximately $263,000 for the purchase of downhole motors and approximately $779,000 for new compressed air drilling equipment.

During the quarter ended March 31, 2004, we used $1.4 million in investing activities, consisting of approximately $379,000 for the purchase of casing equipment, approximately $705,000 for the purchase of downhole motors and approximately $326,000 for repairs related to compressed air equipment.

During the year ended December 31, 2004, we used $9.1 million in investing activities, consisting principally of capital expenditures of approximately $4.6 million, including $1.6 million to purchase equipment for our directional drilling services segment, approximately $1.2 million to purchase casing equipment and approximately $1.4 million to make capital repairs to existing equipment in our compressed air drilling services segment. In September 2004 we acquired 100% of the outstanding stock of Safco for $1.0 million. As of November 1, 2004, AirComp acquired substantially all the assets of Diamond Air for $4.6 million in cash and the assumption of approximately $450,000 of debt. We contributed our share of the purchase price, or $2.5 million, to AirComp in order to fund the purchase. Finally, in December 2004, we acquired Downhole for approximately $1.1 million in cash, 568,466 shares of our common stock and the payment or assumption of $950,000 of debt.

During the year ended December 31, 2003, we used $4.5 million in investing activities, consisting of the purchases of equipment of $5.4 million, which was partially offset by the proceeds from the sale of equipment of $843,000.

Cash used in investing activities in 2002 was $8.5 million, reflecting the acquisitions of our Jens' and Strata subsidiaries for a total of $8.3 million, purchases of other equipment of $518,000, and proceeds from the sales of equipment of $367,000.


FINANCING ACTIVITIES

During the three months ended March 31, 2005, financing activities provided a net of $2.2 million in cash. We received $2.4 million, net, in borrowings under long-term debt facilities and paid $178,000 in debt issuance costs. During the three months ended March 31, 2004 financing activities used $1.0 million in cash consisting of $944,000 for the repayment of long-term debt and $75,000 in debt issuance costs.

During the year ended December 31, 2004, financing activities provided a net of $11.8 million in cash. We received $16.9 million in net proceeds from the issuance of common stock, $8.2 million in borrowings under long-term debt facilities and a $689,000 increase in net borrowings under our revolving lines of credit. The proceeds were used to repay long-term debt totaling $13.5 million and to pay $391,000 in debt issuance costs. During the year ended December 31, 2003 financing activities provided a net of $3.8 million in cash. In 2003, we received $14.1 million from the issuance of long-term debt and $30.5 million from borrowings under our credit facilities. These proceeds were used to pay long-term debt in the amount of $10.8 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $29.4 million. We also used $408,000 in cash for debt issuance costs in 2003. During the year ended December 31, 2002 financing activities provided a net of $6.3 million in cash. In 2002, we received $9.7 million from the issuance of long-term debt and $7.1 million from borrowings under our credit facilities. These proceeds were used to pay long-term debt in the amount of $4.1 million and make principal payments on outstanding borrowings under our lines of credit in the amount of $5.8 million. We also used $588,000 in cash for debt issuance costs in 2002.

In April 2004, Energy Spectrum, the holder of our preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.


On August 10, 2004, we completed the private placement of 3,504,667 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $9.6 million. On September 30, 2004, we completed the private placement of 1,956,634 shares of our common stock at a price of $3.00 per share. Net proceeds to us, after selling commissions and expenses, was approximately $5.4 million. We used the net proceeds of the private placement offerings to fund the acquisitions of Safco, Downhole, Delta and Capcoil.

In September 2004, we issued 1.3 million shares of our common stock to Jens Mortensen, a director in exchange for his 19% interest in Jens'. As a result of this transaction, we now own 100% of Jens'. The purchase price was valued at $6.4 million, which was the value of the 1.3 million shares of common stock issued to Mr. Mortensen based on the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity. On our balance sheet, we eliminated the amount recorded as Jens' minority interest, $2.0 million. The balance of the contribution ($4.5 million) was allocated as follows: In June 2004, we obtained an appraisal of the fixed assets of Jens', which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million. We increased the value of Jens' fixed assets by 19% of the excess of the appraised value over the book value of the assets, or $813,511. The balance of the purchase price, or $3.7 million, was allocated to goodwill.


In January 2005, we executed a business development agreement with CTTV Investments LLC, an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV, and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues in 2005 from ChevronTexaco and its affiliates.

On April 1, 2005, we issued 223,114 shares of common stock in connection with the acquisition of Delta and on May 1, 2005, we issued 168,161 shares of common stock in connection with the acquisition of Capcoil.


We have several bank credit facilities and other debt instruments at Allis-Chalmers, all of which are consolidated in our financial statements. As described below, Aircomp, which is majority-owned by us, has a separate credit facility. The agreements governing these credit facilities contain customary events of default and financial covenants, and limit our ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. At March 31, 2005, we had $32.9 million in outstanding indebtedness, of which $28.8 million was long-term debt and $4.1 million was the current portion of long-term debt. Allis-Chalmers and its subsidiaries other than Aircomp are all parties to or guarantors of the Allis-Chalmers credit facilities.


We have a credit agreement dated December 7, 2004 that provides for the following credit facilities:

         o A $10.0 million revolving line of credit. Borrowings are subject to a borrowing base calculated as 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $5.0 million as of March 31, 2005.


         o A term loan with a principal balance at March 31, 2005 of $5.7 million providing for monthly payments of principal of $105,583. We are also required to prepay this term loan by an amount equal to 20% of the accounts receivables collections from Matyep in Mexico.


         o A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are payable monthly over four years beginning January 2006. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral. Outstanding borrowings under this line of credit were $793,000 as of March 31, 2005.

Our credit facilities mature on December 31, 2008 and are secured by liens on substantially all our assets. The interest rate payable on borrowings fluctuates based on the prime rate. The average interest rate was 6.81% as of March 31, 2005. We pay a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.

Our Jens' subsidiary has a subordinated note in the amount of $4.0 million payable to Jens Mortensen, who sold Jens' to us and is one of our directors. The note accrues interest at 7.5% per annum and provides for quarterly interest payments. The principal and interest are due on January 31, 2006. In connection with the purchase of Jens', we also agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. We are required to make monthly payments of $20,576 through January 31, 2007. As of March 31, 2005, the balance due was approximately $453,000, including $247,000 classified as current portion of long-term debt.

Jens' also has several small equipment financings and a real estate loan which in the aggregate totalled $778,000 as of March 31, 2005. First, Jens' has two bank term loans aggregating $223,000 which accrue interest at an adjustable rate based on the prime rate (7.25% at March 31, 2005) and which require monthly payments of $13,000 plus accrued interest. The first loan, with a balance of $177,000, matures on September 17, 2006, while the second loan, with a balance of $48,000, matures on January 12, 2007. Jens also has a five-year equipment financing term loan with a principal balance of $307,000 at March 31, 2005. The loan is payable in monthly installments of principal and interest equal to $6,449 per month through December 2009. Finally, Jens' has a real estate term loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate. The outstanding principal balance was $553,000 at March 31, 2005.

Strata entered into a short-term vendor financing agreement that provides extended payment terms for the purchase, lease and repair costs related to downhole drill motors. As of March 31, 2005, the outstanding balance was $1.2 million. Payment of interest is due monthly and principal payments of $582,000 are due in each of April 2005 and December 2005. The interest rate is fixed at 8.0%.

In connection with the purchase of Safco, we agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. We are required to make yearly payments of $50,000 through September 30, 2007. As of March 31, 2005, the balance due was $150,000.

Downhole has notes payable to two former shareholders totaling $22,000. Downhole also has a note payable over 10 months at $1,137 per month. At March 31, 2005, the balance due was $11,371.


AirComp has the following credit facilities:

         o A $3.5 million bank line of credit of which $1.6 million was outstanding at March 31, 2005. Interest accrues at an adjustable rate based on the prime rate. The average interest rate was 7.66% as of March 31, 2005. We pay a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit are subject to a borrowing base consisting of 80% of eligible accounts receivable.

         o A term loan with a remaining principal balance of $6.5 million which accrues interest at an adjustable rate based on either the London Interbank Offered Rate, which is referred to as LIBOR, or the prime rate. The average interest rate was 6.41% as of March 31, 2005. Principal payments of $286,000 plus interest are due quarterly with a final maturity date of June 27, 2007.

         o A "delayed draw" term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrues at an adjustable rate based on either the LIBOR or the prime rate. Quarterly principal payments commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007. The outstanding principal balance was $670,000 as of March 31, 2005.

The AirComp credit facilities are secured by liens on substantially all of AirComp's assets. Allis-Chalmers and Mountain Compressed Air guarantee 55% of the obligations of AirComp under these facilities.

AirComp also has a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party's interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At March 31, 2005, $441,000 of interest was included in accrued interest. We are not liable for the obligations of AirComp under this note.


In 2000 we compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to 1999 without compensation by issuing promissory notes totaling $325,000. The notes accrued interest at the rate of 5.0% per annum. The notes matured on March 31, 2005, and we are in the process of locating and paying the holders of these notes. As of March 31, 2005, notes totaling $96,300, including accrued interest remained outstanding.

As part of the acquisition of Mountain Air in 2001, we issued a note to the sellers of Mountain Air in the original amount of $2.2 million which accrued interest at 5.75% per annum. This note was reduced to $1.5 million in 2003 as a result of the settlement of a legal action against the sellers. In April 2005, we settled a subsequent legal action by paying $1.0 million in cash and agreeing to pay an additional $350,000 on June 1, 2006, and $150,000 on June 1, 2007, in extinguishment of all amounts due under the promissory note and all other claims. Mountain Air has a term loan in the amount of $185,000 at March 31, 2005 with an interest rate of 5.0%. Principal and interest payments of $5,039 are due on the last day of each month. The final maturity date is June 30, 2008.

The following table summarizes our obligations and commitments to make future payments under our notes payable, operating leases, employment contracts and consulting agreements for the periods specified as of December 31, 2004.

                                                                         PAYMENTS BY PERIOD
                                                                         ------------------
                                                                           (IN THOUSANDS)
                                                            LESS THAN
                                           TOTAL             1 YEAR          2-3 YEARS        4-5 YEARS        AFTER 5 YEARS
                                       --------------    -------------     ------------      ------------     ---------------
CONTRACTUAL OBLIGATIONS

Notes Payable                          $       30,473    $       5,541     $     17,406      $      7,526     $            --
Interest Payments on notes payable              2,133              316            1,470               346                  --
Operating Lease                                 1,834              550              813               471                  --
Employment Contracts                            2,566            1,006            1,560                --                  --
                                       --------------    --------------    -------------     ------------     ---------------

Total Contractual Cash Obligations     $       37,006    $       7,413     $     21,249      $      8,343     $            --
                                       ==============    =============     ============      ============     ===============

We have no off balance sheet arrangements, other than normal operating leases and employment agreements, that have or are likely to have a current or future material effect on our financial condition, changes in financial condition, revenues, expenses, results of operations, liquidity, capital expenditures or capital resources. We do not guarantee obligations of any unconsolidated entities.

We have identified capital expenditure projects that will require up to approximately $6.0 million for the remainder of 2005, exclusive of any acquisitions. We believe that our current cash generated from operations, cash available under credit facilities and cash on hand will provide sufficient funds for our identified projects.

Our business strategy includes both internal growth and acquisitions. We are regularly involved in discussions with a number of potential acquisition candidates and from time to time enter into non-binding letters of intent for acquisitions, only some of which are consummated. We also expect to make significant capital expenditures to acquire equipment and to maintain our existing equipment. We will also need to refinance our existing debt facilities as they become due and provide funds for capital expenditures and acquisitions. We are currently in discussions to refinance our debt. To effect our business strategy, we will require additional equity or debt financing in excess of our current working capital and amounts available under credit facilities. There can be no assurance that we will be successful in raising the additional debt or equity capital or that we can do so on terms that will be acceptable to us.


RECENT DEVELOPMENTS

In April 2005, we acquired 100% of the outstanding stock of Delta Rental Service, Inc. for $4.6 million in cash, 223,114 shares of our common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oilfield such as spiral heavy wate drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.

In April 2005, we amended our December 7, 2004 credit agreement to extend the final maturity of our credit facilities for one year to December 31, 2008, include our Delta and Downhole subsidiaries as parties to our credit facilities, and provide for increased availability under our $10.0 million revolving line of credit and our $6.0 million acquisition line of credit based on the receivables and assets of Delta and Downhole.

Additionally, the amendment documented the lender's consent to the $1.5 million settlement with the former owners of Mountain Air Drilling Service described above and the prepayment of the $4.0 million Jens' subordinated seller note by an amount not to exceed $397,000.

In May 2005, we acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. for $2.7 million, 168,161 shares of the Company's common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, provides coil tubing services to enhance production from existing wells. Capcoil had revenues of $5.8 million for the year ended December 31, 2004.

On May 2, 2005, we amended our December 7, 2004 credit agreement to obtain consent to the Capcoil acquisition, to include Capcoil as a party to the credit agreement and increase the availability under the $10.0 million revolving line of credit and the $6.0 million capital expenditure line of credit based on the receivables and other assets of Capcoil.

CRITICAL ACCOUNTING POLICIES

We have identified the policies below as critical to our business operations and the understanding of our results of operations. The impact and any associated risks related to these policies on our business operations is discussed throughout Management's Discussion and Analysis of Financial Condition and Results of Operations where such policies affect our reported and expected financial results. For a detailed discussion on the application of these and other accounting policies, see Note 1 in the Notes to the Consolidated Financial Statements included elsewhere in this document. Our preparation of this document and our financial statements requires us to make estimates and assumptions that affect the reported amount of assets and liabilities, disclosure of contingent assets and liabilities at the and the reported amounts of revenue and expenses during the reporting period. There can be no assurance that actual results will not differ from those estimates.


ALLOWANCE FOR DOUBTFUL ACCOUNTS. The determination of the collectibility of amounts due from our customers requires us to use estimates and make judgments regarding future events and trends, including monitoring our customer payment history and current credit worthiness to determine that collectibility is reasonably assured, as well as consideration of the overall business climate in which our customers operate. Those uncertainties require us to make frequent judgments and estimates regarding our customers' ability to pay amounts due us in order to determine the appropriate amount of valuation allowances required for doubtful accounts. Provisions for doubtful accounts are recorded when it becomes evident that the customers will not be able to make the required payments at either contractual due dates or in the future.

REVENUE RECOGNITION. We provide rental equipment and drilling services to our customers at per day and per job contractual rates and recognize the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission's (SEC) Staff Accounting Bulletin, or SAB, No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS, provides guidance on the SEC staff's views on application of generally accepted accounting principles to selected revenue recognition issues. Our revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.


IMPAIRMENT OF LONG-LIVED ASSETS. Long-lived assets, which include property, plant and equipment, goodwill and other intangibles, comprise a significant amount of our total assets. We make judgments and estimates in conjunction with the carrying value of these assets, including amounts to be capitalized, depreciation and amortization methods and useful lives. Additionally, the carrying values of these assets are reviewed for impairment or whenever events or changes in circumstances indicate that the carrying amounts may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. This requires the Company to make long-term forecasts of its future revenues and costs related to the assets subject to review. These forecasts require assumptions about demand for our products and services, future market conditions and technological developments. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

GOODWILL AND OTHER INTANGIBLES. We have recorded approximately $11.8 million of goodwill and $5.0 million of other identifiable intangible assets. We perform purchase price allocations to intangible assets when it makes a business combination. Business combinations and purchase price allocations have been consummated for purchase of the Mountain Air, Strata and Jens' operating segments. The excess of the purchase price after allocation of fair values to tangible assets is allocated to identifiable intangibles and thereafter to goodwill. Subsequently, we have performed its initial impairment tests and annual impairment tests in accordance with Financial Accounting Standards Board No. 141, BUSINESS COMBINATIONS, and Financial Accounting Standards Board No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. These initial valuations used two approaches to determine the carrying amount of the individual reporting units. The first approach is the Discounted Cash Flow Method, which focuses on the expected cash flow of the Company. In applying this approach, the cash flow available for distribution is projected for a finite period of years. Cash flow available for distribution is defined as the amount of cash that could be distributed as a dividend without impairing our future profitability or operation. The cash flow available for distribution and the terminal value (the value at the end of the estimation period) are then discounted to present value to derive an indication of value of the business enterprise. This valuation method is dependent upon the assumptions made regarding future cash flow and cash requirements. The second approach is the Guideline Company Method which focuses on comparing the Company to selected reasonably similar publicly traded companies. Under this method, valuation multiples are: (i) derived from operating data of selected similar companies; (ii) evaluated and adjusted based on the strengths and weaknesses of the Company relative to the selected guideline companies; and (iii) applied to the operating data of the Company to arrive at an indication of value. This valuation method is dependent upon the assumption that the value of the Company can be evaluated by analysis of its earnings and its strengths and weaknesses relative to the selected similar companies. Significant and unanticipated changes to these assumptions could require a provision for impairment in a future period.

AIRCOMP AND SALE OF INTEREST IN SUBSIDIARY. We have adopted SEC Staff Accounting Bulletin (SAB) No. 51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp has been accounted for and consolidated as a subsidiary under SFAS No. 141, BUSINESS COMBINATIONS. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company's basis in AirComp was a negative amount. The Company has accounted for the assets contributed from M-I at a fair market value as determined by an outside appraiser. The Company gave M-I a 45% interest in AirComp in exchange for the assets contributed. As a result of the formation of the venture and its retention of 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.

STOCK BASED COMPENSATION. We account for our stock-based compensation using Accounting Principles Board, or APB, Opinion No. 25. Under APB No. 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, we adopted the disclosure-only provisions of Statement of Financial Accounting Standards No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION. We have adopted the disclosure-only provisions of SFAS 123 for the stock options granted to our employees and directors. Accordingly, no compensation cost has been recognized for these options. Many equity instrument transactions are valued based on pricing models such as Black-Scholes, which require judgments by management. Values for such transactions can vary widely and are often material to the financial statements.


RECENTLY ISSUED ACCOUNTING STANDARDS

In November 2004, the FASB issued SFAS No. 151, Inventory Costs - an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.

In December 2004, the FASB issued SFAS No. 123R, SHARE-BASED PAYMENT (SFAS
123R). SFAS 123R revises SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. Under the current rules, we will be required to prepare financial statements in accordance with the provisions of SFAS 123R beginning in the first quarter of 2006. We are currently evaluating the method of adoption and the impact on our operating results. Our future cash flows will not be impacted by the adoption of this standard.

In December 2004, the FASB issued FASB Staff Position No. 109-1, Application of FASB Statement No. 109, "Accounting for Income Taxes", to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004. The Jobs Creation Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.

Quantitative and Qualitative Disclosure About Market Risk.
----------------------------------------------------------

We are exposed to market risk primarily from changes in interest rates and foreign currency exchange risks.

         INTEREST RATE RISK.

Fluctuations in the general level of interest rates on our current and future fixed and variable rate debt obligations expose us to market risk. We are vulnerable to significant fluctuations in interest rates affecting our adjustable rate debt, and any future refinancing of our fixed rate debt and our future debt.

At March 31, 2005, we were exposed to interest rate fluctuations on approximately $20.9 million of notes payable and bank credit facility borrowings carrying adjustable interest rates. A hypothetical one hundred basis point increase in interest rates for these notes payable would increase our annual interest expense by approximately $209,000. Due to the uncertainty of fluctuations in interest rates and the specific actions that might be taken by us to mitigate the impact of such fluctuations and their possible effects, the foregoing sensitivity analysis assumes no changes in our financial structure.

We have also been subject to interest rate market risk for short-term invested cash and cash equivalents. The principal of such invested funds would not be subject to fluctuating value because of their highly liquid short-term nature. As of March 31, 2005, we had $6.0 million invested in short-term investments.

         FOREIGN CURRENCY EXCHANGE RATE RISK.

We conduct business in Mexico through our Mexican partner, Matyep. This business exposes us to foreign exchange risk. To control this risk, we provide for payment in U.S. dollars. However, we have historically provided our partner a discount upon payment equal to 50% of any loss suffered by our partner as a result of devaluation of the Mexican peso between the date of invoicing and the date of payment. To date, such payment have not been material in amount.

                             BUSINESS AND PROPERTIES

This document contains forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such differences include, but are not limited to, the general condition of the oil and natural gas drilling industry, demand for our oil and natural gas service and rental products, and competition. Other factors are identified in our Securities and Exchange Commission filings and elsewhere herein including under the heading "Risk Factors."


We are engaged in the business of providing oilfield services and equipment to meet the drilling and related needs of oil and gas exploration and development companies, principally in the Texas Gulf Coast, offshore in the United States Gulf of Mexico, West Texas, and the Rocky Mountain regions of New Mexico and Colorado, Oklahoma and in Mexico. We currently operate in four segments of the oilfield service industry: the casing and tubing sector; the directional drilling sector; the compressed air drilling sector, the rental tool sector and the production services sector.

We believe that consolidation among large oilfield service providers has created an opportunity for us to compete effectively in certain niche markets that are under-served by the larger service and equipment companies. At the same time, producers generally favor suppliers that provide a comprehensive package of products and services, which allows us to compete effectively with smaller competitors currently providing a significant portion of the services in this industry.

Our strategy is based on broadening the product mix and the geographic scope of our products and services, primarily in the segments described above, through internal expansion and the acquisition of companies operating within these segments. We seek to identify and acquire companies with significant management and field expertise, strong client relationships and high quality products and services. As discussed under "Risk Factors" included elsewhere herein, there can be no assurance that we will be able to complete any further acquisitions and adequately integrate these acquisitions into our operations.

Our casing and tubing, directional drilling, and compressed air drilling segments had revenues of approximately $10.4 million, $24.8 million and $11.6 million, respectively, during the year ended December 31, 2004. Revenues for our rental tool and production services segments, which were acquired in the third and fourth quarters of 2004, were approximately $1.0 million during the year ended December 31, 2004. See Note 18 to our consolidated financial statements included elsewhere herein for information regarding the revenues, income from operations and assets of each of our segments.

We were incorporated in 1913 under Delaware law. We reorganized in bankruptcy in 1988, and sold all of our major businesses. In May 2001, we consummated a merger in which we acquired Mountain Compressed Air, Inc. In December 2001, we sold our last pre-bankruptcy business. In February 2002, we acquired approximately 81% of the capital stock of Jens' Oilfield Service, Inc. and substantially all of the capital stock of Strata Directional Technology, Inc. In July 2003, we entered into a limited liability company operating agreement with a division of M-I L.L.C., a joint venture between Smith International and Schlumberger N.V., to form a Texas limited liability company named AirComp LLC. We own 55% and M-I owns 45% of AirComp. In September 2004, we increased our ownership of Jens' Oilfield Service, Inc. to 100%. In September 2004, we acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. In November 2004, AirComp acquired substantially all of the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., LLC. In December 2004, we acquired Downhole Injection Services, LLC. As a result of these transactions, our prior results may not be indicative of current or future operations of those sectors. In January 2005, we changed our name from Allis-Chalmers Corporation to Allis-Chalmers Energy Inc. On April 1, 2003, we acquired Delta Rental Service, Inc. and on May 1, 2005, we acquired Capcoil Tubing Services, Inc.

INDUSTRY OVERVIEW

Oil and natural gas producers tend to focus on their core competencies on identifying reserves, which has resulted in the extensive outsourcing of drilling and service functions. The use of service companies allows oil and gas companies to avoid the capital and maintenance costs of the equipment in what is already a capital intensive industry. As drilling becomes increasingly more technical and costly, exploration and production companies are increasingly demanding higher quality equipment and service from equipment and service providers. We believe that:

      o Oil and gas exploration and production companies are currently consolidating their supplier base to streamline their purchasing operations and generate economies of scale by purchasing from fewer suppliers.

      o Producers are favoring larger suppliers that provide a comprehensive list of products and services.

      o Companies that can meet customers' demands will continue to earn new and repeat business.

      o Many businesses in the highly fragmented oilfield industry lack sufficient size (many businesses generate annual revenues of less than $15 million), lack depth of management (many businesses are family-owned and managed) and have less sophisticated service and control capabilities.

      o We can offer customers significant advantages over our smaller competitors.

      o Opportunities exist to acquire competing businesses and successfully integrate and enhance their operations within our operating structure.

      o Consolidation among larger oilfield service providers has created an opportunity for us to compete effectively in certain niche markets which are under-served by the large oilfield service and equipment companies and in which we can provide better products and services than the smaller competitors currently providing a significant portion of the services in this industry.

DESCRIPTION OF BUSINESSES

CASING AND TUBING SERVICES

We supply specialized equipment and trained operators to install casing and tubing, change out drill pipe and retrieve production tubing for both onshore and offshore drilling and workover operations, which we refer to as casing and tubing services. Most wells drilled for oil and natural gas require some form of casing and tubing to be installed in the completion phase of a well.

We have an inventory of specialized equipment consisting of casing tongs and laydown machines in various sizes, powered by diesel motors and driven by hydraulic pumps. Non-powered equipment consists of elevators, slips, links and protectors. We also maintain a fleet of other revenue generating equipment such as forklifts and delivery trucks that transport our various rental equipment and transfer the customers' casing from truck to pipe rack. We charge customers for tong trucks, laydown trucks and personnel on an hourly basis portal to portal and rental equipment on a daily basis portal to portal. The customer is liable for damaged or lost equipment.


We currently provide casing and tubing services primarily to areas in South Texas and Mexico. Two large companies, Frank's Casing Crew and Rental Tools Inc. and Weatherford International Inc., have a substantial portion of the casing and tubing crew market in South Texas. However, the market remains highly competitive and fragmented with at least 30 casing and tubing crew companies working in the U.S. We believe that we have several competitive advantages including:


      o   A well-established, loyal customer base in South Texas and Mexico;

      o   A management team with over 15 years of service experience;

      o   An inventory of specialized equipment;

      o   A reputation for customer responsiveness;

      o   Substantial experience in South Texas, primarily a natural gas market;
          and

      o An excellent relationship with our Mexican partner, which enables us to access the Mexican market.

We believe that through geographic expansion, we can optimize the utilization of both our equipment and personnel by accessing additional niche markets under-served by the larger oilfield service companies in the U.S. and Mexico.

We provide casing and tubing services in Mexico through a significant Mexican customer, Materiales y Equipo Petroleo, S.A. de C.V., which we refer to as Matyep, in Villahermosa, Reynosa, Veracruz and Ciudad del Carmen, Mexico. Matyep, in turn provides equipment and services to Petroleos Mexicanos, known as Pemex. These services are provided primarily to offshore drilling operations. We provide substantially all of the necessary equipment and Matyep provides all personnel, repairs, maintenance, insurance and supervision for provision of the casing and tubing crew and torque turn service. In addition, Matyep is responsible for the preparation of billing invoices, collection of receivables and the import and export of equipment. We have approximately $8.0 million of equipment in Mexico, and have operated profitably in Mexico since 1997. Services to offshore drilling operations in Mexico are seasonal, and operations are generally reduced during the first quarter of each calendar year due to weather conditions. Matyep is responsible for payment to us, even if it is unable to collect payment on a timely basis, though in the past our receipt of payments has been delayed for significant periods of time by failure of Pemex to pay amounts due Matyep on a timely basis. Our primary competitors in Mexico are South American Enterprises and Weatherford, both of which provide similar products and services.

For the years ended December 31, 2004 and 2003, our Mexico operations accounted for approximately $5.1 million and $3.3 million, respectively, of our revenues, and the loss of Matyep as a customer would have a material adverse effect on our business. We provide extended payment terms to Matyep and maintain a high accounts receivable balance due to these terms. The accounts receivable balance was approximately $968,000 at December 31, 2004 and was $1.4 million as of December 31, 2003. Jens' has been providing services to Pemex in association with Matyep since 1997 and has never experienced a default in payment; however a default on these receivables could have a material adverse effect on us.

The following table details revenues of our casing and tubing services segment by class for the year ended December 31, 2004 and December 31, 2003 (in thousands).

                               Year Ended                       Year Ended
Revenues by class:          December 31, 2004   Percentage   December 31, 2003   Percentage
------------------          -----------------   ----------   -----------------   ----------
Laydown machines                      $ 1,850        17.8%             $ 2,426        24.2%
Casing installation                     3,396        32.7%               3,829        38.1%
Mexico operations                       5,141        49.5%               3,729        37.2%
Other                                       4          --                   53          .5%
                                      -------       ------             -------       ------

Total revenues                        $10,391       100.0%             $10,037       100.0%
                                      =======                          =======

Historically, we have sought to purchase equipment for our casing and tubing at auction or on an opportunistic basis; however, there is currently a shortage of casing and tubing equipment, which is also available new from four suppliers. We believe there is a six to eight month backlog on orders to these suppliers. However, we currently own sufficient equipment for projected operations over the next 12 months, and believe the shortage of equipment will result in increased demand for our services.

DIRECTIONAL DRILLING SERVICES

We provide directional, horizontal and measure while drilling services to oil and gas companies operating both onshore and offshore in Texas and Louisiana. We refer to these as directional drilling services. Management believes there are several advantages to horizontal and directional drilling services including:

      o   Improvement of total cumulative recoverable reserves

      o Improved reservoir production performance beyond conventional vertical wells

      o   Reduction of the number of field development wells

We provide specialized directional drilling services in niche markets, including the Austin Chalk region, where specialized, technically focused applications are necessary. Our teams of experienced personnel utilizes state of the art tools to provide services including well planning and engineering to meet drilling performance and geological or reservoir targets set by the customer, directional drilling tool configuration, well site directional drilling supervision and guidance, new well and reentry drilling, steerable drilling and log while drilling services.

There are three major directional drilling companies, Schlumberger, Halliburton and Baker Hughes, that market both worldwide and in the U.S. as well as numerous small regional players, including us. There are believed to be at least 50 regional directional and horizontal drilling companies operating in the U.S. Management estimates that the regional market companies account for approximately 15% of the domestic market.

The following table details our horizontal and directional drilling segments revenues by class for the years ended December 31, 2004 and December 31, 2003 (in thousands).


                               Year Ended                       Year Ended
Revenues by class:          December 31, 2004   Percentage   December 31, 2003   Percentage
------------------          -----------------   ----------   -----------------   ----------
Drilling operations                  $ 20,942        83.2%            $ 13,188        82.4%
Other                                   3,845        16.8%               2,820        17.6%
                                     --------       ------            --------       ------

Total revenues                       $ 24,787       100.0%            $ 16,008       100.0%
                                     ========       ======            ========       ======

We have only a single supplier for most or all of each type of equipment we use (downhole motors, tubing, and measure while drilling and log while drilling equipment). However, we believe that other suppliers of such equipment are available. We have entered into preferred leasing agreements with our current suppliers, which are intended to assure the availability of equipment through 2006 for tubing, MWD and LWD equipment. We have an indefinite contract with our supplier of downhole motors. Our directional drilling sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

COMPRESSED AIR DRILLING SERVICES

AirComp LLC, our limited liability company owned jointly with M-I, is the world's second largest provider of compressed air and related products and services for the compressed air drilling, workover, completion and transmission segments of the oil, gas and geothermal industries which we refer to as compressed air drilling services. We believe compressed air products and services represent more than 10% of an overall $750-$900 million under balanced drilling operations market.

Compressed air drilling services include the following products and services:

      o   Engineering Services

      o   Compressed Air

      o   Nitrogen (Membrane Separators, Cyrogenic, etc.)

      o Chemicals (Foamers, Defoamers, Polymers, Shale Stabilizers, Corrosion Inhibitors, etc.)

      o   Specialized Bits

      o   Hammers and other Downhole Tools

      o   Surface Blow-Out Prevention Equipment

      o   Multi-Phase Separation Equipment

We provide engineering services, compressed air and chemicals. These products and services can be used exclusive of the other under balanced components in traditional compressed air, mist and foam drilling applications or as part of a more sophisticated under balanced drilling operations package employing most or all of the elements listed above.

We provide compressed air drilling services primarily in Eastern Oklahoma, North Texas, West Texas, and throughout the Rocky Mountains. Our operations offices are in Fort Stockton, Texas; Farmington, New Mexico; and Grand Junction, Colorado. Our compressed air drilling services operations are headquartered in Houston, Texas, with a sales and technical support office in Denver, Colorado. We believe that our operational facilities are well located for quick logistical response to customer needs.

We are recognized in the compressed air drilling markets for providing superior compressed air equipment, chemicals and personnel for under balanced drilling. These operations include compressed air, mist, foam and aerated mud drilling, completion and workover as well as pipeline testing and commissioning. We have a combined fleet of over 80 compressors and boosters including:

      o   Gardner-Denver two-stage reciprocating compressors (35)

      o   Clark four stage reciprocating compressors (15)

      o   GHH-Rand three stage screw compressors (12)

      o   IR four stage screw compressors (3)

      o   MDY two stage boosters (15)

      o   Ariel two stage boosters (4)

This broad and diversified product line enables us to compete in the under balanced drilling market with an equipment package engineered and customized to specifically meet customer requirements. All the revenues from our compressed air drilling services are derived from the rental of equipment and personnel.

Effective November 1, 2004, AirComp acquired substantially all the assets of Diamond Air for $4.6 million in cash. We contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air and Marquis Bit provide air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products. The acquired assets include air hammers, hammer bits and products, accounts receivable, equipment and rolling stock utilized in the air drilling business. Diamond Air manufactures its own hammer bits. Diamond Air's and Marquis Bit's air hammers and hammer bits will complement and add to AirComp's offering of products and services and enhance its ability to offer packaged pricing. Diamond Air and Marquis Bit together had revenues of approximately $4.0 million and $5.5 million for the seven months ended July 31, 2004 and the year ended December 31, 2003, respectively.

In addition to the oil and gas industry, we are a world leader in providing specialized compressed air equipment and experienced personnel in geothermal applications.

Our largest competitor for compressed air drilling services is Weatherford. Weatherford focuses on large projects, but also competes in the more common compressed air, mist, foam and aerated mud drilling applications. Other competition comes from smaller independently owned companies that compete in only one region, e.g., Rocky Mountains only, West Texas only. We compete successfully with Weatherford and others through:

      o   Diversified fleet allowing customized packages

      o   Multi-region presence

      o   Highly experienced and effective personnel

      o   Customer relationships

      o   Assistance of Sales Personnel from M-I and from other companies.

      o Reputation of predecessor companies: M-I Air Drilling Services and Mountain Compressed Air, each of which had over a 30 year history of superior service

There is a continuing trend in the industry to drill, complete, and work over wells with under balanced drilling operations. Multi-component (complete package) under balanced drilling operations are found in the Middle East, Latin America, Western Canada and other areas. Under balanced drilling shortens the time required to drill a well and enhances production by minimizing formation damage. The older, depleted, low permeability reservoirs in many areas of the Western United States are particularly good applications. We expect the market to continue to grow. Where possible, we purchase equipment from a number of suppliers and at auctions on an opportunistic basis for our compressed air drilling sector. The equipment provided by these suppliers is customized and often times overhauled in order to improve performance. In other instances, equipment must be made to order. As a result of purchasing the majority of our air compression equipment at auction, we are not significantly dependent upon any one supplier for compressed air drilling equipment.

RENTAL TOOLS

Effective September 1, 2004, we acquired Safco and effective April 1, 2005, we acquired Delta Rental Service, Inc. With these acquisitions, we supply specialized equipment for both onshore and offshore drilling and workover operations, which we refer to as rental tools services. Most wells drilled for oil and natural gas require some form of rental tools in the completion phase of a well.

We have an inventory of specialized equipment consisting of "hevi-wate" spiral drill pipe, double studded adaptors, test plugs, wear sleeves, adaptor spools, baskets and spacer spools and other assorted handling tools in various sizes to met our customers demands. We also provide related oilfield services to oil and gas exploration and development companies. We charge customers for rental equipment on a daily basis portal to portal. The customer is liable for damaged or lost equipment.

We currently provide rental tool services primarily to areas in Texas, Oklahoma, Louisiana, and offshore in the Gulf of Mexico. The rental tool business is highly fragmented with hundreds of companies offering various rental tool services. Our largest competitors include Weatherford, Oil and Gas Rental Tools, Quail Rental Tools, and Knight Rental Tools. We believe we currently have a less than 5% market share in the Southwestern United States. We believe that we have several competitive advantages including:

         o A well-established, loyal customer base in Texas, Oklahoma and Louisiana;

         o    A management team with over 30 years of service experience;

         o    An inventory of quality specialized equipment;

         o    A reputation for customer responsiveness;

We believe that through geographic expansion, we can optimize the utilization of both our equipment and personnel by accessing additional niche markets under-served by the larger oilfield service companies in the U.S.

For the years ended December 31, 2004 and 2003, Safco had revenues of approximately $1.3 million and $1.0 million, respectively. For the years ended December 31, 2004 and 2003, Delta Rental had revenues of $3.2 million and $2.7 million, respectively. We plan to further expand our rental tools operations in the domestic oil and gas industry through joint marketing efforts with our other business segments. In addition, we believe the acquisition of Safco and Delta Service will provide us a platform to facilitate offering other services to the rental tool segment of the energy industry. These services may be developed internally or obtained through acquisition of other rental tool companies.

Historically, we have sought to purchase equipment for our rental tools on an opportunistic basis; however, there is currently a shortage of equipment, which is available new from our suppliers. We believe there is a six to eight month backlog on orders to these suppliers. However, we currently own sufficient equipment for projected operations over the next 12 months, and believe the shortage of equipment will result in increased demand for our services.

Our rental tools sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

PRODUCTION SERVICES

In December 2004, we acquired Downhole and effective May 1, 2005, we acquired Capcoil. With these two acquisitions, we supply specialized equipment and trained operators to install capillary tubing and coiled tubing into flowing oil and gas wells up to depths of approximately 20,000 feet, typically without interrupting production for both onshore and offshore producing wells, which we refer to as production services. Chemicals are injected through the tubing to targeted zones. The result is improved production from treatment of downhole corrosion, scale, paraffin and salt build-up in producing wells. Natural gas wells with low bottom pressures can experience fluid accumulation in the tubing and well bore. This injection system can inject a foaming agent which lightens the fluids allowing them to flow out of the well. Additionally, corrosion inhibitors can be introduced to reduce corrosion in the well.

We have an inventory of specialized equipment consisting of capillary and coil tubing units in various sizes ranging from 1/4" to 1 1/4" along with nitrogen pumping and transportation equipment. We also maintain a full range of stainless and carbon steel coiled tubing and related supplies used in the installation of the tubing. We sell or rent the tubing and charge a fee for its installation, servicing and removal, which includes the service personnel and associated equipment on a turn key hourly basis. We do not provide the chemicals injected into the well.

We currently provide coiled and capillary tubing services primarily to areas in Eastern Oklahoma, West Texas, South Texas and throughout the Rocky Mountains. We also have one capillary coiled tubing unit in Mexico and one in the Middle East. There are two other significant competitors in the market, Weatherford and Dyna Coil. We believe we have approximately 30% market share in the Southwestern United States for chemical injection services using the capillary coiled tubing system. We believe that we have several competitive advantages including:

         o A well-established, loyal customer base in Texas, Mexico and the Middle East;

         o    A management team with over 25 years of service experience;

         o    An inventory of specialized equipment;

         o    A reputation for customer responsiveness;

         o    Substantial experience in the Texas oil and natural gas market;

         o An excellent relationship with a customer in Mexico, which enables us to access the Mexican market and;

         o An excellent relationship with our Middle Eastern partner, which enables us to access the Middle East market.

We believe that through geographic expansion, we can optimize the utilization of both our equipment and personnel by accessing additional niche markets.

We have a service agreement with a company in Mexico to provide Pemex with capillary tubing installations and services. Our customer provides drilling fluids and petrochemical products to companies around the globe. For the year ended December 31, 2004, we had revenues of approximately $567,000 and we did not provide any services to Mexico in 2003. We are currently working offshore Del Carmen and onshore in the Villahermosa Region.

We have had a 3 year relationship with a major oil company in the UAE. We have been contracted to provide capillary tubing installations and services for one of their fields in Sharjah. For the years ended December 31, 2004 and 2003, we had revenues of approximately $251,000 and $154,000, respectively. Our experienced staff has become an integral part of their operations. Our supervisors no longer need to be accompanied by a company field representative to carry out the work detail on the well site. Our experience in the region has opened the opportunity to expand our product offering to other companies in the Middle East.

We believe the use of chemical injection services such as those provided by Downhole has significant growth potential. For the years ended December 31, 2004 and 2003, Downhole had revenues of approximately $5.2 million and $3.8 million, respectively. For the years ended December 31, 2004 and 2003, Capcoil had revenues of $5.8 million and $5.5 million, respectively. We plan to further expand our production services operations in the international markets and in the domestic oil and gas industry through joint marketing efforts with our other business segments. In addition, we believe the acquisition of Downhole and Capcoil will provide us a platform to facilitate offering other services to the production services segment of the energy industry. These services may be developed internally or obtained through acquisition of other production services companies.

Our market is a relatively new market, and there is not excess equipment readily available to expand our markets. We have the ability to manufacture certain smaller capillary units. We can assemble a new capillary unit in 90 to 120 days. Our larger coiled tubing and nitrogen equipment is built by other manufactures, and this process takes 180 to 240 days.

Our production services sector is not materially dependent upon the ownership of any patents, trademarks, franchises or other concessions.

CYCLICAL NATURE OF EQUIPMENT RENTAL AND SERVICES INDUSTRY

The oil and gas equipment rental and services industry is highly cyclical. The most critical factor in assessing the outlook for the industry is the worldwide supply and demand for oil and the domestic supply and demand for natural gas. The peaks and valleys of demand are further apart than those of many other cyclical industries. This is primarily a result of the industry being driven by commodity demand and corresponding price increases. As demand increases, producers raise their prices. The price escalation enables producers to increase their capital expenditures. The increased capital expenditures ultimately result in greater revenues and profits for services and equipment companies. The increased capital expenditures also ultimately result in greater production, which, historically, has resulted in increased supplies and reduced prices.

After experiencing a strong market throughout most of 2000 and the first half of 2001, the energy services industry experienced a significant drop-off due to lower demand for hydrocarbons (particularly natural gas), which we believe was largely a function of the U.S. recession, a warm winter in that period and increased inventory levels. This trend continued for most of 2002; however, in the fourth quarter of 2002, the market experienced an increase in demand due to a colder than expected winter and decreased natural gas inventory levels. Demand for our services has been strong throughout 2003, 2004, and 2005. Management believes demand will remain strong throughout 2005 due to high oil prices and increased demand and declining production costs for natural gas as compared to other energy sources. Because of these market fundamentals for natural gas, management believes the long-term trend of activity in our markets is favorable; however, these factors could be more than offset by other developments affecting the worldwide supply and demand for oil and natural gas products.

CUSTOMERS

Our customers are the major and independent oil and gas companies operating in the U.S. and Mexico. In 2004, Matyep in Mexico represented 11.0.% and Burlington Resources Inc. represented 10.1% of our consolidated revenues. In 2003, Matyep, Burlington Resources Inc. and El Paso Energy Corporation represented 10.1%, 11.1% and 13.8%, respectively, of our revenues. The loss without replacement of our larger existing customers could have a material adverse effect on our operations.

COMPETITION

As discussed above, we experience significant competition in all areas of our business. In general, the markets in which we compete are highly fragmented, and a large number of companies offer services that overlap and are competitive with our services and products. We believe that the principal competitive factors are technical and mechanical capabilities, management experience, past performance and price. While we have considerable experience, there are many other companies that have comparable skills. Many of our competitors are larger and have greater financial resources than we do.

BACKLOG

We do not have a significant backlog of orders because our customers utilize our services on an as-needed basis without significant on-going commitments.

EMPLOYEES

Our strategy includes acquiring companies with strong management and entering into long-term employment contracts with key employees in order to preserve customer relationships and assure continuity following acquisition. We believe we have good relations with our employees, none of whom are represented by a union. We actively train employees across various functions, which we believe is crucial to motivate our workforce and maximize efficiency. Employees showing a higher level of skill are trained on the more technically complex equipment and given greater responsibility. All employees are responsible for on-going quality assurance. At December 31, 2004, we had 261 employees.


INSURANCE

We carry a variety of insurance coverages for our operations, and are partially self-insured for certain claims in amounts that we believe to be customary and reasonable. However, there is a risk that our insurance may not be sufficient to cover any particular loss or that insurance may not cover all losses. Finally, insurance rates have in the past been subject to wide fluctuation, and changes in coverage could result in less coverage, increases in cost or higher deductibles and retentions.

FEDERAL REGULATIONS AND ENVIRONMENTAL MATTERS

Our operations are subject to federal, state and local laws and regulations relating to the energy industry in general and the environment in particular. Environmental laws have in recent years become more stringent and have generally sought to impose greater liability on a larger number of potentially responsible parties. Because we provide services to companies producing oil and gas, which are toxic substances, we may become subject to claims relating to the release of such substances into the environment. While we are not currently aware of any situation involving an environmental claim that would likely have a material adverse effect on us, it is possible that an environmental claim could arise that could cause our business to suffer. We do not anticipate any material expenditures to comply with environmental regulations affecting our operations.

In addition to claims based on our current operations, we are from time to time subject to environmental claims relating to our activities prior to our bankruptcy in 1988 (See, "Legal Proceedings").

INTELLECTUAL PROPERTY RIGHTS

Except for our relationships with our customers and suppliers described above, we do not own any patents, trademarks, licenses, franchises or concessions which we believe are material to the success of our business. As part of our overall corporate strategy to focus on our core business of providing services to the oil and gas industry and to increase stockholder value, we are investigating the sale or license of our worldwide rights to trade names and logos for products and services outside the energy sector.

DESCRIPTION OF PROPERTIES
-------------------------

To support our compressed air drilling compressed air drilling operations, we lease an Approximately 6,000 square foot facility in Grand Junction, Colorado, which includes offices, shops and a warehouse; an approximately 10,000 square foot facility in Farmington, New Mexico, which includes offices, shops and a warehouse, a yard in Fort Stockton, Texas and a 4,000 square foot shop in Carlsbad, New Mexico.

To support our casing and tubing operations, we own facilities located in Edinburg, Texas on approximately 8 acres. One building has approximately 5,000 square feet of office space, 5,000 square feet of additional expansion capacity and 2,500 square feet of storage capability. Additionally, there is a 10,000 square foot mechanical repair, tool storage and maintenance facility. In addition, we lease yards located in Victoria and Pearsall, Texas. The yard in Pearsall is owned by Jens Mortensen, one of our directors.

To support our directional drilling operations, we lease office space and a shop in Houston, Texas.

To support our production services operations, we leave office space, warehouses and yards in Midland, Corpus Christi and Kilgore, Texas.

To support our tool rental operations, we lease office space, warehouses and yards in Houston, Texas and Lafayette, Louisiana.

We maintain our principal executive offices in Houston, Texas.

LEGAL PROCEEDINGS
-----------------

On June 29, 1987, we filed for reorganization under Chapter 11 of the United States Bankruptcy Code. Our plan of reorganization was confirmed by the Bankruptcy Court after acceptance by our creditors and stockholders, and was consummated on December 2, 1988.

At confirmation of our plan of reorganization, the United States Bankruptcy Court approved the establishment of the A-C Reorganization Trust as the primary vehicle for distributions and the administration of claims under our plan of reorganization, two trust funds to service health care and life insurance programs for retired employees and a trust fund to process and liquidate future product liability claims. The trusts assumed responsibility for substantially all remaining cash distributions to be made to holders of claims and interests pursuant to our plan of reorganization. We were thereby discharged of all debts that arose before confirmation of our plan of reorganization.

We do not administer any of the aforementioned trusts and retain no responsibility for the assets transferred to or distributions to be made by such trusts pursuant to our plan of reorganization.

As part of our plan of reorganization, we settled U.S. Environmental Protection Agency claims for cleanup costs at all known sites where we were alleged to have disposed of hazardous waste. The EPA settlement included both past and future cleanup costs at these sites and released us of liability to other potentially responsible parties in connection with these specific sites. In addition, we negotiated settlements of various environmental claims asserted by certain state environmental protection agencies.

Subsequent to our bankruptcy reorganization, the EPA and state environmental protection agencies have in certain cases asserted we are liable for cleanup costs or fines in connection with several hazardous waste disposal sites containing products manufactured by us prior to consummation of the Plan of Reorganization. In each instance, we have taken the position that the cleanup cost or other liabilities related to these sites were discharged in the bankruptcy, and the cases have been disposed of without material cost. A number of Federal Courts of Appeal have issued rulings consistent with this position and based on such rulings we believe that we will continue to prevail in our position that our liability to the EPA and third parties for claims for environmental cleanup costs that had pre-petition triggers have been discharged. A number of claimants have asserted claims for environmental cleanup costs that had pre-petition triggers, and in each event, the A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to such claims, generally, by informing claimants that our liabilities were discharged in the bankruptcy. Each of such claims has been disposed of without material cost. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

The EPA and certain state agencies continue from time to time to request information in connection with various waste disposal sites containing products manufactured by us before consummation of the Plan of Reorganization that were disposed of by other parties. Although we have been discharged of liabilities with respect to hazardous waste sites, we are under a continuing obligation to provide information with respect to our products to federal and state agencies. The A-C Reorganization Trust, under its mandate to provide Plan of Reorganization implementation services to us, has responded to these informational requests because pre-bankruptcy activities are involved.

We have been advised that the A-C Reorganization Trust will be terminated and its assets distributed during 2005, and as a result we will assume the responsibility of responding to claimants and to the EPA and state agencies previously undertaken by the A-C Reorganization Trust. However, we have been advised by the A-C Reorganization Trust that its cost of providing these services has not been material in the past, and therefore we do not expect to incur material expenses as a result of responding to such requests. However, there can be no assurance that we will not be subject to environmental claims relating to pre-bankruptcy activities that would have a material, adverse effect on us.

We are named as a defendant from time to time in product liability lawsuits alleging personal injuries resulting from our activities prior to our reorganization involving asbestos. These claims are referred to and handled by a special products liability trust formed to be responsible for such claims in connection with our reorganization. As with environmental claims, we do not believe we are liable for product liability claims relating to our business prior to our bankruptcy; moreover, the products liability trust is defending all such claims. However, there can be no assurance that we will not be subject to material product liability claims in the future.


We are involved in various other legal proceedings in the ordinary course of businesses. The legal proceedings are at different stages; however, we believe that the likelihood of material loss relating to any such legal proceeding is remote.

                                   MANAGEMENT

BOARD OF DIRECTORS

The following individuals serve on our Board for a term of one year and until their successors are elected and take office:

NAME                                     AGE                     DIRECTOR SINCE

Jeffrey R. Freedman                      58                        January 2005
Victor F. Germack                        65                        January 2005
David A. Groshoff                        32                        October 1999
Munawar H. Hidayatallah                  61                            May 2001
Thomas E. Kelly                          50                        January 2005
John E. McConnaughy, Jr.                 76                            May 2004
Jens H. Mortensen, Jr.                   51                       February 2003
Robert E. Nederlander                    71                            May 1989
Leonard Toboroff                         72                            May 1989
Thomas O. Whitener, Jr.                  57                       February 2002

Jeffrey R. Freedman was appointed to our board of directors in January 2005. Mr. Freedman served as our Executive Vice President - Corporate Development from March 2002 to December 2002. Since January 2003, Mr. Freedman has been involved in real estate development in South Florida. From 1994 through March 2002, Mr. Freedman was Managing Director - Oil Services and Equipment for Prudential Securities with responsibilities for institutional equity research of the largest oilfield services and contract drilling companies in the U.S. public markets. Mr. Freedman has been involved and held various positions with major institutional brokerage firms in equity research relating to the oil service sector over the last twenty years.

Victor F. Germack was appointed to our board of directors in January 2005. Mr. Germack has served since 1980 as President of Heritage Capital Corp., a company engaged in investment banking services. In addition, Mr. Germack formed, and since 2002 has been President of, RateFinancials Inc., a company that rates and ranks the financial reporting of the largest U.S. public companies.

David A. Groshoff is Vice President of JPMorgan Investment Management, Inc. and Chief Compliance Officer of JPMorgan Investment Advisers' closed end high yield bond fund, the Pacholder High Yield Fund, Inc. Prior to joining JPMorgan (at that time Pacholder Associates, Inc.) in 1997, Mr. Groshoff worked in private legal practice in Cincinnati, Ohio. Mr. Groshoff serves on our Board on behalf of the Pension Benefit Guaranty Corporation, which has the right to appoint one director for so long as it holds 117,020 shares of our common stock. Mr. Groshoff is also a member of the Board of Directors of Fansteel, Inc., a manufacturer of aerospace castings and engineered metal components.

Munawar H. Hidayatallah has served as our Chairman of the Board and Chief Executive Officer since May 2001, and was President from May 2001 through February 2003. Mr. Hidayatallah was Chief Executive Officer of OilQuip Rentals, Inc., which merged with us in May 2001, from its formation in February 2000 until the date of the merger. From December 1994 until August 1999, Mr. Hidayatallah was the Chief Financial Officer and a director of IRI International, Inc., which was acquired by National Oilwell, Inc. in early 2000. IRI International, Inc. manufactured, sold and rented oilfield equipment to the oilfield and natural gas exploration and production sectors. From August 1999 until February 2000, Mr. Hidayatallah worked as a consultant to IRI International, Inc. and Riddell Sports Inc.


Thomas E. Kelly was appointed to our board of directors in January 2005. Mr. Kelly was an owner and founder of Downhole Injection Systems, LLC, which we purchased in December 2004. Since 1997, Mr. Kelly has been the Chairman and CEO of United Fuel & Energy, the largest provider of fuel, lubricants and services in the Permian Basin of West Texas. Mr. Kelly is also CEO of BPZ Energy, a Houston based exploration and production company with properties in Peru and Ecuador. Mr. Kelly has been involved in oil and gas exploration projects since 1981, including Baytech, Inc. which he co-founded in 1981 and was involved in until it was sold in 2002. Mr. Kelly currently serves on the board of directors of BPZ Energy which is a public company.

John E. McConnaughy, Jr. was appointed to our board of directors in May 2004. Mr. McConnaughy has served as Chairman and Chief Executive Officer of JEMC Corporation, a personal holding company, since he founded it in 1985. His career includes positions of management with Westinghouse Electric and the Singer Company, as well as service as a director of numerous public and private companies. In addition, he previously served as Chairman and Chief Executive Officer of Peabody International Corp. and Chairman and Chief Executive Officer of GEO International Corp. He retired from Peabody in February 1986 and GEO in October 1992. Mr. McConnaughy currently serves on the boards of six public companies (Wave Systems Corp., Consumer Portfolio Services, Inc., Overhill Farms, Inc. Varsity Brands, Inc., Levcor International, Inc. and Eutoclaims, Inc.) and one private company (PetsChoice, Ltd.). He also serves on the Board of Trustees and Executive Committee of the Strang Cancer Prevention Center and as Chairman of the Board for the Harlem School of the Arts. Mr. McConnaughy holds a B.A. in Economics from Denison University and an M.B.A in Marketing and Finance from the Harvard Graduate School of Business Administration.

Jens H. Mortensen, Jr. has served as our director since February 2002 and served as our President and Chief Operating Officer from February 2003 through February 2005. Mr. Mortensen founded Jens', one of our subsidiaries, in 1982 after having spent eight years in operations and sales positions with a South Texas casing crew operator. As sole stockholder and Chief Executive Officer of Jens', Mr. Mortensen grew the company from its infancy to approximately $10.0 million of revenues in 2001. Mr. Mortensen's experience includes extensive knowledge of specialized equipment utilized to install the various strings of casing required to drill and complete oil and gas wells.

Robert E. Nederlander has served as our director since May 1989. Mr. Nederlander served as our Chairman of the board of directors from May 1989 to 1993, and as our Vice Chairman of the board of directors from 1993 to 1996. Mr. Nederlander has been a Director of Cendant Corp since December 1997 and Chairman of the Corporate Governance Committee of Cendant Corp. since 2002. Mr. Nederlander was a Director of HFS from July 1995 to December 1997. Since November 1981, Mr. Nederlander has been President and/or Director of the Nederlander Organization, Inc., owner and operator of legitimate theaters in New York City. Since December 1998, Mr. Nederlander has been a managing partner of the Nederlander Company, LLC, operator of legitimate theaters outside New York City. Mr. Nederlander was Chairman of the board of directors of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 to September 2003 and was the Chief Executive Officer of such corporation from 1988 through April 1, 1993. Mr. Nederlander has been a limited partner and a director of the New York Yankees since 1973. Mr. Nederlander has been President of Nederlander Television and Film Productions, Inc. since October 1985 and was Chairman of the Board and Chief Executive Officer of Mego Financial Corp. from January 1988 to January 2002. Mr. Nederlander was a director of Mego Mortgage Corp. from September 1996 until June 1998.

Leonard Toboroff has served as our director and Vice Chairman of the board of directors since May 1989 and served as our Executive Vice President from May 1989 until February 2002. Mr. Toboroff served as a director and Vice President of Varsity Brands, Inc. (formerly Riddell Sports Inc.) from April 1988 through October 2003, and is also a director of Engex Corp. Mr. Toboroff has been a practicing attorney continuously since 1961.

Thomas O. Whitener, Jr. has served as our director since February 1, 2002. Mr. Whitener is a founding partner of Energy Spectrum Capital and has been a partner since May 1996. Mr. Whitener has also served as a managing director of Energy Spectrum Securities Corp., a financial advisory firm for energy companies, since October 1997. Mr. Whitener has been financing companies in the energy industry since 1974. From 1987 to 1996, Mr. Whitener was an investment banker with R. Reid Investments Inc. and Dean Witter Reynolds.

STOCKHOLDERS AGREEMENT


On April 2, 2004, an investor group consisting of Donald Engel, Chris Engel, the Engel Investors Defined Benefit Plan, director Leonard Toboroff and RER Corp., a Michigan corporation wholly owned by director Robert Nederlander, Energy Spectrum, and directors Jens H. Mortensen, Jr., Saeed M. Sheikh and Munawar H. Hidayatallah entered into a stockholders agreement pursuant to which the parties agreed to vote for the election to our board of directors three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The parties to the Stockholders Agreement collectively beneficially own approximately 49.6% of the common stock, and thus have the power to elect six of our nine directors. Messrs. Whitener, Hidayatallah, Toboroff and Nederlander have been designated to be elected as directors pursuant to the Stockholders Agreement.

The Stockholders Agreement also provides that in the event we do not complete a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets. In addition, Energy Spectrum verbally agreed to amend the stockholders agreement to eliminate the requirement to retain an investment banking firm to identify candidates for a sale of the Company.

All parties to the Stockholders Agreement are deemed to be a group and each party is deemed to beneficially own all common stock beneficially owned by each member of the group. Mr. Whitener is a principal of Energy Spectrum and its affiliates and is deemed to beneficially own the securities held of record by Energy Spectrum.

In December 2004, two directors appointed by Energy Spectrum resigned and Energy Spectrum verbally agreed to amend the stockholders agreement to provide that Energy Spectrum will designate only one nominee to the Board of Directors unless and until it provides further notice to the Company.


AUDIT COMMITTEE

We have an Audit Committee consisting of three directors, Mr. McConnaughy, who serves as Chairman, Mr. Groshoff and Mr. Germack. All of our directors are "independent" under the applicable American Stock Exchange and Securities and Exchange Commission rules regarding audit committee membership. The Board has determined that Mr. Germack qualifies as an "audit committee financial expert" under applicable Securities and Exchange Commission rules and regulations governing the composition of the Audit Committee.

The Audit Committee assists our board of directors in fulfilling its oversight responsibility by overseeing (i) the conduct of our accounting and financial reporting process and the integrity of the financial statements that will be provided to stockholders and others; (ii) the functioning of our systems of internal accounting and financial controls; and (iii) the engagement, compensation, performance, qualifications and independence of our independent auditors.

The Audit Committee meets privately with the independent auditors, and the independent auditors have unrestricted access and report directly to the Audit Committee. The Audit Committee also has unrestricted access to the independent auditors and all of our personnel. The Audit Committee has selected UHY Mann Frankfort Stein & Lipp, LLP as our independent auditors for the fiscal year ended December 31, 2004.

The Audit Committee held 8 meetings during 2004. The Board adopted a written Audit Committee charter in March 2002. The charter is reviewed annually and revised as appropriate.

NOMINATING COMMITTEE.

The Nominating Committee of our board of directors was established in January 2005 to select nominees for the board of directors. The Nominating Committee consists of Mr. Nederlander, as Chairman, and Mr. Freedman. The Nominating Committee operates pursuant to a charter approved by our board of directors and the Nominating Committee. The Nominating Committee will utilize a variety of methods for identifying and evaluating nominees for directors. Candidates may come to the attention of the Nominating Committee through current board members, stockholders and other persons. We have no formal procedure pursuant to which stockholders may recommend nominees to our board of directors or Nominating Committee.

INFORMATION REGARDING EXECUTIVE OFFICERS

The names of our current executive officers, and certain information about them, are set forth below. Subject to the terms of the written employment agreement described below, our officers serve at the will of our board of directors.

NAME                           AGE      POSITION

Munawar H. Hidayatallah        61       Munawar H. Hidayatallah has served as
                                        our Chairman of the Board and Chief
                                        Executive Officer since May 2001, and
                                        was President from May 2001 through
                                        February 2003. Mr. Hidayatallah was
                                        Chief Executive Officer of OilQuip
                                        Rentals, Inc., which merged with us in
                                        May 2001, from its formation in February
                                        2000 until the date of the merger. From
                                        December 1994 until August 1999, Mr.
                                        Hidayatallah was the Chief Financial
                                        Officer and a director of IRI
                                        International, Inc., which was acquired
                                        by National Oilwell, Inc. in early 2000.
                                        IRI International, Inc. manufactured,
                                        sold and rented oilfield equipment to
                                        the oilfield and natural gas exploration
                                        and production sectors. From August 1999
                                        until February 2000, Mr. Hidayatallah
                                        worked as a consultant to IRI
                                        International, Inc. and Riddell Sports
                                        Inc.


Jens. H. Mortensen             51       Jens H. Mortensen, Jr. has served as our
                                        director since 2002 and served as our
                                        President and Chief Operating Officer
                                        from February, 2003 until February 2005.
                                        Mr. Mortensen founded Jens' Oilfield
                                        Service, Inc., one of our subsidiaries,
                                        in 1982 after having spent eight years
                                        in operations and sales positions with a
                                        South Texas casing and tubing crew
                                        operator. As sole stockholder and Chief
                                        Executive Officer of Jens', Mr.
                                        Mortensen grew Jens' from its infancy to
                                        approximately $10.0 million revenues in
                                        2001. Mr. Mortensen's experience
                                        includes extensive knowledge of
                                        specialized equipment utilized to
                                        install the various strings of casing
                                        required to drill and complete oil and
                                        gas wells.


Dave Wilde                     51       Mr. Wilde became our President and Chief
                                        Operating Officer in February, 2005. Mr.
                                        Wilde was President and Chief Executive
                                        Office of Strata from October 2003
                                        through February 2005 and served as
                                        Strata's President and Chief Operating
                                        Officer from July 2003 until October
                                        2003. From February 2002 until July
                                        2003, Mr. Wilde was our Executive Vice
                                        President of Sales and Marketing. From
                                        May 1999 until February 2002, Mr. Wilde
                                        served as Sales and Operations Manager
                                        at Strata. Mr. Wilde has more than 25
                                        years' experience in the drilling sector
                                        of the oil service industry and 2 years'
                                        experience in the directional and
                                        horizontal drilling and rental tool
                                        business.

                                        48




Victor M. Perez                51       Mr. Perez became our Chief Financial
                                        Officer in August 2004. From July 2003
                                        to July 2004, Mr. Perez was a private
                                        consultant engaged in corporate and
                                        international finance advisory. From
                                        February 1995 to June 2003, Mr. Perez
                                        was Vice President and Chief Financial
                                        Officer of Trico Marine Services, Inc.,
                                        a marine transportation company serving
                                        the offshore energy industry. Mr. Perez
                                        was Vice President of Corporate Finance
                                        with Offshore Pipelines, Inc., an
                                        oilfield marine construction company,
                                        from October 1990 to January 1995 when
                                        that company merged with a subsidiary of
                                        McDermott International. Mr. Perez also
                                        has 15 years' experience in
                                        international energy banking. Mr. Perez
                                        is a director of Safeguard Security
                                        Holdings.

Todd C. Seward                 42       Mr. Seward has served as our Chief
                                        Accounting Officer since September 2002
                                        and from October 2001 through September
                                        2002 served as our Corporate Controller.
                                        Mr. Seward served as secretary from May
                                        2004 through January 2005. From February
                                        2000 to October 2001, Mr. Seward was an
                                        Executive Accounting Consultant where he
                                        served as a Regional Controller for
                                        Cemex, the world's third largest cement
                                        company. From February 1997 until
                                        February 2000, Mr. Seward served as
                                        Director of Finance for APS Holdings,
                                        Inc., a $750 million consumer branded
                                        auto parts distributor and reseller. Mr.
                                        Seward has 16 years of experience in all
                                        aspects of accounting, financial and
                                        treasury management.

Terrence P. Keane              52       Terrence P. Keane has served as
                                        President and Chief Executive Officer of
                                        our AirComp, LLC subsidiary since its
                                        formation on July 1, 2003, and served as
                                        a consultant to M-I, LLC in the area of
                                        compressed air drilling from July 2002
                                        until June 2003. From March, 1999 until
                                        June 2002, Mr. Keane served as Vice
                                        President and General Manager -
                                        Exploration, Production and Processing
                                        Services for Gas Technology Institute
                                        where Mr. Keane was responsible for all
                                        sales, marketing, operations and
                                        research and development of the
                                        exploration, production and processing
                                        business unit. For more than ten years
                                        prior to joining the Gas Technology
                                        Institute, Mr. Keane had various
                                        positions with Smith International,
                                        Inc., Houston Texas, most recently in
                                        the position of Vice President Worldwide
                                        Operations and Sales for Smith Tool.

David K. Bryan                 47       Mr. Bryan has served as President and
                                        Chief Executive Officer of Strata since
                                        February 2005. Mr. Bryan served as Vice
                                        President of Strata from June 2002 until
                                        February 2005. From February 2002 to
                                        June 2002 he served as General Manager,
                                        and from May 1999 through February 2002
                                        he served as Operations Manager of
                                        Strata. Mr. Bryan has been involved in
                                        the directional drilling sector since
                                        1979.

                                        49





Theodore F. Pound III           50      Mr. Pound became our general counsel in
                                        October 2004 and was elected Secretary
                                        in January 2005. For ten years prior to
                                        joining us, he practiced law with the
                                        law firm of Wilson, Cribbs & Goren,
                                        P.C., Houston, Texas. Mr. Pound has
                                        practiced law for more than twenty-four
                                        years. Mr. Pound has acted as our lead
                                        counsel in each of our acquisitions
                                        beginning in 2001.


EXECUTIVE COMPENSATION

The following table sets forth the compensation paid or awarded by us in 2004, 2003 and 2002 to our chief executive officer and the four other most highly compensated officers for the year ended December 31, 2004.

                                                           Annual Compensation                                Long
                                                           -------------------                                ----
Term Compensation
-----------------

                                                                                                        Awards Securities
Name and                                                                              Other Annual        Underlying
Principal Position                       Year         Salary($)       Bonus($)       Compensation(1)     Options/SARS (#)
------------------                       ----         ---------       --------       ---------------     ----------------

Munawar H. Hidayatallah,                 2004        $ 337,500       $ 580,000(2)        $  3,375                   0
President, Chairman &                    2003        $ 300,000(3)    $  81,775           $  3,000             400,000
Chief Executive Officer of Allis-        2002        $ 294,666(4)    $ 143,000           $      0                   0
Chalmers (5)

Jens H. Mortensen, Jr.,                  2004        $ 150,000       $       0           $  1,500                   0
President and Chief Operating            2003        $ 150,000       $       0           $  1,500             100,000
Officer of Allis-Chalmers, President     2002        $ 137,500       $       0           $      0                   0
of Jens' (6)

David Wilde                              2004        $ 200,000       $ 188,364           $  1,672             110,000
President and Chief                      2003        $ 187,626       $  30,000           $  1,876             100,000
Operating Officer (7)                    2002        $ 146,393       $       0           $      0                   0

Terrence P. Keane                        2004        $ 153,508       $  50,000           $      0                   0
President and Chief Executive            2003        $  72,086       $       0           $      0                   0
Officer of AirComp(8)                    2002        $       0       $       0           $      0                   0

Todd C. Seward                           2004        $ 131,000       $  65,500(9)        $    650                   0
Chief Accounting Officer of              2003        $ 123,192       $  40,000           $  1,232              30,000
Allis-Chalmers                           2002        $  35,000       $       0           $      0                   0


(1) Represents contributions to 401K plans. We match contributions made by all employees up to a maximum 1% of each employee's salary.
(2)  Of this amount $175,000 was paid in 2005.
(3)  Of this amount, $60,000 was deferred and paid during 2004.
(4)  Of this amount, $65,000 was deferred and paid during 2003.
(5) The bonuses awarded to Mr. Hidayatallah for fiscal years 2002 and 2003 were determined pursuant to his 2001 employment agreement, based on acquisitions completed for fiscal years 2002 and 2003, and the bonus for fiscal year 2004 was based on Mr. Hidayatallah's attaining certain strategic objectives set forth in his 2004 employment agreement (see, "Employment Agreements with Management," below).
(6) Mr. Mortensen served as President of Jens' since we acquired Jens' in February 2002 until February 2005 and as such has been considered one of our executive officers; Mr. Mortensen served as our President and Chief Operating Officer from February 2003 until February 2005.
(7) Mr. Wilde was President and Chief Executive Officer of Strata, one of our subsidiaries, until January 2005 when he was named our President and Chief Operating Officer.
(8) Mr. Keane serves as President and Chief Executive Officer of AirComp, LLC and as such is considered an executive officer.
(9)  Of this amount $32,500 was paid in 2005.

OPTION/SAR GRANTS IN LAST FISCAL YEAR


The following table provides information concerning stock options granted to the named executive officers during 2004. All the grants were options to purchase shares of common stock and were made under our 2003 Incentive Stock Plan. No stock appreciation rights were granted during 2004. No options were exercised during 2004.



                                                                            POTENTIAL REALIZABLE VALUE AT
                                                                            ASSUMED ANNUAL RATES OF STOCK
                                           INDIVIDUAL GRANTS                PRICE APPRECIATION FOR OPTION TERMS(3)

                                    % OF TOTAL
                   NUMBER OF       OPTIONS/SARS        EXERCISE
                   SECURITIES        GRANTED             PRICE
                   UNDERLYING           TO                PER
                   OPTIONS/SARS      EMPLOYEES           SHARE        EXPIRATION
    NAME           GRANTED(1)         IN 2004          ($/SH)(2)          DATE            5%($)           10%($)
    ----           ----------         -------          ---------          ----            -----           ------
David Wilde          110,000           44.4%           $ 4.85          9/27/2014        $ 335,515       $ 850,965


(1) All options vest and become exercisable in three equal installments, one of which vested upon the issuance of the options and one of which will vest upon each of the first and second anniversaries of the date of grant of option, provided that all options will become fully exercisable upon the occurrence of a change of control (as defined in the 2003 Incentive Stock Plan).


(2) The exercise price for these options was equal to the fair market value of the common stock on September 28, 2004, the date of grant. The exercise price may be paid in cash or in shares of commons tock valued at the fair market value on the exercise date.

(3) The 5% and 10% assumed rates of appreciation are prescribed by the rules and regulations of the Securities and Exchange Commission and do not represent our estimate or projection of the future trading prices of our common stock. The calculations assume annual compounding and continued retention of the options or the underlying common stock by the optionee for the full option term of ten years. Unless the market price of the common stock actually appreciates over the option term, no value will be realized by the optionee from these option grants. Actual gains, if any, on stock option exercises are dependent on numerous factors, including, without limitation, the future performance of the Company, overall business and market conditions, and the optionee's continued employment with the Company throughout the entire vesting period and option term, which factors are not reflected in this table.

                                 AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                                             AND FY-END OPTION/SAR VALUES


                                                  Number of Securities                     Value of Unexercised
                                                 Underlying Unexercised                        In-the-Money
                                                     Options/SARs                              Options/SARs
                                                at Fiscal Year-End (#)                    at Fiscal Year-End ($)(1)

      Name                       Exercisable          Unexercisable             Exercisable             Unexercisable
 Munawar H. Hidayatallah          266,667               133,333                 $1,306,668                $653,332
 Jens H. Mortensen, Jr.            66,667                33,333                 $  326,668                $163,332
 David Wilde                      103,334               106,666                 $  506,337                $522,663
 Todd C. Seward                    20,000                10,000                 $   98,000                $ 49,000


(1) Based on a value of $4.90 per share, the closing price per share on the American Stock Exchange on December 31, 2004, minus the exercise price.

EMPLOYMENT AGREEMENTS WITH MANAGEMENT


We have entered into written employment agreements with our executive officers as described below. Each employment agreement (other than the agreement of Mr. Keane, which is described below) provides that if the executive officer's employment is terminated by us for any reason other than "cause," as defined inthe employment agreement, or death or disability, or if the executive officer is "Constructively Terminated," as defined in the agreement (which definition includes a change in control of us if the executive officer does not continue employment with us or our successor), then he is entitled to receive his then current salary for the entire term of his contract, reduced by any amounts he earns for services during the severance period.

Munawar H. Hidayatallah serves as our Chairman and Chief Executive Officer pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Hidayatallah receives an annual base salary of $350,000 subject to annual increase in the discretion of the board of directors. In addition, Mr. Hidayatallah is entitled to receive a bonus in an amount equal to 100% of his base salary if he meets certain strategic objectives specified in the agreement, and if he meets some but not all of such objectives may be granted a bonus as determined by the Compensation Committee of the board of directors. Mr. Hidayatallah received a signing bonus of $230,000 but will be required to return a pro rata portion of such bonus if his employment is terminated for any reason prior to April 1, 2007. In December 2003, we granted Mr. Hidayatallah options to acquire 400,000 shares of common stock at a purchase price of $2.75 per share and in February 2005 we granted Mr. Hidayatallah an option to purchase 600,000 shares of common stock at an exercise price of $3.81 per share. The options vested as to one-third of the shares subject to the options on the date of grant and vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant. Pursuant to the agreement, we also maintain a term life insurance policy in the amount of $2,500,000 the proceeds of which would be used to repurchase shares of our common stock from Mr. Hidayatallah's estate in the event of his death. The number of shares purchased would be determined based upon the fair market value of our common stock, as determined by a third party experienced in valuations of this type, appointed by us. Mr. Hidayatallah also receives an annual guarantee fee equal to 0.25% of all loans guaranteed by Mr. Hidayatallah.

Jens H. Mortensen, Jr. served as President of Jens' pursuant to the terms of a three-year employment agreement dated February 1, 2002 which terminated on February 1, 2005. Mr. Mortensen is currently our Vice Chairman and receives a salary of $150,000 and is involved in acquisitions and development of international business on behalf of the Company

David Wilde was appointed as our President and Chief Operating Officer in January 2005. Previously Mr. Wilde served as President and Chief Executive Officer of Strata pursuant to the terms of a three-year employment agreement dated as of April 1, 2004. Under the terms of the employment agreement, Mr. Wilde received a signing bonus of $75,000 and an annual base salary of $200,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Wilde was entitled to receive a bonus in an amount equal to 5% of Strata's earnings before taxes, interest and depreciation provided that Strata met designated minimum earnings targets and provided further that such bonus could not exceed 120% of Mr. Wilde's base salary. In February 2005, in connection with being named our President and Chief Operating Officer, our board of directors, upon the recommendation of our Compensation Committee, authorized the Company to amend Mr. Wilde's employment agreement. Under the amended employment agreement, Mr. Wilde's annual base salary was increased to $300,000 subject to annual review and potentially an increase by our Board, and Mr. Wilde is entitled to receive a bonus in an amount equal to up to 100% of his base salary, 50% of which is based on meeting quarterly and annual operating income targets for the Company. The bonus calculation is subject to adjustment in subsequent years.

In addition, in December 2003, we granted Mr. Wilde options to acquire 100,000 shares of common stock at a purchase price of $2.75 per share, and on September 28, 2004, we granted to Mr. Wilde options to purchase an additional 110,000 shares at an exercise price of $4.85 per share. In connection with being named President and Chief Operating Officer, we awarded to Mr. Wilde options to purchase an additional 200,000 shares at a purchase price of $3.86 per share in February 2005. All options vested immediately as to one-third of the shares subject to the option and vest as to one-third of the shares subject to the option on each of the first two anniversaries of the grant date.

Victor M. Perez serves as our Chief Financial Officer pursuant to the terms of a three-year employment agreement dated as of July 26, 2004. Under the terms of the employment agreement, Mr. Perez receives an annual base salary of $240,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Perez is entitled to receive a bonus in an amount equal to up to 50% of his base salary if he meets certain strategic objectives specified in his employment agreement. Pursuant to his employment agreement, on October 11, 2004, we granted to Mr. Perez options to purchase 55,000 shares at an exercise price of $4.85 per share. The option vested as to one-third of the shares subject to the option on the date of grant and vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant.

Theodore F. Pound III serves as our General Counsel pursuant to a three year employment agreement dated as of October 11, 2004. Under the terms of the employment agreement, Mr. Pound receives an annual base salary of $180,000 subject to annual review and potentially an increase by our Board. In addition, Mr. Pound is entitled to receive a bonus in an amount equal to up to 50% of his base salary. Pursuant to his employment agreement, on October 11, 2004, the Company issued to Mr. Pound options to purchase 50,000 shares of the Company's Common Stock at a purchase price equal to $4.85 per share. The option vested as to one-third of the shares subject to the option on the date of grant and vest as to one-third of the shares subject to the option on each of the first and second anniversaries of the date of grant.

Terrence P. Keane, President and Chief Executive Officer of our subsidiary AirComp L.L.C., a Delaware limited liability company, is employed pursuant to an employment agreement dated July 1, 2003, which has a term of four years. Under the terms of this agreement, Mr. Keane is entitled to base salary of $144,000 and to a bonus of up to 90% of his base salary based upon AirComp meeting earnings targets established by AirComp's Management Committee. If Mr. Keane's employment is terminated by AirComp without cause or by Mr. Keane for good reason (as such terms are defined in the agreement), Mr. Keane will be entitled to receive his accrued bonus, if any, and to continue to receive salary and medical benefits for a period of six months. In addition, if a change in control (as defined in the agreement) occurs with respect to AirComp, and Mr. Keane does not accept employment with AirComp's successor, then Mr. Keane will be entitled to receive his accrued bonus, if any, to continue to receive salary for a period of 24 months, and to continue to receive medical benefits for a period of 12 months.


BOARD COMPENSATION

Our policy is to pay our independent directors a fee of $5,000 per quarter beginning in 2005. Messrs. Hidayatallah, Mortensen and Toboroff are not deemed independent. Each independent director serving on a committee of the Board will receive $1,250 quarterly for service on such committee and each independent director serving as Chairman of a committee of the Board would receive an additional $1,250 per quarter for acting as chairman of such committee. In 2004 we did not pay directors any compensation. Directors are also compensated for out of pocket travel expenses.

In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The Compensation Committee of our Board currently consists of Messrs. Kelly and Whitener. Neither of these individuals has been our officer or employee at any time. No current executive officer has ever served as a member of the board of directors or compensation committee of any other entity (other than subsidiaries the Company) that has or has had one or more executive officers serving as a member of our Board or our Compensation Committee.

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


Mr. Whitener is a principal of Energy Spectrum, from whom we acquired Strata in February 2002. On April 2, 2002, Energy Spectrum converted all of its Series A Preferred Stock, including accrued dividend rights, into 8,590,449 shares of common stock (see "Certain Relationships and Related Transactions"). Energy Spectrum, which is our largest stockholder, is a private equity fund headquartered in Dallas, Texas. Mr. Kelly was an owner and founder of Downhole Injection Systems, LLC, which was purchased by the Company in December, 2004.


                        PRINCIPAL HOLDERS OF COMMON STOCK


The following table sets forth certain information known to us with respect to the beneficial ownership of our common stock as of June 2, 2005, calculated in accordance with the rules of the Securities and Exchange Commission, by (i) all persons known to beneficially own five percent or more of the our common stock, (ii) each director, (iii) the named executive officers and (iv) all current directors and executive officers as a group.


                                                                      Beneficial
                                                 Number of Shares     Ownership
                                                 Beneficially Owned   Percentage
                                                 ------------------   ----------


Energy Spectrum (1)                                  7,410,005            47.1%
Munawar H. Hidayatallah  (2)                         7,410,005            47.1%
Robert E. Nederlander (3)                            7,410,005            47.1%
Leonard Toboroff  (4)                                7,410,005            47.1%
Thomas O. Whitener, Jr. (1)                          7,410,005            47.1%
Jeffrey R. Freedman (5)                                119,000               *%
David Groshoff (6)                                     121,020             1.2%
Thomas E. Kelly (7)                                     94,201               *%
Jens H. Mortensen, Jr. (8)                           7,410,005            47.1%
John E. McConnaughy, Jar (9)                           300,000             2.3%
David Wilde (10)                                       175,000                *
Todd C. Seward (11)                                     20,000                *
Named Executive Officers as a group                  7,605,005            47.8%
(7 persons) (12)
All directors and executive officers as a group      8,239,226            51.7%
(15 persons) (13)
Palo Alto Investors (14)                             1,666,667            11.9%
Steve Emerson (15)                                   1,174,000             8.4%
Saeed M. Sheikh (16)                                 7,410,005            47.1%


* less than one percent
-----------


(1) Energy Spectrum includes Energy Spectrum Partners LP, a Delaware limited partnership, the principal business of which is investments, Energy Spectrum Capital LP, a Delaware limited partnership, the principal business of which is serving as the general partner of Energy Spectrum Partners LP, Energy Spectrum LLC, a Texas limited liability company, the principal business of which is serving as the general partner of Energy Spectrum Capital, and Sidney L. Tassin, James W. Spann, James P. Benson, Leland B. White and Thomas O. Whitener, Jr., executives and principals of the foregoing persons. The principal business address of each of the foregoing persons is 5956 Sherry Lane, Suite 900, Dallas, Texas 75225. Messrs. Tassin, Spann, Benson, White and Whitener are the members and managers of Energy Spectrum LLC, and Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are executive officers of Energy Spectrum LLC. Messrs. Whitener and Spann are principals of Energy Spectrum Partners LP's affiliates and the other persons listed above are also deemed to beneficially own the securities held of record by Energy Spectrum Partners LP. Energy Spectrum Partners LP is the record owner of 2,391,062 shares of our common stock, warrants to purchase 268,500 shares of common stock, and an option to purchase 6,000 shares of common stock. Energy Spectrum is also deemed to beneficially own 4,830,443 shares of common stock that are owned by (or that may be obtained within 60 days upon the exercise of options and warrants held
by) the other parties to the stockholders agreement described below. Under the rules of the Securities and Exchange Commission, all parties to the stockholders agreement may be deemed to beneficially own all common stock beneficially owned by each party to the stockholders agreement.

(2) Mr. Hidayatallah is the trustee of the Hidayatallah Family Trust, which is the record owner of 845,000 shares of our common stock, and Mr. Hidayatallah holds options to purchase 1,000,000 shares of common stock, of which options to purchase 466,667 shares are exercisable within 60 days. In addition, Mr. Hidayatallah is deemed to beneficially own 6,098,338 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Hidayatallah's address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(3) Includes (a) 446,528 shares of common stock owned directly by Mr. Nederlander or by RER Corp. or QEN Corp., corporations controlled by Mr. Nederlander, (b) currently exercisable options and warrants to purchase 269,066 shares of common stock owned directly by Mr. Nederlander or RER Corp., and (c) 6,694,411 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Nederlander's address is 1450 Broadway, Suite 2001, New York, NY 10018.

(4) Includes (a) 326,527 shares of common stock owned directly by Mr. Toboroff or Lenny Corp., a corporation wholly-owned by Mr. Toboroff, (b) currently exercisable options and warrants to purchase 369,066 shares of common stock owned directly by Mr. Toboroff, and (c) 6,714,412 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Toboroff's address is 1450 Broadway, Suite 2001, New York, NY 10018.


(5) Includes 16,000 shares that may be issued upon the exercise of warrants owned by Mr. Freedman. Mr. Freedman's address is 123 Via Verde Way, Palm Beach, FL 33418.

(6) Includes 2,000 shares of common stock and currently exercisable options to purchase 2,000 shares of common stock owned by Mr. Groshoff and 117,020 shares of common stock as to which Mr. Groshoff has the authority to vote and to direct the disposition on behalf of the Pension Benefit Guaranty Corporation. Mr. Groshoff's address is 8044 Montgomery Rd., Suite 480, Cincinnati, OH 45236.

(7) Mr. Kelly's address is 450 North Marienfield, Suite 200, Midland, TX 79701.


(8) Includes (a) 1,565,591 shares of common stock owned of record by Mr. Mortensen, (b) options to purchase 100,000 shares of common stock, of which options to purchase 66,667 shares are exercisable within 60 days, and (c) 5,777,747 shares of common stock that are owned by (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Mortensen's address is 5075 Westheimer, Suite 890, Houston, TX 77056.


(9) Includes 300,000 shares of common stock owned by Mr. McConnaughy. Mr. McConnaughy's address is 2 Parklands Drive, Darien, CT 06820.


(10) Includes 5,000 shares of common stock owned by Mr. Wilde and 170,000 shares of common stock which may be obtained upon exercise of an option granted under our 2003 Incentive Stock Plan. Mr. Wilde's address is 5075 Westheimer, Suite 890, Houston, TX 77056.


(11) Includes 20,000 shares of common stock which may be obtained upon exercise of an option granted under our 2003 Incentive Stock Plan. Mr. Sewards' address is 5075 Westheimer, Suite 890, Houston, TX 77056.

(12) Includes the shares beneficially owned by Messrs. Hidayatallah, Mortensen, Wilde and Seward.


(13) Includes the shares described in Notes (1) and (11).


(14) Consists of 920,000 shares, 666,667 shares and 80,000 shares owned by Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P., respectively. Palo Alto Investors, LLC acts as the general partner of Micro Cap Partners, L.P., UBTI Free, L.P. and Palo Alto Global Energy Fund, L.P. Palo Alto Investors, Inc. is the manager of Palo Alto Investors, LLC, and William L. Edwards is the President of Palo Alto Investors, Inc. Palo Alto Investors, LLC, Palo Alto Investors, Inc. and William L. Edwards each have investment and voting authority with respect to the shares owned by this stockholder. The business address for each of theses persons is 470 University Avenue, Palo Alto, CA 94301.

(15) Consists of 528,000 shares, 400,000 shares and 50,000 shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian, respectively.
J. Steven Emerson has investment and voting authority with respect to the shares owned by J. Steven Emerson IRA RO II, Bear Stearns Securities Corporation, Custodian, J. Steven Emerson Roth IRA, Bear Stearns Securities Corporation, Custodian and Emerson Partners, Bear Stearns Securities Corporation, Custodian. Mr. Emerson's business address is 1522 Ensley Avenue, Los Angeles, CA 90024.


(16) Includes (a) 202,000 shares owned by Mr. Sheikh, (b) 2,000 shares which may be obtained upon exercise of an option granted under our 2003 Incentive Stock Plan, and (c) 7,407,905 shares owned (or may be obtained within 60 days upon the exercise of options and warrants held by) the other parties to the stockholders agreement described below. Mr. Sheikh's address is 1050 17th Street, N.W., Suite 450, Washington, D.C. 20030.

STOCKHOLDERS AGREEMENT

In connection with our April 2004 private placement and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; Leonard Toboroff, a director; Energy Spectrum; Jens H. Mortensen, Jr., President of Jens' and a director; Saeed M. Sheikh, a former director; and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman. All parties to the Stockholders Agreement are deemed to be a group and each party is deemed to beneficially own all common stock beneficially owned by each member of the group.

The stockholders agreement requires the parties to vote for the election to the board of directors three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The stockholders agreement also provides that in the event we have not completed a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets.

In December 2004, two directors appointed by Energy Spectrum resigned and Energy Spectrum verbally agreed to amend the stockholders agreement to provide that Energy Spectrum will designate only one nominee to the Board of Directors unless and until it provides further notice to the Company. In addition, Energy Spectrum verbally agreed to amend the stockholders agreement to eliminate the requirement to retain an investment banking firm to identify candidates for a sale of the Company.

        TRANSACTIONS WITH SELLING STOCKHOLDERS AND OTHER RELATED PARTIES

SALES OF COMMON STOCK TO SELLING STOCKHOLDERS

We describe below transactions pursuant to which the selling stockholders have acquired common stock. All references to numbers of shares below have been adjusted to give retroactive effect to a one-to-five reverse stock split effected on June 10, 2004.


In September 30, 2004, we issued 1,300,000 shares of our common stock to Jens H. Mortensen, a director, pursuant to a merger between Jens' Oilfield Service, Inc. and a newly formed subsidiary of the Company. As a result of the merger, we acquired Mr. Mortensen's 19% interest and now own 100% of Jens' Oilfield Service, Inc. Mr. Mortensen is a selling stockholder.


In September 2004, we completed a private placement of 1,956,634 shares of our common stock to the following investors: Basic Energy Limited; Milton H. Dresner Revocable Living Trust; Joseph S. Dresner; J. Steven Emerson Roth IRA; Waverly Limited Partnership; Rosebury, L.P.; Meteoric, L.P.; Barbara C. Crane; Bristol Investment Fund, Ltd.; L.H. Schmieding; Meadowbrook Opportunity Fund LLC; and Kenneth Malkes. Each investor is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 1,956,634 shares of common stock at a price per share of $3.00.

In August 2004 we completed a private placement of 3,504,667 shares of our common stock to the following investors: J. Steven Emerson Roth IRA, Bear Stearns Securities Corp., Custodian; J. Steven Emerson IRA RO II, Bear Stearns Securities Corp., Custodian; Emerson Partners, Bear Stearns Securities Corp, Custodian; GSSF Master Fund, LP; Gerald Lisac IRA C/O Union Bank of California, Custodian; May Management, Inc.; Micro Cap Partners, L.P.; MK Employee Early Stage Fund, L.P.; Morgan Keegan Early Stage Fund, L.P.; Palo Alto Global Energy Fund, L.P.; RRCM Onshore I, L.P.; Earl Schatz, IRA C/O Union Bank of California, Custodian; Strauss Partners, L.P., Strauss-GEPT Partners, LP;; UBTI Free, L.P.; U.S. Bank NA as Custodian of the Holzman Foundation; U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Pension & Trust; and U.S. Bank NA as Trustee of the Reliable Credit Association Inc. Profit Sharing Plan & Trust. Each investor other than MK Employee Early Stage Fund, L.P. and Morgan Keegan Early Stage Fund, L.P. is a selling stockholder. Pursuant to the terms of a stock purchase agreement, we sold to the selling stockholders an aggregate of 3,504,667 shares of common stock at a price per share of $3.00.


In May 2004, we issued a warrant to purchase 20,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009. Mr. Freedman is a selling stockholder.

In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Investors Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. Each investor is a selling stockholder. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006. Concurrently with this transaction, Energy Spectrum Partners LP, the holder of all outstanding shares of our Series A Preferred Stock, converted all such shares, including accrued dividend rights, into 1,718,090 shares of common stock. Energy Spectrum, which is now our largest stockholder, is a private equity fund headquartered in Dallas, Texas. Energy Spectrum Partners LP is a selling stockholder.

In April 2004 we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit, Inc. The Warrants are exercisable at $13.75 per share and expire in April 2014. Wells Fargo Credit, Inc. is a selling stockholder. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations, "Wells Fargo Credit, Inc. is a party to a number of credit agreements with us and our subsidiaries.

In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., Inc. in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009. Morgan Joseph is a selling stockholder.

In February 2002, we purchased from director Jens H. Mortensen, Jr., 81% of the outstanding stock of Jens' for (i) $10,250,000 in cash, (ii) a $4,000,000 note payable with interest at an annual rate of 7.5% with the principal due in four years, (iii) $1,234,560 for a non-competition agreement payable in sixty monthly installments over five years, (iv) an additional payment of $841,000 based upon Jens' working capital as of February 1, 2002 and (v) 265,591 shares of our common stock. We entered into a three-year employment agreement with Mr. Mortensen under which we pay Mr. Mortensen a base salary of $150,000 per year. We also entered into a Shareholders Agreement with Jens' and Mr. Mortensen providing for restrictions against transfer of the stock of Jens' by us and Mr. Mortensen, and agreed to give Mr. Mortensen the right to exchange his shares of stock of Jens' for shares of our common stock based on an agreed upon formula. On September 30, 2004, we issued to Mr. Mortensen 1,300,000 shares of our common stock in exchange for Mr. Mortensen's interest in Jens'. Mr. Mortensen is a selling stockholder. The number of shares issued to Mr. Mortensen was negotiated by the parties and was not based upon an agreed upon formula.


In February 2002, we acquired 100% of the preferred stock and 95% of the common stock of Strata in consideration for the issuance to Energy Spectrum of 1,311,973 shares of our common stock, warrants to purchase an additional 87,500 shares of Company common stock at an exercise price of $0.75 per share and 3,500,000 shares of Series A Preferred Stock. In addition, in February 2003, we issued warrants to purchase an additional 175,000 shares of our common stock at an exercise price of $0.75 per share as additional consideration for the purchase of Strata. The warrants expire in February 2012. Energy Spectrum is a selling stockholder.


In February 2002 we issued warrants to purchase 300,000 shares of common stock to Wells Fargo Energy Capital, Inc., in connection with the extension of credit by Wells Fargo Energy Capital, Inc. Warrants to purchase 233,000 shares exercisable at $0.75 per share were repurchased for $1,500,000 in December
2004 and warrants to purchase 67,000 shares exercisable at $5.00 per share are currently outstanding and expire February 1, 2011. Wells Fargo Energy Capital, Inc. is a selling stockholder. As discussed in "Management's Discussion and Analysis of Financial Condition and Results of Operations," Wells Fargo Energy Capital, Inc. is a party to a number of credit facilities with us and our subsidiaries.

In May 2001, we consummated a merger in which we acquired OilQuip Rentals, Inc. in exchange for 2,000,000 shares of our common stock. In connection with that transaction, we issued shares of common stock to the following investors, among others: Munawar H. Hidayatallah, our Chief Executive Officer and Chairman; Saeed Sheikh, a former director; and Jeffrey Freedman, a director. Each named investor is a selling stockholder.

In 1999 and 2000, we issued to each of directors Messrs. Nederlander and Toboroff a promissory note in the amount of $25,000 and an option to purchase 400 shares of common stock an exercise price of $13.75. The promissory notes accrued interest at 5% annually and were repaid on March 28, 2005. The promissory note and stock option were issued as compensation for services rendered as directors from 1989 to March 31, 1999. The options vested immediately and may be exercised any time prior to March 28, 2010. Messrs. Nederlander and Toboroff are selling stockholders.


REGISTRATION RIGHTS AGREEMENTS

In connection with the September 2004 private placement, we entered into a registration rights agreement with the investors in the September 2004 private placement. Pursuant to the registration rights agreement, we agreed to file a registration statement registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933. Pursuant to this agreement, we filed the registration statement of which this prospectus is a part with the Securities and Exchange Commission to register for resale the shares of common stock owned by the investors.

In connection with the August 2004 private placement, we entered into a registration rights agreement with the investors in the August 2004 private placement. Pursuant to the registration rights agreement, we agreed to file a registration statement registering the resale by the investors of the shares of common stock issued to them and to keep the registration statement effective until the earlier of two years following the sale of the common stock and the date all the common shares may be sold by the investors pursuant to Rule 144 promulgated under the Securities Act of 1933.

In connection with the April 2004 private placement, we entered into a registration rights agreement with the investors in the April 2004 private placement. In addition, in connection with other transactions occurring prior to April 2004, we entered into registration rights agreements with other investors. In April 2004, each investor that was a party to a registration rights agreement entered into prior to April 2, 2004 (other than the Pension Benefit Guarantee Corporation) terminated such agreement and entered into the registration rights agreement entered into by investors in the April 2004 private placement. These investors include, in addition to the investors in the April 2004 private placement, Energy Spectrum Partners LP, officers and directors Munawar H. Hidayatallah and Jens H. Mortensen, and former director Saeed M. Sheikh. We entered into a registration rights agreement with the Pension Benefit Guarantee Corporation in March 1999, which is still in effect.

The April 2004 registration rights agreement and the registration rights agreement with the Pension Benefit Guarantee Corporation each provide the other parties thereto the right to require us to register the resale of their shares under certain circumstances, and the right to have their shares included in any registration rights agreement filed by us, subject to certain exceptions. The Pension Benefit Guarantee Corporation and most investors that are parties to the


April 2004 registration rights agreement elected to have their shares registered in the registration statement of which this prospectus is a part. In addition, we agreed to allow Morgan Joseph & Co., Inc. and certain stockholders who acquired shares from selling stockholders to register such shares pursuant to the registration statement of which this prospectus is a part. These selling stockholders are John E. McConnaughy, Jr., a director, Bestin Worldwide Limited, officers Theodore F. Pound III and Dave Wilde, and employees Dick Backset, David
K. Bryan and James Davey and Nadia Hidayatallah, Alya Hidayatallah and Yasmin Indrizzo.

STOCKHOLDERS AGREEMENT

In connection with the April 2004 private placement described above and the exchange by Energy Spectrum of its preferred stock for common stock, we entered into a stockholders agreement with the investors in the April 2004 private placement, Energy Spectrum, Jens H. Mortensen, Jr., a director, Saeed M. Sheikh, a former director, and Munawar H. Hidayatallah, our Chief Executive Officer and Chairman of the board of directors. The stockholders agreement requires the parties to vote for the election to the board of directors of us three persons nominated by Energy Spectrum, two persons nominated by the investors in the April 2004 private placement and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. The stockholders agreement also provides that in the event we have not completed a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, we will retain an investment banking firm to identify candidates for a transaction involving the sale of us or its assets. In December 2004, two directors appointed by Energy Spectrum resigned and Energy Spectrum verbally agreed to amend the stockholders agreement to provide that Energy Spectrum will designate only one nominee to the Board of Directors unless and until it provides further notice to the Company. In addition, Energy Spectrum verbally agreed to amend the stockholders agreement to eliminate the requirement to retain an investment banking firm to identify candidates for a sale of the Company.

OTHER MATERIAL RELATIONSHIPS WITH SELLING STOCKHOLDERS


At December 31, 2004, the Company owed Mr. Hidayatallah $65,000 related to deferred compensation and for advances to the Company totaling $49,000.
At December 31, 2003, we owed Mr. Hidayatallah $81,775 related to deferred compensation and for advances to us totaling $49,000. Such obligations did not bear interest.


Until December 2004, Mr. Hidayatallah was a personal guarantor of substantially all of the financing extended to us by commercial banks. In December 2004, we refinanced most of our outstanding debt and obtained the release of Mr. Hidayatallah's guarantees. Currently, Mr. Hidayatallah guarantees approximately $5.5 million of our outstanding debt. We have agreed to pay Mr. Hidayatallah a guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah from time to time. The fee is payable quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter. During 2004, Mr. Hidayatallah received $48,331 in respect of his guarantee of the Company's debt. During the first three months of 2005, Mr. Hidayatallah received $3,625 in respect of this guarantee.

In April 2004, we entered into an oral consulting agreement with Mr. Toboroff pursuant to which we pay him $10,000 per month to advise us regarding financing and acquisition opportunities.

We leased a yard in Pearsall, Texas, from Mr. Mortensen for which we paid $28,800 rental payments in each of 2004 and 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $167,000 and $173,000 of equipment and other supplies to us in 2004 and 2003, respectively.

In October 2004, we hired Theodore F. Pound III as our General Counsel. Prior to joining us, Mr. Pound practiced law at Wilson Cribbs & Goren, P.C., who has served as counsel to the Company since 2001. Mr. Pound has served as lead acquisition counsel in each of our acquisitions since 2001. We incurred legal fees and expenses to Wilson Cribbs & Goren of $149,000 in 2003 and $178,638 in 2004.

Other than the transactions described above or as described in the table below, we had no material relationship with any selling stockholder during the three years preceding the date of this prospectus or other material transactions with our officers, directors or principal stockholders during the three years preceding the date of this prospectus. We believe each of the foregoing transactions between us and our officers and directors was on terms at least as favorable to us as could have been obtained from unrelated third parties.

                          DESCRIPTION OF CAPITAL STOCK


Our authorized capital stock consists of 20,000,000 shares of common stock, $0.01 par value per share and 10,000,000 shares of preferred stock, $0.01 par value per share. Our board has approved, subject to stockholder approval, an amendment to increase our authorized shares to 100 million shares of common stock and 25 million shares of preferred stock.

The following summary of the rights, preferences and privileges of our capital stock and certificate of incorporation and by-laws does not purport to be complete and is qualified in its entirety by reference to the provisions of applicable law and to our certificate of incorporation and by-laws.

COMMON STOCK

There were approximately 14,020,958 shares of our common stock outstanding as of June 2, 2005, Holders of our common stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders and do not have cumulative voting rights. Accordingly, holders of a majority of the shares of our common stock entitled to vote in any election of directors may elect all of the directors standing for election. Holders of our common stock are entitled to receive proportionately any dividends if and when such dividends are declared by our board of directors, subject to any preferential dividend rights of outstanding preferred stock. Upon the liquidation, dissolution or winding up of our Company, the holders of our common stock are entitled to receive ratably our net assets available after the payment of all debts and other liabilities and subject to the prior rights of any outstanding preferred stock. Holders of our common stock have no preemptive, subscription, redemption or conversion rights. The rights, preferences and privileges of holders of our common stock are subject to, and may be adversely affected by, the rights of the holders of shares of any series of preferred stock that we may designate and issue in the future.


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

PREFERRED STOCK

Under the terms of our certificate of incorporation, our board of directors is authorized to designate and issue shares of preferred stock in one or more series without stockholder approval. Our board of directors has discretion to determine the rights, preferences, privileges and restrictions, including voting rights, dividend rights, conversion rights, redemption privileges and liquidation preferences, of each series of preferred stock. It is not possible to state the actual effect of the issuance of any shares of preferred stock upon the rights of holders of our common stock until the board of directors determines the specific rights of the holders of the preferred stock. However, these effects might include:

o    restricting dividends on the common stock;
o    diluting the voting power of the common stock;
o    impairing the liquidation rights of the common stock; and
o    delaying or preventing a change in control of our Company.

We have no present plans to issue any shares of preferred stock.

DELAWARE ANTI-TAKEOVER LAW AND CHARTER AND BY-LAW PROVISIONS

We are subject to the provisions of Section 203 of the Delaware General Corporation Law. In general, the statute prohibits a publicly held Delaware corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination or the transaction by which the person became an interested stockholder is approved by the corporation's board of directors and/or stockholders in a prescribed manner or the person owns at least 85% of the corporation's outstanding voting stock after giving effect to the transaction in which the person became an interested stockholder. The term "business combination" includes mergers, asset sales and other transactions resulting in a financial benefit to the interested stockholder. Subject to certain exceptions, an "interested stockholder" is a person who, together with affiliates and associates, owns, or within three years did own, 15% or more of the corporation's voting stock. A Delaware corporation may "opt out" from the application of Section 203 through a provision in its certificate of incorporation or by-laws. We have not "opted out" from the application of
Section 203.

Under our certificate of incorporation and by-laws, our board of directors is not divided into classes, and each director serves for a term of one year. Any vacancies on the board of directors may be filled by a majority vote of the remaining directors or the stockholders. Our certificate of incorporation and by-laws also provide that any director may be removed from office, with or without cause, by the affirmative vote of the holders of a majority of the voting power of our then outstanding capital stock entitled to vote generally in the election of directors.

Our by-laws provide that meetings of stockholders may be called only by a majority of our board of directors.

The foregoing provisions of our certificate of incorporation and by-laws and the provisions of Section 203 of the Delaware General Corporation Law could have the effect of delaying, deferring or preventing a change of control of our Company.

LIABILITY AND INDEMNIFICATION OF OFFICERS AND DIRECTORS

Our certificate of incorporation provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (1) for any breach of a director's duty of loyalty to us or our stockholders, (2) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (3) under Section 174 of the Delaware General Corporation Law, or (4) for any transaction from which the director derives an improper personal benefit. Moreover, the provisions do not apply to claims against a director for violations of certain laws, including federal securities laws. If the Delaware General Corporation Law is amended to authorize the further elimination or limitation of directors' liability, then the liability of our directors will automatically be limited to the fullest extent provided by law. Our certificate of incorporation and by-laws also contain provisions to indemnify our directors and officers to the fullest extent permitted by the Delaware General Corporation Law. In addition, our board has approved and we are in the process of entering into indemnification agreements with all of our directors and executive officers. These provisions and agreements may have the practical effect in certain cases of eliminating the ability of stockholders to collect monetary damages from our directors and officers. We believe that these contractual agreements and the provisions in our certificate of incorporation and by-laws are necessary to attract and retain qualified persons as directors and officers.


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TRANSFER AGENT AND REGISTRAR

The transfer agent and registrar for our common stock is Continental Stock Transfer and Trust Company.

                           SELLING STOCKHOLDERS TABLE

The following table sets forth: (1) the name of each of the stockholders for whom we are registering shares under this registration statement; (2) the number of shares of our common stock beneficially owned by each such stockholder prior to this offering (including all shares of common stock which may be issued upon the exercise of warrants or the conversion of convertible preferred stock as described above, whether or not exercisable within 60 days of the date hereof);
(3) the number of shares of our common stock offered by such stockholder pursuant to this prospectus; and (4) the number of shares, and (if one percent or more) the percentage of the total of the outstanding shares, of our common stock to be beneficially owned by each such stockholder after this offering, assuming that all of the shares of our common stock beneficially owned by each such stockholder and offered pursuant to this prospectus are sold and that each such stockholder acquires no additional shares of our common stock prior to the completion of this offering. Such data is based upon information provided by each selling stockholder.

                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA (2)          596,000            596,000               0                --
Bear Stearns Securities Corp., Custodian
   J. Steven Emerson Roth IRA R.O. II (3)  528,000            528,000               0                --
Bear Stearns Securities Corp., Custodian
   Emerson Partners (4)                     50,000             50,000               0                --
Energy Spectrum Partners, LP (5)         2,579,562          2,579,562               0                --
Christopher Engel (6)                      177,411            177,411               0                --
Donald Engel (7)                           212,893            212,893               0                --
Engle Defined Benefit Plan (8)              83,027             83,027               0                --
Jeffrey Freedman (9)                       119,000            119,000               0                --
GSSF Master Fund, LP (10)                  166,667            166,667               0                --
Hidayatallah Family Trust (11)             845,000            845,000
Munawar H. Hidayatallah (12)             1,000,000          1,000,000               0
Nadia Hidayatallah                           5,000              5,000               0                --
Alya Hidayatallah                            5,000              5,000               0                --
Yasmin Indrizzo                              5,000              5,000               0                --
Lenny Corp. (13)                            17,862             17,862
Gerald Lisac, IRA R/O Union
   Bank of California, Custodian(14)        10,000             10,000               0                --
May Management, Inc.
   Bank of California, Custodian(15)        10,000             10,000               0                --
Micro Cap Partners, L.P.(16)               920,000            920,000               0                --

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


                                                                                                PERCENTAGE OF
                                                            COMMON STOCK      COMMON STOCK      COMMON STOCK
                                         COMMON STOCK       BEING OFFERED      OWNED UPON        OWNED UPON
                                        OWNED PRIOR TO    PURSUANT TO THIS    COMPLETION OF     COMPLETION OF
                   NAME                  THE OFFERING        PROSPECTUS       THIS OFFERING    THIS OFFERING (1)
--------------------------------------  --------------    ----------------    -------------    -----------------
Morgan Joseph & Co. Inc.(18)               340,000            340,000               0
Jens H. Mortensen (19)                   1,665,591          1,665,591               0                --
Robert Nederlander (20)                    174,400            174,400               0
Palo Alto Global Energy Fund, L.P.(21)     666,667            666,667               0                --
The Pension Benefit Guaranty
   Corporation(22)                         117,020            117,020               0                --
QEN, Inc. (23)                              17,862             17,862               0
RER Corp. (24)                             523,332            523,332               0                --
RRCM Onshore I, LP(25)                      83,333             83,333               0                --
Earl Schatz, IRA R/O Union
   Bank of California, Custodian(26)        10,000             10,000               0                --
Saeed M. Sheikh (27)                         2,000              2,000               0                --
Strauss-GEPT Partners, LP(28)              133,333            133,333               0                --
Strauss Partners, L.P.(29)                 200,000            200,000               0                --
Leonard Toboroff(30)                       577,732            577,732               0                --
UBTI Free, L.P.(31)                         80,000             80,000
U.S. Bank NA as Custodian of the
   Holzman Foundation(32)                   20,000             20,000               0                --
U.S. Bank NA as Trustee of the
   Reliable Credit Association Inc.
   Profit Sharing Plan & Trust(32)          20,000             20,000               0                --
U.S. Bank NA as Trustee of the
   Reliable Credit Association Inc.
   Pension Sharing Plan & Trust(32)         40,000             40,000               0                --
Wells Fargo Credit, Inc. (33)               20,000             20,000               0                --
Wells Fargo Energy Capital, Inc.(34)        67,000             67,000               0                --
Basic Energy Limited(35)                   420,667            420,667               0                --
Milton H. Dresner Revocable
   Living Trust(36)                         51,125             50,000               1,125            --
Joseph S. Dresner(37)                       51,125             50,000               1,125            --
Waverly Limited Partnership(38)            100,000            100,000               0                --
Rosebury, L.P.(39)                         163,300            163,300               0                --
Meteoric, L.P.(39)                         136,700            136,700               0                --
Barbara C. Crane(40)                        33,300             33,300               0                --
Bristol Investment Fund, Ltd.(41)          500,000            500,000               0                --
The Schmieding Foundation(42)              100,000            100,000               0                --
Meadowbrook Opportunity Fund LLC(43)       200,000            200,000               0                --
Kenneth Malkes(44)                           6,667              6,666               0                --
John E. McConnaughy                        300,000            300,000               0                --
Bestin Worldwide Limited                   100,000            100,000               0                --
Theodore F. Pound III                        5,000              5,000               0                --
Dave Wilde                                   5,000              5,000               0                --
Dick Backset                                 5,000              5,000               0                --
David K. Bryan                              12,000             12,000               0                --
James Davey                                  3,000              3,000               0                --

(1) Percentage ownership is based upon 14,020,958 shares of common stock of the Registrant issued and outstanding as of the date of this prospectus.
(2) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(3) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.
(4) J. Steven Emerson exercises investment and voting authority over the shares owned by this selling stockholder.


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


(5) Includes 2,391,062 shares owned by this selling stockholder and 268,500 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $0.75. The warrants expire in February 2013 and 6,000 shares which may be sold upon the exercise of options issued for this selling stockholder with an exercise price of $2.75 per share, expiring in 2013. Thomas O. Whitener, Jr., an executive of Energy Spectrum, serve as one of our directors. Energy Spectrum Capital LP, a Delaware limited partnership, serves as the general partner of Energy Spectrum Partners LP. Energy Spectrum LLC, a Texas limited liability company, serves as the general partner of Energy Spectrum Capital LP. Sidney L. Tassin, James W. Spann, James P. Benson, Leland B. White and Thomas O. Whitener, Jr., are executives and principals of Energy Spectrum Capital LP and are the members and managers of Energy Spectrum LLC. Messrs. Tassin (President), Whitener (Chief Operating Officer) and Spann (Chief Investment Officer) are also the executive officers of Energy Spectrum LLC. Energy Spectrum Capital LP, Energy Spectrum LLC, and Messrs. Tassin, Spann, Benson, White and Whitener exercise investment and voting authority with respect to the shares owned by this selling stockholder.

(6) Includes 77,461 shares owned by this selling stockholder and 99,950 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006. (7) Includes 92,953 shares owned by this selling stockholder and 119,940 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006. (8) Includes 36,251 shares owned by this selling stockholder and 46,776 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $2.50 per share. These warrants expire on April 1, 2006. Chris Engel exercises investment and voting authority with respect to securities owned by Engel Defined Benefit Plan (9) Includes 103,000 shares owned by this selling stockholder and 16,000 shares which may be issued upon the exercise of warrants owned by this selling stockholder with an exercise price of $4.65 per share. These warrants expire in May 2009. (10) E.B. Lyon IV exercises investment and voting authority with respect to the securities owned by this selling stockholder.
              (11) Mr. Hidayatallah, our Chief Executive Officer and Chairman, exercises investment and voting authority with respect to 875,000 shares of common stock owned by the Hidayatallah Family Trust.

(12) Represents options to purchase 1,000,000 shares issued pursuant to our 2003 Incentive Stock Plan. Options to purchase 400,000 shares have an exercise price of $2.75 per share and expire in December 2013. Options to purchase 600,000 shares have an exercise price of $3.86 per share and expire in February 2015. The options are currently exercisable with respect to 466,667 shares.

(13) Includes 17,862 shares owned by this selling stockholder. Leonard Toboroff, one of our directors and selling stockholder, is the sole director and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(14) Gerald Lisac exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(15) May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(16)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(18) Represents shares which may be issued upon the exercise of warrants issued to this selling stockholder. The warrants are exercisable for $2.50 per share and expire in February 2009.


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


(19) Includes 1,565,591 shares owned by Mr. Mortensen and 100,000 shares which may be issued upon the exercise of options granted to Mr. Mortensen pursuant to our 2003 Incentive Stock Plan. The options have an exercise price of $2.75 and expire in December 2013. The options are currently exercisable with respect to 33,333 shares, and will become exercisable with respect to an additional 33,333 shares in each of December 2004 and December 2005.

(20) Includes 172,000 shares owned by this selling stockholder and 2,400 shares which may be issued upon the exercise of options owned by this selling stockholder. Options to purchase 400 shares have an exercise price of $13.75 per share and expire in March 2010. Options to purchase 2,000 shares have an exercise price of $2.75 per share and expire in December 2013.
(21)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this selling stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(22) Pacholder Associates, Inc. and its officers, David A. Groshoff, one of our directors, James P. Shanahan, Jr. and W. Scott Telford III, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(23)          Includes 17,862 shares owned by this selling stockholder. Robert
              E. Nederlander is the sole stockholder and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(24) Includes 256,666 shares owned by this selling stockholder and 266,667 shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $2.50 per share and expire in April 2006. Robert E. Nederlander is the sole stockholder and officer of this selling stockholder and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(25) Round Rock Capital Partners LP is the general partner of this selling stockholder. Round Rock Capital Management LLC is the general partner of Round Rock Capital Partners LP, and Peter Vig and Michael D. Tapp are the Managing Director and Executive Director, respectively, of Round Rock Capital Management LLC. Each of Round Rock Capital Partners LP, Round Rock Capital Management LLC, Peter Vig and Michael D. Tapp exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(26) May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

(27)          Includes 2,000 shares owned by Mr. Sheikh.

(28) Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(29) Melville Straus is the Managing Principal and exercises investment and voting authority with respect to the securities owned by this selling stockholder.

(30) Includes 308,665 shares owned by this selling stockholder, 266,667 shares which may be issued upon exercise of warrants owned by this selling stockholder and 102,400 shares which may be issued upon exercise of options owned by this selling stockholder. The warrants have an exercise price of $2.50 per share and expire in April 2006. Options to purchase 100,000 shares have an exercise price of $2.50 per share and expire in October 2011. Options to purchase 400 shares have an exercise price of $13.75 per share and expire in March 2010. Options to purchase 2,000 shares have an exercise price of $2.75 per share and expire in December 2013. Mr. Toboroff is one of our directors.

(31)          Palo Alto Investors, LLC, Palo Alto Investors Inc. and William L.
              Edwards exercise investment and voting authority with respect to the securities owned by this stockholder. Palo Alto Investors, LLC is the general partner of this selling stockholder. Palo Alto Investors, Inc. is the Manager of Palo Alto Investors, LLC. William L. Edwards is the President of Palo Alto Investors, Inc.
(32) May Management, Inc., its President, Roger May, and its Chairman, Earl May, exercise investment and voting authority with respect to the securities owned by this selling stockholder.

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

(33) Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $0.75 per share and expire in April 2014. This selling stockholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.
(34) Represents shares which may be issued upon exercise of warrants owned by this selling stockholder. The warrants have an exercise price of $5.00 per share and expire in February 2012.
              This selling stockholder is a wholly-owned subsidiary of Wells Fargo & Company, a publicly-traded bank holding company.
(35) Transcontinental Capital and its President, Rolando Gonzalez Bunster, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(36) Milton H. Dresner exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(37) Joseph S. Dresner exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(38) Graham R. Smith is the managing general partner of and exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(39)          Guild Investment Management, Inc. and its President, Anthony R.
              Danaher, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(40) Barbara C. Crane exercises investment and voting authority with respect to the securities owned by this selling stockholder.
(41) Bristol Capital Advisors, LLC and its manager, Paul Kessler, exercise investment and voting authority with respect to the securities owned by this selling stockholder. Mr. Kessler disclaims beneficial ownership of these securities.
(42) L.H. Schmieding is Chief Executive Officer of The Schmieding Foundation, and exercises investment and voting authority with respect to, the securities owned by this selling stockholder.
(43) MYR Pautreus, LLC and its Managing Member, Michael Ragins, exercise investment and voting authority with respect to the securities owned by this selling stockholder.
(44) Kenneth Malkes exercises investment and voting authority with respect to the securities owned by this selling stockholder.


                              PLAN OF DISTRIBUTION

The shares of our common stock offered pursuant to this prospectus may be offered and sold from time to time by the selling stockholders listed in the preceding section, or their donees, transferees, pledgees or other successors in interest that receive such shares as a gift or other non-sale related transfer. These selling stockholders will act independently of us in making decisions with respect to the timing, manner and size of each sale. We will bear all expenses of registration incurred in connection with this offering. The selling stockholders whose shares are being registered will bear all selling and other expenses.

The selling stockholders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of common stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed prices, at prevailing market prices or at negotiated prices. The selling stockholders may use any one or more of the following methods when selling shares:

         o Ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

         o Block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

         o Purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

         o An exchange distribution in accordance with the rules of the applicable exchange;

         o    Privately negotiated transactions;

         o    Settlement of put or call option transactions;


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

         o    Settlement of short sales;

         o Broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

         o    A combination of any such methods of sale; and

         o    Any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares under Rule 144 under the Securities Act of 1933, as amended, which we refer to as the Securities Act, if available, rather than under this prospectus.

The selling stockholders may effect transactions by selling shares directly to purchasers or to or through broker-dealers, which may act as agents or principals. Broker-dealers engaged by the selling stockholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive concessions, commissions or discounts from the selling stockholders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. These concessions, commissions and discounts may exceed what is customary in the types of transactions involved.

The selling stockholders may from time to time pledge or grant a security interest in some or all of the shares of common stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of common stock from time to time under this prospectus, or under an amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus.

The selling stockholders may enter into hedging transactions with broker-dealers or other financial institutions. In connection with such transactions, broker-dealers or other financial institutions may engage in short sales of our common stock in the course of hedging the positions they assume with selling stockholders. The selling stockholders may also enter into options or other transactions with broker-dealers or other financial institutions relating to the shares offered hereby, which shares such broker-dealers or other financial institution may resell pursuant to this prospectus (as supplemented or amended to reflect such transaction).

The selling stockholders and any broker-dealers or agents that are involved in selling the shares may also be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We have agreed to indemnify each selling stockholder against certain liabilities, including liabilities arising under the Securities Act. The selling stockholders have informed us that they do not have any agreement or understanding, directly or indirectly, with any person to distribute the common stock.

Because selling stockholders may be deemed to be "underwriters" within the meaning of Section 2(11) of the Securities Act, the selling stockholders will be subject to the prospectus delivery requirements of the Securities Act, which may include delivery through the facilities of an exchange pursuant to Rule 153 under the Securities Act. The anti-manipulative provisions of Regulation M promulgated under the Securities Exchange Act of 1934, as amended, may apply to sales of our common stock and activities of the selling stockholders.

If a selling stockholder notifies us that any material arrangement has been entered into with a broker-dealer for the sale of shares through a block trade, special offering, exchange distribution or secondary distribution or a purchase by a broker or dealer, we will file a supplement to this prospectus, if required, pursuant to Rule 424(b) under the Act, disclosing (i) the name of each such selling stockholder and of the participating broker-dealer(s), (ii) the number of shares involved, (iii) the price at which such shares were sold, (iv) the commissions paid or discounts or concessions allowed to such broker-dealer(s), where applicable, (v) that such broker-dealer(s) did not conduct any investigation to verify the information set out or incorporated by reference in this prospectus and (vi) other facts material to the transaction. In addition, upon us being notified by a selling stockholder that a donee or pledgee intends to sell more than 500 shares, a supplement to this prospectus will be filed.

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

We are required to pay all fees and expenses incident to the registration of the shares. We have agreed to indemnify the selling stockholders against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                       WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. We have also filed with the SEC under the Securities Act a registration statement on Form S-1 with respect to the common stock offered by this prospectus. This prospectus, which constitutes part of the registration statement, does not contain all the information set forth in the registration statement or the exhibits and schedules which are part of the registration statement, portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this prospectus regarding the contents of any contract or other document are summaries of the material terms of the contract or document. With respect to each contract or document filed as an exhibit to the registration statement, reference is made to the corresponding exhibit. For further information pertaining to us and the common stock offered by this prospectus, reference is made to the registration statement, including the exhibits and schedules thereto, copies of which may be inspected without charge at the public reference facilities of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of all or any portion of the registration statement may be obtained from the SEC at prescribed rates. Information on the public reference facilities may be obtained by calling the SEC at 1-800-SEC-0330. In addition, the SEC maintains a website that contains reports, proxy and information statements and other information that is filed through the SEC's EDGAR System. The website can be accessed at HTTP://WWW.SEC.GOV.

You should rely only on the information contained in this prospectus and any supplement to this prospectus. We have not authorized anyone else to provide you with different information. You should not assume that the information in this prospectus or any supplement is accurate on any date other than the date on the front of those documents.

                                  LEGAL MATTERS

Greenberg Glusker Fields Claman Machtinger & Kinsella LLP, Los Angeles, California, has rendered to the Company a legal opinion as to the validity of the common stock covered by this prospectus.

                                     EXPERTS

The consolidated financial statements of Allis-Chalmers Energy Inc. and schedules and notes thereto included in this prospectus and registration statement have been audited by Gordon, Hughes and Banks, LLP, independent certified public accountants, and by UHY Mann Frankfort Stein & Lipp CPAs, LLP, in each case to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Diamond Air Drilling Service, Inc. and Marquis Bit. Co., LLC and schedules and notes thereto included in this prospectus and registration statement have been audited by Accounting & Consulting Group, LLP, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Downhole Injection Services, LLC and schedules and notes thereto included in this prospectus and registration statement have been audited by Johnson, Miller & Co., independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Delta Rental Service, Inc. and schedules and notes thereto included in this prospectus and registration statement have been audited by Wright, Moore, Dehart, Dupuis & Hutchinson, LLC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

The financial statements of Capcoil Tubing Services, Inc. and schedules and notes thereto included in this prospectus and registration statement have been audited by Curtis Blakely & Co., PC, independent certified public accountants, to the extent and for the periods set forth in their report thereon appearing elsewhere herein, and are incorporated herein in reliance upon such report given upon the authority of said firm as experts in auditing and accounting.

                      DEFINITIONS OF CERTAIN TERMS USED IN
                      THE OIL AND NATURAL GAS DRILLING INDUSTRY

"booster"                            A machine that increases the volume of air
                                     when used in conjunction with a compressor or a group of compressors.

"under balanced drilling"            A technique in which oil, gas, or
                                     geothermal wells are drilled by creating a pressure within the well that is lower than the reservoir pressure. The result is increased rate of penetration, reduced formation damage, and reduced drilling costs.

"casing" The pipe placed in a drilled well to secure the well bore and formation.

"casing tongs"                       Hydraulic wrenches used to screw
                                     casing pipes together.

"directional drilling"               The technique of drilling a well
                                     with varying the angle of direction of a well and changing the direction of a well to hit a specific target.

"drill pipe"                         A pipe that attaches to the drill bit
                                     to drill a well.

"horizontal drilling"                The technique of drilling wells at a
                                     90-degree angle.

"lay down machines"                  A truck mounted machine used
                                     to move pipe and casing and tubing onto a pipe rack (from which a derrick crane lifts the drill pipe, casing and tubing and inserts it into the well).

"links" Adaptors that fit on the blocks to attach handling tools.

"LWD" or "log while drilling"        The technique of measuring, in real time,
                                     the formation pressure and the position
                                     of equipment inside of a well.

"mist and form drilling              The technique of using chemicals to
                                     lubricate a well and to facilitate
                                     lifting cuttings to the surface
                                     as the well is being drilled.

"MWD" or "measure while drilling"    The technique of measuring formation
                                     properties within a well.

"protectors"                         A device placed on a drill pipe and casing
                                     pipe to protect the threads.

"reciprocating compressor"           A piston type compressor that
                                     constantly pushes air with reciprocating pistons.

"screw compressor"                   A compressor that utilizes a
                                     positive displacement mechanism.

"slips" Tools used to hold casing in place while installing casing in wells.

"torque turn service"                Monitoring device to insure proper makeup
                                     of the casing.

"tubing" A pipe placed inside the casing to produce the well.

"blow out preventors"               Large safety device placed on the surface
                                    of a well to maintain high pressure well bores.

"test plugs"                        A device used to test the connections of
                                    well heads and the blow out preventors.

"spacer spools"                     High pressure connections or links which
                                    are stacked to elevate the blow out
                                    preventors to the drilling rig floor.

"hevi-wate spiral drill pipe"       Heavy drill pipe used for special
                                    applications primarily in directional
                                    drilling. The "spiral" design increases
                                    flexibility and penetration of the pipe.

INDEX TO FINANCIAL STATEMENTS
Financial Statements:

ALLIS CHALMERS ENERGY INC.

Reports of Independent Registered Public Accounting Firms                     F-3

Consolidated Balance Sheets as of December 31, 2004 and 2003                  F-5

Consolidated Statements of Operations for the Years Ended December 31, 2004,
     December 31, 2003 and December 31, 2002                                  F-6

Consolidated Statement of Stockholders' Equity for the Years Ended
     December 31, 2002, December 31, 2001 and December 31, 2000               F-7

Consolidated Statements of Cash Flows for the Years Ended December 31, 2004,
     December 31, 2003 and December 31, 2002                                  F-8

Notes to Consolidated Financial Statements                                    F-9

Consolidated Balance Sheet as of March 31, 2005 (unaudited)                   F-40

Consolidated Statements of Operations for the Three Months ended
     March 31, 2005 and March 31, 2004 (unaudited)                            F-41

Consolidated Statements of Cash Flows for the Three Months ended
     March 31, 2005 and March 31, 2004 (unaudited)                            F-42

Notes to Unaudited Consolidated Financial Statements                          F-43


DIAMOND AIR DRILLING SERVICE, INC.

Independent Auditors' Reports                                                 F-58

Balance Sheets as of July 31, 2004 and the Years Ended
     December 31, 2003 and 2002                                               F-60

Statements of Income for the Seven Months Ended July 31, 2004
     and the Years Ended December 31, 2003 and 2002                           F-61

Statements of Stockholders' Equity for the Seven Months Ended
     July 31, 2004 and the Years Ended December 31, 2003 and 2002             F-62

Statements of Cash Flows for the Seven Months Ended
     July 31, 2004 and the Years Ended December 31, 2003 and 2002             F-63

Notes to Financial Statements                                                 F-64


MARQUIS BIT CO., LLC

Independent Auditors' Report                                                  F-71

Balance Sheets as of July 31, 2004 and the Years Ended
     December 31, 2003 and 2002                                               F-73

Statements of Income and Members' Equity for the Seven Months Ended
     July 31, 2004, the Year Ended December 31, 2003 and the
     Period from Inception, October 1, 2002, through December 31, 2002        F-74

Statements of Cash Flows for the Seven Months Ended
     July 31, 2004, the Year Ended December 31, 2003 and the
     Period from Inception, October 1, 2002, through December 31, 2002        F-75

Notes to Financial Statements                                                 F-76


                                      F-1






DOWNHOLE INJECTION SERVICES, LLC

Independent Auditors' Report                                                  F-80

Balance Sheets as of November 30, 2004 and
     December 31, 2003                                                        F-81

Statements of Operations and Members' Equity for the Eleven Months
     Ended November 30, 2004 and the Year Ended December 31, 2003             F-82

Statements of Cash Flows for the Eleven Months Ended November 30,
     2004 and the Year Ended December 31, 2003                                F-83

Notes to Financial Statements                                                 F-84


DELTA RENTAL SERVICE, INC.

Independent Auditors' Report                                                  F-91

Balance Sheets as of December 31, 2004 and 2003                               F-92

Statements of Operations for the Years Ended December 31, 2004 and 2003       F-94

Statements of Retained Earnings for the Years Ended December 31, 2004
and 2003                                                                      F-95

Statements of Cash Flows for the Years Ended December 31, 2004 and 2003       F-96

Notes to Financial Statements                                                 F-98


CAPCOIL TUBING SERVICES, INC.

Independent Auditors' Report                                                 F-103

Balance Sheets as of December 31, 2004 and 2003                              F-104

Statements of Operations and Retained Earnings for the Years Ended
December 31, 2004 and 2003                                                   F-106

Statements of Cash Flows for the Years Ended December 31, 2004 and 2003      F-107

Notes to Financial Statements                                                F-108

Independent Auditors' Report on Additional Information                       F-116

Statements of Operations with Additional Information                         F-117


PRO FORMA FINANCIAL INFORMATION

Unaudited Pro Forma Consolidated Condensed Financial Statements              F-119

Unaudited Pro Forma Consolidated Condensed Statement of
     Financial Position as of March 31, 2005                                 F-120

Unaudited Pro Forma Consolidated Condensed Statement of
     Operations for the three Months Ended March 31, 2005                    F-122

Unaudited Pro Forma Consolidated Condensed Statement of
     Financial Position as of December 31, 2004                              F-124

Unaudited Pro Forma Consolidated Condensed Statement of
     Operations for the Year Ended December 31, 2004                         F-126

Notes to Unaudited Pro Forma Consolidated Condensed
     Financial Statements                                                    F-130


             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors and Stockholders
Allis-Chalmers Energy Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2004, and the related consolidated statements of operations, stockholders' equity and cash flows for the year then ended. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audit.

We conducted our audit in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. and subsidiaries as of December 31, 2004, and the consolidated results of their operations and their cash flows for the year then ended in conformity with accounting principles generally accepted in the United States of America.

/s/ UHY Mann Frankfort Stein & Lipp CPAs, LLP
---------------------------------------------
Houston, Texas
April 8, 2005

             REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors
Allis-Chalmers Energy Inc.
Houston, Texas

We have audited the accompanying consolidated balance sheet of Allis-Chalmers Energy Inc. as of December 31, 2003 and the related consolidated statements of operations, stockholders' equity and cash flows for each of the two years in the period ended December 31, 2003. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the consolidated financial position of Allis-Chalmers Energy Inc. as of December 31, 2003, and the results of consolidated operations and cash flows for each of the two years in the period ended December 31, 2003, in conformity with accounting principles generally accepted in the United States of America.

As discussed in Note 2 to the consolidated financial statements, the Company restated the consolidated financial statements as of and for the year ended December 31, 2003.

                                   /S/ GORDON, HUGHES & BANKS, LLP
                                   -------------------------------

Greenwood Village, Colorado
March 3, 2004, except as to Note 20 which date is June 10, 2004 and Notes 17 and 21 which date is February 10, 2005.

ALLIS-CHALMERS ENERGY INC.                                             DECEMBER 31,
CONSOLIDATED BALANCE SHEETS                                          2004        2003
(in thousands, except for share amounts)                          ----------  -----------
                                                                              (Restated)
ASSETS
Cash and cash equivalents                                         $   7,344   $    1,299
Trade receivables, net of allowance for doubtful
  accounts of $265 and $168 at December 31, 2004
  and 2003, respectively                                             12,986        8,823
Inventory                                                             2,373           --
Lease receivable, current                                               180          180
Prepaid expenses and other                                            1,495          887
                                                                  ----------  -----------
     Total current assets                                            24,378       11,189
                                                                  ----------  -----------

Property and equipment, at costs net of accumulated depreciation of $5,251 and $2,586 at December 31, 2004 and 2003,
  respectively                                                       37,679       31,128
Goodwill                                                             11,776        7,661
Other intangible assets, net of accumulated amortization
  of $2,036 and $1,254 at December 31, 2004 and 2003,
  respectively                                                        5,057        2,290
Debt issuance costs, net of accumulated amortization of
  $828 and $462 at December 31, 2004 and 2003, respectively             685          567
Lease receivable, less current portion                                  558          787
Other Assets                                                             59           40
                                                                  ----------  -----------
      Total assets                                                $  80,192   $   53,662
                                                                  ==========  ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt                              $   5,541   $    3,992
Trade accounts payable                                                5,694        3,133
Accrued salaries, benefits and payroll taxes                            615          591
Accrued interest                                                        470          152
Accrued expenses                                                      1,852        1,761
Accounts payable, related parties                                       740          787
                                                                  ----------  -----------
Total current liabilities                                            14,912       10,416

Accrued postretirement benefit obligations                              687          545
Long-term debt, net of current maturities                            24,932       28,241
Other long-term liabilities                                             129          270
Redeemable warrants                                                      --        1,500
Redeemable convertible preferred stock, $0.01 par value
  (4,200,000 shares authorized; 3,500,000 issued and
  outstanding at December 31, 2003)($1 redemption value)
  including accrued dividends                                            --        4,171
                                                                  ----------  -----------
Total liabilities                                                    40,660       45,143

Commitments and Contingencies (Note 9 and Note 21)

Minority interests                                                    4,423        3,978

STOCKHOLDERS' EQUITY (NOTE 10)

Common stock, $0.01 par value (20,000,000 shares
  authorized; 13,611,525 and 3,926,668 issue and outstanding
  at December 31, 2004 and December 31, 2003, respectively              136           39
Capital in excess of par value                                       40,331       10,748
Accumulated deficit                                                  (5,358)      (6,246)
                                                                  ----------  -----------
      Total stockholders' equity                                     35,109        4,541
                                                                  ----------  -----------

      Total liabilities and stockholders' equity                  $  80,192   $   53,662
                                                                  ==========  ===========

  The accompanying Notes are an integral part of the Consolidated Financial Statements.


                                      F-5


ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF OPERATIONS
(in thousands, except per share amounts)

                                                            YEARS ENDED DECEMBER 31.
                                                          2004         2003        2002
                                                        ---------   -----------  ---------
                                                                    (Restated)
Revenues                                                $ 47,726    $   32,724   $ 17,990
Cost of revenues                                          35,300        24,029     14,640
                                                        ---------   -----------  ---------
Gross margin                                              12,426         8,695      3,350

General and administrative expense                      $  8,011    $    6,169      3,792
Personnel restructuring costs                                 --            --        495
Abandoned acquisition/private placement costs                 --            --        233
Post retirement medical costs                                188           (99)       (98)
                                                        ---------   -----------  ---------
Total operating expenses                                   8,199         6,070      4,422
                                                        ---------   -----------  ---------
Income(loss) from operations                               4,227         2,625     (1,072)

Other income(expense):
Interest income                                               32             3         49
Interest expense                                          (2,808)       (2,467)    (2,256)
Minority interests in income of subsidiaries                (321)         (343)      (189)
Factoring costs on note receivable                            --            --       (191)
Settlement on lawsuit                                         --         1,034         --
Gain on sale of interest in AirComp                           --         2,433         --
Other                                                        272            12        (40)
                                                        ---------   -----------  ---------
Total other income (expense)                              (2,825)          672     (2,627)
                                                        ---------   -----------  ---------
Net income (loss) before income taxes                      1,402         3,297     (3,699)
Provision for foreign income tax                            (514)         (370)      (270)
                                                        ---------   -----------  ---------
Net income (loss)                                            888         2,927     (3,969)

Preferred stock dividend                                    (124)         (656)      (321)
                                                        ---------   -----------  ---------

Net income (loss) attributed to common stockholders     $    764    $    2,271   $ (4,290)
                                                        =========   ===========  =========

Income (loss) per common share - basic                  $   0.10    $     0.58   $  (1.14)
                                                        =========   ===========  =========

Income (loss) per common share - diluted                $   0.07    $     0.39   $  (1.14)
                                                        =========   ===========  =========

Weighted average number of common shares outstanding:

                              Basic                        7,930         3,927      3,766
                                                        =========   ===========  =========
                              Diluted                     11,959         5,761      3,766
                                                        =========   ===========  =========

   The accompanying Notes are an integral part of the Consolidated Financial Statements.


                                      F-6

Allis-Chalmers Energy Inc.
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY
(in thousands, except share amounts)

                                                                           CAPITAL IN
                                                      COMMON STOCK         EXCESS OF     ACCUMULATED
                                                   Shares       Amount     PAR VALUE       DEFICIT       TOTAL
                                                 ----------   ----------   -----------   -----------   -----------
Balances, December 31, 2001                       2,317,626   $       23   $    6,431    $   (5,204)   $    1,250

Issuance of common stock in
connection with the purchase of                     279,570            3          627            --           630
Jens'

Issuance of stock purchase
warrants in connection with the                          --           --           47            --            47
purchase of Jens'

Issuance of common stock in
connection with the                               1,311,972           13        2,939            --         2,952
purchase of Strata

Issuance of stock purchase
warrants in connection with the                          --           --          267            --           267
purchase of Strata

Issuance of common stock in
connection with the purchase of                      17,500           --          153            --           153
Strata

Accrual of preferred dividends                           --           --         (321)           --          (321)

Net (Loss)                                               --           --           --        (3,969)       (3,969)
                                                 ----------   ----------   -----------   -----------   -----------

Balances, December 31, 2002                       3,926,668   $       39   $   10,143    $   (9,173)   $    1,009

Effect of consolidation of
AirComp                                                  --           --          955            --           955

Accrual of preferred dividends                           --           --         (350)           --          (350)

Net Income (RESTATED)                                    --           --           --         2,927         2,927
                                                 ----------   ----------   -----------   -----------   -----------

Balances, December 31, 2003, as restated          3,926,668   $       39   $   10,748    $   (6,246)   $    4,541
(RESTATED)

Issuance of common stock in connection with         620,000            6        1,544            --         1,550
the $2 million equity raise

Issuance of stock purchase warrants in
Connection with the $2 million equity raise              --           --          450            --           450

Issuance of common stock in
Connection with the $16.4 million equity raise    5,461,301           55       14,056            --        14,111

Issuance of stock purchase warrants in
Connection with the $16.4 million equity raise           --           --          641            --           641

Issuance of common stock in connection
With the 19% conversion of Jens                   1,300,000           13        6,421            --         6,434

Conversion of preferred stock                     1,718,090           17        4,278            --         4,295

Issuance of common stock for services                14,000           --           97            --            97

Issuance of common stock for services                 3,000           --            2            --             2

Issuance of stock purchase warrants in
Connection with the issuance of debt                     --           --           47            --            47

Issuance of common stock for
Purchase of Downhole Injector Systems               568,466            6        2,171            --         2,177

Accrual of preferred dividends                           --           --         (124)           --          (124)

Net Income                                               --           --           --           888           888
                                                 ----------   ----------   -----------   -----------   -----------

Balances, December 31, 2004                      13,611,525   $      136   $   40,331    $   (5,358)   $   35,109
                                                 ==========   ==========   ===========   ===========   ===========

           The accompanying Notes are an integral part of the Consolidated Financial Statements.


ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(in thousands)

                                                             YEARS ENDED DECEMBER 31,
                                                           2004        2003        2002
                                                         ---------   ---------   ---------
                                                                    (Restated)
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income / (loss)                                      $    888    $  2,927    $ (3,969)
Adjustments to reconcile net income/(loss)
to net cash provided by operating activities:
Depreciation expense                                        2,702       2,052       1,837
Amortization expense                                          876         884         744
Issuance of stock options for services                         14          --          --
Amortization of discount on debt                              350         516         475
(Gain) on change in PBO liability                                        (125)         --
(Gain) on settlement of lawsuit                                        (1,034)         --
(Gain) on sale of interest in AirComp                                  (2,433)         --
Minority interest in income of subsidiaries                   321         343         189
Loss on sale of property                                                   82         119
Changes in working capital:
Decrease (increase) in accounts receivable                 (2,292)     (4,414)       (713)
Decrease (increase) in due from related party                  (7)         --          61
Decrease (increase) in other current assets                  (612)     (1,260)      1,644
Decrease (increase) in other assets                           (19)          1         902
Decrease (increase) in lease deposit                                      525         176
(Decrease) increase in accounts payable                     1,140       2,251       1,316
(Decrease) increase in accrued interest                       299        (126)        651
(Decrease) increase in accrued expenses                      (276)        397        (339)
(Decrease) increase in other long-term liabilities           (141)         --        (123)
(Decrease) increase in accrued employee benefits               19
  and payroll taxes                                                     1,293        (788)
                                                         ---------   ---------   ---------
NET CASH PROVIDED BY OPERATING ACTIVITIES                   3,262       1,879       2,182

Cash flows from investing activities:
Acquisition of Jens', net of cash acquired                                 --      (8,120)
Acquisition of Strata, net of cash acquired                                          (179)
Acquisition of Safco                                         (947)         --          --
Acquisition of Diamond Air, net of cash acquired           (2,530)         --          --
Acquisition of Downhole Services, net of cash acquired       (982)         --          --
Purchase of equipment                                      (4,603)     (5,354)       (518)
Proceeds from sale of equipment                                           843         367
                                                         ---------   ---------   ---------
NET CASH USED IN INVESTING ACTIVITIES                      (9,062)     (4,511)     (8,450)

Cash flows from financing activities:
Proceeds from issuance of long-term debt                    8,169      14,127       9,683
Payments on long-term debt                                (13,505)    (10,826)     (4,079)
Payments on related party debt                                 --        (246)         --
Proceeds from issuance of common stock                     16,883          --          --
Borrowings on lines of credit                                 689       1,138       1,246
Debt issuance costs                                          (391)       (408)       (588)
                                                         ---------   ---------   ---------
NET CASH PROVIDED BY FINANCING ACTIVITIES                  11,845       3,785       6,262
                                                         ---------   ---------   ---------
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS        6,045       1,153          (6)
Cash and cash equivalents:
Beginning of year                                           1,299         146         152
                                                         ---------   ---------   ---------
END OF YEAR                                              $  7,344    $  1,299    $    146
                                                         =========   =========   =========

SUPPLEMENTAL INFORMATION:
Interest paid                                            $  2,159    $  2,341    $  1,082
                                                         =========   =========   =========
Foreign taxes paid                                       $    514    $    370    $   270
                                                         =========   =========   =========

  The accompanying Notes are an integral part of the Consolidated Financial Statements.


                                      F-8

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FOR THE YEARS ENDED DECEMBER 31, 2004, 2003, AND 2002

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ORGANIZATION OF BUSINESS`

Allis-Chalmers Energy Inc. ("Allis-Chalmers" or the "Company") was incorporated in Delaware in 1913. OilQuip Rentals, Inc., an oil and gas rental company ("OilQuip"), was incorporated on February 4, 2000 to find and acquire acquisition targets to operate as subsidiaries.

On February 6, 2001, OilQuip, through its subsidiary, Mountain Compressed Air Inc. ("Mountain Air"), a Texas corporation, acquired certain assets of Mountain Air Drilling Service Co., Inc. ("MADSCO"), whose business consists of providing equipment and trained personnel in the Four Corners area of the southwestern United States. Mountain Air primarily provides compressed air equipment and related products and services and trained operators to companies in the business of drilling for natural gas. On May 9, 2001, OilQuip merged into a subsidiary of Allis-Chalmers Energy Inc. ("Allis-Chalmers" or the "Company"). In the merger, all of OilQuip's outstanding common stock was converted into 2.0 million shares of Allis-Chalmers' common stock. For legal purposes, Allis-Chalmers acquired OilQuip, the parent company of Mountain Air. However, for accounting purposes, OilQuip was treated as the acquiring company in a reverse acquisition of Allis-Chalmers.

On February 6, 2002, the Company acquired 81% of the outstanding stock of Jens' Oilfield Service, Inc. ("Jens'"), which supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. On February 2, 2002, the Company also purchased substantially all of the outstanding common stock and preferred stock of Strata Directional Technology, Inc. ("Strata"), which provides high-end directional and horizontal drilling services for specific targeted reservoirs that cannot be reached vertically.

In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC ("AirComp"). The assets contributed by Mountain Air were recorded at Mountain Air's historical cost of $6.3 million, and the assets contributed by M-I were recorded at fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. As a result of the Company's controlling interest and operating control, the Company consolidated AirComp in its financial statements. AirComp is in the compressed air drilling services segment.

On September 23, 2004, the Company acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. ("Safco") for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.

On September 30, 2004, the Company acquired the remaining 19% of Jens' in exchange for 1.3 million shares of its common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance.

On November 10, 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. collectively ("Diamond Air") for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. The Company contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.

On December 10, 2004, the Company acquired Downhole Injection Services, LLC ("Downhole") for approximately $1.1 million in cash, 568,466 shares of common stock and payment or assumption of $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


VULNERABILITIES AND CONCENTRATIONS

The Company provides oilfield services in several regions, including the states of California, Texas, Utah, Louisiana and New Mexico, the Gulf of Mexico and southern portions of Mexico. The nature of the Company's operations and the many regions in which it operates subject it to changing economic, regulatory and political conditions. The Company is vulnerable to near-term and long-term changes in the demand for and prices of oil and natural gas and the related demand for oilfield service operations.

USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, the Company's accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

PRINCIPLES OF CONSOLIDATION

The consolidated financial statements include the accounts of Allis-Chalmers and its subsidiaries. The Company's subsidiaries at December 31, 2004 are Mountain Air, AirComp (55% owned), Jens', Strata, Safco and Downhole. All significant inter-company transactions have been eliminated.

REVENUE RECOGNITION

The Company provides rental equipment and drilling services to its customers at per day and per job contractual rates and recognizes the drilling related revenue as the work progresses and when collectibility is reasonably assured. The Securities and Exchange Commission's (SEC) Staff Accounting Bulletin (SAB) No. 104, REVENUE RECOGNITION IN FINANCIAL STATEMENTS ("SAB No. 104"), provides guidance on the SEC staff's views on the application of generally accepted accounting principles to selected revenue recognition issues. The Company's revenue recognition policy is in accordance with generally accepted accounting principles and SAB No. 104.

ALLOWANCE FOR DOUBTFUL ACCOUNTS

Accounts receivable are customer obligations due under normal trade terms. The Company sells its services to oil and natural gas drilling companies. The Company performs continuing credit evaluations of its customers' financial condition and although the Company generally does not require collateral, letters of credit may be required from customers in certain circumstances.

The Company records an allowance for doubtful accounts based on specifically identified amounts that are uncollectible. The Company has a limited number of customers with individually large amounts due at any given date. Any unanticipated change in any one of these customer's credit worthiness or other matters affecting the collectibility of amounts due from such customers could have a material effect on the results of operations in the period in which such changes or events occur. After all attempts to collect a receivable have failed, the receivable is written off against the allowance. As of December 31, 2004 and 2003, the Company had recorded an allowance for doubtful accounts of $265,000 and $168,000 respectively. Bad debt expense was $104,000, $136,000 and $32,000 for the years ended December 31, 2004, 2003 and 2002, respectively.

CASH EQUIVALENTS

The Company considers all highly liquid investments with an original maturity of three months or less at the time of purchase to be cash equivalents.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

INVENTORIES

Inventories are stated at the lower of cost or market. Cost is determined using the first-in, first-out ("FIFO") method or the average cost method, which approximates FIFO, and includes the cost of materials, labor and manufacturing overhead.

PROPERTY AND EQUIPMENT

Property and equipment is recorded at cost less accumulated depreciation.

Maintenance and repairs are charged to operations when incurred. Maintenance and repairs expense was $575,803, $568,996, and $ 631,939 for the years ended December 31, 2004, 2003 and 2002, respectively. Refurbishments and renewals are capitalized when the value of the equipment is enhanced for an extended period. When property and equipment are sold or otherwise disposed of, the asset account and related accumulated depreciation account are relieved, and any gain or loss is included in operations.

The cost of property and equipment currently in service is depreciated over the estimated useful lives of the related assets, which range from three to twenty years. Depreciation is computed on the straight-line method for financial reporting purposes. Depreciation expense charged to operations was $2.7 million for the year ended December 31, 2004, $2.1 million for the year ended December 31, 2003, and $1.8 million for the year ended December 31, 2002.

GOODWILL, INTANGIBLE ASSETS AND AMORTIZATION

On January 1, 2002, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. Goodwill, including goodwill associated with equity method investments, and other intangible assets with infinite lives are not amortized, but tested for impairment annually or more frequently if circumstances indicate that impairment may exist. Intangible assets with finite useful lives are amortized either on a straight-line basis over the asset's estimated useful life or on a basis that reflects the pattern in which the economic benefits of the intangible assets are realized.

The Company performs impairment tests on the carrying value of its goodwill on an annual basis as of December 31st for the Mountain Air and Strata operating subsidiaries, respectively. As of December 31, 2004 and 2003, no evidence of impairment exists.

AIRCOMP AND SALE OF INTEREST IN VENTURE

The Company has adopted SEC Staff Accounting Bulletin (SAB) No.51, Accounting for Sales of Stock by a Subsidiary, to account for its investment in AirComp. AirComp has been accounted for and consolidated as a subsidiary under SFAS No. 141, BUSINESS COMBINATIONS. Pursuant to SAB No. 51, the Company has recorded its own contribution of assets and liabilities at its historical cost basis. Since liabilities exceeded assets, the Company's basis in AirComp was a negative amount. The Company has accounted for the assets contributed by M-I at a fair market value as determined by an outside appraiser. The Company issued M-I a 45% interest in AirComp in exchange for the assets contributed to AirComp. As a result of the formation of the venture and its retention of 55% interest in the venture, the Company realized an immediate gain to the extent of its negative basis and its 55% interest in the combined assets and liabilities of the venture. In accordance with SAB No. 51, the Company has recorded its negative basis investment in AirComp as an addition to equity and its share of the combined assets and liabilities realized from M-I assets as non-operating income.

IMPAIRMENT OF LONG-LIVED ASSETS

Long-lived assets, which include property, plant and equipment and other intangible assets, and certain other assets are reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount may not be recoverable. An impairment loss is recorded in the period in which it is determined that the carrying amount is not recoverable. The determination of recoverability is made based upon the estimated undiscounted future net cash flows, excluding interest expense. The impairment loss is determined by comparing the fair value, as determined by a discounted cash flow analysis, with the carrying value of the related assets.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

FINANCIAL INSTRUMENTS

Financial instruments consist of cash and cash equivalents, accounts receivable and payable, and debt. The carrying values of cash and cash equivalents and accounts receivable and payable approximate fair value due to their sort-term nature. The Company believes the fair values and the carrying value of the Company's debt would not be materially different due to the instruments' interest rates approximating market rates for similar borrowings at December 31, 2004 and 2003.

CONCENTRATION OF CREDIT AND CUSTOMER RISK

Financial instruments that potentially subject the Company to concentrations of credit risk consist principally of cash and cash equivalents and trade accounts receivable. The Company transacts its business with several financial institutions. However, the amount on deposit in two financial institutions exceeded the $100,000 federally insured limit at December 31, 2004 by a total of $7.1 million. Management believes that the financial institutions are financially sound and the risk of loss is minimal.

The Company sells its services to major and independent domestic and international oil and gas companies. The Company performs ongoing credit valuations of its customers and provides allowances for probable credit losses where appropriate.

In the year ended December 31, 2004, Matyep in Mexico represented 10.8%, and Burlington Resources represented 10.1% of our consolidated revenues, respectively. In the year ended December 31, 2003, Matyep, Burlington Resources, Inc., and El Paso Energy Corporation represented 10.2%, 11.1% and 14.1%, respectively, of our consolidated revenues. Revenues from Matyep represented 98.0% and 100% of our international revenues in 2004 and 2003.

DEBT ISSUANCE COSTS

The costs related to the issuance of debt are capitalized and amortized to interest expense using the straight-line method over the maturity periods of the related debt.

INCOME TAXES

The Company has adopted the provisions of SFAS No. 109, ACCOUNTING FOR INCOME TAXES ("SFAS NO. 109"). SFAS NO. 109 requires recognition of deferred tax liabilities and assets for the expected future tax consequences of events that have been included in the financial statements or income tax returns. Under this method, the deferred tax assets and liabilities are determined based on the difference between the financial statement and tax basis of assets and liabilities using enacted tax rates in effect for the year in which the differences are expected to reverse.

PERSONNEL RESTRUCTURING COSTS

The Company has recorded and classified separately from recurring selling, general and administrative costs approximately $495,000 incurred to terminate and relocate several members of management in September 2002.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation using Accounting Principle Board Opinion No. 25 ("APB No. 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The Company also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net income/(loss) and net income/(loss) per share for the years ended December 31, 2004, 2003, and 2002 would have been decreased to the pro forma amounts indicated below.

                                              FOR THE YEAR ENDED DECEMBER 31,
                                           -------------------------------------
                                              (in thousands, except per share
                                             2004          2003           2002
                                           --------      --------       --------
                                                        (Restated)

Net income/ (loss):        As reported     $   764       $ 2,271        $(4,290)

Less total stock based employee
 compensation expense determined under
 fair value based method for all awards
 net of tax related effects                 (1,072)       (2,314)            --
                                           --------       -------       --------
Pro-forma net income (loss) to
 common stockholders'                      $  (308)      $   (43)       $(4,290)

Net income/ (loss) per share:
        Basic              As reported     $  0.10       $  0.58        $ (1.14)
                           Pro forma         (0.04)        (0.01)         (1.14)
                                           ========      ========       ========

         Diluted           As reported     $  0.07       $  0.39        $ (1.14)
                           Pro forma         (0.03)        (0.01)         (1.14)
                                           ========      ========       ========

Options were granted in 2004 and 2003. See Note 12 for further disclosures regarding stock options. The following assumptions were applied in determining the pro forma compensation costs:

                                              FOR THE YEAR ENDED DECEMBER 31,
                                             2004          2003          2002
                                           --------      --------       -------

Expected dividend yield                         --            --             --
Expected price volatility                    89.76%       265.08%            --
Risk-free interest rate                        7.0%         6.25%            --
Expected life of options                   7 years       7 years             --
Weighted average fair value of options
   granted at market value                 $  3.19       $  2.78        $    --

SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION

The Company discloses the results of its segments in accordance with SFAS No. 131, DISCLOSURES ABOUT SEGMENTS OF AN ENTERPRISE AND RELATED INFORMATION ("SFAS No. 131"). The Company designates the internal organization that is used by management for allocating resources and assessing performance as the source of the Company's reportable segments. SFAS No. 131 also requires disclosures about products and services, geographic areas and major customers. At December 31, 2003 the Company operated in three segments organized by service line: casing and tubing services, directional drilling services and compressed air drilling services. The Company acquired Safco in September 2004 and Downhole in December 2004. These companies are engaged in rental tools (Safco) and production services (Downhole). The operations from these two companies have been aggregated into the Other Services segment as of December 31, 2004. Please see
Note 18 for further disclosure of segment information in accordance with SFAS No. 131.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


PENSION AND OTHER POST RETIREMENT BENEFITS

SFAS No. 132, EMPLOYER'S DISCLOSURES ABOUT PENSION AND OTHER POST RETIREMENT BENEFITS ("SFAS No. 132"), requires certain disclosures about employers' pension and other post retirement benefit plans and specifies the accounting and measurement or recognition of those plans. SFAS No. 132 requires disclosure of information on changes in the benefit obligations and fair values of the plan assets that facilitates financial analysis. Please see Note 3 for further disclosure in accordance with SFAS No. 132.

INCOME (LOSS) PER COMMON SHARE

The Company computes income (loss) per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER SHARE ("SFAS No. 128"). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends (see Note 10) are deducted from net income (loss) and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share or decrease loss per share) are excluded from diluted earnings per share. As a result of the Company's net loss for the year ended December 31, 2002, common stock equivalents have been excluded because their effect would be anti-dilutive.

The components of basic and diluted earnings per share are as follows:

Year Ended December 31,                                    2004         2003
                                                         (In thousands, except
                                                          earnings per share)
Numerator:
Net income available for common stockholders             $    764     $  2,271

Plus income impact of assumed conversions:
   Preferred stock dividends/interest                         124          656
                                                         --------     --------
Net income (loss) applicable to common stockholders
   Plus assumed conversions                              $    888     $  2,927

Denominator:
   Denominator for basic earnings per share - weighted
     average shares outstanding                             7,930        3,927
   Effect of potentially dilutive common shares:
     Convertible preferred stock and employee and
     director stock options                                 4,029        1,834
                                                         --------     --------
Denominator for diluted earnings per share - weighted
average shares outstanding and assumed conversions         11,959        5,761

Basic earnings (loss) per share                          $   0.10     $   0.58
                                                         ========     ========
Diluted earning (loss) per share                         $   0.07     $   0.39
                                                         ========     ========

RECLASSIFICATION

Certain prior period balances have been reclassified to conform to current year presentation.

NEW ACCOUNTING PRONOUNCEMENTS

In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS - an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In December 2004, the FASB issued SFAS No. 123R, SHARE-BASED PAYMENT (SFAS
123R). SFAS 123R revises SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS 123R are effective for financial statements for Annual or interim periods beginning after June 15, 2005. We are currently evaluating the method of adoption and the impact on our operating results. Our future cash flows will not be impacted by the adoption of this standard.

In December 2004, the FASB issued FASB Staff Position No. 109-1 ("FSP 109-1"), Application of FASB Statement No. 109, "ACCOUNTING FOR INCOME TAXES" ("SFAS No. 109") to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004 (the "Act"). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.

NOTE 2 - RESTATEMENT

In connection with the formation of AirComp in 2003, the Company and M-I contributed assets in exchange for a 55% interest and 45% interest, respectively, in AirComp. The Company originally accounted for the formation of AirComp as a joint venture, but in February 2005, determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, BUSINESS COMBINATIONS and accounting for the sale of an interest in a subsidiary in accordance with SAB No. 51. Consequently, the Company has restated its financial statements for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:

INCREASE IN BOOK VALUE OF FIXED ASSETS. Under joint venture accounting, the Company originally recorded the value of the assets contributed by M-I to AirComp at M-I's historical cost of $6.9 million. Under purchase accounting, the Company increased the recorded value of the assets contributed by M-I by approximately $3.3 million to $10.3 million to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, the Company established negative goodwill which reduced fixed assets in the amount of $1,550,000. Under purchase accounting, the Company increased fixed assets by $1.6 million to reverse the negative goodwill previously recorded. Therefore, fixed assets have been increased by a total of $4.9 million.

INCREASE IN MINORITY INTEREST AND PAID IN CAPITAL. Under purchase accounting, minority interest and capital in excess of par were increased by $1.5 million and $955,000, respectively.

RECOGNITION OF NON-OPERATING GAIN. Under joint venture accounting, no gain or loss was recognized in connection with the formation of AirComp. Under purchase accounting, we recorded a $2.4 million non-operating gain in the third quarter of 2003.

REDUCTION IN NET INCOME. As a result of the increase in fixed assets, during the year ended December 31, 2003, depreciation expense increased by $98,000 and minority interest expense decreased by $44,000, resulting in reduction in net income attributable to common stockholders of $54,000. However, as a result of recording the above non-operating gain and recording the reduction in income, net income attributed to common stockholders increased by $2.4 million.

A restated consolidated balance sheet at December 31, 2003, a restated consolidated of operations and a restated consolidated statement of cash flows for the year ended December 31, 2003, reflecting the above adjustments, is presented below. The amounts are in thousands, except for share amounts:

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                                  At December 31, 2003
                                                          ------------------------------------
                                                             As       Restatement       As
                                                          Reported    Adjustments    Restated
                                                          ---------   -----------    ---------
ASSETS

Cash and cash equivalents                                 $  1,299                   $  1,299
Trade receivables, net of allowance for
doubtful accounts                                            8,823                      8,823
Lease Receivable, current                                      180                        180
Prepaid expenses and other                                     887                        887
                                                          ---------                  ---------
Total current assets                                        11,189                     11,189

Property and equipment, net of accumulated
depreciation                                                26,339          4,789      31,128
Goodwill                                                     7,661                      7,661
Other intangible assets, net of accumulated
amortization                                                 2,290                      2,290
Debt issuance costs, net of accumulated
amortization                                                   567                        567
Lease receivable, less current portion                         787                        787
Other Assets                                                    40                         40
                                                          ---------   -----------    ---------
Total Assets                                              $ 48,873    $     4,789    $ 53,662
                                                          =========   ===========    =========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt                      $  3,992                   $  3,992
Trade accounts payable                                       3,133                      3,133

Accrued salaries, benefits and payroll taxes                   591                        591
Accrued interest                                               152                        152
Accrued expenses                                             1,761                      1,761
Accounts payable, related parties                              787                        787
                                                          ---------                  ---------
Total current liabilities                                   10,416                     10,416

Accrued postretirement benefit obligations                     545                        545
Long-term debt, net of current maturities                   28,241                     28,241
Other long-term liabilities                                    270                        270
Redeemable warrants                                          1,500                      1,500
Redeemable convertible preferred stock
including accrued dividends                                  4,171                      4,171
                                                          ---------                  ---------
Total liabilities                                           45,143                     45,143

Commitments and Contingencies

Minority interests                                           2,523          1,455       3,978

COMMON STOCKHOLDERS' EQUITY

Common stock                                                    39                         39
Capital in excess of par value                               9,793            955      10,748
Accumulated (deficit)                                       (8,625)         2,379      (6,246)
                                                          ---------   -----------    ---------

Total stockholders' equity                                   1,207          3,334       4,541
                                                          ---------   -----------    ---------

Total liabilities and stockholders' equity                $ 48,873    $     4,789    $ 53,662
                                                          =========   ===========    =========


                                         F-16




ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              Year Ended December 31, 2003
                                                          ------------------------------------
                                                             As       Restatement       As
                                                          Reported    Adjustments    Restated
                                                          ---------   ------------   ---------

Revenues                                                  $ 32,724                   $ 32,724
Cost of revenues                                            23,931             98      24,029
                                                          ---------   ------------   ---------

Gross margin                                                 8,793            (98)      8,695

General and administrative expense                           6,169                      6,169
                                                          ---------   ------------   ---------

Income/ (loss) from operations                               2,624            (98)      2,626

Other income (expense):
Interest income                                                  3             --           3
Interest expense                                            (2,467)            --      (2,467)
Minority interests in income of subsidiaries                  (387)            44        (343)
Settlement on lawsuit                                        1,034             --       1,034
Gain on sale of stock in a subsidiary                           --          2,433       2,433
Other                                                          111             --         111
                                                          ---------   ------------   ---------

Total other income (expense)                                (1,706)         2,477         771
                                                          ---------   ------------   ---------

Net income/ (loss) before income taxes                         918          2,379       3,297

Provision for foreign income tax                              (370)            --        (370)
                                                          ---------   ------------   ---------

Net income/ (loss)                                             548          2,379       2,927

Preferred stock dividend                                      (656)            --        (656)
                                                          ---------   ------------   ---------

Net income attributed to common stockholders              $   (108)   $     2,379    $  2,271
                                                          =========   ============   =========

Income/ (loss) per common share - basic                   $  (0.03)                  $   0.58
                                                          =========                  =========

Income/ (loss) per common share - diluted                 $  (0.03)                  $   0.39
                                                          =========                  =========

Weighted average number of common shares outstanding:
        Basic                                                3,927                      3,927
                                                          =========                  =========
        Diluted                                              3,927                      5,761
                                                          =========                  =========


                                      F-17



ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                                              Year Ended December 31, 2003
                                                          ------------------------------------
                                                             As       Restatement       As
                                                          Reported    Adjustment     Restated
                                                          ---------   ------------   ---------

Cash flows from operating activities:
Net income/ (loss)                                        $    548    $     2,379    $  2,927
Adjustments to reconcile net income/ (loss) to net cash
provided by operating activities:
Depreciation expense                                         1,954             98       2,052
Amortization expense                                           884             --         884
Issuance of stock options for services                          --             --          --
Amortization of discount on debt                               516             --         516
(Gain) / loss on change PBO liability                         (125)            --        (125)
(Gain) / loss on settlement of lawsuit                      (1,034)            --      (1,034)
(Gain) / loss on sale of interest in AirComp                    --         (2,433)     (2,433)
Minority interest in income of subsidiaries                    387            (44)        343
Loss on sale of property                                        82             --          82
Changes in working capital:
Decrease (increase) in accounts receivable                  (4,414)            --      (4,414)
Decrease (increase) in due from related party                   --             --          --
Decrease (increase) in other current assets                 (1,260)            --      (1,260)
Decrease (increase) in other assets                              1             --           1
Decrease (increase) in lease deposit                           525             --         525
Increase (decrease) in accounts payable                      2,251             --       2,251
Increase (decrease) in accrued interest                       (126)            --        (126)
Increase (decrease) in accrued expenses                        397             --         397
Increase (decrease) in other long-term liabilities              --             --          --
Increase (decrease) in accrued employee benefits and
payroll taxes                                                1,293             --       1,293
                                                          ---------   ------------   ---------

Net cash provided by operating activities                    1,879             --       1,879

Cash flows from investing activities:
Recapitalization, net of cash received                          --                         --
Business acquisition costs                                      --                         --
Acquisition of MADSCO assets, net of cash acquired              --                         --
Acquisition of Jens', net of cash acquired                      --                         --
Acquisition of Strata, net of cash acquired                     --                         --
Purchase of equipment                                       (5,354)                    (5,354)
Proceeds from sale-leaseback of equipment, net of lease
deposit                                                         --                         --
Proceeds from sale of equipment                                843                        843
                                                          ---------                  ---------

Net cash (used) by investing activities                     (4,511)                    (4,511)

Cash flows from financing activities:
Proceeds from issuance of long-term debt                    14,127                     14,127
Payments on long-term debt                                 (10,826)                   (10,826)
Payments on related party debt                                (246)                      (246)
Proceeds from issuance of common stock, net                     --                         --
Borrowing on lines of credit                                30,537                     30,537
Payments on lines of credit                                (29,399)                   (29,399)
Debt issuance costs                                           (408)                      (408)
                                                          ---------                  ---------

Net cash provided (used) by financing activities             3,785                      3,785
                                                          ---------                  ---------

Net increase (decrease) in cash and cash equivalents         1,153                      1,153

Cash and cash equivalents:

Beginning of the year                                          146                        146
                                                          ---------                  ---------

End of the year                                           $  1,299                   $  1,299
                                                          =========                  =========

Supplemental information:

Interest paid                                             $  2,341                   $  2,341
                                                          =========                  =========

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In addition, the 2004 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2004. The effect of the restatement on the individual Quarterly financial statements is as follows:

                                        Three Months     Three Months     Three Months
                                        Ended            Ended            Ended
                                        March 31, 2004   June 30, 2004    September 30, 2004
                                        --------------   -------------    ------------------
Net income (loss) attributed to
    common stockholders
Previously reported                         $     501       $     434           $       576
Adjustment - depreciation expense                (139)            (79)                  (79)
Adjustment - minority interest expense             22              22                    22
Restated                                          384             377                   519

Net income (loss) per share, basic
    and diluted
Previously reported                         $    0.03       $    0.07           $      0.05
Total adjustments                                0.01            0.01                  0.01
Restated                                         0.02            0.06                  0.04

In addition, the accompanying 2003 financial statements have been restated from the previously filed interim financial statements included in Form 10-Q for the first, second and third quarters of 2003. An adjustment was recorded in the fourth quarter of 2003 to reflect a change in estimate of the recoverability of foreign taxes paid in 2002 and 2003. The effect of the significant fourth quarter adjustment on the individual quarterly financial statements is as follows:

                                        Three Months     Three Months     Three Months
                                        Ended            Ended            Ended
                                        March 31, 2003   June 30, 2003    September 30, 2003
                                        --------------   -------------    ------------------
Net income (loss) attributed to
    common stockholders
Previously reported                         $    (183)      $    (330)          $     1,136
Adjustment - gain on sale of stock
in a subsidiary                                    --              --                 2,433
Adjustment - depreciation expense                  --              --                   (49)
Adjustment - minority interest expense             --              --                    22
Adjustment - foreign tax expense                 (158)            (92)                  (93)
Restated                                         (341)           (422)                3,449

Net income (loss) per share, basic
    and diluted
Previously reported                         $   (0.05)      $   (0.10)          $      0.29
Total adjustments                               (0.04)          (0.00)                 0.58
Restated                                        (0.09)          (0.10)                 0.87

Certain amounts in the accompanying statement of operations for the year ended December 31, 2002 have been reclassified to conform to the restatement including the reclassification of the foreign income taxes from cost of goods sold to foreign tax expense.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 3 - PENSION AND POST RETIREMENT BENEFIT OBLIGATIONS

PENSION PLAN

In 1994, the Company's independent pension actuaries changed the assumptions for mortality and administrative expenses used to determine the liabilities of the Allis-Chalmers Consolidated Pension Plan (the "Consolidated Plan"), and as a result the Consolidated Plan was under funded on a present value basis. The Company was unable to fund its obligations and in September 1997 obtained from the Pension Benefit Guaranty Corporation ("PBGC") a "distress" termination of the Consolidated Plan under section 4041(c) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"). The PBGC agreed to a plan termination date of April 14, 1997. The PBGC became trustee of the terminated Consolidated Plan on September 30, 1997. Upon termination of the Consolidated Plan, the Company and its subsidiaries incurred a liability to the PBGC that the PBGC estimated to be approximately $67.9 million (the "PBGC Liability").

In September 1997, the Company and the PBGC entered into an agreement in principle for the settlement of the PBGC Liability, which required, among other things, satisfactory resolution of the Company's tax obligations with respect to the Consolidated Plan under Section 4971 of the Internal Revenue Code of 1986, as amended ("Code"). In August 1998, the Company and the Internal Revenue Service ("IRS") settled the Company's tax liability under Code Section 4971 for $75,000.

In June 1999, the Company and the PBGC entered into an agreement for the settlement of the PBGC Liability (the "PBGC Agreement"). Pursuant to the terms of the PBGC Agreement, the Company issued 117,020 shares of its common stock to the PBGC, reducing the pension liability by the estimated fair market value of the shares to $66.9 million (the Company has a right of first refusal with respect to the sale of such shares). In connection with the PBGC Agreement, the Company and the PBGC entered into the following agreements: (i) a Registration Rights Agreement (the "Registration Rights Agreement"); and (ii) a Lock-Up Agreement by and among Allis-Chalmers, the PBGC, and others. In connection with the merger with OilQuip described below, the Lock-Up Agreement was terminated and the Registration Rights Agreement was amended to provide the PBGC the right to have its shares of common stock registered under the Securities Act of 1933 on Form S-3 during the 12 month period following the Merger (to the extent the Company is eligible to use Form S-3 which it currently is not) and thereafter to have its shares registered on Form S-1 or S-2.

In order to satisfy and discharge the PBGC Liability, the PBGC Agreement provided that the Company had to either: (i) receive, in a single transaction or in a series of related transactions, debt financing which made available to the Company at least $10 million of borrowings or (ii) consummate an acquisition, in a single transaction or in a series of related transactions, of assets and/or a business where the purchase price (including funded debt assumed) is at least $10.0 million ("Release Event").

The merger with OilQuip (the "Merger") on May 9, 2001 (as described in Note 1) constituted a Release Event, which satisfied and discharged the PBGC Liability. In connection with the Merger, the Company and the PBGC agreed that the PBGC should have the right to appoint one member of the Board of Directors of the Company for so long as it holds at least 23,404 shares of the common stock. In connection with the Merger, the Lock-Up Agreement was terminated in its entirety. As of December 31, 2003, the Company is no longer liable for any obligations of the Consolidated Plan.

MEDICAL AND LIFE

Pursuant to the Plan of Reorganization, the Company assumed the contractual obligation to Simplicity Manufacturing, Inc. (SMI) to reimburse SMI for 50% of the actual cost of medical and life insurance claims for a select group of retirees (SMI Retirees) of the prior Simplicity Manufacturing Division of Allis-Chalmers. The actuarial present value of the expected retiree benefit obligation is determined by an actuary and is the amount that results from applying actuarial assumptions to (1) historical claims-cost data, (2) estimates for the time value of money (through discounts for interest) and (3) the probability of payment (including decrements for death, disability, withdrawal, or retirement) between today and expected date of benefit payments. As of December 31, 2004, 2003 and 2002, the Company has recorded post-retirement benefit obligations of $687,000, $545,000 and $670,000, respectively, associated with this transaction.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


401(k) SAVINGS PLAN

On June 30, 2003 the Company adopted the 401(k) Profit Sharing Plan (the "Plan"). The Plan is a defined contribution savings plan designed to provide retirement income to eligible employees of the Company and its subsidiaries. The Plan is intended to be qualified under Section 401(k) of the Internal Revenue Code of 1986, as amended. It is funded by voluntary pre-tax contributions from eligible employees who may contribute a percentage of their eligible compensation, limited and subject to statutory limits. The Plan is also funded by discretionary matching employer contributions from the Company. Eligible employees cannot participate in the Plan until they have attained the age of 21 and completed six-months of service with the Company. Upon leaving the Company, each participant is 100% vested with respect to the participants' contributions while the Company's matching contributions are vested over a three-year period in accordance with the Plan document. Contributions are invested, as directed by the participant, in investment funds available under the Plan. Matching contributions of approximately $35,000 was paid in 2004 and approximately $10,000 was paid in 2003.

NOTE 4 - ACQUISITIONS

The Company completed two acquisitions and related financing on February 6, 2002. The Company purchased 81% of the outstanding stock of Jens'. Jens' supplies highly specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells. The Company also purchased substantially all the outstanding common stock and preferred stock of Strata. Strata provides high-end directional and horizontal drilling technology for specific targeted reservoirs that cannot be reached vertically.

The aggregate purchase price for Jens' and Strata was (i) $10.3 million in cash,
(ii) a $4.0 million note payable due in four years, (iii) $1.2 million in a non-compete agreement payable over five years, (iv) 1.6 million shares of common stock of the Company, (v) 3.5 million shares of a newly created Series A 10% Cumulative Convertible Preferred Stock of the Company ("Preferred Stock") and
(vi) an additional post-closing payment of approximately $983,000. In addition, in connection with the Strata acquisition, Energy Spectrum Partners LP was issued warrants to purchase 87,500 shares of Company common stock at an exercise price of $0.75 per share. The acquisitions were accounted for using the purchase method of accounting. Goodwill of $4.2 million and other identifiable intangible assets of $2.0 million were recorded with consolidation of the acquisitions.

In July 2003, through its subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I L.L.C. ("M-I"), a joint venture between Smith International and Schlumberger N.V. (Schlumberger Limited), to form a Texas limited liability company named AirComp LLC ("AirComp"). The assets contributed by Mountain Air were recorded at Mountain Air's historical cost of $6.3 million, and the assets contributed by M-I were recorded at a fair market value of $10.3 million. The Company owns 55% and M-I owns 45% of AirComp. As a result of the Company's controlling interest and operating control, the Company consolidated AirComp in its financial statements. AirComp comprises the compressed air drilling services segment.

In September 2004, the Company acquired 100% of the outstanding stock of Safco Oil Field Products, Inc. for $1.0 million. Safco leases spiral drill pipe and provides related oilfield services to the oil drilling industry.

In September 2004, the Company acquired the remaining 19% of Jens' in exchange for 1.3 million shares of its common stock. The total value of the consideration paid to the seller, Jens Mortensen, was $6.4 million which was equal to the number of shares of common stock issued to Mr. Mortensen (1.3 million) multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders' equity. On the balance sheet, the $1.9 million minority interest in Jens' was eliminated. The balance of the contribution of $4.4 million was allocated as follows: In June 2004, the Company obtained an appraisal of the fixed assets at Jens' which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the fixed assets appraised value was $4.3 million over the book value. The Company increased the value of its fixed assets by 19% of the amount of the excess of the appraised value over the book value, or $.8 million. The remaining balance of $3.6 million was allocated to goodwill.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In November 2004, AirComp acquired substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C., collectively Diamond Air, for $4.6 million in cash and the assumption of approximately $450,000 of accrued liabilities. The Company contributed $2.5 million and M-I L.L.C. contributed $2.1 million to AirComp LLC in order to fund the purchase. Diamond Air provides air drilling technology and products to the oil and gas industry in West Texas, New Mexico and Oklahoma. Diamond Air is a leading provider of air hammers and hammer bit products.

In December 2004, The Company acquired Downhole for approximately $1.1 million in cash, 568,466 shares of Common Stock and the assumption of approximately $950,000 of debt. Downhole is headquartered in Midland, Texas, and provides economical chemical treatments to wells by inserting small diameter, stainless steel coiled tubing into producing oil and gas wells.

The following unaudited pro forma consolidated summary financial information illustrates the effects of the acquisitions of Diamond Air and Downhole on the Company's results of operations for the year ended December 31, 2004 and formation of AirComp on the Company's results of operations for the year ended December 31, 2003 and the acquisitions of Jens' and Strata on the Company's results of operations for the year ended December 31, 2002, based on the historical statements of operations, as if the transactions had occurred as of the beginning of the periods presented.

                                              Year Ended December 31,
                                                    (UNAUDITED)
                                         (in thousands, except per share)
                                           2004        2003        2002
Revenues                                 $ 58,103    $ 34,446    $ 19,142

Operating income (loss)                  $  5,405    $  3,008    $   (401)

Net income (loss)                        $  1,367    $    411    $ (4,431)

Net income (loss) per common share

       Basic                             $   0.17    $   0.10    $  (1.18)
       Diluted                           $   0.12    $   0.07    $  (1.18)

NOTE 5 - INVENTORIES

      Inventories are comprised of the following at December 31:

                                          2004       2003
Hammer bit inventory
Finished goods                           $   857     $  --
Work in process                              385        --
Raw materials                                151        --
                                         -------     -----

Total hammer bit inventory               $ 1,393     $  --

Hammer inventory                             417        --

Chemical inventory                           254        --

Coil tubing and related inventory            309        --
                                         -------     -----

Total inventory                          $ 2,373     $  --
                                         =======     =====

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 6 - PROPERTY AND OTHER INTANGIBLES ASSETS

Property and equipment is comprised of the following at December 31:

                                                          Depreciation
                                                             Period         2004         2003
                                                                          ---------   ----------
                                                                                      (Restated)
Land                                                           --         $     27    $      27
Building and improvements                                 15 - 20 years        740          729
Machinery and equipment                                    3 - 15 years     41,120       28,860
Tools, furniture, fixtures and leasehold improvements      3 -  7 years      1,043        4,098
                                                                          ---------   ----------

Total                                                                     $ 42,930    $  33,714

Less: accumulated depreciation                                              (5,251)      (2,586)
                                                                          ---------   ----------

Property and equipment, net                                               $ 37,679    $  31,128
                                                                          =========   ==========

Intangible assets are as follows at December 31:

                                                          Amortization
                                                             Period         2004         2003
                                                                          ---------   ----------
Intellectual Property                                          20 years   $  1,009    $   1,009
Non-compete agreements                                        3-5 years      2,856        1,535
Patent                                                         15 years        496           --
Other intangible assets                                     3- 10 years      2,743        1,000
                                                                          ---------   ----------

Total                                                                     $  7,093    $   3,544

Less: accumulated amortization                                              (2,036)      (1,254)
                                                                          ---------   ----------

Intangibles assets, net                                                   $  5,057    $   2,290
                                                                          =========   ==========

                                       2004                                   2003
                          Gross    Accumulated    Current year   Gross    Accumulated    Current year
                          Value    amortization   amortization   Value    amortization   amortization
Intellectual
Property                  $1,009   $        239   $         56   $1,009   $        183   $         46
Non-compete agreements     2,855          1,032            300    1,535            731            347
Patent                       496              6              6       --             --             --
Other intangible assets    2,733            760            420    1,000            340            135
                          ------   ------------   ------------   ------   ------------   ------------

Total                     $7,093   $      2,036   $        782   $3,544   $      1,254   $        528
                          ======   ============   ============   ======   ============   ============

Amortization of intangible assets at December 31, is as follows:

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                        INTANGIBLE AMORTIZATION BY PERIOD
                        ---------------------------------
                                 (in thousands)
                             Year ended December 31,
                                                                    2009 and
                                   2005     2006     2007     2008  thereafter
                                -------  -------  -------  -------  ----------
Intangible Assets Amortization

Intellectual property           $    56  $    56  $    56  $    56  $      546
Non-compete agreements              484      481      275      234         349
Patent                               33       33       33       33         358
Other intangible assets             244      244      214      214       1,057
                                -------  -------  -------  -------  ----------

Total Intangible Amortization   $   817  $   814  $   578  $   537       2,310
                                =======  =======  =======  =======  ==========

NOTE 7 - INCOME TAXES

Temporary differences are differences between the tax basis of assets and liabilities and their reported amounts in the financial statements that will result in differences between income for tax purposes and income for financial statement purposes in future years. A valuation allowance is established for deferred tax assets when management, based upon available information, considers it more likely than not that a benefit from such assets will not be realized. The Company has recorded a valuation allowance equal to the excess of deferred tax assets over deferred tax liabilities as the Company was unable to determine that it is more likely than not that the deferred tax asset will be realized.

The Tax Reform Act of 1986 contains provisions that limit the utilization of net operating loss and tax credit carry forwards if there has been a "change of ownership" as described in Section 382 of the Internal Revenue Code. Such a change of ownership may limit the Company's utilization of its net operating loss and tax credit carry forwards, and could be triggered by a public offering or by subsequent sales of securities by the Company or its stockholders.

Deferred income tax assets and the related allowance as of December 31, 2004 and 2003 were as follows:

                                                 2004        2003
                                               ---------   ---------
Deferred non-current income tax assets:
Net future tax deductible items                $    533    $    500
Net operating loss carry forwards                 4,894       2,975
A-C Reorganization Trust claims                  30,112      35,000
                                               ---------   ---------

Total deferred non-current income tax assets     35,539      38,475

Valuation allowance                             (35.539)    (38,475)
                                               ---------   ---------

Net deferred non-current income taxes          $     --    $     --
                                               =========   =========

Net operating loss carry forwards for tax purposes at December 31, 2004 and 2003 were estimated to be $14.5 million and $8.5 million, respectively, expiring through 2024.

Net future tax-deductible items relate primarily to differences in book and tax depreciation and amortization and to compensation expense related to the issuance of stock options. Gross deferred tax liabilities at December 31, 2004 and 2003 are not material.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


The Company and its subsidiaries are required to file a consolidated U.S. federal income tax return. The Company had no current tax expense for the years ended December 31, 2004, 2003 and 2002, respectively. The Company pays foreign income taxes in Mexico related to Jens' earnings on Mexico revenues. The Company paid $514,000, $370,000 and $270,000 in foreign income taxes to Mexico during the years ended December 31, 2004, 2003 and 2002, respectively. There are approximately $1,154,000 of U.S. foreign tax credits available to the Company and of that amount, the Company has determined that approximately $205,000 may be recoverable in a future period by applying the credits back to the taxable income of the Jens' subsidiary in 2001 and 2000. The $205,000 of recoverable foreign income taxes has been recorded as "other current assets" on the accompanying balance sheet of the Company as of December 31, 2004. The remaining $949,000 of available U.S. foreign tax credits may or may not be recoverable by the Company depending upon the availability of taxable income in future years and therefore, have not been recorded as an asset as of December 31, 2004. The foreign tax credits available to the Company begin to expire in the year 2007.

The following table reconciles income taxes based on the U.S. statutory tax rate to the Company's income tax expense from continuing operations:

                                                             2004       2003       2002
                                                           --------   --------   --------
Income tax expense based on the U.S. statutory tax rate    $     --   $     --   $     --

Foreign income subject to foreign taxes a rate different
  than the U.S. statutory rate                              514,089    370,468    269,568
                                                           --------   --------   --------

Total                                                      $514,089   $370,468   $269,568
                                                           ========   ========   ========

The Company's 1988 Plan of Reorganization established the A-C Reorganization Trust to settle claims and to make distributions to creditors and certain stockholders. The Company transferred cash and certain other property to the A-C Reorganization Trust on December 2, 1988. Payments made by the Company to the A-C Reorganization Trust did not generate tax deductions for the Company upon the transfer but generate deductions for the Company as the A-C Reorganization Trust makes payments to holders of claims.

The Plan of Reorganization also created a trust to process and liquidate product liability claims. Payments made by the A-C Reorganization Trust to the product liability trust did not generate current tax deductions for the Company. Deductions are available to the Company as the product liability trust makes payments to liquidate claims or incurs other expenses.

The Company believes the above-named trusts are grantor trusts and therefore includes the income or loss of these trusts in the Company's income or loss for tax purposes, resulting in an adjustment of the tax basis of net operating and capital loss carry forwards. The income or loss of these trusts is not included in the Company's results of operations for financial reporting purposes.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 8 - DEBT

The long-term debt of the Company and its subsidiaries as of December 31, 2004 and December 31, 2003 consists of the following:

                                                  December 31,
                                                 (in thousands)
                                               -----------------
                                                2004       2003
                                               -------   -------
Debt of Allis-Chalmers Energy
Revolving line of credit                         2,353        --
Bank term loan                                   6,335        --
Notes payable to former directors                  402       386
12.0% subordinated note                             --     2,675

Debt of Jens'
Revolving line of credit                            --        26
Bank term loan                                      --     4,654
Bank real estate note                               --       207
Subordinated seller note                         4,000     4,000
Note payable under non-compete agreement           514       761
Bank term loan                                     263       354
Equipment installment note                         321        --

Debt of Strata
Revolving line of credit                            --     2,413
Vendor financing                                 1,164     2,383

Debt of Safco
Note payable under non-compete agreement           150        --

Debt of Downhole
Vehicle installment note                            11        --
Notes payable to a former shareholders              49        --

Debt of Mountain Air
Term loan                                          198       247
Seller note                                      1,600     1,511

Debt of AirComp
Revolving line of credit                         1,520       369
Bank term loan                                   6,775     7,429
Subordinated note payable to M-I LLC             4,818     4,818
                                               -------   -------

Total debt                                     $30,473   $32,233

Less: short-term debt and current maturities     5,541     3,992
                                               -------   -------
Long-term debt obligations                     $24,932   $28,241
                                               =======   =======

As of December 31, 2004 and 2003, the Company's debt was approximately $30.5 million and $32.2 million, respectively. The Company's weighted average interest rate for all of its outstanding debt was approximately 6.3% at December 31, 2004 and at December 31, 2003.

Maturities of debt obligations at December 31, 2004 are as follows:

                               Maturities of Debt
                               ------------------
                                 (in thousands)
Year Ending:

December 31, 2005                         5,541
December 31, 2006                         7,378
December 31, 2007                        10,028
December 31, 2008                         2,638
December 31, 2009                         4,888
Thereafter                                   --
                                   ------------

Total                              $     30,473
                                   ============

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On December 7, 2004, the Company entered into an amended and restated credit agreement which consolidated and increased various credit facilities previously maintained by the Company and two of its subsidiaries, Jens' and Strata. The credit agreement governing the facilities was entered into jointly by Allis-Chalmers, Jens', Strata, Safco, and Downhole is guaranteed by our MCA and OilQuip subsidiaries. The amended credit facilities include:

      o A $10.0 million revolving line of credit. Borrowings are subject to a borrowing base based on 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $2.4 million as of December 31, 2004.

      o A term loan in the amount of $6.3 million to be repaid in monthly payments of principal of $105,583 per month. Prepayments are also required in an amount equal to 20% of our collections from Matyep in Mexico. Proceeds of the term loan were used to prepay the term loan owed by our Jens' subsidiary and to prepay the 12% $2.4 million subordinated note and retire its related warrants. The outstanding balance was $6.3 million as of December 31, 2004.

      o A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are to be repaid monthly over four years beginning January 2006. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral. There were no outstanding borrowings as of December 31, 2004

The credit facilities mature on December 31, 2007 and are secured by liens on substantially all of the Company's assets. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits the Company's ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Interest accrues at a floating rate based on the prime rate. The interest rate was 6.25% as of December 31, 2004. There is a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.

In connection with the acquisition of Jens' and Strata in 2002, the Company issued a 12% secured subordinated note in the original amount of $3.0 million. In connection with this subordinated note, the Company issued redeemable warrants valued at $1.5 million, which were recorded as a discount to the subordinated debt and as a liability. The discount was amortized over the life of the subordinated note beginning February 6, 2002 as additional interest expense of which $350,000 and $300,000 were recognized in the years ended December 31, 2004 and December 31, 2003, respectively. The debt was recorded at $2.7 million at December 31, 2003, net of the unamortized portion of the put obligation. On December 7, 2004, the Company prepaid the $2.4 million balance of the 12% subordinated note and retired the $1.5 million of warrants, with a portion of the proceeds from the Company's new $6.3 million bank term loan.

Jens' has a subordinated note payable to Jens Mortensen, the seller of Jens' and a director of the Company, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest is payable quarterly and the final maturity of the note is January 31, 2006. In connection with the purchase of Jens', the Company agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. As of December 31, 2004, the remaining balance was approximately $514,000, including $247,000 classified as short-term. The subordinated note is subordinated to the rights of the Company's bank lenders.

Jens' has two bank term loans with a remaining balance totaling $263,000 at December 31, 2004 and with interest accruing at a floating interest rate based on prime +2.0%. The interest rate was 7.25% at December 31, 2004. Monthly principal payments are $13,000 plus interest. The maturity date of one of the loans, with a balance of $210,000, is September 17, 2006, while the second loan, with a balance of $53,000, has a final maturity of January 12, 2007. Additionally, in October 2004, Jens' borrowed $326,000 in a five-year equipment financing term loan. The loan is to be repaid in 60 installments of principal and interest equal to $6,449 per month beginning December 2004 and ending December 2009.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In December 2003, Strata, the Company's directional drilling subsidiary, entered into a financing agreement with a major supplier of downhole motors for repayment of motor lease and repair cost totaling $1.7 million. The agreement provides for repayment of all amounts not later than December 30, 2005. Payment of interest is due monthly and principal payments of $582,000 are due on April 2005 and December 2005. The interest rate is fixed at 8.0%. As of December 31, 2004, the outstanding balance was $1.2 million.

In connection with the purchase of Safco, the Company also agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. The Company is required to make annual payments of $50,000 through September 30, 2007. As of December 31, 2004, the balance due is $150,000.

Downhole has notes payable to two former shareholders totaling $49,000. The Company is required to make monthly payments of $8,878 through June 30, 2005. The company also has a vehicle installment note. The note is to be repaid over 10 months at $1,137 per month without interest. At December 31, 2004, the balance due is $11,371.

In connection with the acquisition of Diamond Air and Marquis Bit described above, on November 15, 2004, the Company amended and increased AirComp's credit facilities to provide for the following:

      o A $3.5 million bank line of credit of which $1.5 million was outstanding at December 31, 2004. Interest accrues at a floating rate based on the prime rate. The interest rate was 7.50% as of December 31, 2004. There is a 0.5% per annum fee on the undrawn portion of the facility. Borrowings under the line of credit are subject to a borrowing base consisting of eligible accounts receivable.

      o A $7.1 million term loan with an adjustable, floating interest rate based on either the prime rate or the London interbank offered rate or ("LIBOR"). The interest rate was 6.25% as of December 31, 2004. Principal payments of $286,000 plus accrued interest are due quarterly, with a final maturity date of June 27, 2007. The balance at December 31, 2004 was $6.8 million.

      o A $1.5 million term loan facility to be used for capital expenditures. Interest accrues at a floating interest rate based on either the prime rate or LIBOR. Quarterly principal payments commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007. There were no borrowings outstanding under this facility as of December 31, 2004.

The AirComp credit facilities are secured by liens on substantially all of AirComp's assets. The agreement governing these credit facilities contains customary events of default and requires that AirComp satisfy various financial covenants. It also limits AirComp's ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Mountain Air guaranteed the obligations of AirComp under these facilities.

AirComp also has a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party's interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At December 31, 2004, $376,000 of interest was included in accrued interest. The Company is not liable for the obligations of AirComp under this note.

In 2000 the Company compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes bear interest at the rate of 5.0%. At December 31, 2004, the principal and accrued interest on these notes totaled approximately $402,000. As of March 31, 2005, the notes totaling $96,300, including accrued interest remained outstanding.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


As part of the acquisition of Mountain Air in 2001, the Company issued a note to the sellers of Mountain Air in the original amount of $2.2 million bearing interest at an interest rate of 5.75%. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. At December 31, 2004 the outstanding amount due, including accrued interest, was $1.6 million. In March 2005, the Company reached an agreement with the sellers and holders of the note as a result of an action brought against the Company by the sellers. Under the terms of the agreement, the Company agreed to pay to the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See Note 21 - Legal Matters).

Mountain Air also has a term loan in the amount of $198,000 at December 31, 2004 with an interest rate of 5.0%. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008.

Until December 2004, the Company's Chief Executive Officer and Chairman, Munawar
H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to the Company. In December 2004, the Company refinanced most of its outstanding bank debt and obtained the release of certain guarantees. Mr. Hidayatallah continues to guarantee approximately $5.6 million of the Company's debt consisting of the Jens' $4.0 million subordinated seller note and the $1.6 million Mountain Air seller note. The Company pays Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah (See Note 22 - Subsequent Events in connection with the $1.6 million Mountain Air seller note.)

NOTE 9 - COMMITMENTS AND CONTINGENCIES

The Company rents office space on a five-year lease which expires November 2009. The Company and its subsidiaries also rent certain other facilities and shop yards for equipment storage and maintenance. Facility rent expense for the years ended December 31, 2004, 2003 and 2002 was $577,000, $370,000, and, $303,000
respectively. The Company has no further lease obligations.

At December 31, 2004, future minimum rental commitments for all operating leases are as follows:

                               Operating Leases
                               ----------------
                                (in thousands)

Year Ending:
December 31, 2005                $       550
December 31, 2006                        425
December 31, 2007                        388
December 31, 2008                        265
December 31, 2009                        206
Thereafter                                --
                                 -----------

Total                            $     1,834
                                 ===========

NOTE 10 - STOCKHOLDERS' EQUITY

On February 6, 2002, in connection with the acquisition of 81% of the outstanding stock of Jens' (Note 4), the Company issued 265,591 shares of common stock to Jens Mortensen, a director of the Company. The business combination was accounted for as a purchase. As a result, $630,000, the fair value of the Company's common stock issued at the date of the acquisition, was added to stockholders' equity.

On February 6, 2002, in connection with the acquisition of 95% of the outstanding stock of Strata (Note 4), the Company issued 1,311,973 shares of common stock to the seller of Strata, Energy Spectrum. The business combination was accounted for as a purchase. As a result, $3.0 million, the fair value of the Company's common stock issued at the date of the acquisition, was added to stockholders' equity. On May 31, 2002, the Company acquired the remaining 5% of the outstanding stock of Strata and issued 17,500 shares of common stock to the seller. As a result, $153,000, the fair value of the Company's common stock issued at the date of the acquisition, was added to stockholders' equity.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


In connection with the Strata purchase, the Company authorized the creation of Preferred Stock. The Preferred Stock had cumulative dividends at ten percent per annum payable in additional shares of Preferred Stock or if elected and declared by the Company, in cash. Additionally, the Preferred Stock was convertible into common stock of the Company. The Preferred Stock was also subject to mandatory redemption on or before February 4, 2004 or earlier from the net proceeds of new equity sales and optional redemption by the Company at any time. The redemption price of the Preferred Stock was $1.00 per share plus accrued but unpaid dividends. In April 2004, Energy Spectrum, the holder of the Company's preferred stock, converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock.

In connection with the Strata acquisition, the Company issued to Energy Spectrum a warrant to purchase 87,500 shares of the Company's common stock at an exercise price of $0.75 per share, and on February 19, 2003, the Company issued an additional warrant to purchase 175,000 shares of the Company's common stock at an exercise price of $0.75 per share. The warrant issued on February 19, 2003 was valued in accordance with the Black-Scholes valuation model at approximately $306,000. The fair value of this warrant issuance was recorded similar to a preferred share dividend.

In connection with the formation of AirComp in July 2003, the Company eliminated $955,000 its negative investment in the assets contributed to AirComp. Under purchase accounting, the Company recognized a $955,000 increase in stockholders equity.

On March 3, 2004, the Company entered into an agreement with an investment banking firm whereby they would provide underwriting and fundraising activities on behalf of the Company. In exchange for their services, the investment banking firm received a stock purchase warrant to purchase 340,000 shares of common stock at an exercise price of $2.50 per share. The warrant expires in February 2009. For purposes of calculating fair value under SFAS No. 123, the fair value of the warrant grant was estimated on the date of grant using the Black-Scholes option-pricing model with the following weighted average assumptions: no dividend yield; expected volatility rate of 89.7% risk-free interest rate of 7.00%; and average life of 5 years.

On April 2, 2004, the Company completed the following transactions:

      o In exchange for an investment of $2.0 million the Company issued 620,000 shares of common stock for a purchase price equal to $2.50 per share, and issued warrants to purchase 800,000 shares of common stock at an exercise price of $2.50 per share, expiring on April 1, 2006, to an investor group (the "Investor Group") consisting of entities affiliated with Donald and Christopher Engel and directors Robert Nederlander and Leonard Toboroff. The aggregate purchase price for the common stock was $1.55 million and the aggregate purchase price for the warrants was $450,000.

      o Energy Spectrum converted its 3,500,000 shares of Series A 10% Cumulative Convertible Preferred Stock, including accrued dividend rights, into 1,718,090 shares of common stock. The conversion of the preferred stock will have an impact on the earnings per share in future periods since the Company will not record any dividends.

      o The Company, the Investor Group, Energy Spectrum, and former director Saeed Sheikh and officers and directors Munawar H. Hidayatallah and Jens H. Mortensen entered into a stockholders agreement pursuant to which the parties agreed to vote for the election to the board of directors of the Company three persons nominated by Energy Spectrum, two persons nominated by the Investor Group and one person nominated by Messrs. Hidayatallah, Mortensen and Sheikh. In addition, the parties and the Company agreed that in the event the Company has not effected a public offering of its shares prior to September 30, 2005, then, at the request of Energy Spectrum, the Company will retain an investment banking firm to identify candidates for a transaction involving the sale of the Company or its assets. Energy Spectrum has agreed to enter into an amendment to the Stockholders Agreement to eliminate the requirement that an investment bank be retained to sell the Company. Two of Energy Spectrum's three designated directors on the Board resigned January 14, 2005 and Energy Spectrum has agreed not to utilize its right to appoint more than one director unless and until the parties to the Stockholders of the Company of its determination to reassert such right.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On August 10, 2004, the Company completed the private placement of 3,504,667 shares of the Company's common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commissions and expenses, were approximately $9.6 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.

On September 30, 2004, the Company completed the private placement of 1,956,668 shares of the Company's common stock at a price of $3.00 per share. Net proceeds to the Company, after selling commission and expenses, were approximately $5.5 million. The Company issued shares pursuant to an exemption from the Securities Act of 1933, and agreed to subsequently register the common stock under the Securities Act of 1933 to allow investors to resell the common stock in public markets.

On September 30, 2004, the Company issued 1.3 million shares of common stock to Jens Mortensen, a director, in exchange for his 19% interest in Jens'. As a result of this transaction, The Company owns 100% of Jens'. The total value of the consideration paid to Jens was $6.4 million, which was equal to the number of shares of common stock issued to Mr. Mortensen multiplied by the last sale price ($4.95) of the common stock as reported on the American Stock Exchange on the date of issuance. This amount was treated as a contribution to stockholders equity. On the balance sheet, the Company eliminated the amount recorded as the value of the Jens' minority interest, $2.0 million. The balance of the contribution ($4.5 million) was allocated as follows: In June 2004, a third-party appraisal of the fixed assets was obtained which valued the fixed assets at $20.1 million. The book value of the fixed assets was $15.8 million and the excess of appraised value over book value was $4.3 million. The value of Jens' fixed assets was increased by 19% of this amount, or $813,511. The remaining balance of $3.7 million was allocated to goodwill.

On December 10, 2004, the Company acquired Downhole for approximately $1.1 million in cash, 568,466 shares of Common Stock and payment or assumption of $950,000 of debt. Approximately $2.2 million, the value of the common stock issued to Downhole's sellers based on the closing price of the Company's common stock issued at the date of the acquisition, was added to stockholders' equity.

NOTE 11- REVERSE STOCK SPLIT

The Company effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of the Company's common stock were combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.

NOTE 12- STOCK OPTIONS

In 2000, the company issued stock options and promissory notes to certain current and former directors as compensation for services as directors (Note 8), and the Company's Board of Directors granted stock options to these same individuals. Options to purchase 4,800 shares of common stock were granted with an exercise price of $13.75 per share. These options vested immediately and may be exercised any time prior to March 28, 2010. As of December 31, 2004, none of the stock options had been exercised. No compensation expense has been recorded for these options that were issued with an exercise price equal to the fair value of the common stock at the date of grant.

On May 31, 2001, the Board granted to Leonard Toboroff, a director of the Company, an option to purchase 100,000 shares of common stock at $2.50 per share, exercisable for 10 years from October 15, 2001. The option was granted for services provided by Mr. Toboroff to OilQuip prior to the merger, including providing financial advisory services, assisting in OilQuip's capital structure and assisting OilQuip in finding strategic acquisition opportunities. The Company recorded compensation expense of $500,000 for the issuance of the option for the year ended December 31, 2001.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


On December 16, 2003, the Board granted to the employees of the Company options to purchase 854,500 shares of common stock, and issued options to purchase 14,000 shares of common stock to non-employee directors and to Energy Spectrum Partners LP as compensation for services rendered by directors in 2002 and 2003. These options are exercisable for 10 years from December 16, 2003 at $2.75 per share. On October 11, 2004, the Board granted to certain employees of the Company the option to purchase 248,000 shares of common stock. The options are exercisable for 10 years from October 11, 2004 at $4.85 per share. As disclosed in Note 1, the Company accounts for its stock-based compensation using APB No.
25. The Company has adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized for these options. As of December 31, 2004, none of the stock options issued had been exercised.

A summary of the Company's stock option activity and related information is as follows:

                                 December 31, 2004                December 31, 2003                 December 31,2002
                                   Weighted Avg.                    Weighted Avg.                    Weighted Avg.
                   Shares Under      Exercise       Shares Under      Exercise       Shares Under       Exercise
                     Options           Price           Option           Price           Option           Price
                   ------------  -----------------  ------------  -----------------  ------------   ----------------
Beginning balance      973,300           2.78         104,800         $    3.00         104,800          $ 3.00
Granted                248,000           4.85         868,500              2.75              --              --
Canceled                (6,300)          2.78              --                --              --              --
Exercised                   --             --              --                --              --              --
                    -----------  -----------------  ------------  -----------------  ------------   ----------------

Ending balance       1,215,000         $ 3.20         973,300         $    2.78         104,800          $ 3.00
                    ===========  =================  ============  =================  ============   ================

The following table summarizes additional information about the Company's stock options outstanding as of December 31, 2004:

  Fair Value    Shares Under  Weighted Average Remaining    Options     Fair Value of
Exercise Price     Option          Contractual Life       Exercisable  Exercise Price
       $  2.50       100,000                  6.79 years      100,000         $  2.50
       $ 13.75         4,800                  5.24 years        4,800         $ 13.75
       $  2.75       862,200                  8.96 years      574,800         $  2.75
       $  4.85       248,000                  9.73 years       82,667         $  4.85
       -------     ---------                 -----------     --------         -------
       $  3.20     1,215,000                  8.93 years      762,267         $  3.01

There were no stock options issued to employees or directors in the year ended December 31, 2002.

NOTE 13- STOCK PURCHASE WARRANTS

In conjunction with the Mountain Air purchase by OilQuip in February of 2001, Mountain Air issued a common stock warrant for 620,000 shares to a third-party investment firm that assisted the Company in its initial identification and purchase of the Mountain Air assets. The warrant entitles the holder to acquire up to 620,000 shares of common stock of Mountain Air at an exercise price of $.01 per share over a nine-year period commencing on February 7, 2001. The stock purchase warrant has been recorded at a fair value of $200,000 for the year ended December 31, 2001.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


As more fully described in Note 8, Mountain Air and Allis-Chalmers issued two warrants ("Warrants A and B") for the purchase of 233,000 total shares of the Company's common stock at an exercise price of $0.75 per share and one warrant for the purchase of 67,000 shares of the Company's common stock at an exercise price of $5.00 per share ("Warrant C") in connection with their subordinated debt financing. The holders may redeem Warrants A and B for a total of $1,500,000 as of January 31, 2005 however the warrants were paid off on December 7, 2004. The fair value of Warrant C was established in accordance with the Black-Scholes valuation model and as a result, $47,000 was added to stockholders' equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected life of four years.

On February 6, 2002, in connection with the acquisition of substantially all of the outstanding stock of Strata (see Note 4), the Company issued a warrant for the purchase of 87,500 shares of the Company's common stock at an exercise price of $0.75 per share over the term of four years. The fair value of the warrant was established in accordance with the Black-Scholes valuation model and as a result, $267,000 was added to stockholders' equity. The following assumptions were utilized to determine fair value: no dividend yield; expected volatility of 67.24%; risk free interest rate of 5%; and expected lives of four years.

In connection with the Strata Acquisition, on February 19, 2003, the Company issued Energy Spectrum an additional warrant to purchase 175,000 shares of the Company's common stock at an exercise price of $0.75 per share.

In March 2004, we issued a warrant to purchase 340,000 shares of our common stock at an exercise price of $2.50 per share to Morgan Joseph & Co., in consideration of financial advisory services to be provided by Morgan Joseph pursuant to a consulting agreement. The warrants expire in February 2009.

In April 2004, we issued warrants to purchase 20,000 shares of common stock to Wells Fargo Credit, Inc., in connection with the extension of credit by Wells Fargo Credit Inc. in connection with the extension of credit by Wells Fargo Credit, Inc. The warrants are exercisable at $0.75 per share and expire in April 2014.

In April 2004, we completed a private placement of 620,000 shares of common stock and warrants to purchase 800,000 shares of common stock to the following investors: Christopher Engel; Donald Engel; the Engel Defined Benefit Plan; RER Corp., a corporation wholly-owned by director Robert Nederlander; and Leonard Toboroff, a director. The investors invested $1,550,000 in exchange for 620,000 shares of common stock for a purchase price equal to $2.50 per share, and invested $450,000 in exchange for warrants to purchase 800,000 shares of common stock at an exercise of $2.50 per share, expiring on April 1, 2006.

In May 2004, we issued a warrant to purchase 3,000 shares of our common stock at an exercise price of $4.75 per share to Jeffrey R. Freedman in consideration of financial advisory services to be provided by Mr. Freedman pursuant to a consulting agreement. The warrants expire in May 2009, and were exercised in May 2004.

The Preferred Stock, including accrued dividends, was converted into 1,718,090 shares of common stock on April 2, 2004

NOTE 14- LEASE RECEIVABLE

In June 2002, Strata, the Company's subsidiary, sold its measurement while drilling (MWD) assets to a third party for $1.3 million. Under the terms of the sale, the Company will receive at least $15,000 per month for thirty-six months. After thirty-six months, the purchaser has the option to pay the remaining balance or continue paying a minimum of $15,000 per month for twenty-four additional months. After the expiration of the additional twenty-four months, the purchaser must repay any remaining balance. This transaction has been accounted for as a direct financing lease with the nominal residual gain from the asset sale deferred into income over the life of the lease. During the year ended December 31, 2004, the Company received a total of $229,000 in payments from the third party related to this lease.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 15- RELATED PARTY TRANSACTIONS

At December 31, 2004 and 2003, the Company owed the Chief Executive Officer of the Company, Munawar H. Hidayatallah, $175,000 and $193,000, respectively, related to deferred compensation. Mr. Hidayatallah owes the company $7,000 classified as an employee receivable. In March and April of 2005 the Company paid all amounts due Mr. Hidayatallah.

Until December 2004, the Company's Chief Executive Officer and Chairman, Munawar
H. Hidayatallah and his wife were personal guarantors of substantially all of the financing extended to the Company by commercial banks. In December 2004, the Company refinanced most of its outstanding bank debt and obtained the release of certain guarantees at December 31, 2004. Mr. Hidayatallah guaranteed approximately $5.6 million of the Company's debt consisting of the Jens' $4.0 million subordinated seller note and the $1.6 million Mountain Air seller note. See Note 22 "Subsequent Events" regarding the modification of this note. The Company has agreed to pay Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. The fee is payable quarterly, in arrears, based upon the average amount of debt outstanding in the prior quarter.

Jens Mortensen, a director of the Company, is the former owner of Jens' and held a 19% minority interest in Jens' until September 30, 2004. He is also the holder of a $4.0 million subordinated note payable issued by Jens' and at December 31, 2004 was owed $517,000 in accrued interest and $514,000 related to a non-compete agreement. (See Note 8). The accrued interest was paid in January 2005. Mr. Mortensen, formerly the sole proprietor of Jens', owns a shop yard which he leases to Jens' on a monthly basis. The annual lease payments under the terms of the lease were $28,800 for each of the years ended December 31, 2004 and December 31, 2003. In addition, Mr. Mortensen and members of his family own 100% of Tex-Mex Rental & Supply Co., a Texas corporation, that sold approximately $166,669 and $173,000 of equipment and other supplies to Jens' for the years ended December 31, 2004 and 2003, respectively.

As descripted in Note 8, former directors of the Company were issued promissory notes in 2000 in lieu of compensation for services. A total of $402,000 included in the short-term debt of the Company is due these former directors of the Company as of December 31, 2004. All but three notes were paid on the maturity date of March 28, 2005. There is approximately $96,300 that remains outstanding including accrued interest.

At December 31, 204 and 2003, Mountain Air owed its joint venture partner in AirComp, LLC, M-I LLC $74,000 and $73,000 respectively.

NOTE 16- SETTLEMENT OF LAWSUIT

In June 2003, Mountain Air filed a lawsuit against the former owners of Mountain Air Drilling Service Company for breach of the asset purchase agreement pursuant to which Mountain Air acquired Mountain Air Drilling Services Company, alleging that the sellers stored hazardous materials on the property leased by Mountain Air without the consent of Mountain Air and violated the non-compete clause in the asset purchase agreement. On July 15, 2003, Mountain Air entered into a settlement agreement with the sellers. As of the date of the agreement, Mountain Air owed the sellers a total of $2.6 million including $2.2 million in principal and $363,195 in accrued interest. As part of the settlement agreement, the note payable to the sellers was reduced from $2.2 million to $1.5 million and the due date of the note payable was extended from February 6, 2006 to September 30, 2007. The lump-sum payment due the sellers at that date was $1.9 million. Mountain Air recorded a one-time gain on the reduction of the note payable to the sellers of $1.0 million in the third quarter of 2003. The gain was calculated by discounting the note payable to $1.5 million using a present value calculation and accreting the note payable to $1.9 million the amount due in September 2007 (See Note 22 - Subsequent Events).

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 17- GAIN ON SALE OF INTEREST IN A SUBSIDIARY

In July 2003, through the subsidiary Mountain Air, the Company entered into a limited liability company operating agreement with a division of M-I to form a Texas limited liability company named AirComp. Both companies contributed assets with a combined value of $16.6 million to AirComp. The contributed assets from Mountain Air were contributed at a historical book value of approximately $6.3 million and the assets contributed by M-I were contributed at a fair market value of approximately $10.3 million. Prior to the formation of AirComp, the Company owned 100% of Mountain Air and after the formation of AirComp, the Company owns 55% and M-I owns 45% of the business combination. The business combination was accounted for as a purchase and recorded a one-time non-operating gain on the sale of the 45% interest in the subsidiary of approximately $2,433,000. The gain was calculated after recording the assets contributed by M-I of approximately $10.3 million less the subordinated note issued to M-I in the amount of approximately $4.8 million, recording minority interest of approximately $2,049,000 and an increase in equity of $955,000 in accordance with Staff Accounting Bulletin No. 51 ("SAB 51"). The Company has not recorded any deferred income taxes because the increase in assets and gain is a permanent timing difference. The Company has adopted a policy that any gain or loss in the future incurred on the sale in the stock or an interest of a subsidiary would be recognized as such in the income statement.

NOTE 18- SEGMENT INFORMATION

At December 31, 2004, the Company had four operating segments including Casing and Tubing Services (Jens'), Directional Drilling Services (Strata) and Compressed Air Drilling Services (AirComp) and Other Services (Safco and Downhole). All of the segments provide services to the energy industry. The revenues, operating income (loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the Corporate function are reported below for the years ended December 31, 2004 and 2003 (in thousands):

                                                             Year Ended December 31,
                                                          2004         2003        2002
                                                        ----------   ---------   ---------
                                                                   (Restated)
REVENUES:
Casing services                                         $  10,391    $ 10,037    $  7,796
Directional drilling services                              24,787      16,008       6,529
Compressed air drilling services                           11,561       6,679       3,665
Other services                                                987          --          --
                                                        ----------   ---------   ---------
Total revenues                                             47,726    $ 32,724    $ 17,990
                                                        ==========   =========   =========
OPERATING INCOME (LOSS):
Casing services                                         $   3,217    $  3,628    $  2,495
Directional drilling services                               3,061       1,103        (576)
Compressed air drilling services                            1,169          17        (945)
Other services                                                (67)         --          --
General corporate                                          (3,153)     (2,123)     (2,242)
                                                        ----------   ---------   ---------
Total income/loss) from operations                      $   4,227    $  2,625    $ (1,072)
                                                        ==========   =========   =========
DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services                                         $   1,597    $  1,413    $  1,265
Directional drilling services                                 466         275         295
Compressed air drilling services                            1,329       1,139         955
Other services                                                 66          --          --
General corporate                                             120         109          65
                                                        ----------   ---------   ---------
Total depreciation and amortization expense             $   3,218    $  2,936    $  2,580
                                                        ==========   =========   =========


                                                  F-35




ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


INTEREST EXPENSE:

Casing services                                         $     827    $  1,044    $    643
Directional drilling services                                 321         268         215
Compressed air drilling services                              801         839         761
Other services                                                  4          --          --
General corporate                                             855         316         637
                                                        ----------   ---------   ---------
Total interest expense                                  $   2,808    $  2,467    $  2,256
                                                        ==========   =========   =========
CAPITAL EXPENDITURES
Casing services                                         $   1,285    $  2,176    $    137
Directional drilling services                               1,552       1,066          83
Compressed air drilling services                            1,399       2,093         288
Other services                                                338          --          --
General corporate                                              29          19          10
                                                        ----------   ---------   ---------
Total capital expenditures                              $   4,603    $  5,354    $    518
                                                        ==========   =========  ==========

GOODWILL:
Casing services                                         $   3,673    $     --    $     --
Directional Drilling Services                               4,168       4,168       4,168
Compressed Air Drilling Services                            3,510       3,493       3,493
Other services                                                425          --          --
General Corporate                                              --          --          --
                                                        ----------   ---------   ---------
Total Goodwill                                          $  11,776    $  7,661    $  7,661
                                                        ==========   =========  ==========

ASSETS:
Casing services                                         $  21,197    $ 18,191    $ 15,681
Directional drilling services                              14,166      11,529       8,888
Compressed air drilling services                           29,147      22,735       9,138
Other services                                              7,097          --          --
General corporate                                           8,585       1,207       1,071
                                                        ----------   ---------   ---------
Total assets                                            $  80,192    $ 53,662    $ 34,778
                                                        ==========   =========  ==========
REVENUES
United States                                           $  42,466    $ 29,395    $ 15,321
International                                               5,260       3,329       2,669
                                                        ----------   ---------   ---------
TOTAL                                                   $  47,726    $ 32,724    $ 17,990
                                                        ==========   =========  ==========


NOTE 19 - SUPPLEMENTAL CASH FLOWS INFORMATION

                                                                December    December    December
                                                                31,2004     31, 2003    31, 2002
                                                                ---------   ---------   ---------
                                                                           (Restated)
                                                                         (in thousands)
Non-cash investing and financing transactions in
 connection with the acquisitions of Jens' and Strata:

Fair value of net assets acquired                               $     --          --    $(13,945)
Goodwill and other intangibles                                        --          --      (5,903)
Note payable to Seller of Jens' Oilfield Service                      --          --       4,000
Value of common stock issued                                          --          --       3,735
Issuance of preferred stock                                           --          --       3,500
Fair value of warrants issued                                         --          --         314
                                                                ---------   ---------   ---------
Net cash paid to acquire subsidiary                             $     --    $     --      (8,299)
                                                                =========   =========   =========


                                      F-36




ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


Other non-cash investing and financing transactions:

Sale of property & equipment in connection with
  the direct financing lease (Note 14)                          $     --          --    $  1,193
(Gain) on settlement of debt                                          --      (1,034)         --
Amortization of discount on debt                                      --         442          --
Purchase of equipment financed through assumption of
  debt or accounts payable                                            --         906          --

Non-cash investing and financing transactions in connection with the formation of AirComp:

Other non-cash investing and financing transactions
 in connection with AirComp:
Issuance of debt to joint venture by M-I                              --      (4,818)         --
Contribution of property, plant and equipment by
  M-I to joint venture                                                --      10,268          --
Increase in minority interest                                         --      (2,063)         --
(Gain) on sale of stock in a subsidiary                               --      (2,433)         --
Difference of Company's investment cost basis in AirComp
  and their share of underlying equity of net assets
  of AirComp                                                          --        (955)         --
                                                                ---------   ---------   ---------
Net cash paid in connection with the joint venture              $     --    $     --    $     --
                                                                =========   =========   =========
Non-cash investing and financing transactions in
connection with the acquisitions of Safco, Diamond
 Air and Downhole:

Fair Value of net assets acquired                               $ (4,867)         --          --
Goodwill and other intangibles                                    (3,839)         --          --
Value of common stock, issued                                      2,177          --          --
Value of minority interest contribution                            2,070          --          --
                                                                ---------   ---------   ---------
                                                                $ (4,459)   $     --    $     --
Non-cash investing and financing transaction in
connection with the remaining acquisition of the 19% of Jens:

Fair Value of net assets acquired                               $   (813)         --          --
Goodwill and other intangibles                                    (3,676)         --          --
Value of common stock issued                                       6,434          --          --
Value of minority interest retirement                             (1,945)         --          --
                                                                ---------   ---------   ---------
                                                                      --          --          --
                                                                =========   =========   =========

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


NOTE 20- QUARTERLY RESULTS (UNAUDITED)

                                   First       Second      Third       Fourth
                                   Quarter     Quarter     Quarter     Quarter
                                  ----------  ----------  ----------   ---------
                                     (In thousands, except per share amounts)

YEAR 2004

Revenues                          $   9,661   $  11,422   $  11,888    $ 14,755

Operating income                      1,030       1,150       1,239         808

Net income (loss)                       472         413         519        (516)
                                  ----------  ----------  ----------   ---------
Preferred stock dividend                (88)        (36)         --          --
                                  ----------  ----------  ----------   ---------
Net income (loss) attributed to
common shares                     $     384   $     377   $     519    $   (516)
                                  ==========  ==========  ==========   =========
Income (loss) per common share
  Basic:                          $     .02   $     .06   $     .04    $  (0.07)
                                  ==========  ==========  ==========   =========
Income (loss) per common share
  Diluted:                        $     .01   $     .04   $     .04    $  (0.04)
                                  ==========  ==========  ==========   =========

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS


                                    First       Second      Third       Fourth
                                    Quarter     Quarter     Quarter     Quarter
                                   ---------   ---------   ---------   ---------
                                                          (Restated) (Restated)
                                     (In thousands, except per share amounts)

YEAR 2003

Revenues                           $  6,999    $  7,340    $  8,089    $ 10,296

Operating income                      1,023         910         475         118

Net income (loss)                        53        (335)      2,974         235
                                   ---------   ---------   ---------   ---------
Preferred stock dividend               (394)        (87)        (88)        (87)
                                   ---------   ---------   ---------   ---------
Net income (loss) attributed to
common shares                      $   (341)   $   (422)   $  2,886    $    148
                                   =========   =========   =========   =========
Income (loss) per common share
  (Basic)                          $  (0.09)   $  (0.11)   $   0.73    $   0.04
                                   =========   =========   =========   =========
Income (loss) per common share
  Diluted:                         $  (0.09)   $  (0.11)   $   0.67    $   0.03
                                   =========   =========   =========   =========

NOTE 21 - LEGAL MATTERS

The Company is named from time to time in legal proceedings related to the Company's activities prior to its bankruptcy in 1988; however, the Company believes that it was discharged from liability for all such claims in the bankruptcy and believes the likelihood of a material loss relating to any such legal proceeding is remote.

At December 31, 2004, Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Compressed Air has failed to provide financial statements required by the note. The Company raised several defenses to the plaintiff's claim. In March 2005, the Company reached agreement with the plaintiff to settle the action and agreed to pay to the plaintiff $1.0 million in cash, and to pay to the plaintiff an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims.

The Company is involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.

NOTE 22 - SUBSEQUENT EVENTS

In January 2005, Jens' obtained a real estate term loan in the amount of $556,000. This loan is to be repaid in 59 equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate and was 7.25% at the time of funding. Proceeds were used to pay accrued interest on the Jens' $4.0 million subordinated seller note.

As of January 1, 2005, the Company executed a business development agreement with CTTV Investments LLC, ("CTTV"), an affiliate of ChevronTexaco Inc., whereby the Company issued 20,000 shares of its common stock to CTTV, and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon subsidiaries of the Company receiving certain levels of revenues, in 2005, from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole.

ALLIS-CHALMERS ENERGY INC.
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. (See Note 21. Legal Proceedings). In March 2005, the Company reached agreement with the plaintiff to settle the action. Under the terms of the agreement, the Company on April 1, 2005, paid the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims.

On April 1, 2005, the Company acquired 100% of the outstanding stock of Delta Rental Service, Inc. ("Delta") for $4.6 million in cash and 223,114 shares of the Company's common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.

On April 4, 2005, the Company amended its December 7, 2004 credit agreement with its lender to extend the final maturity of its credit facilities for one year to December 31, 2008, include the Company's Delta and Downhole subsidiaries as parties to the credit agreement, and provide for increased availability under the $10.0 million revolving line of credit and the $6.0 million acquisition line of credit based on the receivables and assets of Delta and Downhole. Additionally, the amendment documented the lender's consent to the $1.5 million settlement with the former owners of Mountain Air Drilling Service mentioned above and to the prepayment of the $4.0 million Jens' subordinated seller note by an amount not to exceed $397,000.

                                 ALLIS-CHALMERS ENERGY INC.
                                 CONSOLIDATED BALANCE SHEETS
                          (in thousands, except for share amounts)


                                                                 MARCH 31,      DECEMBER 31,
                                                                   2005            2004
                                                                -----------     -----------
                                                                (unaudited)
ASSETS
Cash and cash equivalents                                       $     5,999     $     7,344
Trade receivables, net                                               16,402          12,986
Inventory                                                             2,464           2,373
Lease receivable, current                                               180             180
Prepaid expenses and other                                            1,976           1,495
                                                                -----------     -----------
         Total current assets                                        27,021          24,378
                                                                -----------     -----------

Property and equipment, net                                          39,493          37,679
Goodwill                                                             11,776          11,776
Other intangible assets, net                                          4,891           5,057
Debt issuance costs, net                                                635             685
Lease receivable, less current portion                                  485             558
Other assets                                                             75              59
                                                                -----------     -----------
         Total assets                                           $    84,376     $    80,192
                                                                ===========     ===========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt                            $     4,109     $     5,541
Trade accounts payable                                                5,698           5,694
Accrued salaries, benefits and payroll taxes                            811             615
Accrued interest                                                        460             470
Accrued expenses                                                      2,300           1,852
Accounts payable, related parties                                       200             740
                                                                -----------     -----------
         Total current liabilities                                   13,578          14,912

Accrued postretirement benefit obligations                              676             687
Long-term debt, net of current maturities                            28,750          24,932
Other long-term liabilities                                             129             129
                                                                -----------     -----------
         Total liabilities                                           43,133          40,660

Commitments and Contingencies

Minority interests                                                    4,567           4,423

STOCKHOLDERS' EQUITY

Common stock, $0.01 par value (20,000,000 shares authorized;
    13,631,525 and 13,611,525 issued and outstanding at
    March 31, 2005 and December 31, 2004, respectively)                 136             136
Capital in excess of par value                                       40,331          40,331
Accumulated deficit                                                  (3,791)         (5,358)
                                                                -----------     -----------

         Total stockholders' equity                                  36,676          35,109
                                                                -----------     -----------

         Total liabilities and stockholders' equity             $    84,376     $    80,192
                                                                ===========     ===========


    The accompanying Notes are an integral part of the Consolidated Financial Statements.


                                            F-40

ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED OF OPERATIONS STATEMENTS
(in thousands, except per share)
(unaudited)

                                                             Three Months Ended
                                                          March 31,        March 31,
                                                            2005             2004
                                                         -----------     -----------
                                                                         (Restated)

Revenues                                                 $    19,334     $     9,661

Cost of revenues                                              12,785           6,909
Depreciation expense                                             914             619
                                                         -----------     -----------
Total cost of revenues                                        13,699           7,528

    Gross margin                                               5,635           2,133

General and administrative expense                             2,994             884
Amortization expense                                             394             219
                                                         -----------     -----------
Total general and administrative costs                         3,388           1,103

Income from operations                                         2,247           1,030

Other income (expense):
   Interest expense                                             (521)           (569)
   Settlement on lawsuit                                         115              --
   Other                                                          33             187
                                                         -----------     -----------
Total other income (expense)                                    (373)           (382)
                                                         -----------     -----------
Net income before minority interest and income taxes           1,874             648

   Minority interest  in income of subsidiaries                 (144)            (73)
   Provision for foreign taxes                                  (163)           (103)
                                                         -----------     -----------
Net income                                                     1,567             472

         Preferred stock dividend                                 --             (88)
                                                         -----------     -----------
Net income attributed to common shareholders             $     1,567     $       384
                                                         ===========     ===========

Income per common share basic                            $       .12     $      0.10
                                                         ===========     ===========

Income per common share diluted                          $       .09     $      0.05
                                                         ===========     ===========
Weighted average number of common shares outstanding:
                     Basic                                    13,632           3,927
                                                         ===========     ===========
                     Diluted                                  17,789           5,762
                                                         ===========     ===========


      The accompanying Notes are an integral part of the Financial Statements.


                                         F-41


ALLIS-CHALMERS ENERGY INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(unaudited)

                                                                     Three Months Ended
                                                                          March 31,
                                                                    2005            2004
                                                                -----------     -----------
                                                                                 (Restated)
Cash flows from operating activities:
     Net income                                                 $     1,567     $       472
     Adjustments to reconcile net income to net
           cash provided by operating activities:
     Depreciation expense                                               914             619
     Amortization expense                                               394             217
     Amortization of discount on debt                                     3              75
     Minority interest in income of subsidiaries                        144              73
     Changes in working capital:
          Decrease (increase) in accounts receivable                 (3,416)            476
          Decrease (increase) in other current assets                  (499)             13
          Decrease (increase) other assets                              (16)             --
          (Decrease) increase in accounts payable                         4             350
          (Decrease) increase in accrued interest                       (10)             89
          (Decrease) increase in accrued expenses                       (92)           (595)
          (Decrease) increase in accrued salaries,
              benefits and payroll taxes                                185             (26)
          (Decrease) increase in other long-term liabilities             --            (141)
                                                                -----------     -----------
     Net cash (used in) /provided by operating activities              (822)          1,622

Cash flows from investing activities:
         Purchase of equipment                                       (2,728)         (1,411)
                                                                -----------     -----------
     Net cash used in investing activities                           (2,728)         (1,411)

Cash flows from financing activities:
         Proceeds/(repayments)on long-term debt, net                  2,383            (944)
         Debt issuance costs                                           (178)            (75)
                                                                -----------     -----------
    Net cash provided by (used in) financing activities               2,205          (1,019)
                                                                -----------     -----------
    Net increase (decrease) in cash and cash equivalents             (1,345)           (808)

Cash and cash equivalents at beginning of year                        7,344           1,299
                                                                -----------     -----------
Cash and cash equivalents at end of period                      $     5,999     $       491
                                                                ===========     ===========
Supplemental information:
Interest paid                                                   $       437     $       480
                                                                ===========     ===========
Foreign taxes paid                                              $       163     $       103
                                                                ===========     ===========

          The accompanying Notes are an integral part of the Financial Statements.


ALLIS-CHALMERS ENERGY INC.

NOTES TO UNAUDITED CONSOLIDATED FINANCIAL STATEMENTS
FOR THE INTERIM PERIODS ENDED MARCH 31, 2005 AND MARCH 31, 2004

NOTE 1 - NATURE OF BUSINESS AND SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

NATURE OF OPERATIONS

Allis-Chalmers Energy Inc provides a variety of products and services to the oil and natural gas industry. Through its subsidiaries, Allis-Chalmers is engaged in providing specialized equipment and operations to install casing and production tubing required to drill and complete oil and gas wells, directional and horizontal drilling services, the rental of "hevi-wate" spiral drill pipe and related oilfield services, services to enhance production through the installation of small diameter coiled tubing and chemicals into producing oil and gas wells and air drilling services to natural gas exploration and development operators.

BASIS OF PRESENTATION

Our unaudited consolidated condensed financial statements included herein have been prepared pursuant to the rules and regulations of the Securities and Exchange Commission. Accordingly, certain information and disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted. We believe that the presentations and disclosures herein are adequate to make the information not misleading. The unaudited consolidated condensed financial statements reflect all adjustments (consisting of normal recurring adjustments) necessary for a fair presentation of the interim periods. These unaudited consolidated condensed financial statements should be read in conjunction with our audited consolidated financial statements included in our Annual Report on Form 10-K for the year ended December 31, 2004. The results of operations for the interim periods are not necessarily indicative of the results of operations to be expected for the full year.

In the notes to the unaudited consolidated condensed financial statements, all dollar and share amounts in tabulations are in millions of dollars and shares, respectively, unless otherwise indicated.

Certain reclassifications have been made to the prior year's consolidated condensed financial statements to conform with the current period presentation.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Future events and their effects cannot be perceived with certainty. Accordingly, the Company's accounting estimates require the exercise of judgment. While management believes that the estimates and assumptions used in the preparation of the consolidated financial statements are appropriate, actual results could differ from those estimates. Estimates are used for, but are not limited to, determining the following: allowance for doubtful accounts, recoverability of long-lived assets and intangibles, useful lives used in depreciation and amortization, income taxes and valuation allowances. The accounting estimates used in the preparation of the consolidated financial statements may change as new events occur, as more experience is acquired, as additional information is obtained and as the Company's operating environment changes.

In November 2004, the FASB issued SFAS No. 151, INVENTORY COSTS - an Amendment of ARB No. 43, Chapter 4, which amends the guidance in ARB No. 43 to clarify the accounting for abnormal amounts of idle facility expense, freight, handling costs and wasted material. SFAS No. 151 requires that these items be recognized as current period charges. In addition, SFAS No. 151 requires the allocation of fixed production overheads to inventory based on the normal capacity of the production facilities. SFAS No. 151 is effective for inventory costs incurred during fiscal years beginning after June 15, 2005. We are currently evaluating the provisions of SFAS No. 151 and will adopt SFAS No. 151 on January 1, 2006.

In December 2004, the FASB issued SFAS No. 123R, SHARE-BASED PAYMENT (SFAS
123R). SFAS 123R revises SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION, and focuses on accounting for share-based payments for services by employer to employee. The statement requires companies to expense the fair value of employee stock options and other equity-based compensation at the grant date. The statement does not require a certain type of valuation model and either a binomial or Black-Scholes model may be used. The provisions of SFAS 123R are effective for financial statements for annual or interim periods beginning after December 15, 2005. We are currently evaluating the provisions of SFAS No. 123R and will adopt SFAS No. 123R on January 1, 2006. Our future cash flows will not be impacted by the adoption of this standard.

In December 2004, the FASB issued FASB Staff Position No. 109-1 ("FSP 109-1"), Application of FASB Statement No. 109, "ACCOUNTING FOR INCOME TAXES" ("SFAS No. 109") to the Tax Deduction on Qualified Production Activities Provided by the American Jobs Creation Act of 2004, which provides guidance on the recently enacted American Jobs Creation Act of 2004 (the "Act"). The Act provides a tax deduction for income from qualified domestic production activities. FSP 109-1 provides for the treatment of the deduction as a special deduction as described in SFAS No. 109. As such, the deduction will have no effect on existing deferred tax assets and liabilities. The impact of the deduction is to be reported in the period in which the deduction is claimed on our U.S. tax return. We do not expect that this deduction will have a material impact on our effective tax rate in future years. FSP 109-1 is effective prospectively as of January 1, 2005.

NOTE 2 - STOCK-BASED COMPENSATION

The Company accounts for its stock-based compensation using Accounting Principle Board Opinion No. 25 ("APB No. 25"). Under APB 25, compensation expense is recognized for stock options with an exercise price that is less than the market price on the grant date of the option. For stock options with exercise prices at or above the market value of the stock on the grant date, the Company adopted the disclosure-only provisions of SFAS No. 123, ACCOUNTING FOR STOCK-BASED COMPENSATION ("SFAS 123"). The Company also adopted the disclosure-only provisions of SFAS No. 123 for the stock options granted to the employees and directors of the Company. Accordingly, no compensation cost has been recognized under APB No. 25. Had compensation expense for the options granted been recorded based on the fair value at the grant date for the options, consistent with the provisions of SFAS 123, the Company's net income/(loss) and net income/(loss) per share for the quarters ended March 31, 2005, and 2004 would have been decreased to the pro forma amounts indicated below.

                                                                   FOR THE QUARTER ENDED MARCH 31,
                                                                   (IN THOUSANDS, EXCEPT PER SHARE)
                                                                     2005                     2004
                                                                  ----------              ----------
                                                                                          (RESTATED)

Net income:                                 As reported           $    1,567              $      384

Less total stock based employee
   compensation expense determined
   under fair value based method
   for all awards net of tax
   related effects                                                    (2,902)                     --
                                                                  ----------              ----------
Pro-forma net income to
   common stockholders'                                           $   (1,335)             $      384

Net income per share:
   Basic                                    As reported           $     0.10              $     0.10
                                                                  ==========              ==========

   Diluted                                  As reported           $     0.08              $     0.05
                                                                  ==========              ==========


Options were granted in 2005. The following assumptions were applied in determining the pro forma compensation costs:

                                                           FOR THE QUARTER ENDED
                                                                MARCH 31,
                                                                  2005
                                                           ---------------------
Expected dividend yield                                              --
Expected price volatility                                         89.76%
Risk-free interest rate                                             7.0%
Expected life of options                                         7 years
Weighted average fair value of options
    granted at market value                                      $  3.86

NOTE 3 - INCOME PER COMMON SHARE

The Company computes income per common share in accordance with the provisions of SFAS No. 128, EARNINGS PER Share ("SFAS No. 128"). SFAS No. 128 requires companies with complex capital structures to present basic and diluted earnings per share. Basic earnings per share is computed on the basis of the weighted average number of shares of common stock outstanding during the period. For periods through April 12, 2004, preferred dividends are deducted from net income and have been considered in the calculation of income available to common stockholders in computing basic earnings per share. Diluted earnings per share is similar to basic earnings per share, but presents the dilutive effect on a per share basis of potential common shares (e.g., convertible preferred stock, stock options, etc.) as if they had been converted. Potential dilutive common shares that have an anti-dilutive effect (e.g., those that increase income per share) are excluded from diluted earnings per share.

The components of basic and diluted earnings per share are as follows:

                                                       March 31,           March 31,
                                                         2005                2004

                                                  (in thousands, except earnings per share)
Numerator:
Net income available for common stockholders         $    1,567           $      384

Plus income impact of assumed conversions:
     Preferred stock dividends                               --                   88
                                                     ----------           ----------

Net income applicable to common stockholders
     Plus assumed conversions                        $    1,567           $      472

Denominator:
     Denominator for basic earnings per share -
       weighted average shares outstanding               13,632                3,927

     Effect of potentially dilutive common shares:
       Convertible preferred stock and employee
          and director stock options                      4,157                1,835
                                                     ----------           ----------

Denominator for diluted earnings per share -
  weighted average shares outstanding and
  assumed conversions                                   17,789                 5,762

Basic earnings per share                             $     0.12           $     0.10
                                                     ==========           ==========
Diluted earning per share                            $     0.09           $     0.05
                                                     ==========           ==========

NOTE 4 - GOODWILL AND INTANGIBLE ASSETS

In accordance with SFAS 142, "Goodwill and Other Intangible Assets," goodwill and indefinite-lived intangible assets are not permitted. To be amortized. Goodwill and indefinite-lived intangible assets remain on the balance sheet and are tested for impairment on an annual basis, or when there is reason to suspect that their values may have been diminished or impaired. Goodwill and indefinite-lived intangible assets listed on the balance sheet totaled $11.8 million at March 31, 2005 and December 31, 2004. Based on impairment testing performed during 2004, pursuant to the requirements of SFAS 142, these assets do not appear to be impaired.

Intangible assets with definite lives continue to be amortized over their estimated useful lives. Definite-lived intangible assets that continue to be amortized under SFAS 142 relate to our purchase of customer-related and marketing-related intangibles. These intangibles have useful lives ranging from five to 10 years. Amortization of intangible assets was $166,000 for the first three months of 2005, compared to $132,000 for the same period last year. At March 31, 2005, net intangible assets totaled $4.9 million, net of $2.2 million of accumulated amortization.

NOTE 5 - RESTATEMENT

In connection with the formation of AirComp in 2003, the Company and M-I contributed assets to AirComp in exchange for a 55% interest and 45% interest, respectively, in AirComp. We originally accounted for the formation of AirComp as a joint venture, but in February 2005 determined that the transaction should have been accounted for using purchase accounting pursuant to SFAS No. 141, BUSINESS COMBINATIONS and recorded the sale of an interest in a subsidiary, in accordance with SAB No. 51. Consequently, we restated our financial statements for the quarter ended September 30, 2003, for the year ended December 31, 2003 and for the three quarters ended September 30, 2004, to reflect the following adjustments:

INCREASE IN BOOK VALUE OF FIXED ASSETS. Under joint venture accounting, we originally recorded the value of the assets contributed by M-I to AirComp at M-I's historical cost of $6,932,000. Under purchase accounting, we increased the recorded value of the assets contributed by M-I by approximately $3,337,000 to $10,269,000 to reflect their fair market value as determined by a third party appraisal. In addition, under joint venture accounting, we established negative goodwill which reduced fixed assets in the amount of $1,550,000. The negative goodwill was amortized by us over the lives of the related fixed assets. Under purchase accounting, we increased fixed assets by $1,550,000 to reverse the negative goodwill previously recorded and reversed amortization expenses recorded in 2004. Therefore, fixed assets were increased by a total of $4,887,000.

INCREASE IN NET INCOME. During the three months ended March 31, 2004, depreciation expense related to the fixed assets increased by $49,000, as a result of the increase in fixed assets, depreciation expense was increased by $90,000 as a result of the reversal of amortization of negative goodwill, and minority interest expense decreased by $22,000, resulting in reduction in net income attributable to common stockholders of $117,000.

A restated consolidated balance sheet at March 31, 2004, and a restated consolidated income statement and a restated consolidated statement of cash flows for the three months ended March 31, 2004, reflecting the above adjustments, is presented below. The amounts are in thousands, except for share amounts:


                                                         At March 31, 2004
                                                         ------------------
                                                     As       Restatement       As
                                                  Reported    Adjustments   Restated
                                                  --------    -----------   --------
ASSETS

Cash and cash equivalents                         $     491                 $    491
Trade receivables, net of allowance for
doubtful accounts                                     8,347                    8,347
Lease Receivable, current                               180                      180
Prepaid expenses and other                              900                      900
                                                  ---------                  --------
Total current assets                                  9,918                    9,918

Property and equipment, net of accumulated
depreciation                                         27,270        4,650      31,920
Goodwill                                              7,661                    7,661
Other intangible assets, net of accumulated
amortization                                          2,158                    2,158
Debt issuance costs, net of accumulated
amortization                                            557                      557
Lease receivable, less current portion                  722                      722
Other assets                                             79                       79
                                                  ---------     ---------    --------
Total Assets                                      $  48,365     $  4,650     $53,015
                                                  =========     =========    ========

LIABILITIES AND STOCKHOLDERS' EQUITY

Current maturities of long-term debt              $  4,888                   $ 4,888
Trade accounts payable                               3,483                     3,483
Accrued salaries, benefits and payroll taxes           885                       885
Accrued interest                                       241                       241
Accrued expenses                                     1,166                     1,166
Accounts payable, related parties                      467                       467
                                                  ---------                  --------
Total current liabilities                           11,130                    11,130


                                             F-47


Accrued postretirement benefit obligations             545                       545
Long-term debt, net of current maturities           26,476                    26,476
Other long-term liabilities                            129                       129
Redeemable warrants                                  1,500                     1,500
Redeemable convertible preferred stock
  including accrued dividends                        4,259                     4,259
                                                  ---------                  --------
Total liabilities                                   44,039                    44,039

Commitments and Contingencies

Minority interests                                   2,618         1,433       4,051

COMMON STOCKHOLDERS' EQUITY

Common stock                                            39                        39
Capital in excess of par value                       9,793           955      10,748
Accumulated (deficit)                               (8,124)        2,262      (5,862)
                                                  ---------     ---------    --------
Total stockholders' equity                           1,708         3,217       4,925
                                                  ---------     ---------    --------
Total liabilities and stockholders' equity        $ 48,365      $  4,650     $53,015
                                                  =========     =========    ========


                                         F-48

                                                    Three Months March 31, 2004
                                                    ------------------------------
                                                     As       Restatement        As
                                                  Reported    Adjustments     Restated

Revenues                                         $  9,661            --     $   9,661
Cost of revenues                                    7,389           139         7,528
                                                 --------     ---------     ---------
Gross margin                                        2,272          (139)        2,133

General and administrative expense                  1,103            --         1,103
                                                 --------     ---------     ---------
Income from operations                              1,169          (139)        1,030

Other income (expense):
Interest expense                                     (569)           --          (569)
Minority interests in income of subsidiaries          (95)           22           (73)
Other                                                 187            --           187
                                                 --------     ---------     ---------
Total other income (expense)                         (477)           22          (455)
                                                 --------     ---------     ---------
Net income before income taxes                        692          (117)          575

Provision for foreign income tax                     (103)           --          (103)
                                                 --------     ---------     ---------
Net income                                            589          (117)          472

Preferred stock dividend                              (88)           --           (88)
                                                 --------     ---------     ---------
Net income attributed to common stockholders     $    501     $    (117)    $     384
                                                 ========     =========     =========

Income per common share - basic                  $   0.15                   $    0.10
                                                 ========                   =========
Income per common share - diluted                $   0.10                   $    0.05
                                                 ========                   =========

Weighted average number of common shares outstanding:
        Basic                                       3,927                       3,927
                                                 ========                   =========
        Diluted                                     5,762                       5,762
                                                =========                   =========


                                           F-49

                                                     Three Months Ended March 31, 2004
                                                       ------------------------------
                                                       As      Restatement         As
                                                    Reported    Adjustment      Restated
                                                    --------    ----------      --------
Cash flows from operating activities:
Net income                                          $    589      $   (117)      $   472
Adjustments to reconcile net income to
  net cash provided by operating activities:
Depreciation and amortization  expense                   697           139           836
Amortization of discount on debt                          75            --            75
Minority interest in income of subsidiaries               95           (22)           73
Changes in working capital:
Decrease (increase) in accounts receivable               476            --           476
Decrease (increase) in other current assets               13            --            13
Increase (decrease) in accounts payable                  350            --           350
Increase (decrease) in accrued interest                   89            --            89
Increase (decrease) in accrued expenses                 (595)           --          (595)
Increase (decrease) in other long-term liabilities      (141)           --          (141)
Increase (decrease) in accrued employee benefits
  and payroll taxes                                      (26)           --           (26)
                                                     ---------     --------      ---------
Net cash provided by operating activities              1,622            --         1,622

Cash flows from investing activities:
Purchase of equipment                                 (1,411)                     (1,411)
                                                     ---------                   ---------
Net cash use) in investing activities                 (1,411)                     (1,411)

Cash flows from financing activities:
Repayments of long-term debt                            (944)                       (944)
Debt issuance costs                                      (75)                        (75)
                                                     ---------                   ---------
Net cash used in financing activities                 (1,019)                     (1,019)
                                                     ---------                   ---------

Net decrease) in cash and cash equivalents              (808)                       (808)

Cash and cash equivalents:

Beginning of the year                                  1,299                       1,299
                                                    ---------                   ---------
End of period                                       $    481                    $    481
                                                    =========                   =========

Supplemental information:

Interest paid                                       $   480                    $    480
                                                    =========                   =========

Certain prior period balances have been reclassified to conform to current year presentation.


                                                  F-50


NOTE 6 - INVENTORIES

     Inventories are comprised of the following at March 31:

                                                                     2005                  2004
Hammer bit inventory
Finished goods                                                      $ 547                 $  --
Work in process                                                       291                    --
Raw materials                                                         391                    --
                                                                   ------                 -----

Total hammer bit inventory                                         $1,229                 $  --

Hammer inventory                                                      465                    --

Chemical inventory                                                    202                    --
                                                                                             --

Coil tubing and related inventory                                     568                    --
                                                                   ------                 -----

Total inventory                                                    $2,464                 $  --
                                                                   ======                 =====

NOTE 7 - DEBT

The long-term debt of the Company and its subsidiaries as of March 31, 2005 consists of the following:

                                                                     March 31,
                                                                  (in thousands)
                                                                       2005
                                                                  --------------
Debt of Allis-Chalmers Energy
-----------------------------
Revolving line of credit                                                  4,967
Bank term loan                                                            5,722
Capital expenditure and acquisition line                                    793
Notes payable to former directors                                            96

Debt of Jens'
-------------
Subordinated seller note                                                  4,000
Note payable under non-compete agreement                                    453
Bank term loan                                                              223
Equipment installment note                                                  307
Real estate loan                                                            553

Debt of Strata
--------------
Vendor financing                                                          1,164

Debt of Safco
-------------
Note payable under non-compete agreement                                    150

Debt of Downhole
----------------
Vehicle installment note                                                     11
Notes payable to a former shareholders                                       22
Note payable to insurance company                                           106

Debt of Mountain Air
--------------------
Term loan                                                                   185
Seller note                                                                 500

Debt of AirComp
---------------
Revolving line of credit                                                  1,639
Bank term loan                                                            6,480
Delayed draw term loan                                                      670
Subordinated note payable to M-I LLC                                      4,818

                                                                     -----------
Total debt                                                           $   32,859

Less: short-term debt and current maturities                              4,109
                                                                     -----------
Long-term debt obligations                                           $   28,750
                                                                     ===========

As of March 31, 2005 the Company's debt was approximately $32.9 million.

On December 7, 2004, the Company entered into an amended and restated credit agreement which consolidated and increased various credit facilities previously maintained by the Company and two of its subsidiaries, Jens' and Strata. The credit agreement governing the facilities was entered into jointly by Allis-Chalmers, Jens', Strata, and Safco, and is guaranteed by our MCA and OilQuip subsidiaries. The amended credit facilities include:

         o A $10.0 million revolving line of credit. Borrowings are subject to a borrowing base calculated as 85% of eligible accounts receivables, as defined. Outstanding borrowings under this line of credit were $5.0 million as of March 31, 2005.

         o A term loan with a principal balance of $5.7 million payable in monthly payments of principal of $105,583 per month. Prepayments are also required in an amount equal to 20% of our collections from Matyep in Mexico.

         o A $6.0 million capital expenditure and acquisition line of credit. Borrowings under this facility are payable monthly over four years beginning in January 2006. Availability of this capital expenditure term loan facility is subject to security acceptable to the lender in the form of equipment or other acquired collateral. The outstanding principal balance was $793,000 as of March 31, 2005.

The credit facilities mature on December 31, 2008 and are secured by liens on substantially all of the Company's assets. The agreement governing these credit facilities contains customary events of default and financial covenants. It also limits the Company's ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Interest accrues at an adjustable rate based on the prime rate. The interest rate was 6.81% as of March 31, 2005. There is a 0.5% per annum fee on the undrawn portion of the revolving line of credit and the capital expenditure line.

Jens' has a subordinated note payable to Jens Mortensen, the seller of Jens' and a director of the Company, in the amount of $4.0 million with a fixed interest rate of 7.5%. Interest is payable quarterly and the final maturity of the note is January 31, 2006. In connection with the purchase of Jens', the Company agreed to pay a total of $1.2 million to Mr. Mortensen in exchange for a non-compete agreement. Monthly payments of $20,576 are due under this agreement through January 31, 2007. As of March 31, 2005, the remaining balance was approximately $453,000, including $247,000 classified as short-term. The note is subordinated to the rights of the Company's bank lenders.

Jens' also has several small equipment financings and a real estate loan which in the aggregate total $778,000 as of March 31, 2005. First, Jens' has two bank term loans aggregating $ 223,000 which accrue interest at an adjustable rate based on the prime rate (7.25% at March 31, 2005) and which require monthly payments of $13,000 plus accrued interest. The maturity date of one of the loans, with a balance of $177,000, is September 17, 2006, while the second loan, with a balance of $48,000, matures January 12, 2007. Jens also has a five-year equipment financing term loan with a principal balance of $307,000 at March 31, 2005. The loan is payable in monthly installments of principal and interest equal to $6,449 per month through December 2009. Finally, Jens' has a real estate term loan which is payable in equal monthly installments of $4,344 with the remaining outstanding balance due on January 1, 2010. The interest rate floats based on the prime rate. The outstanding principal balance was $553,000 at March 31, 2005.


Strata, the Company's directional drilling subsidiary, entered into a short-term vendor financing agreement with a major supplier of downhole drill motors. The agreement consists of an extension of amounts due to the supplier for motor rentals, lease and repair costs. As of March 31, 2005, the outstanding balance was $1.2 million. Payment of interest is due monthly and principal payments of $582,000 are due in each of April 2005 and December 2005. The interest rate is fixed at 8.0%.

In connection with the purchase of Safco, the Company agreed to pay a total of $150,000 to the sellers in exchange for a non-compete agreement. The Company is required to make yearly payments of $50,000 through September 30, 2007. As of March 31, 2005, the balance due was $150,000.

Downhole has notes payable to two former shareholders totaling $22,000. Downhole also has a vehicle installment note. The note is payable over 10 months at $1,137 per month without interest. At March 31, 2005, the balance due was $11,371.

AirComp has the following credit facilities:

         o A $3.5 million bank line of credit of which $1.6 million was outstanding at March 31, 2005. Interest accrues at an adjustable rate based on the prime rate. The average interest rate was 7.66% as of March 31, 2005. The Company pays a 0.5% per annum fee on the undrawn portion. Borrowings under the line of credit are subject to a borrowing base consisting of 80% of eligible accounts receivable.

         o A term loan with a remaining principal balance of $6.5 million that accrues interest at an adjustable rate based on either the London Interbank Offered Rate ("LIBOR") or the prime rate. The average interest rate was 6.41% as of March 31, 2005. Principal payments of $286,000 are due quarterly, plus interest, with a final maturity date of June 27, 2007.

         o A "delayed draw" term loan facility in the amount of $1.5 million to be used for capital expenditures. Interest accrues at an adjustable, adjustable rate based on either the LIBOR or the prime rate. Quarterly principal payments commence on March 31, 2006 in an amount equal to 5.0% of the outstanding balance as of December 31, 2005, with a final maturity of June 27, 2007. The outstanding principal balance was $670,000 as of March 31, 2005.

The AirComp credit facilities are secured by liens on substantially all of AirComp's assets. The agreement governing these credit facilities contains customary events of default and requires that AirComp satisfy various financial covenants. It also limits AirComp's ability to incur additional indebtedness, make capital expenditures, pay dividends or make other distributions, create liens, and sell assets. Allis-Chalmers and Mountain Compressed Air guarantee 55% of the obligations of AirComp under these facilities.


AirComp also has a subordinated note payable to M-I in the amount of $4.8 million bearing interest at an annual rate of 5.0%. In 2007 each party has the right to cause AirComp to sell its assets (or the other party may buy out such party's interest), and in such event this note (including accrued interest) is due and payable. The note is also due and payable if M-I sells its interest in AirComp or upon a termination of AirComp. At March 31, 2005, $441,000 of interest was included in accrued interest. We are not liable for the obligations of AirComp under this note.

In 2000 the Company compensated directors, including current directors Nederlander and Toboroff, who served on the board of directors from 1989 to March 31, 1999 without compensation by issuing promissory notes totaling $325,000. The notes accrued interest at the rate of 5.0% per annum. The notes matured on March 31, 2005, and the Company is in the process of locating and paying the holders of these notes. As of March 31, 2005, the notes totaling $96,300, including accrued interest remained outstanding.

As part of the acquisition of Mountain Air in 2001, the Company issued a note to the sellers of Mountain Air in the original amount of $2.2 million accruing interest at an interest rate of 5.75% per annum. The note was reduced to $1.5 million as a result of the settlement of a legal action against the sellers in 2003. In March 2005, the Company reached an agreement with the sellers and holders of the note as a result of an action brought against the Company by the sellers. Under the terms of the agreement, the Company has paid to the plaintiff $1.0 million in cash, and agreed to pay an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all claims. (See
Note 11 - Legal Matters). Mountain Air also has a term loan in the amount of $185,000 at March 31, 2005 accruing interest of 5.0% per annum. Principal and interest of $5,039 are payable monthly with a final maturity date of June 30, 2008.

The Company's Chief Executive Officer and Chairman, Munawar H. Hidayatallah is a personal guarantor of the Company's debt consisting of the Jens' $4.0 million subordinated seller note. The Company pays Mr. Hidayatallah an annual guarantee fee equal to one-quarter of one percent of the total amount of the debt guaranteed by Mr. Hidayatallah. These fees aggregated $3,625 during the three months ended March 31, 2005.

NOTE 8 - STOCKHOLDERS' EQUITY

As of January 1, 2005, we executed a business development agreement with CTTV Investments LLC, ("CTTV"), an affiliate of ChevronTexaco Inc., whereby we issued 20,000 shares of our common stock to CTTV, and further agreed to issue up to an additional 60,000 shares to CTTV contingent upon our subsidiaries receiving certain levels of revenues, in 2005, from ChevronTexaco and its affiliates. CTTV was a minority owner of Downhole.

NOTE 9 - REVERSE STOCK SPLIT

The Company effected a reverse stock split on June 10, 2004. As a result of the reverse stock split, every five shares of the Company's common stock was combined into one share of common stock. The reverse stock split reduced the number of shares of outstanding common stock from 31,393,789 to approximately 6,265,000 and reduced the number of stockholders of the Company from 6,070 to approximately 2,140. All share and related amounts presented have been retroactively adjusted for the stock split.

NOTE 10 - SEGMENT INFORMATION

At March 31, 2005, the Company had four operating segments including Casing and Tubing Services (Jens'), Directional Drilling Services (Strata) Compressed Air Drilling Services (AirComp) and Other Services (Safco and Downhole). All of the segments provide services to the energy industry. The revenues, operating income
(loss), depreciation and amortization, interest, capital expenditures and assets of each of the reporting segments plus the corporate function are reported below for the quarters ended March 31, 2005 and March 31, 2004 (in thousands):


                                                       QUARTER ENDED MARCH 31,
                                                        2005           2004
                                                   -------------   -------------
                                                                    (RESTATED)
REVENUES:
Casing services                                    $      3,560    $      1,939
Directional drilling services                             9,901           5,253
Compressed air drilling services                          4,181           2,469
Other services                                            1,692              --
                                                   -------------   -------------
Total revenues                                     $     19,334    $      9,661
                                                   =============   =============

OPERATING INCOME (LOSS):
Casing services                                    $      1,327    $        442
Directional drilling services                             1,878             662
Compressed air drilling services                            527             255
Other services                                             (119)             --
General corporate                                        (1,366)           (329)
                                                   -------------   -------------
Total income/ (loss) from operations               $      2,247    $      1,030
                                                   =============   =============

DEPRECIATION AND AMORTIZATION EXPENSE:
Casing services                                    $        440    $        361
Directional drilling services                               150             101
Compressed air drilling services                            448             351
Other services                                              224              --
General corporate                                            46              25
                                                   -------------   -------------
Total depreciation and amortization expense        $      1,308    $        838
                                                   =============   =============

INTEREST EXPENSE:
Casing services                                    $         99    $        165
Directional drilling services                                22              75
Compressed air drilling services                            231             159
Other services                                                1              --
General corporate                                           168             170
                                                   -------------   -------------
Total interest expense                             $        521    $        569
                                                   =============   =============

CAPITAL EXPENDITURES:
Casing services                                    $      1,640    $        379
Directional drilling services                               263             705
Compressed air drilling services                            779             326
Other services                                               37              --
General corporate                                             9               1
                                                   -------------   -------------
Total capital expenditures                         $      2,728    $      1,411
                                                   =============   =============

GOODWILL:
Casing services                                    $      3,673    $         --
Directional drilling services                             4,168           4,168
Compressed air drilling services                          3,510           3,493
Other services                                              425              --
General corporate                                            --              --
                                                   -------------   -------------
Total Goodwill                                     $     11,776    $      7,661
                                                   =============   =============

ASSETS:
Casing services                                    $     23,406    $     17,159
Directional drilling services                            14,811          11,459
Compressed air drilling services                         29,265          23,046
Other services                                            7,186              --
General corporate                                         9,708           1,351
                                                   -------------   -------------
Total assets                                       $     84,376    $     53,015
                                                   =============   =============

REVENUES:
United States                                      $     17,561    $      8,632
International                                             1,773           1,029
                                                   -------------   -------------
TOTAL                                              $     19,334    $      9,661
                                                   =============   =============

NOTE 11 - LEGAL MATTERS

The Company is named from time to time in legal proceedings related to the Company's activities prior to its bankruptcy in 1988; however, the Company believes that it was discharged from liability for all such claims in the bankruptcy and believes the likelihood of a material loss relating to any such legal proceeding is remote.

At December 31, 2004, Mountain Compressed Air, Inc. was a defendant in an action brought in April 2004 in the District Court of Mesa County, Colorado, by the former owner of Mountain Air Drilling Service Company, Inc. from whom Mountain Compressed Air, Inc. acquired assets in 2001. The plaintiff sought to accelerate payment of the note issued in connection with the acquisition and sought $1.9 million in damages (representing principal and interest due under the note), on the basis that Mountain Compressed Air failed to provide financial statements required by the note. The Company raised several defenses to the plaintiff's claim. In March 2005, the Company reached an agreement with the plaintiff to settle the action and agreed to pay to the plaintiff $1.0 million in cash, and to pay to the plaintiff an additional $350,000 on June 1, 2006, and an additional $150,000 on June 1, 2007, in settlement of all amounts due under the promissory note and all other claims. The $1.0 million cash payment was made on April 1, 2005.

The Company is involved in various other legal proceedings in the ordinary course of business. The legal proceedings are at different stages; however, the Company believes that the likelihood of material loss relating to any such legal proceeding is remote.

NOTE 12 - SUBSEQUENT EVENTS

On April 1, 2005, the Company acquired 100% of the outstanding stock of Delta Rental Service, Inc. ("Delta") for $4.6 million in cash and 223,114 shares of the Company's common stock and two promissory notes totaling $350,000. Delta, located in Lafayette, Louisiana, is a rental tool company providing specialty rental items to the oil and gas industry such as spiral heavy weight drill pipe, test plugs used to test blow-out preventors, well head retrieval tools, spacer spools and assorted handling tools. For the year ended December 31, 2004, Delta had revenues of $3.3 million.

On April 4, 2005, the Company amended its December 7, 2004 credit agreement with its lender to extend the final maturity of its credit facilities for one year to December 31, 2008, obtain the lender's consent for the Delta acquisition, include the Company's Delta and Downhole subsidiaries as parties to the credit agreement, and provide for increased availability under the $10.0 million revolving line of credit and the $6.0 million capital expenditure and acquisition line of credit based on the receivables and assets of Delta and Downhole.

Additionally, the amendment documented the lender's consent to the $1.5 million settlement with the former owners of Mountain Air Drilling Service and to the prepayment of the $4.0 million Jens' subordinated seller note by an amount not to exceed $397,000.

As of May 1, 2005, the Company acquired 100% of the outstanding capital stock of Capcoil Tubing Services, Inc. ("Capcoil") for $2.7 million, 168,161 shares of the Company's common stock and the payment or assumption of approximately $1.3 million of debt. Capcoil, located in Kilgore, Texas, is engaged in downhole well servicing by providing coil tubing services to enhance production from existing wells. Capcoil had revenues of $5.8 million for the year ended December 31, 2004.

On May 2, 2005, the Company amended its December 7, 2004 credit agreement with its lender to obtain its consent to the Capcoil acquisition, include Capcoil as a party to the credit agreement and increase the availability under the $10.0 million revolving line of credit and the $6.0 million capital expenditure line of credit based on the receivables and other assets of Capcoil.

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders of Diamond Air Drilling Services, Inc.

We have audited the accompanying balance sheet of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, stockholders' equity, and cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003, 2002 and 2001, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States America. Subsequently, the Company has provided us additional information regarding the prior years inventories and we were able to satisfy ourselves about the inventory quantities and values using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America

The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated January 12, 2005.

                                       /s/ Accounting & Consulting Group, LLP
                                       --------------------------------------
                                       Accounting & Consulting Group, LLP
Carlsbad, New Mexico
January 12, 2005

                          INDEPENDENT AUDITOR'S REPORT

To the Board of Directors and Stockholders
Of Diamond Air Drilling Services, Inc.

We have audited the accompanying balance sheets of Diamond Air Drilling Services, Inc. (a Texas S-Corporation) (the Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the years ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We did not observe the taking of the work in process inventory as of December 31, 2003 and 2002 and 2001 (states at $1,146,070 and $344,948, as of December
31, 2003 and 2002, respectively), since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the physical inventories taken as of December 31, 2003 and 2002, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Diamond Air Drilling Services, Inc. as of July 31, 2004 and December 31, 2003 and 2002 and the results of the potations and its cash flows for the seven months ended July 31, 2004 and the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company and its affiliate, Marquis Bit Co., LLC, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Marquis Bit Co., LLC under a separate report dated September 14, 2004.

                                          /s/ Accounting & Consulting Group, LLP
                                          --------------------------------------
                                          Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004

DIAMOND AIR DRILLING SERVICES, INC.
BALANCE SHEETS
JULY 31, 2004, DECEMBER 31, 2003 AND 2002

                                                          July 31,       December 31,     December 31,
                                                            2004             2003             2002
                                                        -------------    -------------    -------------
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                           $    123,171     $     38,566     $    129,612
    Accounts receivable (Note 3)                             826,198          704,466          547,332
    Unbilled receivables                                      75,809               --            3,518
    Related party receivables (Note 2)                        85,636          153,981          197,859
    Inventories  (Note 4)                                  1,712,465        1,146,070          344,948
    Prepaid expenses                                          10,160           16,300            9,629
                                                        -------------    -------------    -------------
      TOTAL CURRENT ASSETS                                 2,833,439        2,059,383        1,232,898
                                                        -------------    -------------    -------------

Related party receivables (Note 2)                           182,844          234,607          317,003
Property, Plant and Equipment, at cost (Note 5)              295,867          245,673          223,217
Other Assets (Note 12)                                        24,885           31,699           27,036
                                                        -------------    -------------    -------------
      TOTAL ASSETS                                      $  3,337,035     $  2,571,362     $  1,800,154
                                                        =============    =============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES:
    Current maturities of long-term debt                $    341,184     $    171,561     $    164,535
    Current maturities of capital lease obligations            3,447               --               --
    Accounts payable                                         635,418          602,918          517,471
    Accrued expenses                                          97,366          197,588          269,489
    Related party payables (Note 2)                          687,559          427,465           48,694
    Loans from related parties (Note 2)                      768,281          667,137          209,000
                                                        -------------    -------------    -------------
      TOTAL CURRENT LIABILITIES                            2,533,255        2,066,669        1,209,189
                                                        -------------    -------------    -------------

Long-Term Debt (Note 6)                                      312,085          309,612          410,524
Capital lease obligations (Note 5)                            14,873               --               --

Commitments and Contingencies                                     --               --               --
                                                        -------------    -------------    -------------
      TOTAL LIABILITIES                                    2,860,213        2,376,281        1,619,713
                                                        -------------    -------------    -------------

STOCKHOLDERS' EQUITY

    Common stock,  par value $1
       1,000 shares issued and outstanding                     1,000            1,000            1,000
    Paid-in capital                                            2,370            2,370            2,370
    Retained earnings                                        473,452          191,711          177,071
                                                        -------------    -------------    -------------
      TOTAL STOCKHOLDERS' EQUITY                             476,822          195,081          180,441
                                                        -------------    -------------    -------------

      TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY        $  3,337,035     $  2,571,362     $  1,800,154
                                                        =============    =============    =============

               The accompanying notes are an integral part of these financial statements.




DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF INCOME
FOR THE SEVEN MONTHS ENDED JULY 31, 2004
AND YEARS ENDED DECEMBER 31, 2003 AND 2002


                                                       July 31,          December 31,       December 31,
                                                         2004                2003               2002
                                                     ------------        ------------       ------------
NET SALES (Note 8)                                   $ 3,984,512         $ 5,470,208        $ 4,073,653
                                                     ------------        ------------       ------------

Drilling expenses                                      2,803,729           4,592,677          3,394,507
Selling, general, and administrative                     390,690             620,776            492,067
Depreciation and amortization                             91,902              99,730            102,648
Interest expense                                          34,156              48,279             16,217
                                                     ------------        ------------       ------------
      Total Costs and Expenses                         3,320,477           5,361,462          4,005,439
                                                     ------------        ------------       ------------

      Operating income                                   664,035             108,746             68,214
                                                     ------------        ------------       ------------

Other income
    Gain (loss) on sale of assets                         (7,104)              9,841             15,906
    Interest income                                       11,008              23,053              5,232
                                                     ------------        ------------       ------------

NET INCOME                                           $   667,939         $   141,640        $    89,352
                                                     ============        ============       ============

               The accompanying notes are an integral part of these financial statements.


DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF STOCKHOLDERS' EQUITY
FOR THE SEVEN MONTHS ENDED JULY 31, 2004
THE YEARS ENDED DECEMBER 31, 2003 AND 2002


                               Common       Paid-in     Retained
                                Stock       Capital     Earnings        Total
                              ---------    ---------    ---------     ---------
Balance, January 1, 2002      $   1,000    $   2,370    $ 485,719     $ 489,089

Net Income                           --           --       89,352        89,352
Dividends paid                       --           --     (398,000)     (398,000)
                              ---------    ---------    ---------     ---------

Balance, December 31, 2002        1,000        2,370      177,071       180,441

Net Income                           --           --      141,640       141,640
Dividends paid                       --           --     (127,000)     (127,000)
                              ---------    ---------    ---------     ---------

Balance, December 31, 2003        1,000        2,370      191,711       195,081


Net Income                           --           --      667,939       667,939

Dividends paid                       --           --     (386,198)     (386,198)
                              ---------    ---------    ---------     ---------

Balance, July 31, 2004        $   1,000    $   2,370    $ 473,452     $ 476,822
                              =========    =========    =========     =========


DIAMOND AIR DRILLING SERVICES, INC.
STATEMENTS OF CASH FLOWS
FOR THE SEVEN MONTHS ENDED JULY 31, 2004 AND
THE YEARS ENDED DECEMBER 31, 2003 AND 2002

                                                            July 31,         December 31,       December 31,
                                                              2004               2003               2002
                                                         --------------     --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income                                               $     667,939      $     141,640      $      89,352
Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
    Depreciation and amortization                               91,902             99,730            102,648
    Gain (loss) on sale of property, plant, and
      equipment                                                 (7,104)             9,841             15,906
Change in operating assets and liabilities:
    Accounts receivable                                       (197,541)          (153,616)          (165,294)
    Inventory                                                 (566,395)          (801,122)           (47,471)
    Prepaid expenses                                             6,140             (6,671)              (302)
    Other noncurrent assets                                      6,814             (4,663)           (13,780)
    Accounts payable                                           292,594            464,218            198,954
    Accrued payroll and employee benefits                     (100,224)           (71,899)           162,920
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES           194,125           (322,542)           342,933
                                                         --------------     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Repayment from loans to related parties                        120,108            128,896            202,450
Loans made to related parties                                       --             (2,622)          (430,370)
Proceeds from sale of property, plant, and
    equipment                                                       --             30,494             53,804
Capital expenditures on property, plant, and
    equipment                                                 (115,314)          (162,521)          (140,047)
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES             4,794             (5,753)          (314,163)
                                                         --------------     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of long-term debt                                   (188,522)          (219,947)          (111,897)
Proceeds from issuance of long-term debt                       360,618            126,061            367,788
Repayment of short-term debt                                  (200,000)          (200,000)                --
Proceeds from issuance of short-term debt                      200,000            200,000                 --
Repayment of capital lease obligations                          (1,358)                --                 --
Repayment of loans from related parties                       (162,667)          (302,494)            (6,000)
Proceeds from loans from related parties                       263,813            760,629            215,000
Payment of dividend distributions to stockholders             (386,198)          (127,000)          (398,000)
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES          (114,314)           237,249             66,891
                                                         --------------     --------------     --------------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                 84,605            (91,046)            95,661

Cash and Cash Equivalents at Beginning of Year                  38,566            129,612             33,951
                                                         --------------     --------------     --------------
Cash and Cash Equivalents at End of Year                 $     123,171      $      38,566      $     129,612
                                                         ==============     ==============     ==============

NON-CASH INVESTING AND FINANCING ACTIVITIES:
    Payments made directly to Marquis Bit Co., LLC
       from a loan obtained by the Company               $          --      $          --      $     102,565
                                                         ==============     ==============      =============

                  The accompanying notes are an integral part of these financial statements.




DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF OPERATIONS. Diamond Air Drilling Services, Inc. (the Company) provides air drilling services to the oil & gas drilling industry across the Western United States. The Company employs a unique air drilling methodology, utilizing air hammers and bits to effectively and efficiently drill wells. The Company operates three offices in Texas, New Mexico, and Oklahoma.

         Effective December 2002, the Company entered into an agreement with Marquis Bit Co, LLC to manufacture drill bits for the Company. The Company pays Marquis Bit Co, LLC a set fee to fabricate the drill bits using raw materials purchased by the Company.

         CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation
         (FDIC) insurance limit.

         TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest. Trade accounts receivable are periodically evaluated for collectibility based on past credit history with customers and their current financial condition.

         UNBILLED RECEIVABLES. Unbilled receivables represent revenue earned in the current period but not billed to the customer until future dates, usually within one month.

         INVENTORY. Inventories consist of air hammers, drill bits, drill bits in process, and raw materials and are valued at the lower of cost or market using the specific identification method.

         PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method. Equipment under capital lease obligations is amortized on the double declining balance method over the shorter period of the lease term or the estimated useful life of the equipment. Such amortization is included in depreciation and amortization in the financial statements. Estimated useful lives for equipment and transportation equipment range from three to seven years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.

         REVENUE RECOGNITION. Drilling services and equipment are provided to its customers at per day and per job contractual rates. Drilling related revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured. Net sales are arrived at by deducting discounts, and sales taxes from gross sales.

DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

         ADVERTISING COSTS. Advertising costs are expensed as incurred. Advertising costs totaled $9,032 for the seven months ended July, 31, 2004 and $5,055, and $4,926 for the years ended December 31, 2003 and 2002, respectively.

         INCOME TAXES. The Company has elected to be taxed under the provisions of Subchapter S of the Internal Revenue Code. Under those provisions, the Company does not pay federal corporate income taxes on its taxable income. Instead, the stockholders are liable for individual federal income taxes on their respective shares of the Company's taxable income in their individual income tax returns. Accordingly, no provision or liability for income taxes has been included in the financial statements.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE 2:  RELATED-PARTY TRANSACTIONS

         The principal shareholders of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities. A summary of amounts due from related entities follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004        2003              2002
                                             -------------    -------------    -------------
Note receivable from Marquis Bit Co,
  LLC, variable interest rate (currently
  7.25%) payable in monthly installments
  of $7,315 maturing September 2005,
  unsecured                                  $    268,480     $    317,002     $    395,684

Note receivables from stockholders,
  due upon demand, bearing interest
  of 0%, unsecured                                     --           64,148          111,740

Note receivables from Marquis Bit Co,
  LLC, due upon demand, bearing
  interest of 0%, unsecured                            --            7,438            7,438
                                             -------------    -------------    -------------
     Subtotal                                     268,480          388,588          514,862

Less current portion                               85,636          153,981          197,859
                                             -------------    -------------    -------------
     Related party receivables               $    182,844     $    234,607     $    317,003
                                             =============    =============    =============



DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 2:  RELATED-PARTY TRANSACTIONS (continued)

         A summary of accounts payable due to related entities follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Trade accounts payable to Marquis Bit
  Co, LLC for fabrication of drill bits      $    687,559     $    427,465     $     48,694
                                             -------------    -------------    -------------
     Related party payables                  $    687,559     $    427,465     $     48,694
                                             =============    =============    =============

         A summary of loans due to related entities follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Notes payable to stockholders, due on
  demand, unsecured, bearing an
  interest rate of 0%                        $    437,342     $    220,696     $     99,000

Loan payable to Marquis Bit Co, LLC,
  due on demand, unsecured, bearing
  an interest rate of 0%                          257,439          257,439               --

Loan payable to various related
  entities (related due to certain
  Company stockholders owning
  majority interest in
  entities), due on demand,
  unsecured bearing an interest
  rate of 0%                                       73,500          189,000          110,000
                                             -------------    -------------    -------------
                                             $    768,281     $    667,135     $    209,000
                                             =============    =============    =============

         A summary of related party transactions for the seven months ended July
         31, 2004 and years ended December 31, 2003 and 2002 follows:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Amount paid, or accrued, to Marquis Bit
  Co, LLC for the fabrication of
  drill bits.                                $    680,573     $  1,271,242     $     62,472
                                             =============    =============    =============



DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 3:  ACCOUNTS RECEIVABLE

         At July 31, 2004, December 31, 2003 and 2002, accounts receivable are comprised of the following:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Accounts receivable                          $    831,086     $    713,644     $    550,161
Allowance for doubtful accounts                    (4,888)          (9,178)          (2,829)
                                             -------------    -------------    -------------
     Total                                   $    826,198     $    704,466     $    547,332
                                             =============    =============    =============

NOTE 4:  INVENTORIES

         At July 31, 2004, December 31, 2003 and 2002, inventories are comprised of the following:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Air hammers                                  $    376,627     $    346,321     $    292,719
Finished drill bits                               757,040          607,478           52,229
Drill bits in process                             452,018          151,563               --
Raw materials                                     126,780           40,708               --
                                             -------------    -------------    -------------
     Total                                   $  1,712,465     $  1,146,070     $    344,948
                                             =============    =============    =============

NOTE 5:  PROPERTY, PLANT AND EQUIPMENT

         At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

                                                                        December 31,
                                                              ------------------------------
                                             July 31, 2004         2003             2002
                                             -------------    -------------    -------------
Equipment                                    $     99,721     $     95,995     $     58,956
Transportation equipment                          427,714          395,331          336,304
Equipment under capital lease                      19,678               --               --
                                             -------------    -------------    -------------
     Total                                        547,113          491,326          395,260
Less: accumulated depreciation
     Accumulated depreciation                     247,966          245,653          172,043
     Accumulated amortization                       3,280               --               --
                                             -------------    -------------    -------------
Net property, plant, and equipment           $    295,867     $    245,673     $    223,217
                                             =============    =============    =============



DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 5:  PROPERTY, PLANT AND EQUIPMENT (continued)

         Property, plant, and equipment include a capitalized lease. The following schedule, by year, of the future minimum payments under these leases, together with the present value of the net minimum payments as of July 31, 2004:

                                                                        Amount
                                                                      ----------

Year ending July 31,                                                  $      --
     2005                                                                 4,788
     2006                                                                 4,788
     2007                                                                 4,788
     2008                                                                 4,788
     2009 and thereafter                                                  2,793
                                                                      ----------
Total minimum lease payments                                             21,945
Less amount representing interest                                         3,625
                                                                      ----------
Total present value of minimum lease payments                            18,320
Less current portion of such obligations                                  3,447
                                                                      ----------
Long-term obligations                                                 $  14,873
                                                                      ==========

NOTE 6:  LONG TERM DEBT AND RELATED MATTERS

         Long-term debt at July 31, 2004, and December 31, 2003 and 2002, consist of the following:

                                                                           December 31,
                                                                  ------------------------------
                                                 July 31, 2004        2003              2002
                                                 --------------   -------------    -------------
Various notes payable to banks and
  financing companies for transportation
  equipment, due in installments through
  February, 2010 at fixed interest rates
  ranging from 0.0% to 10.95%,
  collateralized by transportation equipment     $    209,788     $    147,312     $    173,675

Variable interest rate (currently 7.25%)
  note payable, due in monthly installments
  of $7,315 including interest through
  September 2005, collateralized by
  equipment (including equipment currently
  owned by Marquis Bit Co, LLC) with
  depreciated costs of $261,783, inventory,
  and accounts and notes receivable. This
  note is personally guaranteed by a
  stockholder of the Company                          249,792          290,577          356,719



DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 6:  LONG TERM DEBT AND RELATED MATTERS (continued)

                                                                           December 31,
                                                                  ------------------------------
                                                 July 31, 2004        2003              2002
                                                 --------------   -------------    -------------
4.0% note payable, due in monthly
  installments of $1,181 including interest,
  through November 2005, collateralized by
  accounts receivable and equipment
  (including equipment currently owned by
  Marquis Bit Co, LLC) with depreciated
  costs of $26,406. This note is personally
  guaranteed by a shareholder of the Company            18,689          26,425           38,965

Variable interest rate (Carlsbad National
  Bank base rate) line of credit agreement,
  $200,000 limit, expiring June 2005,
  collateralized by accounts receivable,
  equipment, and inventory                             175,000              --               --

Miscellaneous notes payable, varying interest
rates, due various dates                                    --          16,859            5,700
                                                 --------------   -------------    -------------
     Subtotal                                          691,468         483,176          577,061

Less current maturities                                341,184         171,561          164,535
                                                 --------------   -------------    -------------
     Total                                       $     350,284    $    311,615     $412,526,000
                                                 ==============   =============    =============

         The maturities of long-term debt for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 - $341,184; 2006 -
         $251,410; 2007 - $42,471; 2008 - $17,095; and 2009 and beyond - $1,109.

NOTE 7:  STOCKHOLDERS' EQUITY

         At July 31, 2004, December 31, 2003 and 2002, the number of authorized and issued common stock and related par value and dividends paid are as follows:

                                                                           December 31,
                                                                  ------------------------------
                                                 July 31, 2004        2003              2002
                                                 --------------   -------------    -------------
Common stock authorized                              1,000,000       1,000,000        1,000,000
Common stock issued                                      1,000           1,000            1,000
Common stock outstanding                                 1,000           1,000            1,000
Common stock, per share par value                $        1.00    $       1.00     $       1.00
Cash dividends paid on common stock              $     386,198    $    127,000     $    398,000



DIAMOND AIR DRILLING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS

NOTE 8:  DEPENDENCE ON KEY CUSTOMERS

         DEPENDENCE ON KEY CUSTOMERS. For the seven months ended July 31, 2004, the three largest customers accounted for 48% of sales. For the Year ended December 31, 2003, the three largest customers accounted for 45% of sales. For the Year ended December 31, 2002, the two largest customers accounted for 37% of sales.

NOTE 9:  EMPLOYEE BENEFIT PLANS

         The company has a retirement savings Simple plan in which substantially all employees may participate. The company's expense for the plan was $10,413 for the seven months ended July 31, 2004 and $18,305 and $16,701 for the years ended December 31, 2003 and 2002, respectively.

NOTE 10: SUBSEQUENT EVENT

         Effective October 31, 2004 the Company sold substantially all its assets realizing a gain of approximately $2.1 million and ceased operations. As of December 31, 2004 the Company was liquidated by paying all liabilities and distributing the remaining assets to its shareholders.

NOTE 11. SUPPLEMENTAL CASH FLOW INFORMATION

         The Company acquired equipment of $19,678, $0, and $0 during the seven months ended July 31, 2004, and the years ended December 31, 2003 and 2002, respectively, under capital lease obligations.

NOTE 12. PATENT PENDING

         Included in other assets at 7/31/04 are $15,389 of costs associated with obtaining a patent for special bit retainers fabricated for the Company by Marquis Bit Co., LLC. The patent is currently pending.

                          INDEPENDENT AUDITOR'S REPORT

To the Members
of Marquis Bit Co., LLC

We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) (the Company) as of July 31 2004, and December 31, 2003 and 2002 and the related statements of income, members' equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

We conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

In our report dated September 14, 2004, we expressed an opinion that, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in first paragraph present fairly, in all material respects, the financial position, results of operations and cash flows in conformity with accounting principals generally accepted in the United States of America. Subsequently, the Company has provided us additional information regarding the work in process inventories as of December 31, 2003 and also 2002 and we were able to satisfy ourselves about the unbilled receivables related to this work in process using alternative procedures. Accordingly, our present opinion on the financial statements referred to in the first paragraph, as presented herein, is different from that expressed in our previous report.

In our opinion the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated January 12, 2005.

                                       /s/ Accounting & Consulting Group, LLP
                                       --------------------------------------
                                       Accounting & Consulting Group, LLP
Carlsbad, New Mexico,
January 12, 2005

                          INDEPENDENT AUDITOR'S REPORT

To the Members
Of Marquis Bit Co., LLC

We have audited the accompanying balance sheets of Marquis Bit Co., LLC (a New Mexico Limited Liability Company) as of July 31, 2004, and December 31, 2003 and 2002 and the related statements of income, members equity, and cash flows for the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

Except as discussed in the following paragraph, we conducted our audit in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

We did not observe the taking of the work in process inventory as of December 31, 2003, which directly correlates to the Company's unbilled receivables (stated at $124,107) at that date since those dates were prior to the time we were initially engaged as auditors for the Company. We were unable to satisfy ourselves about the work in process quantities by other auditing procedures.

In our opinion, except for the effects of such adjustments, if any, as might have been determined to be necessary had we been able to observe the work in process inventory taken as of December 31, 2003, the financial statements referred to in the first paragraph present fairly, in all material respects, the financial position of Marquis Bit Co., LLC as of July 31, 2004 and December 31, 2003 and 2002, and the results of its operations and its cash flows for the seven months ended July 31, 2004 and the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 in conformity with accounting principles generally accepted in the United States of America.

The Company and its affiliate, Diamond Air Drilling Services, Inc, are controlled by common ownership who have the ability to influence the volume and price of business done between each company. As discussed in Note 2, the Company and its affiliate have engaged in significant transactions with each other. We have audited the financial statements of Diamond Air Drilling Services, Inc. under a separate report dated September 14, 2004.

                                          /s/ Accounting & Consulting Group, LLP
                                          --------------------------------------
                                          Accounting & Consulting Group, LLP
Carlsbad, New Mexico
September 14, 2004


MARQUIS BIT CO., LLC
BALANCE SHEETS
JULY 31, 2004, DECEMBER 31, 2003 AND 2002

                                                         July 31,           December 31,       December 31,
                                                           2004                2003               2002
                                                      ---------------     ---------------     ---------------
ASSETS

CURRENT ASSETS:
    Cash and cash equivalents                         $           --      $        5,223      $        1,504
    Accounts receivable (Note 2)                             358,368             303,358              48,694
    Unbilled receivables                                     329,191             107,435              15,875
    Related party notes receivable (Note 2)                  257,439             257,439                  --
    Prepaid expenses                                           5,623                  --               3,269
                                                      ---------------     ---------------     ---------------
      TOTAL CURRENT ASSETS                                   950,621             673,455              69,342
                                                      ---------------     ---------------     ---------------

Property, Plant and Equipment, net (Note 3)                  261,783             305,472             386,704
Other Assets                                                   1,323               1,485               1,011
                                                      ---------------     ---------------     ---------------
      TOTAL ASSETS                                    $    1,213,727      $      980,412      $      457,057
                                                      ===============     ===============     ===============

LIABILITIES AND MEMBERS' EQUITY

Current Liabilities:
    Bank overdraft                                    $        9,305      $           --      $           --
    Accounts payable                                          15,890              38,640              46,854
    Accrued expenses                                          14,597               9,076               6,580
    Loans from related parties (Note 2)                      114,836             125,020             122,119
                                                      ---------------     ---------------     ---------------
      TOTAL CURRENT LIABILITIES                              154,628             172,736             175,553
                                                      ---------------     ---------------     ---------------

Loans from Related Parties, net of current
    portion (Note 2)                                         182,844             234,607             317,002

Commitments and Contingencies                                     --                  --                  --
                                                      ---------------     ---------------     ---------------
      TOTAL LIABILITIES                                      337,472             407,343             492,555

MEMBERS' EQUITY                                              876,255             573,069             (35,498)
                                                      ---------------     ---------------     ---------------
      TOTAL LIABILITIES AND MEMBERS' EQUITY           $    1,213,727      $      980,412      $      457,057
                                                      ===============     ===============     ===============


                  The accompanying notes are an integral part of these financial statements.

                                                     F-73

MARQUIS BIT CO., LLC
STATEMENTS OF INCOME AND MEMBERS' EQUITY
FOR THE SEVEN MONTHS ENDED JULY 31, 2004
AND YEAR ENDED DECEMBER 31, 2003 AND THE PERIOD FROM INCEPTION,
OCTOBER 1, 2002 THROUGH DECEMBER 31, 2002


                                                            July 31,         December 31,       December 31,
                                                              2004               2003               2002
                                                         --------------     --------------     --------------
SALES                                                    $     697,245      $   1,238,695      $      78,347

COST OF GOODS SOLD                                             307,058            525,593             65,947
                                                         --------------     --------------     --------------
GROSS PROFIT                                                   390,187            713,102             12,400
                                                         --------------     --------------     --------------

Selling, general, and administrative                            33,504             67,423             35,424
Depreciation and amortization                                   43,689             86,232              7,242
Interest expense                                                11,008             23,053              5,232
                                                         --------------     --------------     --------------
      Total Costs and Expenses                                  88,201            176,708             47,898
                                                         --------------     --------------     --------------

      OPERATING INCOME (LOSS)                                  301,986            536,394            (35,498)

Other income                                                     1,200             72,173                 --
                                                         --------------     --------------     --------------
NET INCOME (LOSS)                                              303,186            608,567            (35,498)

Members' equity, beginning of period                           573,069            (35,498)                --
                                                         --------------     --------------     --------------
MEMBERS' EQUITY, END OF PERIOD                                 876,255            573,069            (35,498)
                                                         ==============     ==============     ==============


                  The accompanying notes are an integral part of these financial statements.

                                                     F-74

MARQUIS BIT CO., LLC
STATEMENTS OF CASH FLOWS
FOR THE SEVEN MONTHS ENDED JULY 31, 2004 AND YEAR ENDED
DECEMBER 31, 2003 AND THE PERIOD FROM INCEPTION, OCTOBER 1, 2002
THROUGH DECEMBER 31, 2002


                                                            July 31,         December 31,       December 31,
                                                              2004               2003               2002
                                                         --------------     --------------     --------------
CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)                                        $     303,186      $     608,567      $     (35,498)
Adjustments to reconcile net loss to net cash
    provided (used) by operating activities:
    Depreciation and amortization                               43,689             86,232              7,242
Change in operating assets and liabilities:
    Accounts receivable                                       (276,766)          (346,224)           (64,569)
    Prepaid expenses                                            (5,623)             3,269             (3,269)
    Other assets                                                   162               (474)            (1,011)
    Accounts payable                                           (22,750)            18,794             19,846
    Accrued payroll and employee benefits                        5,521              2,496              6,580
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY OPERATING ACTIVITIES            47,419            372,660            (70,679)
                                                         --------------     --------------     --------------

CASH FLOWS FROM INVESTING ACTIVITIES:
Loans made to others                                                --           (257,439)                --
Capital expenditures on property, plant, and
    equipment                                                       --            (32,008)           (80,088)
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY INVESTING ACTIVITIES                --           (289,447)           (80,088)
                                                         --------------     --------------     --------------

CASH FLOWS FROM FINANCING ACTIVITIES:
Repayment of loans from related parties                       (120,058)           (84,682)           (34,259)
Proceeds from loans from related parties                        58,111              5,188            186,530
Net increase in bank overdrafts                                  9,305                 --                 --
                                                         --------------     --------------     --------------
    NET CASH PROVIDED (USED) BY FINANCING ACTIVITIES           (52,642)           (79,494)           152,271
                                                         --------------     --------------     --------------

NET INCREASE (DECREASE) IN CASH AND CASH
    EQUIVALENTS                                                 (5,223)             3,719              1,504

Cash and Cash Equivalents at Beginning of Period                 5,223              1,504                 --
                                                         --------------     --------------     --------------
Cash and Cash Equivalents at End of Period               $          --      $       5,223      $       1,504
                                                         ==============     ==============     ==============

NON-CASH INVESTING AND FINANCING TRANSACTIONS:
    Property and equipment acquired with
      long-term debt                                     $          --      $          --      $     286,850
                                                         ==============     ==============     ==============


                  The accompanying notes are an integral part of these financial statements.

                                                     F-75

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 1:  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         ORGANIZATION: Marquis Bit Co., LLC (the Company) is a manufacturing facility located in Carlsbad, New Mexico established in October 2002 for the purpose of fabricating premium hammer bits for Diamond Air Drilling Services, Inc. (a related party due to common ownership). The Company charges a set fee to fabricate drill bits using raw materials supplied by Diamond Air Drilling Services, Inc. Accordingly, the Company carries no raw materials or work in process inventory. The Articles of Incorporation provides that the Company is to dissolve on February 11, 2034.

         CASH AND CASH EQUIVALENTS. Cash and cash equivalents include all cash balances and highly liquid investments with an initial maturity of three months or less. The Company places its temporary cash investments with a high credit quality financial institution. At times such deposits may be in excess of the Federal Deposit Insurance Corporation
         (FDIC) insurance limit.

         TRADE ACCOUNTS RECEIVABLE. Trade receivables and loans receivable are carried at their estimated collectible amounts. Trade credit is generally extended on a short-term basis; thus trade receivables do not bear interest.

         UNBILLED RECEIVABLES. Unbilled receivables represent fabricated bits in process in the current period but not billed to the customer until future dates, usually within one month.

         PROPERTY, PLANT AND EQUIPMENT. Property, plant and equipment are recorded at cost less depreciation and amortization. Depreciation is provided over the estimated useful life of each class of depreciable asset and is computed using the double declining balance method or the straight line method, whichever method management believes to be appropriate for each particular asset. Estimated useful lives for equipment and leasehold improvements range from three to fifteen years. Betterments and large renewals which extend the life of the asset are capitalized whereas maintenance and repairs and small renewals are expensed as incurred.

         REVENUE RECOGNITION. Revenue is recognized in the financial statements as work progresses and when collectibility is reasonably assured.

         INCOME TAXES. As a limited liability company, the Company's taxable income or loss is allocated to members in accordance with their respective percentage of ownership. Therefore, no provision or liability for income taxes has been included in the financial statements.

         USE OF ESTIMATES. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 2:  RELATED-PARTY TRANSACTIONS

         The members of the Company and entities under their control periodically loan money to the Company for operations, or borrow money from the Company to fund the operations of other related entities.

         A summary of accounts receivables from related entities follows:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================

Trade accounts receivable from
  Diamond Air Drilling Services, Inc.
  (related due to common ownership)                           $   358,368          $303,358          $ 48,694

Unbilled receivables from Diamond Air
  Drilling Services, Inc. (related due to
  common ownership)                                               329,191           107,435            15,875
                                                              ------------------------------------------------

    Total accounts receivable from
      related parties                                         $   687,559          $410,793          $ 64,569
                                                              ================================================

         A summary of loans due from related entities follows:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================

Loan receivable from Diamond Air
  Drilling Services, Inc. (related due to
  common ownership), due upon demand,
  bearing interest of 0%, unsecured
  Entire balance considered current                           $   257,439          $257,439          $     --
                                                              ------------------------------------------------


MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 2:  RELATED-PARTY TRANSACTIONS (continued)

         A summary of loans due to related entities follows:


                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================
Loans payable to members, due on
  demand, unsecured, bearing an
  interest rate of 0%                                         $    29,200       $    25,188       $    25,000

Loan payable to various related
  entities (related due to certain
  Company stockholders owning
  majority interest in entities), due on
  demand, unsecured bearing an
  interest rate of 0%                                                  --            17,437            18,437

Loan payable to Diamond Air Drilling
  Services, Inc. (related due to common
  ownership), variable interest rate
  (currently 7.25%) payable in monthly
  installments of $7,315 maturing
  September 2005, unsecured                                       268,480           317,002           395,684
                                                              ------------------------------------------------
    Subtotal                                                      297,680           359,627           439,121

Less current maturities                                           114,836           125,020           122,119
                                                              ------------------------------------------------
Loans from related parties                                    $   182,844       $   234,607       $   317,002
                                                              ================================================

         The maturities of loans from related parties for each of the succeeding five years subsequent to July 31, 2004, are as follows: 2005 -
         $114,836; 2006 - $182,844; and 2007 and beyond - $0.

         A summary of related party transactions for the seven months ended July
         31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002 follows:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================

Amount received, or accrued, from
  Diamond Air Drilling Services, Inc.
  (related due to common ownership)
  for the fabrication of drill bits.                          $   697,245       $   1,238,695     $    78,347
                                                              ================================================




MARQUIS BIT CO., LLC
NOTES TO FINANCIAL STATEMENTS

NOTE 3:  PROPERTY, PLANT AND EQUIPMENT

         At July 31, 2004, December 31, 2003 and 2002, property, plant, and equipment are comprised of the following:

                                                                                          December 31,
                                                                                ------------------------------
                                                              July 31, 2004          2003              2002
                                                              ================================================
Manufacturing equipment                                       $   386,789       $   386,789       $   381,789
Computer equipment                                                  9,942             9,942             9,942
Leasehold improvements                                              2,215             2,215             2,215
                                                              ------------------------------------------------
    Total                                                         398,946           398,946           393,946
Less:
    Accumulated depreciation                                      133,550            91,126             7,061
    Amortization of leasehold improvements                          3,613             2,348               181
                                                              ------------------------------------------------
Net property, plant, and equipment                            $   261,783       $   305,472       $   386,704
                                                              ================================================

         The above property, plant, and equipment is pledged as collateral for a loan initially borrowed by Diamond Air Drilling Services, Inc. and used to loan to the Company for equipment acquisitions. (See Note 2).

NOTE 4:  DEPENDENCE ON KEY CUSTOMERS

         As discussed in Note 2, the Company has been contracted by Diamond Air Drilling Services, Inc. to fabricate bits for Diamond Air Drilling Services, Inc. For the seven months ended July 31, 2004, the year ended December 31, 2003 and the period from inception, October 1, 2002 through December 31, 2002, Diamond Air Drilling Services, Inc. accounted for 100% of the Company's sales.

NOTE 5:  EMPLOYEE BENEFIT PLANS

         The company has a retirement savings Simple plan in which substantially all employees may participate. The company's expense for the plan was $2,736 for the seven months ended July 31, 2004 and $0 and $0 for the years ended December 31, 2003 and 2002, respectively.

NOTE 6:  SUBSEQUENT EVENTS

         Effective October 31, 2004 the Company sold substantially all its assets at book value and ceased operations. As of December 31, 2004 paying all liabilities and distributing the remaining assets to its shareholders effectively liquidated the Company.

NOTE 7:  RESTATEMENT OF PREVIOUSLY ISSUED FINANCIAL STATEMENTS

         Certain errors resulting in unbilled receivables being understated as of 2002 and overstated as of 2003 were discovered due to additional information being provided by the Company. The corrections of these errors resulted in a $15,875 increase in the net income for 2002; $32,547 decrease in net income for 2003 and $16,672 increase in net income for 2004.

               REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS
               --------------------------------------------------


The Members
Downhole Injection Services, LLC
(A Texas Limited Liability Company)

We have audited the accompanying balance sheets of Downhole Injection Services, LLC (a Texas Limited Liability Company) as of November 30, 2004 and December 31, 2003 and the related statements of operations and members' equity, and cash flows for the eleven months and year then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinions.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Downhole Injection Services, LLC at November 30, 2004 and December 31, 2003, and the results of its operations and its cash flows for the eleven months and the year then ended, in conformity with accounting principles generally accepted in the United States of America.


                                                /s/ JOHNSON, MILLER & CO.
                                                -------------------------


Midland, Texas
February 4, 2005

FINANCIAL STATEMENTS
DOWNHOLE INJECTION SERVICES, LLC


                                      BALANCE SHEETS

                          NOVEMBER 30, 2004 AND DECEMBER 31, 2003

                                          ASSETS

                                                                     2004          2003
                                                                  -----------  -----------
CURRENT ASSETS
   Cash and cash equivalents (note A12)                           $   71,881       20,064
   Accounts receivable, net of allowance of $10,000 and $10,000
     Customers                                                     1,242,346      466,435
     Employees                                                            --        2,447
   Inventories (note A8)                                             295,040      189,287
   Prepaid expenses                                                  155,626       60,263
                                                                  -----------  -----------

     Total current assets                                          1,764,893      738,496

PROPERTY AND EQUIPMENT, NET (notes A8, A9 and C)                     719,322      682,564

OTHER ASSETS (notes A9, A10 and D)                                     4,617       55,400
                                                                  -----------  -----------

     Total assets                                                 $2,488,832    1,476,460
                                                                  ===========  ===========


                              LIABILITIES AND MEMBERS' EQUITY

CURRENT LIABILITIES
   Current portion of notes payable (note E)                      $  757,406      159,846
   Current portion of capitalized lease obligations (note F)          45,735       67,367
   Accounts payable                                                1,002,375      572,238
   Accrued expenses                                                  105,333       78,583
   Sales tax payable                                                  21,937        9,340
   Interest payable                                                   19,827        4,314
                                                                  -----------  -----------

       Total current liabilities                                   1,952,613      891,688

DEFERRED REVENUE                                                     197,400      197,400

NOTES PAYABLE, net of current portion (note E)                        17,070      103,744

CAPITALIZED LEASE OBLIGATIONS, net of current portion (note F)        66,702           --

COMMITMENTS AND CONTINGENCIES (notes G and H)

MEMBERS' EQUITY                                                      255,047      283,628
                                                                  -----------  -----------

       Total liabilities and members' equity                      $2,488,832    1,476,460
                                                                  ===========  ===========


       The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.



DOWNHOLE INJECTION SERVICES, LLC

STATEMENTS OF OPERATIONS AND MEMBERS' EQUITY

FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2004
AND THE YEAR ENDED DECEMBER 31, 2003


                                                       2004              2003
                                                   ------------     ------------

Sales                                              $ 4,792,719        3,835,414

Cost of sales                                        3,875,646        3,050,921
                                                   ------------     ------------

         Gross profit                                  917,073          784,493

General and administrative expenses                    871,927          792,603
                                                   ------------     ------------

Income (loss) from operations                           45,146           (8,110)

Other income (expense)
   Interest income                                          22              403
   Interest expense                                    (73,749)         (41,673)
   Impairment loss on patent (note D)                       --         (983,278)
                                                   ------------     ------------

                                                       (73,727)      (1,024,548)

NET LOSS                                               (28,581)      (1,032,658)

Members' equity - beginning of period                  283,628        1,316,286
                                                   ------------     ------------

Members' equity - end of period                    $   255,047          283,628
                                                   ============     ============

  The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.



DOWNHOLE INJECTION SERVICES, LLC

STATEMENTS OF CASH FLOWS

FOR THE ELEVEN MONTHS ENDED NOVEMBER 30, 2004
AND THE YEAR ENDED DECEMBER 31, 2003

                                                                 2004           2003
                                                             ------------   ------------
Increase (Decrease) in Cash and Cash Equivalents

Cash flows from operating activities
   Net loss                                                  $   (28,581)    (1,032,658)
   Adjustments to reconcile net loss to net cash (used in)
     provided by operating activities:
       Depreciation and amortization                             326,034        283,765
       Impairment loss on patent                                      --        983,278
   Change in account balances
       (Increase) decrease in accounts receivable - trade       (775,911)        69,523
       Decrease in accounts receivable - employees                 2,447          2,722
       Increase in inventories                                  (105,753)       (51,145)
       (Increase) decrease in prepaid expenses                   (95,363)        46,792
       Increase (decrease) in accounts payable                   430,137        (73,388)
       Increase (decrease) in accrued expenses                    26,750        (39,028)
       Increase (decrease) in sales tax payable                   12,597         (5,268)
       Increase in deferred revenue                                   --        135,000
       Increase in interest payable                               15,513          4,314
                                                             ------------   ------------

   Net cash (used in) provided by operating activities          (192,130)       323,907
                                                             ------------   ------------

Cash flows provided by (used in) investing activities
   Purchase of property, plant and equipment                    (174,305)      (137,267)
                                                             ------------   ------------

   Net cash used in investing activities                        (174,305)      (137,267)
                                                             ------------   ------------

Cash flows provided by (used in) financing activities
   Issuance of notes payable                                   1,090,335             --
   Repayments on notes payable                                  (579,449)      (171,830)
   Repayments of capital lease obligations                       (92,634)      (119,594)
                                                             ------------   ------------

   Net cash provided by (used in) financing activities           418,252       (291,424)
                                                             ------------   ------------

Net increase (decrease) in cash and cash equivalents              51,817       (104,784)

Cash and cash equivalents
   Beginning of period                                            20,064        124,848
                                                             ------------   ------------

   End of period                                             $    71,881         20,064
                                                             ============   ============

Supplemental disclosure of cash flow information
   Interest paid                                             $    58,236         37,359
                                                             ============   ============

Non-cash investing and financing activities:
   Acquisition of property and equipment through
     capital lease financing                                 $   137,704             --

   Acquisition of Ener-Coil, L.L.C. (see note B)                      --             --

      The accompanying summary of accounting policies and footnotes are an integral part of these financial statements.


DOWNHOLE INJECTION SERVICES, LLC

NOTES TO FINANCIAL STATEMENTS

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

1.     FORMATION OF COMPANY

Downhole Injection Services, LLC (the "Company") is a Texas limited liability company, which was formed February 1, 2004 by a business combination, which has been accounted for as a purchase. The Company is owned 60% by the former members of Ener-Coil, L.L.C. (a Texas limited liability company) and 40% by a multinational integrated oil company and two individuals. All of the assets and liabilities of Ener-Coil, L.L.C. and Downhole Injection Services, LLC (an Oklahoma limited liability company) were contributed to the Company in exchange for the interest outlined above.

2.     NATURE OF OPERATIONS

The Company is primarily engaged in the installation of coiled tubing for the injection of chemical applications in existing oil and gas wells. These operations are identical to those provided by the Company's predecessor. The Company also will move existing customer tubing and repair, service, and store customer tubing for future use. The Company's principal office is located in Midland, Texas and services are offered from three branch offices located in Texas.

3.     PRODUCT, GEOGRAPHIC LOCATION AND CUSTOMER CONCENTRATIONS

Product and geographic statistics, as a percentage of revenues, are as follows:

                                                    2004
                                                  --------
Type of Services Rendered:
     Installation of Tubing                         60%
     Removal and Repair of Customer
       Owned Tubing                                 37%
     Rental and Other                                3%

Geographic Location of Services Rendered:
     Texas                                          47%
     Oklahoma                                        7%
     Louisiana                                      16%
     United Arab Emirates                            3%
     Other Locations                                27%

4.     SUPPLIER CONCENTRATION

The Company purchases substantially all of its tubing from two vendors. However, the tubing is generally available from a variety of sources.

5.     REVENUE RECOGNITION AND DEFERRED REVENUE

The Company recognizes revenue on jobs upon the completion of services performed. Amounts which are invoiced prior to the completion of services are treated as deferred revenue until the completion of services.

6.     ALLOWANCE FOR UNCOLLECTIBLE ACCOUNTS RECEIVABLE

The Company maintains an allowance for losses on trade receivable at an amount evaluated by management as sufficient to provide for future losses.

DOWNHOLE INJECTION SERVICES, LLC

NOVEMBER 30, 2004 AND DECEMBER 31, 2003
NOTE A - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (CONTINUED)

7.     INVENTORY

Inventory is valued at the lower of cost or market using the average cost method.

8.     PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment are recorded at cost for purchased assets. Depreciation and amortization expense are computed using straight-line depreciation methods over their estimated useful lives.

Maintenance and repairs are charged to expense as incurred. Costs and related allowances for depreciation of property and equipment sold or otherwise retired are eliminated from the accounts and the resulting gain or loss on dispositions are reflected in income.

9.     LONG-LIVED ASSETS

The Company periodically evaluates the recoverability of the carrying value of its long-lived assets and identifiable intangibles and whenever events or changes in circumstances indicate that the carrying amount of the asset

9.     LONG-LIVED ASSETS (CONTINUED)

may not be recoverable. Examples of events or changes in circumstances that indicate that the recoverability of the carrying amount of an asset should be assessed include but are not limited to the following: a significant decrease in the market value of an asset, a significant change in the extent or matter in which an asset is used or a significant physical change in an asset, a significant adverse change in legal factors or in the business climate that could affect the value of an asset or an adverse action or assessment by a regulator, an accumulation of costs significantly in excess of the amount originally expected to acquire or construct an asset, and/or a current period operating or cash flow loss combined with a history of operating or cash flow losses or a projection or forecast that demonstrates continuing losses associated with an asset used for the purpose of producing revenue.

10.    INTANGIBLE ASSETS

The Company follows the provisions of Statement of Financial Accounting Standards (SFAS) No. 142, GOODWILL AND OTHER INTANGIBLE ASSETS. SFAS No. 142 requires that goodwill and other intangible assets with indefinite lives no longer be amortized. These intangible assets are tested for impairment at least annually. If there is an impairment, the amount is expensed and the intangible assets are written down accordingly.

Before implementation of SFAS No. 142, intangible assets were amortized by the straight-line method over the estimated useful lives, ranging from 15 to 40 years.

11.    INCOME TAXES

The Company is treated as a partnership for federal tax purposes. As such, the federal income tax liability is borne by the members of the Company. No provision for federal income tax liability is provided in these statements. A provision has been made for the state income and franchise tax where applicable. Taxable income will differ from net income under accounting principles generally accepted in the United States of America due to differences in amortization, depreciation, and disallowance of certain expenses for income tax purposes over lives which generally are longer than the estimated useful lives used by the Company for book purposes.

DOWNHOLE INJECTION SERVICES, LLC

NOVEMBER 30, 2004 AND DECEMBER 31, 2003


12.    CASH FLOW AND NON-CASH INVESTING AND FINANCING TRANSACTIONS

For purposes of the Statement of Cash Flows, the Company considers all highly liquid debt instruments purchased with a maturity of three months or less to be cash equivalents.

13.    ADVERTISING EXPENSES

Advertising costs are expensed as incurred. Advertising costs totaled $5,167 and $23,658 for the eleven months ended November 30, 2004 and year ended December 31, 2003, respectively.

14.    MANAGEMENT'S USE OF ESTIMATES

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

NOTE B - MERGER OF RELATED ENTITIES

Effective February 1, 2004, the Company acquired the assets and liabilities of Ener-Coil, L.L.C., pre-merger owner of 43.5% of the Company.

NOTE B - MERGER OF RELATED ENTITIES (CONTINUED)

This merger has been accounted for under the purchase method of accounting. The Company agreed to give the previous owners of Ener-Coil, L.L.C. an additional 16.5% of the Company for all of the assets and liabilities of Ener-Coil, L.L.C. except for its original investment in the Company. The purchase price has been allocated based on the estimated fair values of the 16.5% additional interest acquired by the previous Ener-Coil members as follows:

Accounts receivable                          $     360,327
Other current assets                                39,305
Property, plant and equipment                      154,679
Notes payable                                     (533,929)
Accounts payable and accrued expenses              (20,382)
                                             --------------

                                             $          --
                                             ==============

For purposes of financial reporting, the Company has accounted for the acquisition as if it took place on January 1, 2004.

DOWNHOLE INJECTION SERVICES, LLC

NOVEMBER 30, 2004 AND DECEMBER 31, 2003


NOTE C - PROPERTY, PLANT AND EQUIPMENT

Property, plant and equipment consist of the following:

                                                 November             December
                                                 30, 2004             31, 2003
                                               ------------         ------------
Computer Equipment                             $   115,649              115,137
Machinery and Equipment                          1,318,938            1,082,616
Vehicles                                           203,813              128,638
Furniture and Fixtures                              50,451               50,451
                                               ------------         ------------
                                                 1,688,851            1,376,842
Less accumulated depreciation                     (969,529)            (694,278)
                                               ------------         ------------

                                               $   719,322              682,564
                                               ============         ============

Depreciation expense totaled $275,251 for the eleven months ended November 30, 2004 and $228,365 for the year ended December 31, 2003.

NOTE D - AMORTIZABLE INTANGIBLES

The Company assumed a non-compete agreement for approximately $276,999.

Amortization has been calculated using the straight line method based on a life of 5 years, the length of the non-compete period.

Total amortization expense was $50,783 and $55,400 for the eleven months ended November 30, 2004 and year ended December 31, 2003.

On November 25, 2003, the Company lost a patent infringement lawsuit. As a result, the Company recorded a patent impairment charge of approximately $983,000.

NOTE E - NOTES PAYABLE

Notes payable are comprised of the following:

                                                                       November
                                                                       30, 2004
                                                                    ------------
Promissory note payable to Michael Weaver, 4 months of
   $7,750, interest rate at 0%, unsecured                           $     7,750

Revolving line of credit with Bank of America, with maximum
   borrowings of $600,000, matures March 8, 2005, interest
   rate variable, collateralized by substantially all of
   the Company's assets                                                 585,822

Promissory note payable to PAS, Inc. and W.T. Butler Enterprises,
58 months of $3,500 each, interest rate at 6%, unsecured                  1,566

Promissory note payable Robert Patterson, former shareholder,
   24 months of $2,436, interest rate at 0% collateralized by
   certain specific assets of the Company                                12,315

DOWNHOLE INJECTION SERVICES, LLC

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE E - NOTES PAYABLE (CONTINUED)

Promissory note payable to Herb Sostek, 24 months of
   $6,648, interest rate at 6%, unsecured                                45,620

Promissory note payable to Local Bank of Oklahoma, 60 payments of $2,219, interest rate at 6.75%, collateralized by
   certain specific assets of the Company                                43,778

Promissory note payable to Ford Motor Credit Corp, 36 payments of $1,137, interest rate at 0% collateralized by
   2003 Ford F350                                                        14,783

Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by
   equipment                                                        $    62,842
                                                                    ------------
                                                                        774,476

Less - Current Portion                                                 (757,406)
                                                                    ------------

                                                                    $    17,070
                                                                    ============


                                                                      December
                                                                      31, 2003
                                                                    ------------
Promissory note payable to PAS, Inc. and W.T. Butler Enterprises,
   58 months of $3,500 each, interest rate at 6%, unsecured          $    76,208

Promissory note payable to Herb Sostek, 24 months of
   $6,648, interest rate at 6%, unsecured                                41,168

Promissory note payable to Local Bank of Oklahoma, 60 payments of
   $2,219, interest rate at 6.75%, collateralized by certain
   specific assets of the Company                                        62,931

Promissory note payable to Ford Motor Credit Corp, 60 payments of
   $798.94, interest rate at 9.25% collateralized by
   1999 Ford F350                                                         2,360

Promissory note payable to Local Bank of Oklahoma, 60 Payments of $2,147, interest rate at 6.75%, collateralized by
   certain specific assets of the Company                                80,923
                                                                    ------------
                                                                        263,590

Less - Current Portion                                                 (159,846)
                                                                    ------------

                                                                    $   103,744
                                                                    ============

DOWNHOLE INJECTION SERVICES, LLC

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE E - NOTES PAYABLE (CONTINUED)

For the succeeding five years, aggregate maturities applicable to long-term debt outstanding at November 30, 2004 are as follows:

   November 30,

     2005                               $     757,406
     2006                                      17,070
                                          -----------

                                        $     774,476
                                        =============

NOTE F - CAPITAL LEASES

The Company has acquired certain equipment through leasing arrangements, which qualify as capital leases. The equipment acquired has been capitalized and is subject to depreciation (see Note A). The present value of the lease obligations have been recorded as liabilities and are summarized below at November 30, 2004:

                                                                 Present Value
                                                                 of Obligation
                                                                 -------------

Capital lease payable to Outsource Lease, 60 monthly
  payments of $3,710 commencing April 11, 2002, interest
  rate at 10.67%, collateralized by tubing unit                  $      21,259

Capital lease payable to Outsource Lease, 60 monthly payments of $865 commencing April 29, 2002, interest rate at 10.67%,
   collateralized by computer network                                   91,178
                                                                 --------------
                                                                       112,437

Less -  Current Portion                                                 45,735
                                                                 --------------

                                                                 $      66,702
                                                                 ==============

Future minimum lease payments for these capital leases are as follows:

     Year                                Total Payment
     ----                                -------------
     2005                                $     54,900
     2006                                      54,900
     2007                                      21,232
                                         ------------

Total Future Minimum Lease Payments           131,032

Total Amount Representing Interest             18,595
                                         ------------
Present Value of Lease Obligation        $    112,437
                                         ============

The Company utilizes leased equipment in its daily operations which have been capitalized. Capitalized costs of the equipment are $237,065 and $187,785 and accumulated depreciation is $80,164 and $75,114 at November 30, 2004 and December 31, 2003, respectively.

DOWNHOLE INJECTION SERVICES, LLC

NOVEMBER 30, 2004 AND DECEMBER 31, 2003

NOTE G - OPERATING LEASES

The Company conducts certain parts of its operations from leased premises pursuant to operating leases, which will expire during 2005.

Management expects that in the normal course of business, the lease will be renewed or replaced by other leases.

Total rental expense was $174,869 for the eleven months ended November 30, 2004 and $143,774 for the year ended December 31, 2003.


For the succeeding five year period, future minimum lease commitments under non-cancelable operating leases with terms in excess of one year are:

     2005                                 $   166,235
     2006                                     132,245
     2007                                      60,161
     2008                                      30,000
     2009                                      10,000
                                          -----------

                                          $   398,641
                                          ===========

As of November 30, 2004, the Company has leased four trucks from Ford Motor Credit under a cancelable master lease agreement. The lease may be canceled by the Company by return of the trucks to the lessor along with a premium for early termination as determined by formula. The term of the lease is for 48 months from the date of delivery to the Company. Insurance, taxes, and operating expenses are paid by the Company.

For 2004, rentals paid under this agreement totaled $50,458. As of December 31, 2004, the Company's monthly lease commitment under this agreement is $5,027.

The future annual minimum lease commitment, assuming no early termination, is $60,323.

NOTE H - SUBSEQUENT EVENT

Effective December 1, 2004, the members of the Company entered into a buy sell agreement with a third party. The members agreed to sell all of their equity interest for $1,100,000 cash, 508,466 shares of the third party company's stock and assumption of all of the Company's present and future obligations.

                          INDEPENDENT AUDITORS' REPORT


To the Stockholders
Delta Rental Service, Inc.
Scott, Louisiana


We have audited the accompanying Balance Sheets of Delta Rental Service, Inc. (a Louisiana corporation) as of December 31, 2004 and 2003 and the related Statements of Income, Retained Earnings and Cash Flows for the twelve months then ended. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Delta Rental Service, Inc. as of December 31, 2004 and 2003 and the results of their operations and cash flows for the twelve months then ended in conformity with accounting principles generally accepted in the United States of America.



                                              /s/ WRIGHT, MOORE, DEHART,
                                                  DUPUIS & HUTCHINSON, L.L.C.
                                                  Certified Public Accountants

March 23, 2005

DELTA RENTAL SERVICE, INC.

BALANCE SHEETS
                                                        DECEMBER 31,
                                                   2004                2003
                                               -------------      -------------

                                     ASSETS

CURRENT ASSETS
   Cash                                        $     891,338      $     705,553
   Accounts Receivable                             1,095,587            713,929
   Prepaid Insurance                                  13,838             14,067
   Prepaid Income Taxes                                   --             51,411
   Current Deferred Tax Asset                             --             77,595
                                               -------------      -------------
   Employee Advances

      Total Current Assets                         2,000,763          1,562,555
                                               -------------      -------------

PROPERTY AND EQUIPMENT
   Office Equipment                                   33,624             32,407
   Rental Equipment                                3,699,987          3,341,816
   Transportation Equipment                          144,260            144,260
   Yard Equipment                                     77,211             77,211
                                               -------------      -------------
      Total                                        3,955,082          3,595,694
   Less:  Accumulated Depreciation                (2,610,143)        (2,307,864)
                                               -------------      -------------

         Net Property and Equipment                1,344,939          1,287,830
                                               -------------      -------------

OTHER ASSETS
   Cash Surrender Value of Life Insurance             38,261             35,446
                                               -------------      -------------

      Total Other Assets                              38,261             35,446
                                               -------------      -------------


         TOTAL ASSETS                          $   3,383,963      $   2,885,831
                                               =============      =============


         The accompanying notes are an integral part of this statement.


DELTA RENTAL SERVICE, INC.

BALANCE SHEETS
                                                                       DECEMBER 31,
                                                                  2004                2003
                                                              -------------      -------------
                             LIABILITIES AND STOCKHOLDERS' EQUITY

CURRENT LIABILITIES
   Accounts Payable                                           $      53,949      $      40,829
   Payroll Liabilities Payable                                       17,157             16,063
   Sales Tax Payable                                                 12,308              3,487
   Accrued Interest Expense                                           3,734              4,244
   Income Taxes Payable                                              92,448                 --
   Current Portion of Stockholder Loan                               93,994             87,674
                                                              -------------      -------------

      Total Current Liabilities                                     273,590            152,297
                                                              -------------      -------------

LONG-TERM LIABILITIES
   Stockholder Loan (Less Current Portion)                          547,784            641,775
   Long-Term Deferred Tax Liability                                 353,147            311,762
                                                              -------------      -------------
   Stockholder Loan

      Total Long-Term Liabilities                                   900,931            953,537
                                                              -------------      -------------

      Total Liabilities                                           1,174,521          1,105,834
                                                              -------------      -------------

STOCKHOLDERS' EQUITY
   Common Stock (No Par Value, 300,000 Shares Authorized,
     27,083 Shares Issued and 8,333 Outstanding)                     27,083             27,083
   Additional Paid-In Capital                                        64,574             64,574
   Retained Earnings                                              3,117,785          2,688,340
   Less:  Treasury Stock (18,750 Shares at Cost)                 (1,000,000)        (1,000,000)
                                                              -------------      -------------

      Total Stockholders' Equity                                  2,209,442          1,779,997
                                                              -------------      -------------

         TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY           $   3,383,963      $   2,885,831
                                                              =============      =============


                The accompanying notes are an integral part of this statement.



DELTA RENTAL SERVICE, INC.

STATEMENTS OF OPERATIONS
                                                TWELVE MONTHS ENDED DECEMBER 31,
                                                   2004                2003
                                               -------------      -------------

REVENUES                                       $   3,249,338      $   2,662,091

COST OF REVENUES
   Direct                                            796,194            766,196
                                               -------------      -------------

GROSS PROFIT                                       2,453,144          1,895,895

ADMINISTRATIVE EXPENSES
   General and Administrative                      1,798,414          1,926,173
   Depreciation                                       30,061             31,678
                                               -------------      -------------
      Total Administrative Expenses                1,828,475          1,957,851
                                               -------------      -------------

INCOME (LOSS) FROM OPERATIONS                        624,669            (61,956)
                                               -------------      -------------

OTHER INCOME (EXPENSES)
   Interest Expense                                  (48,503)           (61,177)
   Interest Income                                     4,064              2,234
   Life Insurance Dividends                              930                930
   Gain on Sale of Assets                            113,435            354,382
                                               -------------      -------------
      Total Other Income (Expenses)                   69,926            296,369
                                               -------------      -------------

INCOME BEFORE PROVISION FOR INCOME TAXES             694,595            234,413
                                               -------------      -------------

PROVISION FOR INCOME TAXES
   Current                                           146,170                 --
   Deferred                                          118,980            134,274
                                               -------------      -------------
      Total Income Tax Provision                     265,150            134,274
                                               -------------      -------------

NET INCOME                                     $     429,445      $     100,139
                                               =============      =============


         The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.

STATEMENTS OF RETAINED EARNINGS
                                               TWELVE MONTHS ENDED DECEMBER 31,
                                               2004                    2003
                                          --------------          --------------


BEGINNING BALANCE                         $    2,688,340          $    2,588,201

NET INCOME                                       429,445                 100,139
                                          --------------          --------------

ENDING BALANCE                            $    3,117,785          $    2,688,340
                                          ==============          ==============


         The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.

STATEMENTS OF CASH FLOWS
                                                TWELVE MONTHS ENDED DECEMBER 31,
                                                      2004             2003
                                                  ------------     ------------

CASH FLOWS FROM OPERATING ACTIVITIES
   Net Income                                     $    429,445     $    100,139
   Adjustments to Reconcile Net Income to
    Net Cash Provided By Operating Activities:
      Depreciation and Amortization                    346,615          308,587
      Gain on Sale of Assets                          (113,435)        (354,382)
Change in Assets and Liabilities:
    Accounts Receivable                               (381,658)          (7,963)
    Prepaid Expenses                                    51,640           62,610
    Accounts Payable and Accrued Expenses              114,973          (29,129)
    Deferred Taxes                                     118,980          134,274
                                                  ------------     ------------
         Total Adjustments                             137,115          113,997
                                                  ------------     ------------

Net Cash Provided By Operating Activities              566,560          214,136
                                                  ------------     ------------

CASH FLOWS FROM INVESTING ACTIVITIES
   Purchase of Equipment                              (480,371)        (781,152)
   Proceeds from Sale of Assets                        190,082          522,911
   Cash Surrender Value - Life Insurance                (2,815)          (2,816)
                                                  ------------     ------------

Net Cash Used In Investing Activities                 (293,104)        (261,057)
                                                  ------------     ------------

CASH FLOWS FROM FINANCING ACTIVITIES
   Principal Payments on Treasury Stock Note                --         (506,036)
   Proceeds From Long-Term Debt                             --               --
   Proceeds From Stockholder Note Payable                   --          450,000
   Principal Payments Stockholder Note Payable         (87,671)         (20,550)
                                                  ------------     ------------

Net Cash Used in Financing Activities                  (87,671)         (76,586)
                                                  ------------     ------------


         The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.

                                               TWELVE MONTHS ENDED DECEMBER 31,
                                                 2004                 2003
                                             -------------       -------------

NET INCREASE (DECREASE) IN CASH                    185,785            (123,507)

CASH AT BEGINNING OF YEAR                          705,553             829,060
                                             -------------       -------------

CASH AT END OF YEAR                          $     891,338       $     705,553
                                             =============       =============

SUPPLEMENTAL DISCLOSURES:
   Interest Paid                             $      49,013       $      84,650
                                             =============       =============

   Income Taxes Paid                         $       2,311       $      37,460
                                             =============       =============


         The accompanying notes are an integral part of this statement.

DELTA RENTAL SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


(A)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

         NATURE OF BUSINESS - Delta Rental Service, Inc. (the Company) is incorporated in the State of Louisiana. The Company leases pipe, tubulars and other equipment to the service companies of the petroleum exploration and production industry. The Company's facility is located in Scott, Louisiana, and leases equipment to companies primarily in the Louisiana Gulf Coast Region.

         REPORTING PERIOD - The Company typically reports its financial position and results of operations based on its federal income tax fiscal year end of March 31. The accompanying financial statements present the Company's financial position as of December 31, and the results of operations and cash flows for the twelve months ended December 31.

         INCOME TAXES - Income taxes are provided for the tax effects of transactions reported in the financial statements and consist of accrued taxes plus deferred taxes related primarily to the differences between the bases of certain assets and liabilities for financial and tax reporting. The deferred taxes represent the future tax return consequences of those differences, which will either be taxable or deductible when the assets and liabilities are recovered or settled.

         PROPERTY AND EQUIPMENT - Property and equipment of the Company are stated at cost. Expenditures for property and equipment which substantially increase the useful lives of existing assets are capitalized at cost and depreciated. Routine expenditures for repairs and maintenance are expensed as incurred.

         Depreciation is provided principally on the straight-line method over the estimated useful lives of the assets for financial reporting purposes. For income tax purposes, depreciation is computed by use of the Modified Accelerated Cost Recovery System (MACRS).

         CASH AND CASH EQUIVALENTS - The Company considers all highly liquid debt instruments purchased with an original maturity of three months or less to be cash equivalents. The Company had no cash equivalents at December 31, 2004 and 2003.

         USE OF ESTIMATES - The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

         ACCOUNTS RECEIVABLE - The Company generally does not require collateral, and the majority of its trade receivables are unsecured. The carrying amount for accounts receivable approximates fair value.

DELTA RENTAL SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


(A)      SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED

         ADVERTISING - Advertising costs are charged to operations when incurred. Advertising expense for the twelve month periods ended December 31, 2004 and 2003 was $3,272 and $1,884, respectively.

(B)      CONCENTRATION OF CREDIT RISK

         The Company maintains cash balances at two separate financial institutions. Accounts are insured by the Federal Deposit Insurance Corporation up to $100,000 per institution. Balances in excess of insured limits at December 31, 2004 and 2003 were $692,208 and $507,438 respectively.

(C)      ACCOUNTS RECEIVABLE

         The balance in Accounts Receivable is comprised of billed invoices as well as unbilled rentals which crossed accounting periods. The breakdown of accounts receivable at December 31, is as follows:

                                                     2004              2003
                                                 ------------     ------------

                  Billed Accounts Receivable     $    699,442     $    407,556
                  Accrued Unbilled Revenue            396,145          306,373
                                                 ------------     ------------
                  Total                          $  1,095,587     $    713,929
                                                 ============     ============

(D)      INCOME TAXES

         Income tax expense consists of the following at December 31:

                                                                 2004             2003
                                                             ------------     ------------
                  Current
                     Federal                                 $    128,548     $         --
                     States                                        17,622               --
                                                             ------------     ------------
                        Total Current Income Tax Expense          146,170               --
                  Deferred                                        118,980          134,274
                                                             ------------     ------------
                           Total Income Tax Expense          $    265,150     $    134,274
                                                             ============     ============

         The effective tax on pre-taxable income is approximately 34 percent federal and 6 percent for the various states. The primary reason for the difference between the effective tax rates and the statutory marginal rates is due to various book to tax timing differences, and non-deductible expenses for income tax purposes.

DELTA RENTAL SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


(D)      INCOME TAXES - CONTINUED

         Deferred income taxes are a result of timing differences between book and taxable incomes as well as net operating loss carryforwards. The major timing differences for deferred income taxes at December 31 are as follows:

                                                                     2004               2003
                                                                 -------------      -------------
                  Depreciation Timing Difference                 $     882,867      $     779,405
                  Net Operating Loss Carry-Forward                          --           (163,311)
                  Charitable Contribution Carryover                         --            (30,678)
                                                                 -------------      -------------
                                                                       882,867            585,416
                  Blended Federal and State Rates                           40%                40%
                                                                 -------------      -------------
                         Deferred Income Tax Liability (Net)     $     353,147      $     234,167
                                                                 =============      =============

         These amounts have been presented in the Company's financial statements as follows:

                                                           2004               2003
                                                       -------------     -------------
                  Current Deferred Tax Asset           $          --     $     (77,595)
                  Long-Term Deferred Tax Liability           353,147           311,762
                                                       -------------     -------------
                  Total                                $     353,147     $     234,167
                                                       =============     =============

(E)      EMPLOYEE BENEFIT PLANS

         The Company adopted a profit sharing retirement plan for its employees effective April 1, 1979. The plan was restated to update its terms, provisions and conditions effective April 1, 2003. The restated plan continues to be for the exclusive benefit of the employees of the Company. An employee is eligible to participate upon the completion of one year of eligible service and the attainment of age 21. The Company determines annually the amount of current or accumulated profits to be contributed to the plan. The plan vests one hundred percent (100%) after six or more years of continuing service.

         Contributions to the plan for the twelve months ended December 31, 2004 and 2003 were $147,744 and $133,382 respectively.

DELTA RENTAL SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


(F)      NOTE PAYABLE STOCKHOLDER

         The Company has a note payable to the stockholder dated August 29, 2003, payable in monthly installments of $3,955, bearing interest at
         6.982 % per annum, due August 1, 2010. The balance at December 31, 2004 and 2003 is $641,778 and $729,449, respectively.

         Future maturities on this note are as follows:

                  Twelve Months Ending December 31,
                               2005                               $     93,994
                               2006                                    100,772
                               2007                                    108,038
                               2008                                    115,827
                               2009                                    124,178
                               Later                                    98,969
                                                                  ------------
                                  Total                           $    641,778
                                                                  ============

(G)      COMPENSATED ABSENCES

         Employees of the Company are entitled to paid vacation and paid sick days, depending on length of service. No unused vacation or sick leave is payable to an employee upon separation. The Company's policy is to recognize the costs of compensated absences when actually paid to employees. Accordingly, no accruals have been made.

(H)      RELATED PARTY TRANSACTIONS

         The Company's operations are conducted in a facility owned by its stockholders. The Company entered into a formal lease agreement for the facilities on June 6, 2000. The lease agreement requires rental payments of $6,000 per month and expires on June 30, 2005. For the twelve month periods ended December 31, 2004 and 2003, $72,000 per period was paid to the stockholders for rent.

         Minimum future lease payments under the lease are as follows:

                  Twelve Months Ending December 31,
                               2005                               $     36,000
                                                                  ------------
                                  Total                           $     36,000
                                                                  ============

DELTA RENTAL SERVICE, INC.

NOTES TO FINANCIAL STATEMENTS


(I)      MAJOR CUSTOMERS

         Customers comprising ten percent (10%) or more of the Company's revenues or accounts receivable balances for the periods ended December 31 are as follows:

         For the twelve months ended December 31, 2003:
                                                                              Percentage of
                                 Sales                Percentage of           Total Accounts
                                 Amount               Total Revenue             Receivable
                           ------------------       -----------------       -----------------
         Customer A         $     488,589                 18.35%                  14.39%
         Customer B         $     401,265                 15.07%                   9.85%
         Customer C         $     296,570                 11.14%                  11.71%
         Customer D         $     269,963                 10.14%                   9.61%

         For the year ended December 31, 2004:
                                                                              Percentage of
                                 Sales                Percentage of           Total Accounts
                                 Amount               Total Revenue             Receivable
                           ------------------       -----------------       -----------------
         Customer A         $     549,678                 16.92%                  14.31%
         Customer B         $     528,474                 16.26%                  22.51%
         Customer C         $     329,160                 10.13%                   6.40%
         Customer D         $     308,133                  9.48%                  13.15%

(J)      SUBSEQUENT EVENTS

         Subsequent to the balance sheet date, but prior to the date of this report, the Company's stockholders entered into a purchase agreement whereby they have agreed to sale all of their interest in the Company to a third-party. The sale is scheduled to close in April, 2005.

                          INDEPENDENT AUDITORS' REPORT


To the Board of Directors
Capcoil Tubing Services, Inc.
P.O. Box 2280 Kilgore, Texas

We have audited the balance sheets of Capcoil Tubing Services, Inc. (a Texas corporation), as of December 31, 2004 and 2003, and the related statements of operations and retained earnings, and cash flows for the years then ended. These financial statements are the responsibility of the Corporation's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with auditing standards generally accepted in the United States of America. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Corporation's internal control over financial reporting. Accordingly, we express no such opinion. An audit also includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Capcoil Tubing Services, Inc. as of December 31, 2004 and 2003, and the results of its operations and its cash flows for the years then ended in conformity with accounting principles generally accepted in the United States of America.


/S/ CURTIS BLAKELY & CO., PC
----------------------------

Kilgore, Texas

March 16, 2005

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS

                                     ASSETS
                                                          DECEMBER 31,
                                                     2004              2003
                                                 ------------      ------------

CURRENT ASSETS:
     Cash and Cash Equivalents                   $    348,674      $     45,857
     Accounts Receivable                              538,658           818,736
     Inventory                                        386,685           384,431
     Prepaid Expenses                                 107,703            92,306
                                                 ------------      ------------

            TOTAL CURRENT ASSETS                    1,381,720         1,341,330
                                                 ------------      ------------

PROPERTY AND EQUIPMENT:
     Furniture, Fixtures and Equipment                 11,343             5,870
     Software                                           3,127             3,127
     Production Equipment                           2,078,897         1,709,196
     Vehicles                                         172,720           107,442
     Production Equipment Under Construction           94,332               -0-
                                                 ------------      ------------

            TOTAL PROPERTY AND EQUIPMENT            2,360,419         1,825,635

     Less:  Accumulated Depreciation                 (433,800)         (221,451)
                                                 ------------      ------------

            NET PROPERTY AND EQUIPMENT              1,926,619         1,604,184
                                                 ------------      ------------

OTHER ASSETS:
     Organizational Costs                              12,057            18,085
                                                 ------------      ------------

            TOTAL ASSETS                         $  3,320,396      $  2,963,599
                                                 ============      ============


  (The accompanying notes are an integral part of these financial statements.)

CAPCOIL TUBING SERVICES, INC.
BALANCE SHEETS

                          LIABILITIES AND STOCKHOLDERS' EQUITY

                                                                     DECEMBER 31,
                                                               2004             2003
                                                           ------------     ------------
CURRENT LIABILITIES:
     Current Portion of Long-term Debt                     $    445,924     $    431,452
     Current Portion of Obligation Under Capital Lease              447              -0-
     Current Portion of Long-term Debt - Related Party           22,824              -0-
     Accounts Payable - Trade                                   383,762          891,508
     Accrued Interest Payable                                     4,018              -0-
     Accrued Wages                                                6,400              -0-
     Short-term Borrowings                                      430,314          422,321
     Short-term Borrowings - Related Party                      130,000              -0-
                                                           ------------     ------------

        TOTAL CURRENT LIABILITIES                             1,423,689        1,745,281
                                                           ------------     ------------

LONG-TERM DEBT, LESS CURRENT MATURITIES:
     Long-term Debt                                             471,451          451,262
     Long-term Debt - Related Party                              31,213              -0-
     Obligation Under Capital Lease                               2,880              -0-
                                                           ------------     ------------

        TOTAL LONG-TERM DEBT                                    505,544          451,262
                                                           ------------     ------------

        TOTAL LIABILITIES                                     1,929,233        2,196,543
                                                           ------------     ------------

STOCKHOLDERS' EQUITY:
     Common Stock - $1 Par Value
        100,000 Shares Authorized
        1,000 Shares Issued and Outstanding                     600,000          600,000
     Additional Paid-in Capital                                  50,000           50,000
     Retained Earnings                                          741,163          117,056
                                                           ------------     ------------

        TOTAL STOCKHOLDERS' EQUITY                            1,391,163          767,056
                                                           ------------     ------------

        TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY         $  3,320,396     $  2,963,599
                                                           ============     ============


      (The accompanying notes are an integral part of these financial statements.)




CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS AND RETAINED EARNINGS

                                                                  YEARS ENDED DECEMBER 31,
                                                                   2004              2003
                                                              -------------     -------------

REVENUE                                                       $   5,774,442     $   5,478,666

Cost of Sales and Services                                        4,371,316         4,523,702
                                                              -------------     -------------

Gross Profit                                                      1,403,126           954,964
                                                              -------------     -------------

OPERATING EXPENSES:
     General and Administrative                                     159,677           131,254
     Depreciation                                                    35,456            24,648
     Insurance                                                      228,112           186,125
     Lease Expense                                                   29,250            27,000
     Salaries - Administration                                      126,520            89,287
     Taxes                                                          126,222            68,838
     Interest                                                        73,782            51,380

                                                              -------------     -------------
        TOTAL OPERATING EXPENSES                                    779,019           578,532
                                                              -------------     -------------

        NET INCOME                                                  624,107           376,432

        RETAINED EARNINGS (DEFICIT) - BEGINNING OF PERIOD           117,056          (259,376)
                                                              -------------     -------------

        RETAINED EARNINGS - END OF PERIOD                     $     741,163     $     117,056
                                                              =============     =============


        (The accompanying notes are an integral part of these financial statements.)




CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF CASH FLOWS

                                                             YEARS ENDED DECEMBER 31,
                                                              2004               2003
                                                         -------------      -------------
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net Income                                          $     624,107      $     376,432
     Adjustments to Reconcile Net Income to
        Net Cash Provided by Operating Activities:
            Depreciation and Amortization                      218,375            170,317
     Change in Assets and Liabilities:
        Accounts Receivable                                    280,078           (595,486)
        Inventory                                             (428,090)           298,810
        Prepaids                                               (15,395)           (32,465)
        Accounts Payable and Accruals                          (42,242)            95,417
                                                         -------------      -------------

                TOTAL ADJUSTMENTS                               12,726            (63,407)
                                                         -------------      -------------

NET CASH PROVIDED BY OPERATING ACTIVITIES                      636,833            313,025
                                                         -------------      -------------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Additions to Plant and Equipment                         (462,998)          (541,551)
                                                         -------------      -------------

NET CASH USED IN INVESTING ACTIVITIES                         (462,998)          (541,551)
                                                         -------------      -------------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Payments of Short-term Borrowings                        (101,736)          (124,513)
     Payments of Long-term Debt                               (519,383)          (377,668)
     Payments of Capital Lease Obligation                          (89)               -0-
     Proceeds From Short-term Debt Borrowing                   239,729            223,578
     Proceeds From Long-term Debt Borrowing                    510,461            441,265
     Proceeds From Additional Paid-in Capital                      -0-             50,000

                                                         -------------      -------------
NET CASH PROVIDED BY FINANCING ACTIVITIES                      128,982            212,662
                                                         -------------      -------------

NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS           302,817            (15,864)

CASH AND CASH EQUIVALENTS AT BEGINNING OF YEAR                  45,857             61,721
                                                         -------------      -------------

CASH AND CASH EQUIVALENTS AT END OF YEAR                 $     348,674      $      45,857
                                                         =============      =============


      (The accompanying notes are an integral part of these financial statements.)




CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES:

BASIS OF PRESENTATION
---------------------

The Corporation began business in 2001, and is engaged in the business of oil and gas well servicing. The Corporation currently provides coil tubing services with capabilities from 1/4" capillary tubing to 1" coil tubing. Services include the ability to deliver and inject nitrogen into wells. Most of the work is service work related to existing wells in the field, but some work is performed in relation to drilling activity.

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America requires management to make estimates and assumptions that affect the reported amounts in the financial statements and accompanying notes. Actual results could differ from these estimates. Among other things, estimates are used in accounting for depreciation.

REVENUE RECOGNITION
-------------------

Revenues and expenses are recorded when services are rendered and expenses are incurred and collectibility is reasonably assured. Customers are billed as services are rendered.

CASH AND CASH EQUIVALENTS
-------------------------

For purposes of the Statement of Cash Flows, the Corporation considers cash and cash equivalents to include cash on hand and demand deposits.

ACCOUNTS RECEIVABLE
-------------------

Trade receivables are reported in the balance sheets at outstanding principal less any allowances for doubtful accounts. Trade receivables are short-term and interest is not accrued. Trade receivables are written off at the time they are deemed uncollectible. An allowance for uncollectible trade receivables is recorded when deemed appropriate based on a review of aged receivables and expected recoveries. The allowance for doubtful accounts was $-0- at December 31, 2004 and 2003.

INVENTORY
---------

Inventories, which consist principally of (i) products which are consumed in the Corporation's services provided to customers, (ii) spare parts for equipment used in providing these services and (iii) manufactured components and attachments for equipment used in providing services, are stated primarily at the lower of weighted-average cost or market. Cost primarily represents invoice costs. The Corporation regularly reviews inventory quantities on hand.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 1 - SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES: (CONTINUED)

PROPERTY AND EQUIPMENT
----------------------

Property and equipment is stated substantially at original cost. Additions, replacements, and renewals of property determined to be units of property are charged to the property and equipment accounts. The replacement of property and equipment determined not to be a unit of property and the cost of maintenance and repairs are charged to operating expense. Property and equipment is stated at cost and when sold or retired, a gain or loss is recognized. Depreciation expense is computed using the straight-line composite method based on estimated service lives of the various classes of depreciable property.

Property and equipment are reviewed for impairment whenever events or circumstances indicate their carrying value may not be recoverable. When such events or circumstances arise, an estimate of the future undiscounted cash flows produced by the asset, or the appropriate grouping of assets, is compared to the asset's carrying value to determine if any impairment exists pursuant to the requirements of SFAS No. 144, "Accounting for the Impairment or Disposal of Long-Lived Assets" (SFAS No. 144). If the asset is determined to be impaired, the impairment loss is measured based on the excess of its carrying value over its fair value.

INTERNAL USE SOFTWARE
---------------------

In accordance with Statement of Position (SOP) 98-1, the Corporation capitalizes software developed or obtained for internal use. These capitalized costs are included in property and equipment. Initial operating system software is amortized over the life of the associated hardware. Application software is amortized over a useful life of three years.

ASSET RETIREMENT OBLIGATIONS
----------------------------

Effective January 1, 2003, the Corporation adopted SFAS No. 143, "Accounting for Asset Retirement Obligations". This statement provides the accounting for the cost of legal obligations associated with the retirement of long-lived assets. SFAS No. 143 requires that companies recognize the fair value of a liability for asset retirement obligations in the period in which the obligations are incurred and capitalize that amount as part of the book value of the long-lived asset. The Corporation has no legal obligation to remove assets. Therefore, the adoption of SFAS No. 143 did not have a material effect on the Corporation's financial statements.

INCOME TAXES
------------

The Corporation is a Subchapter S Corporation under the Internal Revenue Code. The taxable income or losses of the Corporation are includable in the tax return of the stockholder for federal income tax purposes. The Corporation is subject to state income tax.

Deferred state income taxes should be recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. However, management considers their amount to be immaterial and thus deferred state income taxes are not recorded on the Corporation's financial statements.


NOTE 2 - ORGANIZATIONAL COSTS:

Organizational costs represent the unamortized balance of organizational costs. The organizational costs were incurred in 2001 and are being amortized over 5 years. Amortization for both 2004 and 2003 totaled $6,028.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 3 - PROPERTY AND EQUIPMENT:

Net property and equipment at December 31, 2004 and 2003 was composed of the following:

                                              DEPRECIATION
                                                RATE (%)           2004              2003
                                              ------------     ------------      ------------

Furniture, fixtures, and equipment                20%          $     11,343      $      5,870
Software                                          33%                 3,127             3,127
Production equipment                           10% - 20%          2,078,897         1,709,196
Vehicles                                          20%               172,720           107,442
Production equipment under construction           N/A                94,332               -0-
                                                               ------------      ------------

        Total Property and Equipment                              2,360,419         1,825,635
        Less:  Accumulated Depreciation                            (433,800)         (221,451)
                                                               ------------      ------------
        Net Property and Equipment                             $  1,926,619      $  1,604,184
                                                               ============      ============

Substantially all of the plant is pledged as security for long-term debt to various lenders.

Depreciation expense was $212,347 and $164,289 for the years ended December 31, 2004 and 2003, respectively, of which $182,919 and $145,669 was included in cost of sales in 2004 and 2003.


NOTE 4 - CAPITAL LEASE OBLIGATIONS:

The Corporation leases office equipment with a lease term through October 2007. This obligation has been recorded in the accompanying financial statements at the present value of future minimum lease payments, discounted at an interest rate of 20 percent. Capitalized costs of $3,416, less accumulated depreciation of $-0- at December 31, 2004, are included in property and equipment in the accompanying financial statements. Depreciation expense for this equipment for 2004 was $-0-.

Obligation under capital leases consist of the following:

                                                                       2004
                                                                   -----------

Total                                                              $     3,327
Less:  Current portion                                                    (447)
                                                                   -----------
           Long-Term Portion                                       $     2,880
                                                                   ===========

The future minimum lease payments under the capital leases and the net present value of the future minimum lease payments are as follows for the year ended December 31, 2004:

                                                                       2004
                                                                   -----------

2005                                                               $     1,072
2006                                                                     1,072
2007                                                                     1,072
2008                                                                     1,072
2009                                                                       894
                                                                   -----------
                                                                         5,182
Less: Amount representing interest                                      (1,855)
                                                                   -----------

Present Value of Future Minimum Lease payments                     $     3,327
                                                                   ===========

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 5 - SHORT-TERM BORROWINGS:

Short-term borrowings at December 31, 2004 and 2003 are comprised of the following:

CREDITOR                                        TERMS                          COLLATERAL              2004                 2003
--------                                        -----                          ----------              ----                 ----

Texas Bank & Trust               $350,000 line-of-credit expiring              Equipment            $ 349,923            $ 350,000
                                 December 2005 bearing interest at
                                 prime (5.25 percent at December 31,
                                 2004).

Texas Bank & Trust               $375,000 line of credit expiring              Equipment                   -0-               3,029
                                 December 2004 bearing interest at prime.

AICCO, Inc.                      Due $11,760 per month through July              None                  80,391                  -0-
                                 2005 including interest at 7.15
                                 percent.

AICCO, Inc.                      Due $10,114 per month through July              None                      -0-              69,292
                                 2004 including interest at 6.50                                    ---------            ---------
                                 percent.

Total Short-Term Borrowings                                                                         $ 430,314            $ 422,321
                                                                                                    =========            =========


NOTE 6 - SHORT-TERM BORROWINGS - RELATED PARTY:

Short-term borrowings from related parties at December 31, 2004 and 2003 are comprised of the following:

CREDITOR                                        TERMS                         COLLATERAL              2004                 2003
--------                                        -----                         ----------              ----                 ----

M Bar Ranch, L.P.                $130,000 promissory note, interest of           None               $ 130,000              $-0-
                                 8 percent and principal due at
                                 maturity date - August 2005.

A stockholder of the corporation holds an interest in M Bar Ranch, L.P.

Interest expense of $4,018 has been accrued on this short-term borrowing at December 31, 2004.

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 7 - LONG-TERM NOTES PAYABLE:

Long-term notes payable to unrelated parties are comprised of the following:

CREDITOR                                        TERMS                          COLLATERAL              2004                 2003
--------                                        -----                          ----------              ----                 ----

Texas Bank & Trust           Due $6,048 per month through                      Equipment -          $ 117,138            $ 183,232
                             August 2006, including interest                     Accounts
                             at prime (5.25% at December 2004)

Texas Bank & Trust           Due $7,037 per month through                      Equipment -            176,501              251,566
                             March 2007, including interest                      Accounts
                             at prime (5.25% at December 2004)

Texas Bank & Trust           Due $7,000 per month through                      Equipment -            101,957              179,620
                             March 2006, including interest                      Accounts
                             at prime (5.25% at December 2004)

Texas Bank & Trust           Due $30,000 per month through                     Equipment -                -0-              171,541
                             June 2004, including interest                       Accounts
                             at prime (Pd in full at December 2004)

Texas Bank & Trust           Due $7,407 per month through                      Equipment -            191,125                  -0-
                             March 2007, including interest                      Accounts
                             at prime (5.25% at December 2004)

Texas Bank & Trust           Due $6,100 per month through                      Equipment -            195,082                  -0-
                             October 2007, including interest                    Accounts
                             at prime (5.25% at December 2004)

Navistar                     Due $1,055 per month through                       Equipment              11,046               22,004
                             November 2005, including interest
                             at 9.95 percent.

Navistar                     Due $1,055 per month through                       Equipment              11,046               21,075
                             November 2005, including interest
                             at 9.95 percent

Navistar                     Due $998 per month through                         Equipment              24,405                  -0-
                             June 2007, including interest at 11.50 percent.

Ford Motor Credit            Due $738 per month through                          Vehicle               12,275               20,641
                             May 2006, including interest at 2.90 percent.

Ford Motor Credit            Due $1,112 per month through                        Vehicle               21,211               33,035
                             August 2006, including interest at 5.50 percent.


                                                            F-112


CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 7 - LONG-TERM NOTES PAYABLE:  (CONTINUED)

Long-term notes payable to unrelated parties are comprised of the following:  (continued)

         Creditor                                Terms                           Collateral            2004                2003
         --------                                -----                           ----------            ----                ----

Ford Motor Credit            Due $1,173 per month through                        Vehicle               35,007                  -0-
                             July 2007, including interest at 2.90 percent.

Ford Motor Credit            Due $730 per month through                          Vehicle               20,582                  -0-
                             August 2007, including interest at 7.25 percent.                       ---------            ---------


           Total Long-Term Notes Payable                                                              917,375              882,714

           Current Maturities                                                                        (445,924)            (431,452)
                                                                                                    ---------            ---------

           Long-Term Notes Payable,
               Net of Current Maturities                                                            $ 471,451            $ 451,262
                                                                                                    =========            =========


Payments on the notes are due monthly in the approximate amount of $40,453. The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

           2005                                                                                     $ 445,924
           2006                                                                                       349,064
           2007                                                                                       122,387
                                                                                                    ---------

                       Total                                                                        $ 917,375
                                                                                                    =========


NOTE 8 - LONG-TERM NOTE PAYABLE - RELATED PARTY:

         Creditor                                Terms                           Collateral            2004                2003
         --------                                -----                           ----------            ----                ----

M Bar Ranch, L.P.            Due $2,194 per month through                        Vehicle            $  54,037              $-0-
                             March 2007, including interest at 8.00 percent.

           Current Maturities                                                                         (22,824)              -0-
                                                                                                    ---------              ----

           Long-Term Note Payables - Related Party,
               Net of Current Maturities                                                            $  31,213              $-0-
                                                                                                    =========              ====

The maturities of long-term debt for each of the three years succeeding the balance sheet date are as follows:

           2005                                                                                     $  22,824
           2006                                                                                        24,719
           2007                                                                                         6,494
                                                                                                    ---------

                       Total                                                                        $  54,037
                                                                                                    =========

Interest of $3,779 and principal of $8,986 was paid to the related party on the note in 2004.

                                     F-113

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 9 - OPERATING LEASES:

The Corporation has various cancelable and noncancelable operating leases for building space, storage facilities and equipment. The noncancelable lease expired March 2005, but was renewed through March 2007.

Future minimum rental payments for the next five years are as follows:

                  2005                                     $    27,000
                  2006                                          27,000
                  2007                                           5,625

Rental expense under operating leases was $29,250 in 2004 and $27,000 in 2003.

NOTE 10 - RELATED PARTY TRANSACTIONS:

The Corporation has received loans from affiliates and owners. These transactions are described in previous footnotes to these financial statements.

NOTE 11 - CONCENTRATION OF CREDIT RISK:

Financial instruments that potentially subject the Corporation to significant concentrations of credit risk consists primarily of cash equivalents and trade accounts receivable. The estimated fair value of such financial instruments at December 31, 2004 and 2003 approximate their carrying value as reflected in the balance sheet. At December 31, 2004, the Corporation had deposits in checking accounts which exceed federally insured limits by $248,674. The Corporation has not experienced any material credit losses on its financial instruments.

Revenues from one customer represent 32 percent and 47 percent of total revenues in 2004 and 2003, respectively. A second customer represented 14 percent of total revenues in 2004. No other customers or entity accounted for more than 10 percent of 2004 or 2003 revenues.

A majority of the Corporation's trade receivables are derived from large oil and gas production companies. Concentration of credit risk with respect to receivables is considered to be limited due to its customer base. However, 30 percent of trade receivables is due from one customer at December 31, 2004. The Corporation performs ongoing credit evaluations of its customers' financial condition and generally requires no collateral to secure accounts receivable. The Corporation is exposed to credit loss in the event of nonperformance by customers on trade receivables. The Corporation does not anticipate significant nonperformance by customers on trade receivables.

The Corporation's sales are concentrated primarily in east Texas and northern Louisiana.

Note 12 - Additional Cash Flow Information:

                                                   2004                2003
                                                -----------         -----------
Cash paid during the year:
     Interest                                   $    69,764         $    51,380

CAPCOIL TUBING SERVICES, INC.
NOTES TO FINANCIAL STATEMENTS


NOTE 13 - SIGNIFICANT NONCASH TRANSACTIONS:

The Corporation purchased equipment and vehicles in 2004 and 2003 and incurred $97,620 and $92,463, respectively, in debt relative to these purchases.

NOTE 14 - SUBSEQUENT EVENT:

Effective April 1, 2005, the stockholders of the Corporation signed a letter of intent to sell their interests in the Corporation to Allis-Chalmers Energy, Inc.

Effective January 1, 2005, the Corporation revoked its S Corporation election for federal tax purposes and will be taxed as a C Corporation.

                          INDEPENDENT AUDITOR'S REPORT
                            ON ADDITIONAL INFORMATION


To the Stockholders
of Capcoil Tubing Services, Inc.

Our report on our audits of the basic financial statements of Capcoil Tubing Services, Inc. for December 31, 2004 and 2003, appears on page 3. These audits were made for the purpose of forming an opinion on the basic financial statements taken as a whole. The additional information on pages 17 and 18 is presented for purposes of additional analysis and is not a required part of the basic financial statements. Such information has been subjected to the auditing procedures applied in the audit of the basic financial statements and, in our opinion, is fairly stated in all material respects in relation to the basic financial statements taken as a whole.





                                    /S/ CURTIS BLAKELY & CO., PC
                                    ----------------------------

                                    LONGVIEW, TEXAS

                                    MARCH 16, 2005

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS
WITH ADDITIONAL INFORMATION


                                                      YEAR ENDED DECEMBER 31,
                                                      2004             2003
                                                  ------------     ------------

REVENUE                                           $  5,774,442     $  5,478,666

COST OF SALES AND SERVICES:
     Inventory Purchases                             2,684,319        3,400,025
     Wages                                             854,041          546,858
     Contract Services                                 153,192          152,432
     Location Expenses                                  84,709           58,027
     Repairs and Maintenance                           132,846           70,024
     Depreciation                                      182,919          145,669
     Fuel and Oil                                      114,112           74,836
     Freight                                            14,432           11,646
     Sales Commissions                                  15,352              323
     Sales Expense                                      13,307           10,827
     Supplies                                           61,494           28,165
     Other Expenses                                     12,082            6,676
     Equipment Leases and Rentals                       48,511           18,194
                                                  ------------     ------------

        TOTAL COST OF GOODS SOLD                     4,371,316        4,523,702
                                                  ------------     ------------

GROSS PROFIT                                         1,403,126          954,964
                                                  ------------     ------------

GENERAL AND ADMINISTRATIVE:
     Accounting                                         41,794           22,456
     Telephone                                          26,939           19,842
     Auto                                               17,955           15,203
     Consulting                                         15,100           15,012
     Advertising and Promotional                        12,715            6,847
     License and Fees                                   10,719            7,110
     Office Supplies                                     7,818            7,644
     Utilities                                           7,582            6,397
     Janitorial                                          5,542            2,953
     Office Expense                                      4,248            3,332
     Postage                                             4,084            4,556
     Other General and Administrative                    1,643              829
     Meals                                               1,393            1,899
     Contract Service - Office                           1,145           16,779
     Contributions                                       1,000              395
                                                  ------------     ------------

        TOTAL GENERAL AND ADMINISTRATIVE               159,677          131,254
                                                  ------------     ------------

CAPCOIL TUBING SERVICES, INC.
STATEMENTS OF OPERATIONS
WITH ADDITIONAL INFORMATION


                                                      YEAR ENDED DECEMBER 31,
                                                      2004             2003
                                                  ------------     ------------
DEPRECIATION AND AMORTIZATION:
     Depreciation Expense                               29,428           18,620
     Amortization Expense                                6,028            6,028
                                                  ------------     ------------

        TOTAL DEPRECIATION AND AMORTIZATION             35,456           24,648
                                                  ------------     ------------

INSURANCE EXPENSE:
     Insurance - General                               119,039          118,023
     Insurance - Health                                 65,583           40,792
     Insurance - Workmen's Compensation                 41,445           25,265
     Insurance - Keyman Life                             2,045            2,045
                                                  ------------     ------------

        TOTAL INSURANCE                                228,112          186,125
                                                  ------------     ------------

LEASE OF BUILDINGS AND STORAGE FACILITIES               29,250           27,000
                                                  ------------     ------------

SALARIES - ADMINISTRATIVE
     Salaries - Officers                                89,115           77,769
     Salaries - Office Employees                        37,405           11,518
                                                  ------------     ------------

        TOTAL SALARIES - ADMINISTRATIVE                126,520           89,287
                                                  ------------     ------------

TAX EXPENSE:
     Taxes - Payroll                                    78,536           52,205
     Taxes - Property                                   43,495           13,926
     Taxes - Other                                       2,501            1,832
     Taxes - State Franchise                             1,690              875
                                                  ------------     ------------

        TOTAL TAX EXPENSE                              126,222           68,838
                                                  ------------     ------------

INTEREST                                                73,782           51,380
                                                  ------------     ------------

        TOTAL OPERATING EXPENSES                       779,019          578,532
                                                  ------------     ------------

        NET INCOME                                $    624,107     $    376,432
                                                  ============     ============

                           ALLIS-CHALMERS CORPORATION
         UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS

         The pro forma financial statements set forth below illustrate the effects of the following transactions:

CAPCOIL TUBING SERVICES, INC. TRANSACTION. On May 1, 2005, the Company acquired 100% of the outstanding stock of Capcoil Tubing Services, Inc., a Texas corporation, based in Kilgore, Texas from four shareholders for approximately $2,750,000 in cash, 168,161 shares of Company's Common Stock and payment of Capcoil secured debt in the amount of $1,190,783. The total investment by the Company in Capcoil is valued at approximately $4,700,000. Capcoil is a company headquartered in Kilgore, Texas that is engaged in the sale, installation and service of small diameter capillary tubing and larger diameter coil tubing for servicing producing oil and gas wells. Both types of tubing are installed in wells and used as a delivery system for chemicals and other agents to enhance production from existing oil and gas wells.

DELTA RENTAL SERVICE, INC. TRANSACTION. On April 1, 2005, the Company acquired 100% of the outstanding stock of Delta Rental Service, Inc., a Louisiana corporation from three shareholders in Lafayette, Louisiana for approximately $4,650,000 in cash, 223,114 shares of Company's Common Stock and issuance of two promissory notes from the Company in the aggregate principal amount of $350,000. The total investment by the Company in Delta is $6,000,000. Delta is a rental tool company headquartered in Lafayette, Louisiana and rents specialty rental items to the oil and gas industry such as hevi-wate spiral drill pipe, spacer spools and assorted handling tools.

DOWNHOLE INJECTION SERVICES LLC TRANSACTION. On December 10, 2004, the Company, through its 55% owned subsidiary, AirComp, acquired all the equity interests in Downhole Injection Services, LLC from an investor group for approximately $1,100,000 in cash, 508,466 shares of registrants Common Stock and payment or assumption of approximately $950,000 of debt. Downhole is headquartered in Midland, Texas and provides solutions to downhole chemical treating problems through the installation of small diameter, stainless steel coiled tubing into producing oil and gas wells.

DIAMOND AIR TRANSACTION. On November 10 2004, the Company, through its 55% owned subsidiary, AirComp, purchased substantially all the assets of Diamond Air Drilling Services, Inc. and Marquis Bit Co., L.L.C. for $4,600,000 in cash and the assumption of approximately $450,000 in liabilities. The Company and its joint-venture partner M-I L.L.C. contributed $2,530,000 and $2,070,000, respectively, to the equity of AirComp. Diamond Air and Marquis manufacture hammer bits and provides air hammer and hammer bits and related services required to drill and complete oil and gas wells.

The accompanying unaudited pro forma consolidated condensed financial statements are based on the historical statements of operations and statements of financial position of the Company and the acquired subsidiaries as of and for the year ended December 31, 2004 and the three months ended March 31, 2005. The unaudited pro forma consolidated condensed financial statements illustrate the effects of the Acquisition Transactions on our results of operations and financial position as if the transactions had occurred as of the beginning of the periods presented.

Certain information normally included in the financial statements prepared in accordance with generally accepted accounting principles has been condensed or omitted pursuant to the rules and regulations of the Securities and Exchange Commission ("SEC"). The unaudited pro forma consolidated condensed financial statements should be read in conjunction with our consolidated financial statements appearing elsewhere herein.

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2005
(In thousands, except per share data)

                                                           ALLIS-
                                                          CHALMERS                      DELTA
                                                        CONSOLIDATED      DELTA        PURCHASE
                                                         HISTORICAL    HISTORICAL     ADJUSTMENTS
                                                        ------------   ----------    -------------
ASSETS

Cash and cash equivalents                               $     5,999    $     169     $     (4,650) (a)
Trade Receivables                                            16,402          936               --
Inventories, net                                              2,464           --               --
Lease receivable, net                                           180           --               --
Prepaids and other current assets                             1,976          160               --
                                                        ------------   ----------    -------------
           Total Current Assets                              27,021        1,265           (4,650)

Net Property, plant and equipment                            39,493        1,342            3,531  (b)
                                                                                              (75) (c)

Goodwill                                                     11,776           --               --
Other intangibles, net                                        4,891           --               --
Debt issuance costs, net                                        635           --               --
Lease receivable                                                485           --               --
Other assets                                                     75           --               --
                                                        ------------   ----------    -------------
           Total Assets                                 $    84,376    $   2,607     $     (1,194)
                                                        ============   ==========    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                    $     4,109    $      --     $         --
Trade accounts payable                                        5,698           32               --
Accrued employee benefits                                       811           --               --
Accrued interest                                                460           --               --
Accrued expenses                                              2,300          401               --
Accounts payable, related parties                               200           --               --
                                                        ------------   ----------    -------------
           Total Current Liabilities                         13,578          433               --

Accrued postretirement benefit obligations                      676           --               --
Long-term debt                                               28,750           --              350  (d)
Other long-term liabilities                                     129          373               --
                                                        ------------   ----------    -------------
                                                             43,133          806              350

Minority Interest                                             4,567           --              --

Shareholders' equity
 Common stock                                                   136         (973)             973  (e)
                                                                                                2  (f)
Capital in excess of par value                               40,331           65              (65) (e)
                                                                                              998  (f)
Accumulated earnings (deficit)                               (3,791)       2,709           (2,709) (e)
                                                                                             (743) (g)
                                                        ------------   ----------    -------------
      Total Shareholders' Equity                             36,676        1,801           (1,544)
                                                        ------------   ----------    -------------
     Total Liabilities and Shareholders' Equity         $    84,376    $   2,607     $     (1,194)
                                                        ============   ==========    =============

                  See notes to unaudited pro forma consolidated financial statements.

                                                F-120
(continued on next page)

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF MARCH 31, 2005
(In thousands, except per share data)
(continued from above)


                                                                                                  PRO FORMA
                                                                           CAPCOIL                  ALLIS-
                                                             CAPCOIL      PURCHASE                 CHALMERS
                                                            HISTORICAL   ADJUSTMENTS             CONSOLIDATED
                                                           ------------  -----------             ------------
ASSETS

Cash and cash equivalents                                          184       (2,750)  (h)
                                                                             (1,191)  (i)        $    (2,239)
Trade Receivables                                                1,021           --                   18,359
Inventories, net                                                   334           --                    2,798
Lease receivable, net                                               --           --                      180
Prepaids and other current assets                                   79           --                    2,215
                                                            -----------  -----------             ------------
           Total Current Assets                                  1,618       (3,941)                  21,313

Net Property, plant and equipment                                1,982          926   (j)
                                                                                (99)  (c)             47,100
Goodwill                                                                          -                   11,776
Other intangibles, net                                              11        1,509   (k)              6,411
Debt issuance costs, net                                                                                 635
Lease receivable                                                                                         485
Other assets                                                        11           --                       86
                                                            -----------  -----------             ------------
           Total Assets                                          3,622       (1,605)             $    87,806
                                                            ===========  ===========             ============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                               598         (598)  (i)        $     4,109
Trade accounts payable                                             449           --                    6,179
Accrued employee benefits                                           20           --                      831
Accrued interest                                                     4           --                      464
Accrued expenses                                                   185           --                    2,886
Accounts payable, related parties                                    -           --                      200
                                                            -----------  -----------             ------------
           Total Current Liabilities                             1,256         (598)                  14,669

Accrued postretirement benefit obligations                          --           --                      676
Long-term debt                                                     794          500   (l)
                                                                               (593)  (i)             29,801
Other long-term liabilities                                          7           --                      509
                                                           ------------  -----------             ------------
                                                                   257         (691)                  45,655

Minority Interest                                                                                      4,567

Shareholders' equity
Common stock                                                       600         (600)  (e)
                                                                                  2   (m)                140
Capital in excess of par value                                      50          (50)  (e)
                                                                                748   (m)             42,077
Accumulated earnings (deficit)                                     915         (915)  (e)
                                                                                (99)  (c)             (4,633)
                                                           ------------  -----------            -------------
      Total Shareholders' Equity                                 1,565         (914)                  37,584
                                                           ------------  -----------             ------------
     Total Liabilities and Shareholders' Equity                  3,622       (1,605)             $    87,806
                                                           ============  ===========             ============

                     See notes to unaudited pro forma consolidated financial statements.

                                                    F-121

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005
(In thousands, except per share data)


                                          ALLIS-
                                         CHALMERS                            DELTA
                                       CONSOLIDATED       DELTA            PURCHASE
                                        HISTORICAL      HISTORICAL        ADJUSTMENTS
                                       -----------     -----------        -----------
Sales                                  $   19,334      $      821         $       --
Cost of Sales                              13,699             211                 75   (c)
                                       -----------     -----------        -----------
Gross Profit                                5,635             610                (75)

Marketing and
  Administrative Expense                    3,388             985               (665)  (g)
                                       -----------     -----------        -----------
Income (Loss) from Operations               2,247            (375)               590

Other Income
  Interest Income                               --              3                 --
  Interest Expense                           (521)            (11)                11   (n)
  Settlement on lawsuit                       115              --                 --
  Other                                        33             116                 --
                                       -----------     -----------        -----------
Income (Loss) Before Taxes                  1,874            (267)               601

Minority Interest                            (144)             --                 --
Taxes                                        (163)           (142)               142   (o)
                                       -----------     -----------        -----------
Net income/ (loss) attributed to
  common shares                        $    1,567      $     (409)         $     743
                                       ===========     ===========        ===========

Pro forma net income (loss)
  per common share

Basic                                  $    0.11
                                       ==========

Diluted                                $    0.09
                                       ==========
Weighted average shares
  outstanding
Basic                                     13,632
                                       ==========
Diluted                                   17,789
                                       ==========


            See notes to unaudited pro forma consolidated financial statements.

                                            F-122
(continued below)

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE THREE MONTHS ENDED MARCH 31, 2005
(In thousands, except per share data)
(continued from above)


                                                                                    PRO FORMA
                                                             CAPCOIL                 ALLIS-
                                          CAPCOIL           PURCHASE                CHALMERS
                                        HISTORICAL         ADJUSTMENTS            CONSOLIDATED
                                       ------------        -----------            ------------
Sales                                  $     1,534                                $    21,689
Cost of Sales                                  959                 99  (c)             15,043
                                       ------------        -----------            ------------
Gross Profit                                   575                (99)                  6,646

Marketing and
  Administrative Expense                       281                 --                   3,989
                                       ------------        -----------            ------------
Income (Loss) from Operations                  294                (99)                  2,657

Other Income
  Interest Income                               --                                          3
  Interest Expense                             (20)                20  (n)               (521)
  Settlement on lawsuit                         --                 --                     115
  Other                                         --                 --                     149
                                       ------------        -----------            ------------
Income (Loss) Before Taxes                     274                (79)                  2,403

Minority Interest                               --                 --                    (144)
Taxes                                         (101)               101  (o)               (163)
                                       ------------        -----------            ------------
Net income/ (loss) attributed to
  common shares                        $       173         $       22             $     2,096
                                       ============        ===========            ============

Pro forma net income (loss)
per common share

Basic                                                                             $      0.15
                                                                                  ============

Diluted                                                                           $      0.12
                                                                                  ============
Weighted average shares
  outstanding
Basic                                                                                  13,632
                                                                                  ============
Diluted                                                                                17,789
                                                                                  ============


              See notes to unaudited pro forma consolidated financial statements.

                                             F-123

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2004
(In thousands, except per share data)


                                                           ALLIS-
                                                          CHALMERS                         DELTA
                                                        CONSOLIDATED         DELTA        PURCHASE
                                                         HISTORICAL       HISTORICAL     ADJUSTMENTS
                                                        ------------      ----------    -------------
ASSETS

Cash and cash equivalents                               $     7,344       $     891     $     (4,650) (a)
Trade Receivables                                            12,986           1,096               --
Inventories, net                                              2,373              --               --
Lease receivable, net                                           180              --               --
Prepaids and other current assets                             1,495              14               --
                                                        ------------      ----------    -------------
           Total Current Assets                              24,378           2,001           (4,650)

Net Property, plant and equipment                            37,679           1,345            3,541  (b)
                                                                                                (298) (c)
Goodwill                                                     11,776              --               --
Other intangibles, net                                        5,057              --               --
                                                               (163) (q)
Debt issuance costs, net                                        685              --               --
Lease receivable                                                558              --               --
Other assets                                                     59              38               --
                                                        ------------      ----------    -------------
           Total Assets                                 $    80,029       $   3,384     $     (1,407)
                                                        ============      ==========    =============

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                    $     5,541       $      94     $        (94) (p)
Trade accounts payable                                        5,694              54               --
Accrued employee benefits                                       615              17              758  (q)
Accrued interest                                                470               4               --
Accrued expenses                                              1,852             105               --
Accounts payable, related parties                               740              --               --
                                                        ------------      ----------    -------------
           Total Current Liabilities                         14,419             274              664

Accrued postretirement benefit obligations                      687              --               --
Long-term debt                                               24,932             548             (548) (p)
Other long-term liabilities                                     129             353               --
                                                        ------------      ----------    -------------
                                                             40,660           1,175              116

Minority Interest                                             4,423              --              --
                                                                524  (r)

Shareholders' equity
 Common stock                                                   136            (973)             973  (e)
                                                                                                   2  (f)
Capital in excess of par value                               40,331              65              (65) (e)
                                                                                                 998  (f)
                                                                                                 642  (p)
Accumulated earnings (deficit)                               (5,358)          3,117           (3,117) (e)
                                                               (524) (r)                        (956) (g)
                                                               (163) (q)
                                                        ------------      ----------    -------------
      Total Shareholders' Equity                             33,422           2,209           (1,523)
                                                        ------------      ----------    -------------
     Total Liabilities and Shareholders' Equity         $    80,192       $   3,384     $     (1,407)
                                                        ============      ==========    =============


                   See notes to unaudited pro forma consolidated financial statements.

                                                  F-124
(continued on next page)

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF FINANCIAL POSITION
AS OF DECEMBER 31, 2004
(In thousands, except per share data)
(continued from above)


                                                                                             PRO FORMA
                                                                           CAPCOIL            ALLIS-
                                                             CAPCOIL      PURCHASE           CHALMERS
                                                            HISTORICAL   ADJUSTMENTS       CONSOLIDATED
                                                           ------------  -----------       ------------
ASSETS

Cash and cash equivalents                                   $      349   $   (2,750) (h)
                                                                             (1,191) (i)   $       (7)
Trade Receivables                                                  539           --             14,621
Inventories, net                                                   387           --              2,760
Lease receivable, net                                               --           --                180
Prepaids and other current assets                                  107           --              1,616
                                                            -----------  -----------       -----------
           Total Current Assets                                  1,382       (3,941)            19,170

Net Property, plant and equipment                                1,926          926  (j)
                                                                               (396) (c)        44,723
Goodwill                                                            --           --             11,776
Other intangibles, net                                              12        1,509  (j)
                                                                                                 6,415
Debt issuance costs, net                                            --           --                685
Lease receivable                                                    --           --                558
Other assets                                                        --           --                 97
                                                            -----------  -----------       -----------
           Total Assets                                     $    3,320   $   (1,902)       $    83,424
                                                            ===========  ===========       ===========

LIABILITIES AND SHAREHOLDERS' EQUITY

Current maturities of long-term debt                       $       600   $     (600) (i)   $     4,541
Trade accounts payable                                             384           --              6,132
Accrued employee benefits                                            6           --              1,396
Accrued interest                                                     4           --                478
Accrued expenses                                                    --           --              1,957
Accounts payable, related parties                                   --           --                740
                                                            -----------  -----------         ---------
           Total Current Liabilities                               994         (600)            16,244

Accrued postretirement benefit obligations                          --           --                687
Long-term debt                                                     935          500  (l)
                                                                               (591) (i)        25,776
Other long-term liabilities                                         --           --                482
                                                           ------------  -----------       -----------
                                                                 1,929         (691)            43,189

Minority Interest
                                                                                                 4,947

Shareholders' equity
Common stock                                                       600         (600) (e)
                                                                                  2  (m)          140
Capital in excess of par value                                      50          (50) (e)
                                                                                748  (m)
                                                                               (174)            42,545
Accumulated earnings (deficit)                                     741         (741) (e)
                                                                               (396) (c)
                                                                                               (7,397)
                                                           ------------  -----------      ------------
      Total Shareholders' Equity                                 1,391       (1,211)           35,288
                                                           ------------  -----------      ------------
     Total Liabilities and Shareholders' Equity            $     3,320   $   (1,902)      $    83,424
                                                           ============  ===========      ============


                  See notes to unaudited pro forma consolidated financial statements.

                                                 F-125

ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(In thousands, except per share data)


                                          ALLIS-
                                         CHALMERS                           DIAMOND
                                       CONSOLIDATED      DIAMOND           PURCHASE
                                        HISTORICAL      HISTORICAL        ADJUSTMENTS
                                       -----------     -----------        -----------
Sales                                  $   47,726      $    5,584         $       --
Cost of Sales                              35,300           3,565                 --
                                       -----------     -----------        -----------
Gross Profit                               12,426           2,018                 --

Marketing and
  Administrative Expense                    8,199             664                163  (q)
                                       -----------     -----------        -----------
Income (Loss) from Operations               4,227           1,354               (163)

Other Income
  Interest Income                              32               -                 --
  Interest Expense                         (2,808)            (59)                59  (n)
  Other                                       272             (26)                --
                                       -----------     -----------        -----------
Income (Loss) Before Taxes                  1,723           1,269               (104)

Minority Interest                            (321)             --               (524)
Taxes                                        (514)             --                265  (r)
                                       -----------     -----------        -----------
Net Income/ (Loss)                            888           1,269               (628)

   Preferred Dividend                        (124)             --                 --
                                       -----------     -----------        -----------
Net income/ (loss) attributed to
  common shares                        $      764      $    1,269         $     (628)
                                       ===========     ===========        ===========

Pro forma net income (loss)
  per common share

Basic                                  $    0.10
                                       ==========

Diluted                                $    0.06
                                       ==========
Weighted average shares
  outstanding
Basic                                      7,930
                                       ==========
Diluted                                   11,959
                                       ==========


           See notes to unaudited pro forma consolidated financial statements.

                                          F-126
(continued below)


ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(In thousands, except per share data)


                                                         DOWNHOLE
                                         DOWNHOLE        PURCHASE            DELTA
                                        HISTORICAL      HISTORICAL        HISTORICAL
                                       -----------     -----------        -----------
Sales                                  $    4,793      $       --         $    3,249
Cost of Sales                               3,876              --                826
                                       -----------     -----------        -----------
Gross Profit                                  917              --              2,423

Marketing and
  Administrative Expense                      872              83   (q)        1,798
                                       -----------     -----------        -----------
Income (Loss) from Operations                  45             (83)               625

Other Income
  Interest Income                              --              --                  4
  Interest Expense                            (74)             74   (n)          (49)
  Other                                        --              --                114
                                       -----------     -----------        -----------
Income (Loss) Before Taxes                    (29)             (9)               694

Minority Interest                              --              --                 --
Taxes                                          --              --               (265)
                                       -----------     -----------        -----------
Net Income/ (Loss)                            (29)             (9)               429

   Preferred Dividend                          --              --                 --
                                       -----------     -----------        -----------
Net income/ (loss) attributed to
  common shares                        $      (29)      $      (9)         $      429
                                       ===========     ===========        ===========


         See notes to unaudited pro forma consolidated financial statements.

                                        F-127
(continued below)


ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED DECEMBER 31, 2004
(In thousands, except per share data)


                                           DELTA                                     CAPCOIL
                                         PURCHASE                CAPCOIL             PURCHASE
                                        ADJUSTMENTS            HISTORICAL         ADJUSTMENTS
                                        -----------            ------------        -----------
Sales                                   $       --              $     5,774         $       --
Cost of Sales                                  298   (c)              4,400                396  (c)
                                        -----------            ------------        -----------
Gross Profit                                  (298)                   1,374               (396)

Marketing and
  Administrative Expense                      (940)  (g)                676                 --
                                        -----------            ------------        -----------
Income (Loss) from Operations                  642                      698               (396)

Other Income
  Interest Income                               --                       --                 --
  Interest Expense                              49   (n)                (74)                74  (n)
  Other                                         --                       --                 --
                                        -----------             ------------        -----------
Income (Loss) Before Taxes                     691                      674               (322)

Minority Interest                               --                       --                 --
Taxes                                          265   (o)                 --                 --
                                        -----------             ------------        -----------
Net Income/ (Loss)                             956                      624               (322)

   Preferred Dividend                           --                       --                --
                                       ------------              -----------        -----------
Net income/ (loss) attributed to
  common shares                       $        956              $      624          $    (322)
                                      =============             ===========         ===========


                See notes to unaudited pro forma consolidated financial statements.

                                               F-128
(continued below)


ALLIS-CHALMERS CORPORATION AND SUBSIDIARIES
UNAUDITED PRO FORMA CONSOLIDATED CONDENSED STATEMENT OF OPERATIONS FOR THE YEAR ENDED DECEMBER 31, 2004
(In thousands, except per share data)
(continued from above)

                                                                    PRO FORMA
                                                                     ALLIS-
                                                                    CHALMERS
                                                                  CONSOLIDATED
                                                                  ------------
Sales                                                             $    67,126
Cost of Sales                                                          48,661
                                                                  ------------
Gross Profit                                                           18,464

Marketing and
  Administrative Expense                                               11,515
                                                                  ------------
Income (Loss) from Operations                                           6,949

Other Income
  Interest Income                                                          36
  Interest Expense                                                     (2.808)
  Other                                                                   360
                                                                  ------------
Income (Loss) Before Taxes                                              4,537

Minority Interest                                                        (845)
Taxes                                                                    (514)
                                                                  ------------
Net Income/ (Loss)                                                      3,178

   Preferred Dividend                                                    (124)
                                                                  ------------
Net income/ (loss) attributed to
  common shares                                                   $     3,054
                                                                  ============

Pro forma net income (loss)
per common share

Basic                                                             $      0.39
                                                                  ============

Diluted                                                           $      0.26
                                                                  ============
Weighted average shares
  outstanding
Basic                                                                   7,930
                                                                  ============
Diluted                                                                11,959
                                                                  ============


       See notes to unaudited pro forma consolidated financial statements.

                           ALLIS-CHALMERS CORPORATION
    NOTES TO UNAUDITED PRO FORMA CONSOLIDATED CONDENSED FINANCIAL STATEMENTS


The following pro forma adjustments have been made to the historical financial statements of the Company:

         a.) Reduction in cash of $4,650,000 paid to the sellers of Delta at closing.

         b.) Recognition of fair value of assets in connection with the acquisition of Delta.

         c.) Increase in depreciation due to the increase in the fair value of assets acquired.

         d.) To record sellers notes payable to former owners of Delta.

         e.) Elimination of Delta's and Capcoil's equity for consolidation purposes.

         f.) Recognition of the issuance of 223,114 shares of common stock at $4.48 per share.

         g.) Elimination of the year end bonus paid to the employees of Delta.

         h.) Reduction in cash of $2,750,000 paid to the sellers of Delta at closing.

         i.) Reduction in cash of $1,191,000 paid to the note holders of Capcoil to extinguish the debt as of September 30, 2004.

         j.) Recognition of fair value of assets in connection with the acquisition of Capcoil.

         k.) Recognition of goodwill and other intangible assets in connection with the acquisition of Capcoil.

         l.) To record non-compete notes payable to the former owners of Capcoil.

         m.) Recognition of the issuance of 168,161 shares of common stock at $4.46 per share.

         n.) Reduction interest expense due to the reduction on debt not assumed.

         o.) Elimination of tax provision due to the Company's net operating losses to offset the income form operations thus reducing the amount of federal income tax liability.

         p.) Elimination of debt not assumed.

         q.) Increase in amortization due to the increase in other intangible asset value of acquired company.

         r.) To record minority interest in Diamond Air's income.


                                      F-130






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